As filed with the Securities and Exchange Commission on July 28, 2021
Registration No. 333-257874

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

European Wax Center, Inc.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	7299 (Primary Standard Industrial Classification Code Number)	86-3150064 (I.R.S. Employer Identification Number)

5830 Granite Parkway, 3rd Floor
Plano, Texas 75024
(469) 264-8123
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gavin O’Connor
Chief Legal Officer
5830 Granite Parkway, 3rd Floor
Plano, Texas 75024
(469) 264-8123
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John C. Kennedy, Esq. Monica K. Thurmond, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000	Marc D. Jaffe, Esq. Ian D. Schuman, Esq. Alison A. Haggerty, Esq. Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 (212) 906-1200

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Class A common stock, par value $0.0001 per share	12,190,000	$18.00	$219,420,000	$23,939(3)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended.

(2)
Includes offering of any additional shares of Class A common stock that the underwriters have the option to purchase. See “Underwriting (Conflicts of Interest).”

(3)
The Registrant previously paid $10,910 of the registration fee in connection with a prior filing of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.
Subject to Completion, Dated July 28, 2021
10,600,000 Shares
European Wax Center, Inc.
Class A Common Stock

This is the initial public offering of European Wax Center, Inc. We are offering 9,035,102 shares of our Class A common stock. Certain selling stockholders identified in this prospectus are selling an additional 1,564,898 shares of our Class A common stock.
Prior to this offering, there has been no public market for our Class A common stock. It is currently estimated that the initial public offering price will be between $15.00 and $18.00 per share of Class A common stock. We have applied to list our Class A common stock on the Nasdaq Global Select Market (the “Exchange”) under the symbol “EWCZ.”
Affiliates and managed accounts of General Atlantic LLC (“General Atlantic” and, such affiliates and managed accounts, the “General Atlantic Equityholders”) will continue to control any action requiring the general approval of our stockholders through the combined voting power of our common stock that they will control after completion of the offering, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and by-laws and the approval of any merger or sale of substantially all of our assets.
Following the completion of this offering, we will be a “controlled company” under the corporate governance rules of the Exchange and will be exempted from certain corporate governance rules. See “Risk Factors—Risks Relating to this Offering and Our Class A Common Stock,” “Management—Controlled Company” and “Principal and Selling Stockholders.”
We are an “emerging growth company” as defined under the U.S. federal securities laws and, and as such may elect to comply with certain reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” that are described on page 26 of this prospectus.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Share	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

(1)
See “Underwriting (Conflicts of Interest)” for additional information regarding underwriting compensation.

We and the selling stockholders have granted the underwriters an option for a period of 30 days to purchase up to 1,590,000 additional shares of our Class A common stock at the initial public offering price less the underwriting discount. We will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholders, including upon the sale of shares of our Class A common by the selling stockholders if the underwriters exercise their option.
The underwriters expect to deliver the shares against payment on or about                 , 2021.
Morgan Stanley	BofA Securities	Jefferies
Citigroup	Guggenheim Securities	Truist Securities	Baird
Telsey Advisory Group	Academy Securities	Penserra Securities LLC	R. Seelaus & Co., LLC
Prospectus dated                 , 2021.

EUROPEAN
WAX
CENTER®

WALK IN
STRUT OUT
MON-FRI 9AM–8PM
SAT 9AM–6PM
SUN 12PM–6PM

Easy as
EWC.
REAT
ST-WAX
NG MASKS
S APAISANTS
ÉPILATION
drogel mask strips
de masque à l'hydrogel
TREAT
INGROWN
HAIR SERUM
SÉRUM
ANTI-POILS
INCARNÉS
50 mL / 1.7 fl oz
TREAT
FACE + BODY EXFOLIATING GEL
GEL EXFOLIANT POUR
LE VISAGE ET LE CORPS
100 mL / 3.4 fl oz
TREAT
INGROWN HAIR WIPES
LINGETTES ANTI-POILS INCARNÉS
45 wipes / lingettes

Neither we, the selling stockholders, nor the underwriters have authorized anyone to provide you with information that is different from that contained in this prospectus and any free writing prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We, the selling stockholders and the underwriters are offering to sell shares of our Class A common stock and seeking offers to buy shares of Class A common stock only in jurisdictions where offers and sales are permitted. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.
For investors outside the United States: neither we, the selling stockholders, nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.
Through and including                 , 2021 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

INDUSTRY AND MARKET DATA
We include in this prospectus statements regarding factors that have impacted our industry. Such statements are statements of belief and are based on industry data and forecasts that we have obtained from internal company surveys, publicly available information, industry publications and surveys and third-party studies. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of such information. Certain market, ranking and industry data included elsewhere in this prospectus, including the size of certain markets and our size or position and the positions of our competitors within these markets, including our services relative to our competitors, are based on estimates of our management. These estimates have been derived from our management’s knowledge and experience in the market in which we operate, as well as information obtained from internal company surveys, industry publications and surveys, third-party studies and other publicly available information related to the market in which we operate. Estimates relating to the size of our addressable market included elsewhere in this prospectus based upon internal data tracking customer spending habits and customer surveys may be limited by the population and sample size studied. Unless otherwise noted, all of our market share and market position information presented in this prospectus is an approximation based on management’s knowledge. In addition, while we believe that the industry information included herein is generally reliable, such information is inherently imprecise. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors” in this prospectus.
TRADEMARKS
This prospectus contains references to our trademarks and service marks and to those belonging to other entities, including EUROPEAN WAX CENTER, EWC, STRUT, WAX PASS and COMFORT WAX. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ii

PROSPECTUS SUMMARY
This summary highlights selected information about us and this offering but does not contain all of the information that you should consider before investing in our Class A common stock. Before making an investment decision, you should read this entire prospectus carefully, including the discussion under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical and pro forma consolidated financial statements and related notes thereto contained elsewhere in this prospectus. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” for more information.
Unless we state otherwise or the context otherwise requires, all information in this prospectus gives effect to the Reorganization Transactions described under “—The Reorganization Transactions” below. Unless we state otherwise or the context otherwise requires, the terms “we,” “us,” “our,” “European Wax Center” and the “Company” refer to European Wax Center, Inc., a Delaware corporation, and its consolidated subsidiaries after giving effect to the Reorganization Transactions. “EWC Ventures” refers to EWC Ventures, LLC, a Delaware limited liability company, our accounting predecessor and a consolidated subsidiary of ours following the Reorganization Transactions.
Inspiring Confidence
We revolutionized the market for out-of-home (“OOH”) hair removal services by creating the first professionalized model exclusively focused on providing high-quality waxing experiences for guests. We take wax-based hair removal seriously because waxing is an integral part of our guests’ recurring personal-care and beauty regimens, and our guests trust us to give them an unparalleled experience. Our waxing services provide an efficient and relatively painless means of removing unwanted hair from our guests’ bodies and faces. Our mission is to ensure that every guest who walks through our doors leaves feeling unapologetically confident. A 15-minute appointment at one of our centers can transform someone’s mood, someone’s day—even their perception of themselves.
Our culture is built on four core values, creating an environment that unleashes the power of our associates to be their authentic selves and builds trust amongst our guests:
•
We care about each other

•
We delight our guests

•
We do the right thing

•
We have fun while being awesome

Our operating philosophy focuses on the 360-degree guest experience, ensuring that every time a guest visits one of our European Wax Centers, they “walk in and strut out”.
Our guest obsession combined with the simplicity and scale of our asset-light franchise platform enables us to deliver millions of trusted, efficacious, and accessible waxing services each year.
European Wax Center: “Experts in Wax and Champions of Confidence”
We are the largest and fastest-growing franchisor and operator of OOH waxing services in the United States by number of centers and system-wide sales. We delivered over 21 million waxing services in 2019 and over 13 million waxing services in 2020 generating more than $687 million and $469 million of system-wide sales, respectively, across our highly-franchised network. We have a leading portfolio of centers operating in 808 locations across 44 states as of March 27, 2021. Of these locations, 803 are franchised centers operated by franchisees and five are corporate-owned centers.
The European Wax Center brand is trusted, efficacious and accessible. Our culture is obsessed with our guest experience and we deliver a superior guest experience relative to smaller chains and independent salons. We offer guests high-quality, hygienic waxing services administered by our licensed, EWC-trained estheticians (our “wax specialists”), at our accessible and welcoming locations (our “centers”). Our technology-enabled guest interface simplifies and streamlines the guest experience with automated appointment scheduling and remote check-in capabilities, ensuring guest visits are convenient, hassle-free, and consistent across our network of centers. Our well-known, pre-paid Wax Pass program makes payment easy and convenient, fostering loyalty and return visits. Guests view us as a non-discretionary part of their personal-care and beauty regimens, providing us with a highly predictable and growing recurring revenue model.
Our asset-light franchise platform delivers capital-efficient growth, significant cash flow generation, and resilience through economic cycles. Our centers are 99% owned and operated by our franchisees who benefit from superior unit-level economics, with mature centers generating annual cash-on-cash returns in excess of 60%. The highly consistent and recurring demand for our services and the competitive advantages provided by our scale have resulted in ten consecutive years of same-store sales and system-wide sales growth through 2019 as illustrated by the following graphs. We believe we can nearly quadruple our center count within the next 15 years to over 3,000 locations in the United States.
ANNUAL SAME-STORE SALES GROWTH
ANNUAL SYSTEM-WIDE SALES GROWTH
($ in millions)
In partnership with our franchisees, we fiercely protect our points of differentiation that attract new guests, build meaningful relationships and promote lasting retention. Our net promoter score (“NPS”) of 85 demonstrates our guests’ devotion to our brand. We are so confident in our ability to delight that we have always offered all of our guests their first wax free.
Hair removal solutions are consistently in demand, given the recurring nature of hair growth. The OOH waxing market is the fastest-growing hair removal solution in the United States, defined by a total addressable domestic market of $18 billion with annualized growth that is approximately twice as high as other hair removal alternatives. European Wax Center is the category-defining brand within this rapidly growing market and became so by professionalizing a highly fragmented sector where service consistency, hygiene, and customer trust were not historically offered. We are approximately six times larger than the next largest waxing-focused competitor by center count and approximately ten times larger by system-wide sales. Our unmatched scale enables us to drive broader brand awareness, ensures our licensed wax specialists are universally trained at the highest standards, and drives consistent financial performance across each center.
Under the stewardship of our CEO, David Berg, and the other management team members, we have prioritized building a culture of performance, success, and inclusivity. Additionally, we have intensified our focus on enhancing the guest experience and have invested significantly in our corporate infrastructure and marketing capabilities to continue our track record of sustainable growth. The foundation for our next chapter of growth is firmly in place.
Our Recent Financial Performance
Financial Performance in 2019
During 2019, we administered more than 21 million services and grew our center count to 750. We generated more than $687 million of system-wide sales and $154 million of net revenue. Net loss was $24 million and Adjusted EBITDA was $34 million in 2019.
Performance in 2020 and During the COVID-19 Pandemic
In January and February 2020, our performance continued with the same momentum experienced in 2019, with same-store sales growth of 11.1% and 10.8%, compared to the prior year periods. At the onset of the pandemic in March 2020, however, all of our centers temporarily closed due to the implementation of certain mandated closure requirements across the United States. In response to the pandemic, our management team developed and executed a detailed response plan focused on raising our already industry-leading hygiene standards and ensuring the safety of our guests, franchisees and associates.
By May 2020, our centers began to re-open as local health and safety guidance allowed and we saw an immediate rebound in performance. While the trajectory of our same-store sales performance fluctuated during the second half of 2020 in conjunction with state-specific loosening or tightening of COVID-19 restrictions in response to subsequent waves of COVID-19, our overall recovery demonstrates our guests consistently wanted to get back to their regular waxing routines at European Wax Center. By March 2021, nearly all of our nationwide network had re-opened and we were generating system-wide sales of approximately 101% of what they had been in March 2019 suggesting a nearly complete rebound from COVID-19 impacted performance in 2020. Of our 750 centers in 2019, none were forced to close as a result of the COVID-19 pandemic. Further, of our 52 new gross center openings in 2020, 87% of the openings came from our existing franchise base, reinforcing our network’s belief in the stability and future success of our brand. During 2020, despite the challenges from COVID-19, our platform delivered strong growth in new centers as well as resilience in revenues and profit margins. All corporate-owned centers had re-opened as of December 26, 2020.
•
Center count increased from 750 in 2019 to 796 in 2020;

•
System-wide sales decreased from $687 million in 2019 to $469 million in 2020;

•
Net revenue decreased from $154 million in 2019 to $103 million in 2020;

•
Net loss decreased from $24 million in 2019 to $21 million in 2020; and

•
Adjusted EBITDA decreased from $34 million in 2019 to $20 million in 2020.

The following graph illustrates system-wide sales for the periods presented relative to the same period in 2019.
MONTHLY SYSTEM-WIDE SALES RELATIVE TO 2019(1)

(1)
Excludes sales from centers opened during and following 2019.

Performance during the 13 weeks ended March 27, 2021
As conditions resulting from the COVID-19 pandemic continued to improve, our platform delivered growth in revenue and profitability, as well as an increase in new centers during the first 13 weeks of 2021. As of March 27, 2021 nearly all of our centers had reopened, and we expect that our financial results will continue to strengthen as COVID-related capacity restrictions were lifted subsequent to March 27, 2021 and guests are able to return to our centers at full capacity levels.
•
Center count increased from 796 as of December 26, 2020 to 808 as of March 27, 2021;

•
System-wide sales remained flat from $158.0 million in the first 13 weeks of 2020 to $157.0 million in the first 13 weeks of 2021;

•
The Company’s total revenue increased from $32.8 million for the 13 weeks ended March 28, 2020 to $36.7 million for the 13 weeks ended March 27, 2021;

•
Net income improved from $1.0 million in the first 13 weeks of 2020 to $1.1 million in the first 13 weeks of 2021; and

•
Adjusted EBITDA increased from $11.7 million for the 13 weeks ended March 28, 2020 to $12.5 million for the 13 weeks ended March 27, 2021.

Our Growing Market Opportunity
Hair removal is an integral and recurring part of the personal-care and beauty regimens for most women and many men in the United States, and hair removal solutions are consistently in demand, given the recurring nature of hair growth. Consumers employ both at-home treatments as well as various OOH services for their hair removal needs, and consumers frequently find that at-home solutions are less effective, messier, more painful, and more time-consuming than OOH services administered by highly-trained specialists. OOH services include waxing, laser hair removal, sugaring, and threading. OOH laser hair removal is a semi-permanent solution that is significantly more expensive than OOH waxing and presents potential safety risks. Based on customer surveys, we believe that approximately 40% of consumers in the hair removal market would not consider laser hair removal services and 50% of consumers who have tried laser hair removal have stopped because it is too expensive. Sugaring and threading are both less effective options than OOH waxing and have not been widely adopted among consumers.
We estimate that our $18 billion total addressable domestic market includes approximately 69 million U.S. adults who are currently waxing or are interested in waxing. The OOH waxing market, in which European

Wax Center competes, is the fastest growing hair removal alternative and grew at an estimated CAGR of 8% between 2015 and 2019, compared to 3% for the total hair removal market. Growth in OOH waxing is fueled by secular trends including:
•
Increasing consumer interest in personal-care and self-expression;

•
Customer awareness of OOH waxing efficiency and efficacy relative to at-home solutions, and affordability relative to other OOH solutions;

•
OOH waxing services becoming an increasingly non-discretionary and routine part of personal-care and beauty regimens; and

•
Growing geographic reach across and interest from diverse age groups and genders.

Although European Wax Center currently represents only 4% of our addressable market, we estimate we are approximately six times larger than our closest waxing-focused competitor within OOH waxing by center count and approximately ten times larger by system-wide sales. Our market remains highly fragmented, with more than 10,000 independent waxing-focused operators that lack scale and almost 100,000 beauty salons that only provide waxing as a small part of their broader service offering. For many beauty salons and other similar operators, waxing is not their core competency, with services frequently provided in “backrooms” and without significant investment in the overall experience. This fragmentation results in a marketplace characterized by inconsistent quality, lack of technological accessibility and scheduling, and one-time transactional services that fail to instill customer trust and engagement. European Wax Center’s singular focus on waxing services and unmatched scale allow us to capitalize on this opportunity.
Our Differentiated Brand Experience
We believe our approach to OOH waxing has revolutionized the category. Our brand experience is differentiated because we are:
1.
Experts in Wax:   Our service model is focused exclusively on wax-based hair removal. We obsess over every element of the waxing services we deliver for our guests:

•
Expert Line-up of Waxing Services & Products:   We provide a comprehensive assortment of body and facial waxing services using our Comfort Wax formulation, which features a proprietary blend of the highest quality natural beeswax combined with other skin-soothing ingredients for the most comfortable waxing experience. We provide a line of proprietary pre- and post-service products which ensure the full benefits of the waxing experience are realized by our guests.

•
Expert Training of our Licensed Wax Specialists:   Our franchisees employ over 7,000 licensed, highly-trained and knowledgeable wax specialists committed to delivering an exceptional guest experience. In addition to being licensed, every EWC wax specialist must successfully complete our proprietary training program to ensure consistency and quality of service for every guest. Our wax-focused education modules provide time-intensive training that substantially builds upon cosmetology licensing programs.

•
Expert Hygiene and Safety Standards:   We adhere to the highest safety and hygiene standards in the industry. We engage third-party safety experts to review and enhance our hygiene protocols. During each guest appointment, our wax specialists wear appropriate personal protective equipment, including face masks and gloves. After each guest visit, our wax suites are sanitized and disinfected. In addition, our centers are equipped with socially-distanced seating arrangements and multiple sanitary stations, and our mobile app facilitates a contactless experience with self-check-in.

2.
Champions of Confidence and Guest Experience:   According to consumer surveys, our guests feel better and more confident after a service visit at one of our centers. We have focused on enhancing the guest experience across all touchpoints within our brand:

•
Champions of Accessibility:   Our growing network of 808 centers across 44 states is significantly larger than any other provider of OOH waxing services. Our Wax Pass program is portable across our network, with guests often redeeming services across multiple European Wax Center locations, and our mobile app technology enables guests to easily book appointments on-line.
•
Champions of the In-Center Experience:   Our in-center atmosphere is designed to be refined, clean and easy to use, with mobile app self-check-in available at all centers. Our iPad-equipped suites provide our wax specialists with detailed insights on each of their guests, empowering them to personalize product recommendations, for example.

•
Champions of Guest Retention and Repeat Visits:   We encourage guests to schedule future visits on a regular basis and reward them for their use of our pre-paid Wax Pass program. More than 59% and 60% of our services in 2020 and 2019, respectively, were redeemed via a Wax Pass. We believe Wax Pass holders visit us more frequently, have meaningfully higher retention rates and represent our most valuable guests. Additionally, we expect to further amplify our guest experience and drive retention with the expected launch of our EWC Rewards Loyalty Program in fall 2021.

Our Competitive Strengths
We attribute our success to the following strengths that we believe provide us with a competitive advantage in our industry:
Trusted National Brand that Inspires Confidence
We believe revealing beautiful skin is the first step to revealing one’s best self, and our brand stands for delivering unapologetic confidence to our guests. Waxing is an intimate experience, and our guests seek a dependable, safe, and clean setting with a professional wax specialist they trust. Our unmatched scale provides us with a nationwide footprint to serve our loyal guest base wherever they may be. Our singular commitment to delivering best-in-class service is reinforced by our marketing efforts driving national brand awareness and consideration. We are so confident in our ability to delight that we have always offered all our guests their first wax free. Our NPS score of 85 demonstrates our guests’ devotion to our brand.
Committed Franchisees Achieving Attractive and Predictable Unit-Level Economics
Our simple, yet difficult to replicate, operating model translates into an attractive return on our franchisees’ invested capital. Our high-quality franchisee base consists of more than 260 franchisees as of March 27, 2021, with more than 167 franchisees operating multiple European Wax Center locations. Our centers require a modest upfront investment cost, then rapidly achieve profitability and generate superior unit-level economics. A European Wax Center location typically reaches maturity in year five of operation, at which point a center generates on average $1.0 million in revenue and annual cash-on-cash returns in excess of 60%. We generate revenue from our franchisees through the sale of branded products as well as the payment of ongoing fees, including royalty and marketing fund contributions, which are determined by the service sales of each center. For the year ended December 26, 2020, we received revenue from our franchisees as follows: $57.0 million, or 58%, of our revenue came from product sales, $25.7 million, or 26%, of our revenue through franchisee royalty payments, $13.5 million, or 14%, of our revenue through marketing fund contributions, and $2.9 million, or 3%, of our revenue came from other sources. Our remaining revenue for the year ended December 26, 2020 was generated from corporate-owned centers.
Our centers experience a highly predictable maturation curve that is consistent across cohorts and geographies, providing our franchisees with a high degree of confidence in realizing attractive returns. We believe our value proposition has created a franchisee base that is committed to growing with our brand, with more than 79% of new centers opened in 2019 and 87% of new centers opened in 2020 coming from existing franchisees. The following graph shows the average unit volume (“AUV”) of our centers for the cohorts presented. AUV consists of the average annual sales of all centers that have been open for a trailing 52-week period or longer. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

AUV PERFORMANCE BY CENTER COHORT (2010-2019)(1)
(in thousands)
(1)
Cohort analysis includes unit-level data through March 2020 and reflects one year of performance for each period of data.

Recurring Nature of Services Combined with Scaled Footprint and Consistent Demand Drives Revenue Predictability
Hair removal is an integral part of the personal-care and beauty regimens for most women and many men in the United States. Given the recurring nature of hair growth, hair removal solutions are regularly in demand and our guests trust European Wax Center to meet their routine hair removal needs. Our national scale and exclusive focus on wax-based hair removal enables us to provide a highly consistent waxing experience across each of our centers. The reliability of our guest experience ensures consistent demand for our services, which drives uniform unit-level economics for our franchisees which in turn drives revenue predictability for European Wax Center. We further facilitate repeat visits through the use of our pre-paid Wax Pass program, which we believe promotes meaningfully higher guest retention rates.
Asset-Light Franchise Platform with Resilient Free Cash Flow Generation
Our asset-light franchise platform delivers capital-efficient growth, significant cash flow, and resilience through economic cycles. Our franchisees have benefited from strong organic tailwinds with our network delivering ten consecutive years of positive same-store sales growth through 2019. Due to the impacts of COVID-19, including the temporary closure of all of our centers, our networks experienced the first year of negative same- store sales growth in 2020, but we do not expect this to continue into 2021. In addition, given our low capital expenditures and working capital needs, we are able to drive strong free cash flow generation throughout economic cycles. In 2020, for example, through disciplined cost management, our business remained profitable on an EBITDA basis and sustained strong EBITDA margins despite the decline in system-wide sales driven by the COVID-19 pandemic. Our ability to drive robust financial performance through 2020 is a testament to the resilience of our platform, which enables us to invest in technology and digital enablement, training programs, and marketing initiatives. This is a key differentiator of our scaled platform relative to independent operators in our market, and a significant reason why we believe we are the franchisor of choice in OOH waxing.
Experienced and Passionate Management Team Investing in the Next Phase of Our Growth
We are led by a best-in-class management team and our culture of performance, success and inclusivity is established by our CEO David Berg, who previously served as the CEO of Carlson Hospitality and has extensive retail, hospitality and franchising experience. Since joining us in 2018, Mr. Berg has led the acceleration of our center growth, the expansion of our franchisee network and our heightened cultural obsession with guest satisfaction.
The other members of our leadership team, including COO David Willis and CFO Jennifer Vanderveldt, have been assembled at European Wax Center from senior positions at leading organizations including Dunkin’ Brands, Michael’s, Sally Beauty, Luxottica, Jamba Juice, Petco, and American Eagle Outfitters. Our team has encouraged investment in tech-forward systems and corporate infrastructure to support the anticipated continued growth of our network. We believe our guests and franchisees are better connected with one another as a result of our scale advantages and we are only in the early innings of truly unlocking the potential of our unique platform.
Our Growth Strategies
We intend to deliver sustainable growth in revenue and profitability by executing on the following basic strategies:
Grow Our National Footprint Across New and Existing Markets
We believe our franchisees’ track record of successfully opening new centers and consistently generating attractive unit-level economics validates our strategy to expand our footprint and grow our capacity to serve more guests. We currently anticipate opening 50 to 60 centers in 2021, which is supported by existing commitments to open new centers and our development pipeline, which includes more than 200 open licenses as of May 31, 2021, as well as our aspiration to grow between 7% to 10% of our center count each year. Our center count grew 6% and 5% during fiscal year 2020 and fiscal year 2019, respectively, and has grown every year since 2010, as shown in the graph below. Our thoughtful approach to growth ensures each center is appropriately staffed with the high-quality team and licensed, highly trained wax specialists that our brand has been known for since our initial opening.
HISTORICAL CENTER COUNT
We believe up to 10% of local independent salons will permanently close due to the impact of COVID-19, thereby allowing us to pick up additional market share in key markets where we are focused on growth. None of our existing markets are fully penetrated, and we believe we have a significant whitespace opportunity of approximately 3,000 locations for our standard center format across the United States. Moreover, approximately 75% of our whitespace opportunity is in markets where we already have a presence today, which provides us with a high degree of confidence for the likely receptivity and success of new openings. Beyond our immediate whitespace, we believe we have incremental opportunity to expand center growth and product distribution into alternative center formats, non-traditional locations, and international markets.
By employing insights gathered from our guest database, combined with internal analysis and external research, we can target the best markets and locations for footprint expansion. Our new centers require a modest upfront investment and follow a highly predictable maturation curve across cohorts and geographies, providing us and our franchisees with a high degree of visibility into the embedded earnings potential of newly opened centers. Historically, our centers reach maturity after five years, and as of December 26, 2020, 62% of our centers were mature. On a system-wide basis, our average mature center generates $1.0 million in AUV and $0.2 million in EBITDA in its fifth year.

Continue to Grow Our Brand Awareness and Accelerate Our Guest Acquisition
We believe that influential consumer trends will continue to expand the market for OOH waxing and that the OOH market will continue to take share from alternative hair removal solutions. Although our brand is nationally recognized, there are still significant opportunities to further drive brand awareness to attract new guests while increasing engagement of existing guests through increased visit frequency and spend. According to BrandIndex, our national unaided brand recognition is only 8%, providing us with significant opportunity to drive top-of-mind consideration and purchase behavior.
To drive brand awareness with all consumers, we employ several strategies, including:
•
Performance marketing:   We deploy data-driven marketing dollars across multiple forms of media with an attractive return on advertising spend;

•
Digital content:   We partner with select digital media content creators and social media influencers, thereby encouraging positive testimonials from our guests; and

•
Market densification:   We are strategically densifying existing target markets with new centers thus increasing regional brand awareness and word-of-mouth referrals.

Additionally, we believe there is a specific opportunity to drive brand awareness amongst males, representing 5% of our total guests today compared to approximately 20% of the total addressable market. We believe there has been a significant increase in male interest in OOH waxing over the past five years. We intend to increase our share of male guests, with specific male-focused marketing collateral and service offerings.
Employ Strategies to Continue Driving Same-Store Sales Growth
We are continuously employing strategies to increase guest visit frequency and drive higher guest spend with the aim of accelerating our same-store sales growth, including:
•
Increase Wax Pass Adoption Rates:   Our Wax Pass program provides guests with preferential pricing through either pre-paid or unlimited wax passes and provides us with a recurring and predictable revenue stream. We continue to expand and refine the program to drive increased adoption from non-member guests and we have grown the share of transactions conducted using Wax Passes to more than 59% in 2020 and 60% in 2019.

•
Expand our Share of our Guests’ Personal-Care Expenditures:   The trusted relationships between guests and wax specialists results in an authentic channel through which we can increase our share of our guests’ spend on personal-care. We believe that more than 70% of guests trust their wax specialists to suggest new services or service frequency as well as products during a service visit. Over time, we believe the relationship between guest and wax specialist provides us a strong foundation to broaden our offerings across the personal-care category.

•
Increase our Transaction Attachment Rate:   Approximately 15% and 11% of transactions in 2020 and 2019, respectively, resulted in purchases of retail products. In April 2021, we launched a refreshed portfolio of retail products complementing our core waxing services across all centers. We expect to drive greater attachment rates from this new product line-up through the right product innovation, attractive pricing, and expert consultative selling by our trained wax specialists. We define the term “attachment rate” as the percentage of transactions that include the purchase of a retail product to the total number of transactions. We are encouraged by initial results following the launch of our refreshed portfolio of retail products.

•
Drive Greater Guest Engagement Using Data Analytics:   We are continuously developing new use cases from our guest database. As our data capabilities mature, we believe we will learn more about our guests’ preferences and behaviors, unlocking more high-quality interaction opportunities. We are in the process of expanding our advanced data analysis capabilities to improve guest visit frequency and loyalty by deploying timely and hyper-personalized communications and relevant reminders to our guests.

Expand Our Profit Margins and Generate Robust Free Cash Flow
We believe our straightforward asset-light franchise platform and our proven track record of increasing profitability will continue to drive EBITDA margin accretion and free cash flow generation as we expand our national footprint. We have invested in building our scalable support infrastructure, and we currently have the capabilities and systems in place to drive revenue growth and profitability across our existing and planned franchise centers. Given our unmatched scale within the OOH waxing market, we can procure the highest quality products and supplies used to administer our services at lower prices than smaller independent providers of the same services. We expect to generate operating leverage given our fixed corporate cost structure, and we expect that incremental leverage, combined with our low capital expenditure and working capital needs, will allow us to generate improved operating margins and robust free cash flow.
Recent Developments
Preliminary Estimated Financial Results for the 13 Weeks Ended June 26, 2021
Our financial results for the 13 weeks ended June 26, 2021 are not yet complete and will not be available until after the completion of this offering. Accordingly, set forth below are certain preliminary estimated financial results based upon our estimates and currently available information, which is subject to revision as a result of, among other things, the completion of our financial closing procedures, the completion of our financial statements for such period, and the completion of other operational procedures. Readers should exercise caution in relying on this information and should draw no inferences from this information regarding financial or operating data not provided. The information presented herein should not be considered a substitute for the financial information to be filed with the SEC in our Quarterly Report on Form 10-Q for the 13 weeks ended June 26, 2021 once it becomes available. Our preliminary estimated financial results contained in this prospectus have been prepared in good faith by, and are the responsibility of, management based upon our internal reporting for the 13 weeks ended June 26, 2021. Deloitte & Touche LLP has not audited, reviewed, compiled or performed any procedures with respect to the following preliminary estimated financial results. Accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. For additional information, see “Forward-Looking Statements” and “Risk Factors”.
The table below presents our preliminary financial results and key business metrics for the 13 weeks ended June 26, 2021:
	Thirteen Weeks Ended
(in thousands, except percentages and operating data)	June 26, 2021 (Estimated Low)	June 26, 2021 (Estimated High)	June 27, 2020 (Actual)
Total revenue	$47,600	$47,800	$10,813
Net income (loss)	$7,000	$7,500	$(11,372)
Adjusted EBITDA	$18,500	$19,500	$(1,079)
Number of system-wide centers (at period end)	815	815	774
System-wide sales	$216,000	$218,000	$40,252
Same-store sales(1)	6.2%	6.7%	(76.3)%
New center openings	7	7	8
Net debt(2)	230,000	235,000	250,533

(1)
Same-store sales growth for the 13 weeks ended June 26, 2021 is calculated in comparison to the 13 weeks ended June 29, 2019 due to the significant decline in our sales in 2020 due to COVID-19. We believe this presents a more meaningful comparison of same-store sales.

(2)
Net debt consists of the outstanding principal amounts of debt less cash and cash equivalents.

The significant improvements in total revenue and profitability for the 13 weeks ended June 26, 2021 were largely due to our results for the 13 weeks ended June 27, 2020 being severely impacted by center closures stemming from the COVID-19 pandemic. In addition, we had 41 new center openings which became operational during the period from June 27, 2020 to June 26, 2021. During the first 26 weeks of 2021 we opened 21 new centers (19 centers, net of closures), compared to 26 new centers during the first 26 weeks of 2020 (24 centers, net of closures). Total operating expenses increased during the 13 weeks ended June 26, 2021 compared to the 13 weeks ended June 27, 2020 largely as a result of year-over-year increases in cost of revenue and advertising expenses attributable to higher sales in the current year. In addition, payroll and benefits increased largely as a result of our reduction and temporary furlough of certain corporate employees in the prior year and professional fees increased as a result of preparations for our initial public offering. However, operating expenses, as a percentage of revenue, for the 13 weeks ended June 26, 2021 significantly decreased over the prior year period primarily due to cost leverage.
A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is set forth below for the periods indicated:
	Thirteen Weeks Ended
(in thousands)	June 26, 2021 (Estimated Low)	June 26, 2021 (Estimated High)	June 27, 2020 (Actual)
Net income (loss)	$7,000	$7,500	$(11,372)
Interest expense	4,500	4,600	4,485
Provision for income taxes	—	—	—
Depreciation	400	400	400
Amortization	4,700	4,800	4,640
EBITDA	$16,600	$17,300	$(1,847)
Corporate headquarter relocation(1)	—	—	63
Share-based compensation(2)	250	250	419
IPO-related costs(3)	1,600	1,900	100
Other compensation-related costs(4)	50	50	186
Adjusted EBITDA	$18,500	$19,500	$(1,079)

(1)
Represents costs related to employee relocation, severance and moving fees resulting from our corporate headquarter relocation.

(2)
Represents non-cash equity-based compensation expense.

(3)
Represents legal, accounting and other costs incurred in preparation for initial public offering.

(4)
Represents costs related to reorganization driven by COVID-19 and buildup of executive leadership team.

We present EBITDA and Adjusted EBITDA for the reasons described in “—Summary Historical and Pro Forma Condensed Consolidated Financial and Other Data—Non-GAAP Financial Measures.” These measures are discussed in more detail in the section entitled “—Summary Historical and Pro Forma Condensed Consolidated Financial and Other Data—Non-GAAP Financial Information.”
Risk Factors Summary
Participating in this offering involves substantial risk. Our ability to execute our strategy also is subject to certain risks. The risks described under the heading “Risk Factors” immediately following this summary may cause us not to realize the full benefits of our competitive strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the more significant challenges and risks we face include the following:
•
our business is affected by the financial results of our franchisees;

•
if our franchisees are unable to successfully enter new markets, select appropriate sites for new centers or open new centers, our growth strategy may not succeed;

•
our success depends on the effectiveness of our marketing and advertising programs and the active participation of franchisees in those programs;

•
nearly all of our centers are owned and operated by franchisees and, as a result, we are highly dependent upon our franchisees and subject to risks that franchisees face as operating entities, franchisees’ noncompliance with our agreements and franchisees’ actions that may harm our brand;

•
the high level of competition we face could materially and adversely affect our business;

•
our financial performance depends on our ability to anticipate and respond to market trends and changes in consumer preferences;

•
our planned growth could place strains on our management, employees, information systems and internal controls;

•
we are heavily dependent on computer systems and information technology and any material failure, interruption or security breach of our computer systems or technology could impair our ability to efficiently operate our business;

•
it is important for us and our franchisees to attract, train, and retain talented wax specialists and managers;

•
our and our franchisees’ centers may be unable to attract and retain guests, which would materially and adversely affect our business, results of operations and financial condition;

•
we may not be able to retain franchisees or maintain the quality of existing franchisees;

•
we depend on two key suppliers, including international suppliers, to provide our proprietary wax and one key international supplier to provide branded retail products to our franchisees;

•
changes in supply costs or decreases in our product sourcing revenue could adversely affect our results of operations;

•
we depend on our intellectual property to protect our brands; litigation to enforce or defend our intellectual property rights may be costly;

•
we are a holding company, and our principal asset after completion of this offering will be our    % equity interest in EWC Ventures, and we are accordingly dependent upon distributions from EWC Ventures;

•
we are controlled by the General Atlantic Equityholders, whose interests in our business may be different than yours, and certain statutory provisions afforded to stockholders are not applicable to us;

•
we are a “controlled company” within the meaning of the Exchange rules, and we will be permitted to rely on exemptions from certain corporate governance requirements; and

•
we will be required to pay our existing owners for certain tax benefits we may claim, and the amounts we may pay could be significant.

Implications of being an Emerging Growth Company
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or “JOBS Act”. As an “emerging growth company,” we may take advantage of specified reduced reporting and other requirements that are otherwise applicable to public companies. These provisions include, among other things:
•
being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management's Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•
exemption from the auditor attestation requirement in the assessment on the effectiveness of our internal control over financial reporting;

•
exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies;

•
an exemption from the requirement to seek non-binding advisory votes on executive compensation and golden parachute arrangements; and

•
reduced disclosure about executive compensation arrangements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an “emerging growth company.” We will cease to be an “emerging growth company” at the earliest of (i) when we have $1.07 billion or more in “total annual gross revenues” during our most recently completed fiscal year, (ii) when we become a “large accelerated filer” with a market capitalization of $700 million or more or (iii) as of any date on which we have issued more than $1.0 billion in non-convertible debt over the three-year period prior to such date. We have elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an “emerging growth company” or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. For risks related to our status as an emerging growth company, see “Risk Factors—Risks Relating to this Offering and Our Class A Common Stock—We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.”
In addition, upon the closing of this offering, we will be a “controlled company” within the meaning of the Exchange corporate governance standards because more than 50% of our voting common stock will be owned by the General Atlantic Equityholders. For further information on the implications of this distinction, see “Risk Factors—Risks Relating to this Offering and Our Class A Common Stock,” “Management—Controlled Company” and “Principal and Selling Stockholders.”
Our Sponsor
General Atlantic is a leading global growth equity firm providing capital and strategic support for growth companies. Drawing from more than 40 years of experience investing in over 400 global growth companies, General Atlantic partners with entrepreneurs and management teams who are building leading, high-growth businesses. As of March 31, 2021, the firm had approximately $65.8 billion in assets under management and focuses on investments across five sectors, including consumer, financial services, healthcare, life sciences and technology.
Following the consummation of the Reorganization Transactions described below and this offering, the General Atlantic Equityholders, which are comprised of affiliates and managed accounts of General Atlantic, will control approximately 54.5% of the combined voting power of our outstanding common stock (or 52.8% if the underwriters exercise their option to purchase additional shares in full) based on an assumed initial public offering price of $16.50 per share of Class A common stock (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus). As a result, the General Atlantic Equityholders will control any action requiring the general approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and by-laws and the approval of any merger or sale of substantially all of our assets.
Because the General Atlantic Equityholders will control more than 50% of the combined voting power of our outstanding common stock, we will be a “controlled company” under the corporate governance rules for Exchange-listed companies. Therefore, we will be permitted to elect not to comply with certain corporate governance requirements. See “Risk Factors—Risks Relating to Our Organization and Structure,” “Management—Controlled Company” and “Principal and Selling Stockholders.”
In addition, we will enter into a stockholders agreement (the “Stockholders Agreement”) that will provide the General Atlantic Equityholders with the right to nominate a specified number of our directors and certain consent rights, in each case subject to certain ownership thresholds. See “Principal and Selling Stockholders” and “Certain Relationships and Related Party Transactions—Stockholders Agreement” for additional information.
New Senior Secured Credit Facility
Following the completion of this offering, we intend to refinance our existing term loan and revolving credit facility (together, the “Existing Senior Secured Credit Facility”). On July 23, 2021, we obtained a commitment from a group of financing institutions led by Bank of America, N.A, pursuant to which the financing institutions have agreed to provide a new senior secured credit facility consisting of $180.0 million in aggregate principal amount of senior secured term loans and $40.0 million in aggregate principal amount of revolving credit commitments (together, the “New Senior Secured Credit Facility”). The loans under the New Senior Secured Credit Facility will bear interest at an agreed-upon index rate plus an applicable margin ranging from 2.00% to 3.50% depending on our net total leverage ratio.

We will use the net proceeds borrowed under the New Senior Secured Credit Facility to pay down, refinance or otherwise retire and terminate all indebtedness under the Existing Senior Secured Credit Facility (as well as to pay the transaction costs related thereto) that remains outstanding after the application of the net proceeds from this offering. See “Use of Proceeds.”
We expect that the agreement governing the terms of the New Senior Secured Credit Facility will contain covenants and conditions that will, among other things, limit our ability to incur additional indebtedness, incur liens on assets, enter into agreements related to mergers and acquisitions, dispose of assets or pay dividends and make distributions. The terms of our New Senior Secured Credit Facility will also require us to maintain a maximum net leverage ratio and a minimum fixed charge coverage ratio.
The Reorganization Transactions
Existing Structure
Prior to the consummation of the Reorganization Transactions described below and this offering, all of EWC Ventures’ outstanding equity interests, consisting of its Class A Units, Class B Units, Class C Units and Class D Units, were owned by the following persons, to whom we refer collectively as the “EWC Ventures Pre-IPO Members”:
•
an affiliate of General Atlantic, to whom we refer as the “General Atlantic Pre-IPO Member”;

•
EWC Holdings, Inc., an entity controlled by one of our founders, David Coba, which we refer to as “EWC Founder Holdco”;

•
EWC Management Holdco, LLC, an entity managed by affiliates of General Atlantic, whose equityholders consist of certain current and former members of management of EWC Ventures. We refer to this entity as “EWC Management Holdco.” Certain of the equity interests held by EWC Management Holdco are subject to vesting restrictions; and

•
certain other pre-IPO investors.

New Structure
After the pricing of this offering and prior to the closing of this offering, we will complete an internal reorganization, which we refer to as the “Reorganization Transactions.” In connection with the Reorganization Transactions and the pricing of this offering, the following transactions will occur:
•
EWC Ventures will make a distribution of $6.5 million to the EWC Ventures Pre-IPO Members for the purpose of funding their tax obligations for periods prior to the closing of this offering;

•
we will become the sole managing member of EWC Ventures;

•
we will merge subsidiaries with and into affiliates of General Atlantic (the “Blocker Companies”), and the surviving entities will then merge with and into us. We refer to these transactions as the “Mergers.” As consideration for the Mergers, we will issue to the equity owners of the Blocker Companies (the “General Atlantic Post-IPO Stockholders”) shares of our Class A common stock with rights to receive payments under a Tax Receivable Agreement (as defined below). The number of shares of Class A common stock to be issued to the General Atlantic Post-IPO Stockholders will be based on the value of the EWC Ventures equity interests that we acquire, which will be determined based on a hypothetical liquidation of EWC Ventures and the initial public offering price per share of our Class A common stock in this offering;

•
we will amend and restate the EWC Ventures limited liability company agreement and provide that, among other things, all of EWC Ventures’ outstanding equity interests, consisting of its Class A Units, Class B Units, Class C Units and Class D Units, will be reclassified into EWC Ventures’ non-voting common units, which we refer to as “EWC Ventures Units.” The number of EWC Ventures Units to be issued to each member of EWC Ventures will be determined based on a hypothetical liquidation of EWC Ventures and the initial public offering price per share of our Class A common stock in this offering. The EWC Ventures Units received by EWC Management Holdco in respect of reclassified equity interests with vesting restrictions will either be vested or have amended vesting restrictions. See

“Executive Compensation—Outstanding Equity Awards at Year-End.” Vested EWC Ventures Units will be entitled to receive distributions, if any, from EWC Ventures. Unvested EWC Ventures Units will not be entitled to receive distributions (other than tax distributions) unless and until they vest. If any unvested EWC Ventures Units are forfeited, they will be cancelled by EWC Ventures for no consideration (and we will cancel the corresponding shares of Class B common stock for no consideration);
•
we will amend and restate our certificate of incorporation and will be authorized to issue two classes of common stock: Class A common stock and Class B common stock, which we refer to collectively as our “common stock.” The Class A common stock and Class B common stock will each provide holders with one vote on all matters submitted to a vote of stockholders. The holders of Class B common stock will not have any of the economic rights (including rights to dividends and distributions upon liquidation) provided to holders of Class A common stock;

•
the following members of EWC Ventures after giving effect to the Reorganization Transactions, to whom we refer collectively as the “EWC Ventures Post-IPO Members,” will subscribe for and purchase shares of our Class B common stock at a purchase price of $0.00001 per share and in an amount equal to the number of EWC Ventures Units held by each such EWC Ventures Post-IPO Member:

•
affiliates of General Atlantic, to whom we refer collectively as the “General Atlantic Post-IPO Members” and which together with the General Atlantic Post-IPO Stockholders comprise the General Atlantic Equityholders;

•
EWC Founder Holdco which we refer to as the “Founder Post-IPO Member”;

•
EWC Management Holdco; and

•
certain other pre-IPO investors who held an interest in EWC Ventures.

•
subject to certain restrictions, the EWC Ventures Post-IPO Members will be granted the right to exchange their EWC Ventures Units, together with a corresponding number of shares of our Class B common stock for, at our option, (i) shares of our Class A common stock on a one-for-one basis (the “Share Exchange”) or (ii) cash (based on the market price of our Class A common stock) (the “Cash Exchange”). See “Certain Relationships and Related Party Transactions—Exchange Agreement”; and

•
we will enter into the Stockholders Agreement, the Registration Rights Agreement and the Tax Receivable Agreement. See “Certain Relationships and Related Party Transactions.”

We will issue 9,035,102 shares of our Class A common stock to the purchasers in this offering (or 9,983,378 shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock) in exchange for net proceeds of approximately $138.6 million (or approximately $153.2 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock), after deducting underwriting discounts and commissions and prior to paying any offering expenses. After the completion of this offering, based on an assumed initial public offering price of $16.50 per share of Class A common stock (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), we intend (i) to contribute a portion of the net proceeds from this offering to EWC Ventures in exchange for EWC Ventures Units and cause such contributed amounts, together with cash on hand and $180.0 million of term loan proceeds under the New Senior Secured Credit Facility, to be used by EWC Ventures to purchase EWC Ventures Units from certain EWC Ventures Post-IPO Members and employees in satisfaction of the Class C Deferred Payment Obligations (as defined below), to repay all of our outstanding term and revolving loans under our Existing Senior Secured Credit Facility and to pay fees and expenses related to the refinancing, as well as other corporate expenses, and (ii) to use the remaining proceeds to purchase EWC Ventures Units and corresponding shares of our Class B common stock from certain of the EWC Ventures Post-IPO Members, including the General Atlantic Post-IPO Members.
We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders.
We estimate that the offering expenses (other than the underwriting discounts) will be approximately $8.1 million. All such offering expenses will be paid for or otherwise borne by EWC Ventures.
See “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

As used in this prospectus, the “Transactions” means (i) the Reorganization Transactions, (ii) the consummation of this offering and use of proceeds therefrom and (iii) the entry into the New Senior Secured Credit Facility and the use of proceeds therefrom.
The following diagram depicts our organizational structure following the Transactions (assuming an initial public offering price of $16.50 per share of Class A common stock (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus) and no exercise of the underwriters’ option to purchase additional shares of Class A common stock). This chart is provided for illustrative purposes only and does not purport to represent all legal entities within our organizational structure:

Investors in this Offering
General Atlantic Post-IPO Stockholders(1)
General Atlantic Post-IPO Members(1)
Founder Post-IPO Member
EWC Management Holdco
Other EWC Ventures Post-IPO Members
Class A common stock
16.6% voting power
34.7% economic interest*
Class A common stock
31.3% voting power
65.3% economic interest*
Class B common stock
52.1% voting power
No economic interest*
European Wax Center, Inc.
Sole Managing Member
EWC Ventures Units
47.9% economic interest
EWC Ventures Units
No voting power
52.1% economic interest
EWC Ventures, LLC
100%
EW Super Holdco, LLC
100%
EW Intermediate Holdco, LLC
100%
EW Holdco, LLC
Borrower under New Senior Secured Credit Facility
100%
Operating Subsidiaries

*
Represents economic interest in European Wax Center, Inc. and not EWC Ventures, LLC.

(1)
The General Atlantic Post-IPO Stockholders and the General Atlantic Post-IPO Members will control 54.5% of the voting power of our common stock and hold 54.5% of the economic interest of the Company on a combined basis and together comprise the General Atlantic Equityholders.

In connection with the Reorganization Transactions, we will be appointed as the sole managing member of EWC Ventures pursuant to EWC Ventures’ limited liability company agreement. Because we will manage and operate the business and control the strategic decisions and day-to-day operations of EWC Ventures and will also have a substantial financial interest in EWC Ventures, we will consolidate the financial results of EWC Ventures, and a portion of our net income (loss) will be allocated to the noncontrolling interest to reflect the entitlement of the EWC Ventures Post-IPO Members to a portion of EWC Ventures’ net income (loss). As described in “Our Organizational Structure—The Reorganization Transactions,” EWC Ventures will be under the control of the General Atlantic Equityholders before and after the Reorganization Transactions. As a result, we will account for the Reorganization Transactions as a reorganization of entities under common control and measure the interests of the EWC Ventures Pre-IPO Members in the assets and liabilities of EWC Ventures at their carrying amounts at the completion of the Reorganization Transactions.
Prior to the completion of this offering, we will enter into a tax receivable agreement (the “Tax Receivable Agreement”) with the EWC Ventures Pre-IPO Members that provides for the payment by us to the EWC Ventures Pre-IPO Members of 85% of the benefits, if any, that we realize, or are deemed to realize (calculated using certain assumptions), as a result of (i) increases in our allocable share of certain existing tax basis of the tangible and intangible assets of EWC Ventures and adjustments to the tax basis of the tangible and intangible assets of EWC Ventures, in each case as a result of (a) the purchases of EWC Ventures Units (along with the corresponding shares of our Class B common stock) from certain of the EWC Ventures Post-IPO Members using a portion of the net proceeds from this offering or in any future offering or (b) Share Exchanges and Cash Exchanges by the EWC Ventures Pre-IPO Members (or their transferees or other assignees) in connection with or after this offering, (ii) our utilization of certain tax attributes of the Blocker Companies (including the Blocker Companies’ allocable share of certain existing tax basis of the tangible and intangible assets of EWC Ventures) and (iii) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. There is significant existing tax basis in the assets of EWC Ventures as a result of the prior acquisition of interests in EWC Ventures by the General Atlantic Equityholders, and subsequent redemptions, exchanges or purchases of EWC Ventures Units in connection with or after this offering) are expected to result in increases in the tax basis of the assets of EWC Ventures. The existing tax basis, increases in existing tax basis and tax basis adjustments generated over time may increase (for tax purposes) the depreciation and amortization deductions available to us and, therefore, may reduce the amount of U.S. federal, state and local tax that we would otherwise be required to pay in the future. Actual tax benefits realized by us may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. This payment obligation is an obligation of European Wax Center and not of EWC Ventures. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”
See “Our Organizational Structure” for further details.
Corporate Information
European Wax Center, Inc., the issuer of the Class A common stock in this offering, was formed as a Delaware corporation on April 1, 2021. Our corporate headquarters are located at 5830 Granite Parkway, 3rd Floor, Plano, Texas 75024, and our telephone number is 469-264-8123. Our website address is www.waxcenter.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The Offering
Issuer
European Wax Center, Inc.
Class A common stock outstanding before this offering
21,507,264 shares of Class A common stock.
Class A common stock offered by us
9,035,102 shares of Class A common stock (or 9,983,378 shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock).
Class A common stock offered by the selling
stockholders
1,564,898 shares of Class A common stock (or 2,206,622 shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock).
Option to purchase additional shares of Class A common stock
We and the selling stockholders have granted the underwriters the right to purchase an additional 1,590,000 shares of Class A common stock within 30 days from the date of this prospectus.
Class A common stock to be outstanding immediately after this offering
30,542,366 shares of Class A common stock (34.7% of which would be owned by non-affiliates of the Company) (or 31,490,642 shares of Class A common stock (38.7% of which would be owned by non-affiliates of the Company) if the underwriters exercise their option to purchase additional shares of Class A common stock in full) based on an assumed initial public offering price of $16.50 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus). If, immediately after this offering and the application of the net proceeds from this offering, all of the EWC Ventures Post-IPO Members elected to exchange their EWC Ventures Units and corresponding shares of Class B common stock for shares of our Class A common stock, 63,792,479 shares of our Class A common stock would be outstanding (22.0% of which would be owned by non-affiliates of the Company) (or 63,792,479 shares of Class A common stock (24.4% of which would be owned by non-affiliates of the Company) if the underwriters exercise their option to purchase additional shares of Class A common stock in full).
Class B common stock to be outstanding immediately after this offering
33,250,113 shares of Class B common stock (or 32,301,837 shares of Class B common stock if the underwriters exercise their option to purchase additional shares of Class A common stock in full and giving effect to the use of the net proceeds therefrom) based on an assumed initial public offering price of $16.50 per share of Class A common stock (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus). Shares of our Class B common stock have voting but no economic rights (including rights to dividends and distributions upon liquidation) and will be issued in an amount equal to the number of EWC Ventures Units held by the EWC Ventures Post-IPO Members.

Directed share program
At our request, the underwriters have reserved up to 530,000 shares of Class A common stock, or approximately 5.0% of the shares of Class A common stock offered by this prospectus (not including any shares of Class A common stock that may be issued pursuant to the underwriters' option to purchase additional shares of Class A common stock), for sale, at the initial public offering price, to certain employees, directors and other persons associated with us. The number of shares of Class A common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserve shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.
Voting rights
Each share of our Class A common stock entitles its holder to one vote per share, representing an aggregate of 47.9% of the combined voting power of our issued and outstanding common stock upon the completion of this offering and the application of the net proceeds from this offering (or 49.4% if the underwriters exercise their option to purchase additional shares of Class A common stock in full).
Each share of our Class B common stock entitles its holder to one vote per share, representing an aggregate of 52.1% of the combined voting power of our issued and outstanding common stock upon the completion of this offering and the application of the net proceeds from this offering (or 50.6% if the underwriters exercise their option to purchase additional shares of Class A common stock in full and giving effect to the use of the net proceeds therefrom).
All classes of our common stock generally vote together as a single class on all matters submitted to a vote of our stockholders. Upon the completion of this offering, our Class B common stock will be held by the EWC Ventures Post-IPO Members. See “Description of Capital Stock.”
Exchange
Subject to certain restrictions, the EWC Ventures Post-IPO Members will be granted the right to exchange their EWC Ventures Units, together with a corresponding number of shares of our Class B common stock, for (i) shares of our Class A common stock on a one-for-one basis or (ii) cash (based on the market price of our Class A common stock), at our option (as the managing member of EWC Ventures), subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.
When an EWC Ventures Unit, together with a share of our Class B common stock, is exchanged for a share of our Class A common stock, the corresponding share of our Class B common stock will be cancelled.
Use of proceeds
We estimate that our net proceeds from this offering will be approximately $138.6 million (or approximately $153.2 million if the underwriters exercise their option to purchase additional shares of Class A common stock in full), after deducting underwriting discounts and commissions and prior to paying any offering expenses, based on an assumed initial offering price of $16.50 per share of Class A common stock (the midpoint of the range set forth on the cover page of this prospectus).
We intend (i) to contribute a portion of the net proceeds from this offering to EWC Ventures in exchange for EWC Ventures Units and cause such contributed amounts, together with cash on hand and $180.0 million of term loan proceeds under the New Senior Secured Credit Facility, to be used by EWC Ventures to purchase EWC Ventures Units from certain EWC Ventures Post-IPO Members and employees in satisfaction of the Class C Deferred Payment Obligations, to repay all of our outstanding term and revolving loans under our Existing Senior Secured Credit Facility and to pay fees and expenses related to the refinancing, as well as other corporate expenses, and (ii) to use the remaining proceeds to purchase EWC Ventures Units from certain of the EWC Ventures Post-IPO Members, including the General Atlantic Post-IPO Members.
We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders.
We estimate that the offering expenses (other than the underwriting discounts) will be approximately $8.1 million. All such offering expenses will be paid for or otherwise borne by EWC Ventures.
See “Use of Proceeds” for further details.
Controlled company
Upon completion of this offering, the General Atlantic Equityholders will collectively continue to control more than 50% of our combined voting power upon the completion of this offering, and we will be considered a “controlled company” for the purposes of Exchange rules and corporate governance standards. As a “controlled company,” we will be permitted to elect not to comply with certain Exchange corporate governance requirements. See “Management—Controlled Company.”
Dividend policy
We do not intend to pay dividends on our Class A common stock. We plan to retain any earnings for use in the operation of our business and to fund future growth. See “Dividend Policy.”
Proposed Exchange symbol
We have applied to list our Class A common stock on the Exchange under the symbol “EWCZ.”
Risk factors
You should read the “Risk Factors” beginning on page 26 of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in shares of our Class A common stock.
Conflicts of interest
Because an affiliate of Truist Securities, Inc. is a lender under our Existing Senior Secured Credit Facility and will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under the Existing Senior Secured Credit Facility, Truist Securities, Inc., an underwriter in this offering, is deemed to have a “conflict of interest” under Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as the members primarily responsible for managing the public offering do not have a conflict of interest. See “Underwriting (Conflicts of Interest)” for additional information regarding conflicts of interest.
Unless we indicate otherwise throughout this prospectus, the number of shares of our Class A common stock outstanding after this offering excludes:
•
6,379,248 shares of Class A common stock issuable pursuant to equity-based awards available for issuance under the European Wax Center 2021 Omnibus Incentive Plan (the “2021 Omnibus Incentive Plan”), including 896,215 shares of Class A common stock underlying 541,289 restricted stock units and 354,926 stock options we expect to grant on the date of this prospectus to certain of our directors, executive officers and employees (collectively, the “IPO Equity Grants”). See “Executive Compensation—2021 Omnibus Incentive Plan” and “—IPO Equity Grants”; and
•
33,250,113 shares of Class A common stock reserved for issuance upon the exchange of EWC Ventures Units (together with the corresponding shares of our Class B common stock).

Unless we indicate otherwise, all information in this prospectus assumes (i) that the Reorganization Transactions have been consummated prior to the closing of this offering, (ii) that the underwriters do not exercise their option to purchase additional shares of Class A common stock and (iii) an initial public offering price of $16.50 per share of Class A common stock (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus).
Any increase (decrease) in the initial public offering price would decrease (increase) the number of shares offered by us and increase (decrease) the number of shares offered by the selling stockholders. This is because any increase or decrease in the offering price will not impact the amount of net proceeds we contribute to EWC Ventures and will only impact the net proceeds received by the selling stockholders and the amount of net proceeds we use to purchase EWC Ventures Units and corresponding shares of Class B common stock directly from certain EWC Ventures Post-IPO Members. See “Use of Proceeds.” As a result, the number of shares of common stock outstanding immediately after this offering will fluctuate based on the actual initial public offering price. For illustrative purposes only, the table below shows the expected number of shares of Class A common stock and Class B common stock at various initial public offering prices and the resulting total number of shares of common stock expected to be outstanding after this offering:
Assumed Initial Public Offering Price	Number of Shares of Class A Common Stock Outstanding	Number of Shares of Class B Common Stock Outstanding	Total Shares of Common Stock Outstanding
$18.50	30,192,014	33,004,731	63,196,745
$17.50	30,357,169	33,120,422	63,477,591
$16.50	30,542,366	33,250,113	63,792,479
$15.50	30,751,489	33,396,509	64,147,998
$14.50	30,989,499	33,563,055	64,552,554

Summary Historical and Pro Forma Condensed Consolidated Financial and Other Data
The following table sets forth certain summary historical consolidated financial and other data of EWC Ventures for the periods beginning on and after December 30, 2018 (the first day of Fiscal 2019) and the thirteen weeks ended March 27, 2021 and March 28, 2020 and the summary unaudited pro forma consolidated financial and other data for European Wax Center, Inc. as of and for the year ended December 26, 2020.
The summary historical consolidated financial and other data presented below as of and for the years ended December 26, 2020 and December 28, 2019 have been derived from EWC Ventures’ audited financial statements included elsewhere in this prospectus. The summary historical consolidated financial and other data as of March 27, 2021 and for the thirteen weeks ended March 27, 2021 and March 28, 2020 have been derived from EWC Ventures’ unaudited financial statements included elsewhere in this prospectus and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The summary unaudited pro forma consolidated statements of operations data for the year ended December 26, 2020 give effect to the Transactions as if each had occurred on December 29, 2019 (the first day of Fiscal 2020) for pro forma statement of operations purposes, and December 26, 2020 for pro forma balance sheet purposes.
The unaudited pro forma condensed consolidated financial information includes various estimates that are subject to material change and may not be indicative of what our operations or financial position would have been had the Transactions taken place on the dates indicated, or that may be expected to occur in the future. See “Unaudited Pro Forma Consolidated Financial Information” for more information.
We are a newly formed corporation, have no material assets and have not engaged in any business or other activities except in connection with the Reorganization Transactions described in “Our Organizational Structure—The Reorganization Transactions.” Upon the consummation of the Reorganization Transactions, we will become the sole managing member of EWC Ventures. Because we will manage and operate the business and control the strategic decisions and day to day operations of EWC Ventures and will also have a substantial financial interest in EWC Ventures, we will consolidate the financial results of EWC Ventures.
The summary historical and pro forma consolidated financial and other data presented below do not purport to be indicative of the results that can be expected for any future period and should be read together with “Capitalization,” “Unaudited Pro Forma Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and EWC Ventures’ audited consolidated financial statements and related notes thereto included elsewhere in this prospectus.
	EWC Ventures Historical				European Wax Center, Inc. Pro Forma (unaudited)
	Thirteen Weeks Ended		Year Ended		Year Ended December 26, 2020
(in thousands, except share, per share and operating data)	March 27, 2021	March 28, 2020	December 26, 2020	December 28, 2019
Statement of Operations Data:
Revenue
Product sales	$20,617	$18,345	$56,977	$83,620	$56,977
Royalty fees	8,850	8,901	25,674	36,737	25,674
Marketing fees	4,934	3,559	13,465	21,972	13,465
Other revenues	2,256	2,018	7,291	11,868	7,291
Total revenue	36,657	32,823	103,407	154,197	103,407
Operating expenses:
Cost of revenue	9,931	8,678	35,508	40,898	35,508
Selling, general and administrative	11,066	10,378	38,997	64,967	48,794
Advertising	4,884	3,688	11,495	21,132	11,495
Depreciation and amortization	5,138	4,898	19,582	15,534	19,582

	EWC Ventures Historical				European Wax Center, Inc. Pro Forma (unaudited)
	Thirteen Weeks Ended		Year Ended		Year Ended December 26, 2020
(in thousands, except share, per share and operating data)	March 27, 2021	March 28, 2020	December 26, 2020	December 28, 2019
Loss on disposal of assets and non-cancellable contracts	—	—	1,044	4,451	1,044
Impairment of internally developed software	—	—	—	18,183	—
Gain on sale of centers	—	—	—	(2,120)	—
Total operating expenses	31,019	27,642	106,626	163,045	116,423
Income (loss) from operations	5,638	5,181	(3,219)	(8,848)	(13,016)
Interest expense	(4,536)	(4,222)	(18,276)	(15,548)	(8,151)
Net income (loss)	$1,102	$959	$(21,495)	$(24,396)	$(21,167)
Net income (loss) attributable to non-controlling interest					(11,033)
Net income (loss) attributable to European Wax Center, Inc.					$(10,134)
Earnings (loss) per share to Class A common stockholders:
Basic and diluted					$(0.33)
Weighted average number of shares of Class A common stock used in computing earnings (loss) per share:
Basic and diluted					30,542,366
Basic and diluted net income (loss) per unit
Class A Founders’ Units	$0.01	$0.03	$(0.67)	$(0.70)
Class A Units	$0.01	$0.03	$(0.67)	$(0.70)
Weighted average units outstanding
Class A Founders’ Units	8,309,193	8,309,193	8,309,193	8,309,193
Class A Units	26,323,027	26,401,089	26,401,089	26,401,089

	EWC Ventures Historical				European Wax Center, Inc. Pro Forma (unaudited)
(in thousands, except share, per share and operating data)	Thirteen Weeks Ended		Year Ended		Thirteen Weeks Ended March 27, 2021
	March 27, 2021	March 28, 2020	December 26, 2020	December 28, 2019
Balance Sheet Data (at period end):
Total assets	$617,564		$606,900	$576,479	$590,994
Total liabilities	298,922		288,877	262,161	231,761
Total debt, net	265,130		265,403	225,279	175,185
Cash Flow Statement Data:
Net cash (used in) provided by operating activities	$(1,987)	$1,450	$1,397	$14,701
Net cash used in investing activities	(4,499)	(29,512)	(36,843)	(40,694)
Net cash (used in) provided by financing activities	(1,547)	29,706	61,902	27,807
Net (decrease) increase in cash	(8,033)	1,644	26,456	1,814
Other Data:
EBITDA(1)	$10,776	$10,079	$16,363	$6,686
Adjusted EBITDA(1)	12,534	11,712	20,001	34,005
Number of system-wide centers (at period end)	808	766	796	750
System-wide sales	$156,963	$158,004	$468,764	$687,402
Same-store sales(2)	(6.2)%	(5.6)%	(35.6)%	9.8%
New center openings	12	16	46	38
AUV			606	940

(1)
Please read “—Non-GAAP Financial Measures” below for a further discussion of EBITDA and Adjusted EBITDA.

(2)
Same-store sales decline for the 13 weeks ended March 27, 2021 is calculated in comparison to the 13 weeks ended March 30, 2019 due to the significant decline in our sales in 2020 due to COVID-19. We believe this presents a more meaningful comparison of same-store sales.

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). In addition to our GAAP financial results, we believe the non-GAAP financial measures EBITDA and Adjusted EBITDA are useful in evaluating our performance. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP.
EBITDA
We define EBITDA as net income before interest, taxes depreciation and amortization. We believe that EBITDA, which eliminates the impact of certain expenses that we do not believe reflect our underlying business performance, provides useful information to investors to assess the performance of our business.
Adjusted EBITDA
We define Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain additional non-cash and other items that we do not consider in our evaluation of ongoing performance of our core operations. These items include exit costs related to leases of abandoned space, IPO-related costs, non-cash equity-based compensation expense, corporate headquarters office relocation, and other one-time expenses.

Adjusted EBITDA is used as a supplemental financial measure by our management and external users of our financial statements, such as research analysts, investors, lenders and others, to assess, among other things:
•
the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;

•
the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities; and

•
our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods and capital structure.

We believe that EBITDA and Adjusted EBITDA provide useful information to investors because, when viewed with our GAAP results and the accompanying reconciliations, it provides a comprehensive understanding of our performance than GAAP results alone. We also believe that external users of our financial statements benefit from having access to the same financial measures that management uses in evaluating the results of our business. EBITDA and Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Moreover, our EBIDTA and Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.
The following tables present a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for each of the periods indicated:
	EWC Ventures Historical
	Thirteen Weeks Ended		Year Ended
(in thousands)	March 27, 2021	March 28, 2020	December 26, 2020	December 28, 2019
Reconciliation of net income (loss) to EBITDA to Adjusted EBITDA:
Net income (loss)	$1,102	$959	$(21,495)	$(24,396)
Interest expense	4,536	4,222	18,276	15,548
Provision for income taxes	—	—	—	—
Depreciation	428	371	1,649	2,198
Amortization	4,710	4,527	17,933	13,336
EBITDA	$10,776	$10,079	$16,363	$6,686
Impairment of internally developed software(1)	—	—	—	18,183
Exit costs – lease abandonment(2)	—	159	159	778
Corporate headquarters relocation(3)	—	483	671	6,097
Share-based compensation(4)	298	827	2,052	1,570
IPO-related costs(5)	1,123	—	179	—
Other compensation-related costs(6)	337	164	577	691
Adjusted EBITDA	$12,534	$11,712	$20,001	$34,005

(1)
Represents costs related to the abandonment of our internally developed point-of-sale software system prior to implementation of a third-party cloud-based system.

(2)
Represents exit costs related to abandoned leases resulting from our corporate headquarters relocation.

(3)
Represents costs related to employee relocation, severance and moving fees resulting from our corporate headquarter relocation.

(4)
Represents non-cash equity-based compensation expense.

(5)
Represents legal, accounting and other costs incurred in preparation for initial public offering.

(6)
Represents costs related to reorganization driven by COVID-19 and buildup of executive leadership team.

RISK FACTORS
Investing in our Class A common stock involves substantial risks. In addition to the other information in this prospectus, you should carefully consider the following factors, together with all of the other information included in this prospectus, before investing in our Class A common stock. Any of the risk factors we describe below could have a material adverse effect on our business, financial condition or results of operations. The market price of our Class A common stock could decline if one or more of these risks or uncertainties develop into actual events, causing you to lose all or part of your investment. While we believe these risks and uncertainties are especially important for you to consider, we may face other risks and uncertainties that could have a material adverse effect on our business that are not listed below. Certain statements contained in the risk factors described below are forward-looking statements. See “Forward-Looking Statements” for more information.
Risks Relating to Our Business
Our business is affected by the financial results of our franchisees.
A substantial portion of our revenue comes from royalties generated by, and sales of wax and retail products to, our franchised centers. Accordingly, our business is impacted by the operational and financial success of our franchisees, including the franchisees’ implementation of our strategic plans and their ability to secure adequate financing. The employees of franchisees are not our employees. We provide training and support to franchisees, but the quality of franchised center operations may be diminished by a number of factors beyond our control. Consequently, franchisees may not successfully operate centers in a manner consistent with our standards and requirements or may not hire and train qualified managers and other center personnel. If they do not, our image and reputation may suffer, and revenues could decline.
Additionally, if our franchisees are impacted by weak economic conditions and are unable to secure adequate sources of financing, their financial health may worsen, our revenues may decline, and we may need to offer extended payment terms or make other concessions. Additionally, refusal on the part of franchisees to renew their franchise agreements may result in decreased payments from franchisees. Furthermore, if our franchisees are not able to obtain the financing necessary to complete planned remodel and construction projects, they may be forced to postpone or cancel such projects.
Furthermore, a bankruptcy of any multi-unit franchisee could negatively impact our ability to collect payments due under such franchisee’s agreements. In a franchisee bankruptcy, the bankruptcy trustee may reject its franchise agreements under the applicable bankruptcy code, in which case there would be no further royalty payments from such franchisee. The amount of the proceeds, if any, that may ultimately be recovered in a bankruptcy proceeding of such franchisee may not be sufficient to satisfy a damage claim resulting from such rejection. See “—Nearly all of our centers are owned and operated by franchisees and, as a result, we are highly dependent upon our franchisees.”
If our franchisees are unable to successfully enter new markets, select appropriate sites for new centers or open new centers, our growth strategy may not succeed.
Our growth strategy includes entering into franchise agreements and development agreements with franchisees who will open additional centers in markets where there are either an insufficient number or relatively few or no existing centers. We rely heavily on these franchisees and developers to grow our franchise systems, and there can be no assurance that we will be able to successfully expand or acquire critical market presence for our brands in new geographical markets in the United States. Consumer characteristics and competition in new markets may differ substantially from those in the markets where we currently operate. Additionally, we may be unable to identify qualified franchisees, develop brand recognition, successfully market our products or attract new guests in such markets and our franchisees may be unable to identify appropriate locations in such markets. See “—Our center development plans under development agreements may not be implemented effectively by franchisees” herein.
Our franchisees face many other challenges in opening additional centers, including:
•
availability of financing on acceptable terms;

•
selection and availability of and competition for suitable center locations;

•
negotiation of acceptable lease terms;

•
securing required applicable governmental permits and approvals;

•
impact of natural disasters and other acts of nature and terrorist acts or political instability;

•
availability of franchise territories not prohibited by the territorial exclusivity provisions of existing franchisees;

•
employment, training and retention of qualified personnel;

•
exposure to liabilities arising out of sellers’ prior operations of acquired centers;

•
incurrence or assumption of debt to finance acquisitions or improvements and/or the assumption of long-term, non-cancelable leases; and

•
general economic and business conditions.

Should our franchisees not succeed in opening additional centers or improving existing centers, there may be adverse impacts to our growth strategy and to our ability to generate additional profits, which in turn could materially and adversely affect our business and results of operations.
A component of our business strategy includes the construction of additional centers and the renovation and build-out of existing centers by our franchisees, and a significant portion of the growth in our franchisees’ sales and profit margins will depend on growth in comparable sales for our centers. Our franchisees face competition from other operators, retail chains, companies, and developers for desirable center locations, which may adversely affect the cost, implementation, and timing of our franchisees’ expansion plans. If our franchisees experience delays in the construction or remodeling processes, they may be unable to complete such activities at the planned cost, which could adversely affect our franchisees’ business and results of operations. Additionally, our franchisees cannot guarantee that such remodeling will increase the revenues generated by these centers or that any such increases will be sustainable. Likewise, our franchisees cannot be sure that the sites they select for additional centers will result in centers that meet sales expectations. Our franchisees’ failure to add a significant number of additional centers or grow comparable sales for our centers could materially and adversely affect our business and results of operations.
In particular, because nearly all of the development of additional centers is likely to be funded by franchisee investment, our growth strategy is dependent on our existing and prospective franchisees’ ability to access funds to finance such development. We do not generally provide our franchisees with direct financing and therefore their ability to access borrowed funds generally depends on their independent relationships with various financial institutions. In addition, labor and material costs expended will vary by geographical location and are subject to general price increases. The timing of these improvements can affect the performance of a center, particularly if the improvements require the relevant center to be closed. If our existing and prospective franchisees are not able to obtain financing at commercially reasonable rates, or at all, they may be unwilling or unable to invest in the development of additional centers. In addition, our growth strategy may take longer to implement and may not be as successful as expected. Both of these factors could reduce our competitiveness and future sales and profit margins, which in turn could materially and adversely affect our business and results of operations.
Furthermore, the ability of our franchisees to enter new markets and grow our business may not be indicative of future growth. Our various business strategies and initiatives, including our growth of franchisees, are subject to business, economic and competitive uncertainties and contingencies, many of which are beyond our control. The historic conversion rate of signed commitments to new franchised centers may not be indicative of the conversion rates we will experience in the future.
Our success depends on the effectiveness of our marketing and advertising programs and the active participation of franchisees in such marketing and promotional activities.
Brand marketing and advertising significantly affect sales at our centers. Our marketing and advertising programs may not be successful, which may prevent us from attracting new guests and retaining existing guests. We rely heavily on the active participation of our franchisees for the implementation of marketing initiatives to be successful. Our inability to mandate franchisees to participate in marketing and promotional activities or our franchisees’ inability to successfully implement these initiatives could adversely affect our business results. Also, because many of the franchisees are contractually obligated to pay advertising fees based on a percentage of their service revenues, our advertising budget depends on sales volumes at these centers. While we and certain of our franchisees have sometimes voluntarily provided additional funds for advertising in the past, we are not legally obligated to make such voluntary contributions or loan money to pay for advertising. If sales decline, we will have fewer funds available for marketing and advertising, which could materially and adversely affect our revenues, business and results of operations.
As part of our marketing efforts, we rely on traditional, social and digital advertising, as well as search engine marketing, web advertisements, social media platforms and other digital marketing to attract and retain guests. These efforts may not be successful, resulting in expenses incurred without the benefit of higher revenues or increased employee or guest engagement. Guests are increasingly using internet sites and social media to inform their purchasing decisions and to compare prices, product assortment, and feedback from other guests about quality, responsiveness and guest service before purchasing our services and products. If we are unable to continue to develop successful marketing and advertising strategies, especially for online and social media platforms, or if our competitors develop more effective strategies, we could lose guests and sales could decline. In addition, a variety of risks are associated with the use of social media and digital marketing, including the improper disclosure of proprietary information, negative comments about or negative incidents regarding us, exposure of personally identifiable information, fraud or out-of-date information. The inappropriate use of social media and digital marketing vehicles by us, our franchisees, our guests, employees or others could increase our costs, lead to litigation or result in negative publicity that could damage our reputation. Many social media platforms immediately publish the content, videos and/or photographs created or uploaded by their subscribers and participants, often without filters or checks on accuracy of the content posted. Information posted on such platforms at any time may be adverse to our interests and/or may be inaccurate. The dissemination of negative information related to our brands could harm our business, prospects, financial condition, and results of operations, regardless of the information’s accuracy. The harm may be immediate without affording us an opportunity for redress or correction. The occurrence of any such developments could have an adverse effect on our business results and on our profits.
Franchisees could take actions that could harm our brand, including failing to comply with their franchise agreements and policies, and adversely affect our business.
Franchisees are contractually obligated to operate their centers for the contractual terms and in accordance with the standards set forth in the franchise agreements, including specified service and product quality standards and other requirements, in order to protect our brand and to optimize its performance.
However, franchisees are independent third parties that we do not control, and the franchisees own, operate and oversee the daily operations of their centers. As a result, the ultimate success and quality of any franchised center rests with the franchisee. If franchisees provide substandard services, receive through the supply chain defective products or do not successfully operate centers for the contractual terms and in a manner consistent with required standards, franchise royalty payments to us will be adversely affected and our image and reputation could be harmed, which in turn could hurt our revenues, results of operations, business and financial condition.
In addition, we may be unable to successfully implement our business model, company policies, or brand development strategies that we believe are necessary for further growth if franchisees do not participate in that implementation. Our revenues, results of operations, business and financial condition could be adversely affected if a significant number of franchisees do not participate in brand strategies.
Our and our franchisees’ centers may be unable to attract and retain guests, which would materially and adversely affect our business, results of operations and financial condition.
Our target market is people seeking regular out-of-home waxing services who consider waxing services a meaningful component of their personal-care and beauty regimens. Our and our franchisees’ marketing efforts may not be successful in developing repeat guests and guest levels may materially decline over time. In addition, we experience attrition and must continually engage existing guests and attract new guests in order to maintain profitability. Some of the factors that could lead to a decline in guest retention include changing desires and behaviors of consumers or their perception of our brand, changes in discretionary spending trends and general economic conditions, market maturity or saturation, a decline in our ability to deliver quality service at a competitive price, direct and indirect competition in our industry, and a decline in the public’s interest in waxing services or personal-care, among other factors.
Furthermore, the success of our business depends in part on our and our franchisees’ ability to grow the number of our Wax Pass holders. Our Wax Pass program drives guest loyalty and provides valuable data and insights on our core guests, without which it may be difficult for us to adapt to changing guest preferences or predict market trends. If we and our franchisees are not successful in optimizing prices or in adding new Wax Pass holders in new and existing centers, growth in program fees may suffer. Any decrease in our guest attraction or retention levels or average program fees, or increase in program costs, may adversely impact our results of operations and financial condition.
Use of social media may adversely impact our reputation.
There has been a substantial increase in the use of social media platforms, including blogs, social media websites and other forms of digital communications, and the influence of social media influencers in the personal-care and beauty products industry, that allow individuals access to a broad audience of consumers and other persons, including to our guests. Negative commentary regarding us or the products we sell may be posted on social media platforms or other electronic means at any time and may be adverse to our reputation or business. Guests value readily available information and often act on such information without further investigation and without regard to its accuracy. Any harm to us or the products we sell may be immediate without allowing us an opportunity for redress or correction.
We also use social media platforms as marketing tools. For example, we maintain Facebook, Twitter, Instagram, Pinterest, YouTube and TikTok accounts. In addition, we have agreements with a variety of industry influencers, and we feature industry influencers in our advertising and marketing efforts and may include them in some of our branding and we may be unable to fully control such influencers’ efforts. Further, many industry influencers use our products and feature our products through their own platforms. Actions taken by these individuals could harm our brand image, net revenues, profitability and may subject us to fines or other penalties. Our marketing efforts through social media platforms and influencers may not be successful and the availability of these platforms may make it easier for smaller competitors to compete with us.
In addition, a failure of us, our employees, our franchisees or third parties acting at our direction to abide by applicable laws and regulations in the use of social media could adversely impact our brand, reputation, marketing partners, financial condition, and results of operations or subject us or our franchisees to fines or other penalties. Other risks associated with the use of social media include improper disclosure of proprietary information, exposure of personally identifiable information, fraud, hoaxes or malicious dissemination of false information.
The high level of competition we face could materially and adversely affect our business.
We compete with more than 10,000 independent waxing operators and almost 100,000 beauty salons that provide waxing as a small part of their broader service offerings. Within OOH waxing, we compete with independent waxing operators, beauty salons, beauty parlors, health clubs, spas, beauty supply stores and other independently owned companies. We also compete with other types of hair removal alternatives, including laser hair removal, sugaring, threading, as well as in-home solutions, such as shaving, chemical-based creams, epilators, at-home laser hair removal and at-home waxing. We may not be able to compete effectively in the markets in which we operate. Competitors may attempt to copy our business model, or portions thereof, which could erode our market share and brand recognition and impair our growth rate and profitability. Competitors, including companies that are larger and have greater resources than us, may compete with us to attract guests in our markets. Luxury personal-care companies may attempt to enter our market by lowering prices or creating lower price brand alternatives. Furthermore, due to the increased number of low-cost and independently owned waxing alternatives, we may face increased competition if we increase our price or if discretionary spending declines. This competition may limit our ability to attract and retain existing guests and Wax Pass holders and our ability to attract new guests and Wax Pass holders. Such increase in competition, in each case, could materially and adversely affect our results of operations and financial condition.

In addition, we compete with other franchisors to attract and retain qualified franchisees. The inability to attract and retain qualified franchisees could impact payments under the franchise documents and could have a material adverse effect on our business and results of operations. See “—We may not be able to retain franchisees or maintain the quality of existing franchisees.”
Our ability to improve our financial performance depends on our ability to anticipate and respond to market trends and changes in consumer preferences.
Our ability to improve our financial performance depends on our ability to anticipate, gauge and react in a timely and effective manner to changes in consumer spending patterns and preferences for waxing and related personal-care services and products. We must continually work to develop, produce and market new services and products, maintain and enhance the recognition of our brand, achieve a favorable mix of services and products, and refine our approach as to how and where we market and sell our services and products. Consumer spending patterns and preferences cannot be predicted with certainty and can change rapidly depending on factors outside our control, including general economic conditions, unemployment rates, wage levels and disposable income levels. It is also possible that competitors could introduce new products and services that negatively impact consumer preference for our business model, or that consumers could prefer hair removal services, such as less costly laser hair removal options or more effective at-home hair removal options than are currently available, that do not align with our business model or compete with us. In addition, certain market trends may be short-lived. There can be no assurance that we will be able to anticipate and respond to trends timely and effectively in the market for waxing and related personal-care services and products and changing consumer demands and improve our financial results.
Furthermore, material shifts or decreases in market demand for our services and products, including as a result of changes in consumer spending patterns and preferences or incorrect forecasting of market demand, could result in us carrying inventory that cannot be used by our wax specialists or sold at anticipated prices or increased product returns by our guests. Failure to maintain proper inventory levels or increased product returns by our franchisees could result in a material adverse effect on our business, prospects, financial condition, liquidity, results of operations and cash flows.
Our planned growth could place strains on our management, employees, information systems and internal controls, which may adversely impact our business.
Over the past several years, we have experienced growth in our business activities and operations, including a significant increase in the number of system-wide centers. Our past expansion has placed, and our planned future expansion may place, significant demands on our administrative, operational, financial and other resources. Any failure to manage growth effectively could seriously harm our business. To be successful, we will need to continue to implement management information systems and improve our operating, administrative, financial and accounting systems and controls. Our inability to implement and maintain such systems and controls, including to accurately report our data, could harm consumer confidence in our reporting and adversely affect our business. We will also need to train new employees and maintain close coordination among our executive, accounting, finance, legal, human resources, risk management, marketing, technology, sales and operations functions. These processes are time-consuming and expensive, increase management responsibilities and divert management attention, and we may not realize a return on our investment in these processes. In addition, we believe the culture we foster at our and our franchisees’ centers is an important contributor to our success. However, as we expand we may have difficulty maintaining our culture or adapting it sufficiently to meet the needs of our operations. These risks may be heightened as our growth accelerates. In 2020, our franchisees opened 52 centers, compared to 47 centers in 2019 and 70 centers in 2018. Our failure to successfully execute on our planned expansion of centers could materially and adversely affect our results of operations and financial condition.
Our financial performance could be materially adversely affected if we fail to retain, or effectively respond to a loss of, key executives.
The success of our business depends on the contributions of key executives and senior management, including our Chief Executive Officer, David Berg, and our Chief Financial Officer, Jennifer Vanderveldt. The departure of key executives or senior management could have a material adverse effect on our business and long-term strategic plan. We have a succession plan that includes short-term and long-term planning elements intended to allow us to successfully continue operations should any of our key executives or senior management become unavailable to serve in their respective roles. However, there is a risk that we may not be able to implement the succession plan successfully or in a timely manner or that the succession plan will not result in the same financial performance we currently achieve under the guidance of our existing executive team. Any lack of management continuity could adversely affect our ability to successfully manage our business and execute our growth strategy, as well as result in operational and administrative inefficiencies and added costs, and may make recruiting for future management positions more difficult.
If our technology-based guest services systems do not function effectively, our operating results could be materially adversely affected.
Our guests are increasingly using tablets and smart phones to interact with us before, during, and after their visits as a means to enhance their experience. Our mobile app allows our guests to schedule their visits and facilitates a contactless experience with self-check-in. Any failure on our part to provide an attractive, effective, reliable, and user-friendly digital platform that continually meets the changing expectations of our guests could place us at a competitive disadvantage, result in the loss of sales, harm our reputation with our guests and could have a material adverse impact on our business and results of operations. If we fail to implement changes to our mobile app in response to rapidly developing technology, fail to maintain a relevant consumer experience in understanding and interacting with our mobile app or fail to effectively respond to telecommunications disruptions, including disruptions to the operations of third-party software providers upon whom we rely, our operating results could be materially and adversely affected.
We are heavily dependent on computer systems and information technology and any material failure, interruption or security breach of our computer systems or technology could impair our ability to efficiently operate our business.
We and our franchised centers are dependent upon our computer systems and other information technology to properly conduct our business, including, but not limited to, point-of-sale processing in our centers, management of our supply chain, collection of cash, payment of obligations and various other processes and procedures. See “—We do not own certain software that is used in operating our business” herein. Our ability to efficiently manage our business depends significantly on the reliability and capacity of these information technology systems. The failure of these systems to operate effectively, an interruption, problems with maintenance, upgrading or transitioning to replacement systems, fraudulent manipulation of sales reporting from our centers or a breach in security of any of these systems could result in loss of sales and franchise royalty payments, cause delays in guest service, result in the loss of data, create exposure to litigation, reduce efficiency, cause delays in operations or otherwise harm our business. Significant capital investments might be required to remediate any problems. Any security breach involving any of our point-of-sale or other systems could result in a loss of consumer confidence and potential costs associated with fraud or breaches of data security laws. Also, despite our considerable efforts to secure our computer systems and information technology, security breaches, such as unauthorized access and computer viruses, may occur, resulting in system disruptions, shutdowns or unauthorized disclosure of confidential information.
A future security breach of our computer systems or information technology could require us to notify our guests, employees or other groups, result in adverse publicity, loss of sales and profits, could materially affect our operations, financial condition and performance and could result in penalties or other costs that could adversely affect the operation of our business and results of operations.
The occurrence of cyber-incidents, or a deficiency in cybersecurity, could negatively impact our business by causing a disruption to our operations, a compromise or corruption of confidential information, and/or damage to our employee and business relationships, all of which could lead to loss and harm our business.
A cyber-incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of information resources. More specifically, a cyber-incident is an intentional attack or an unintentional event that can include an unauthorized party gaining unauthorized access to systems to disrupt operations, corrupt data or steal confidential information about our guests, franchisees, our company, vendors or employees. As our reliance on technology has increased, especially in light of an increase in work-from-home arrangements due to the COVID-19 pandemic, so have the risks posed to our systems, both internal and those we have outsourced. The company has been subject to attempted cyber-attacks in the past and may continue to be subject to such attacks in the future. A successful cyber-attack or other cyber-incident experienced by us or our service providers could cause an interruption of our operations, could damage our relationship with franchisees, and could result in the exposure of private or confidential data, potentially resulting in litigation. In addition to maintaining insurance coverage to address cyber-incidents, we have also implemented processes, procedures and controls to help mitigate these risks. However, these measures, as well as our increased awareness of a risk of a cyber-incident, do not guarantee that our reputation and financial results will not be adversely affected by any incident or event that occurs.
Because our centers accept electronic forms of payment from our guests, our business requires the collection of guest data, including credit and debit card numbers and other personally-identifiable information in various information systems that we and our franchisees then transfer to third parties with whom we contract to provide credit card processing services. We also maintain important internal company data, such as personally-identifiable information about our employees, franchisees and guests and information relating to our operations. Our use of personally-identifiable information is regulated by federal and state laws, as well as by certain third-party agreements. As privacy and information security laws and regulations change, we may incur additional costs to ensure that we remain in compliance with those laws and regulations. If our security and information systems are compromised or if our employees or franchisees fail to comply with these laws, regulations, or contract terms, and this information is obtained by unauthorized persons or used inappropriately, it could adversely affect our reputation and could disrupt our operations and result in costly litigation, judgments, or penalties resulting from violation of federal and state laws and payment card industry regulations. A cyber-incident could also require us to notify law enforcement agencies, our guests, employees or other groups, result in fines or require us to incur expenditures in connection with remediation, require us to pay increased fees to third parties, result in adverse publicity, loss of sales and profits, or require us to incur other costs, any of which could adversely affect the operation of our business and results of our operations.
Changing regulations relating to privacy, information security and data protection could increase our costs, affect or limit how we collect and use personal information and harm our brands in a manner that adversely affects our business.
The jurisdictions in which we operate are increasingly adopting or revising privacy, information security and data protection laws and regulations (“Privacy and Data Protection Laws”) that could have a significant impact on our current and planned privacy, data protection and information security related practices, including our collection, use, sharing, retention and safeguarding of consumer and/or employee information, and some of our current or planned business activities. This includes increased privacy related legislative and enforcement activity at both the federal level and the state level, including the implementation of the California Consumer Protection Act (the “CCPA”), which came into effect in January 2020, the California Privacy Rights Act (the “CPRA”) which will take effect on January 1, 2023, as well as other state laws. We, our affiliated entities and our service providers may need to take measures to ensure compliance with new, evolving and existing requirements contained in the CCPA, the CPRA, and other Privacy and Data Protection Laws and to address customer concerns related to their rights under any such Privacy and Data Protection Laws. We also may need to continue to make adjustments to our compliance efforts as more clarification and guidance on the requirements of the CCPA, the CPRA and other Privacy and Data Protection Laws becomes available.
We are also subject to the Payment Card Industry (“PCI”) Data Security Standard, which is a security standard designed to protect payment card data as mandated by payment card industry entities. We rely on vendors to handle PCI matters and to ensure PCI compliance. Despite our compliance efforts, we may become subject to claims that we have violated the PCI Data Security Standard, which could subject us to substantial fines and penalties.
Our ongoing efforts to ensure our and our affiliated entities’ compliance with the CCPA, the CPRA and other existing or future Privacy and Data Protection Laws affecting customer or employee data to which we are subject could result in additional costs and operational disruptions. Our and our affiliated entities or services providers’ failure to comply with such laws could result in potentially significant regulatory investigations or government actions, litigation, operational disruptions, penalties or remediation and other costs, as well as adverse publicity, loss of sales and profits and an increase in fees payable to third parties. All of these implications could adversely affect our revenues, results of operations or business and financial condition.

Our level of indebtedness could have a material adverse effect on our ability to generate sufficient cash to fulfil our obligations under such indebtedness, to react to changes in our business and to incur additional indebtedness to fund future needs.
As of March 27, 2021, after giving pro forma effect to the Transactions, we would have had outstanding $180.0 million aggregate principal amount of borrowings under the New Senior Secured Credit Facility For the year ended December 26, 2020, we had debt service payment obligations of approximately $18.9 million. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures or to sell assets, seek additional capital or restructure or refinance our indebtedness. Our ability to restructure or refinance our current or future debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. We cannot assure you that our business will be able to generate sufficient levels of cash or that future borrowings or other financings will be available to us in an amount sufficient to enable us to service our indebtedness and fund our other liquidity needs. In addition, our indebtedness under the New Senior Secured Credit Facility will bear interest at variable rates. Because we have variable rate debt, fluctuations in interest rates may affect our business, financial condition and results of operations.
Our New Senior Secured Credit Facility will contain financial covenants and other restrictions on our actions that may limit our operational flexibility or otherwise adversely affect our business, financial condition and results of operations.
The terms of our New Senior Secured Credit Facility will include a number of covenants that limit our ability to (subject to negotiated exceptions), among other things, incur additional indebtedness or issue preferred stock, incur liens on assets, enter into agreements related to mergers and acquisitions, dispose of assets or pay dividends and make distributions. The terms of the New Senior Secured Credit Facility will require us to maintain a net leverage ratio that is at or below the one specified in the agreement governing the facility and a minimum fixed charge coverage ratio. The terms of our New Senior Secured Credit Facility may restrict our current and future operations and could adversely affect our ability to finance our future operations or capital needs. In addition, complying with these covenants may make it more difficult for us to successfully execute our business strategy and compete against companies that are not subject to such restrictions.
A failure by us to comply with the covenants specified in the New Senior Secured Credit Facility could result in an event of default under the agreement, which would give the lenders the right to terminate their commitments to provide additional loans under the agreement and to declare all borrowings outstanding under the agreement, together with accrued and unpaid interest and fees, to be immediately due and payable. If the debt under the agreement were to be accelerated, we may not have sufficient cash or be able to borrow sufficient funds to refinance the debt or sell sufficient assets to repay the debt, which could adversely affect our business, financial condition and results of operations.
Our ability to raise capital in the future may be limited.
Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. Additional financing may not be available on favorable terms or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to holders of our common stock to make claims on our assets and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities or securities convertible into equity securities, existing stockholders will experience dilution and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, you bear the risk of our future securities offerings reducing the market price of our common stock and diluting their interest.

Our failure or our franchisees’ failure to comply with health, employment and other federal, state, local and provincial laws, rules and regulations may lead to losses and harm our brands.
We and our franchisees are subject to various federal, state, local, provincial and foreign laws and are subject to a variety of litigation risks, including, but not limited to, guest claims, product liability claims, personal-injury claims, environmental claims, employee allegations of improper termination, harassment and discrimination, wage and hour claims and claims related to violations of the Americans with Disabilities Act of 1990 (“ADA”), the Family and Medical Leave Act (“FMLA”) and similar state, local and municipal laws, religious freedom, the Fair Labor Standards Act (“FLSA”), the Dodd-Frank Act, the Health Care Reform Act, the Electronic Funds Transfer Act, the Payment Card Industry Data Security Standards, franchise laws, ERISA and intellectual property claims. The successful development and operation of our centers depends to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic and other regulations. Our centers’ operations are also subject to licensing and regulation by state, local and municipal departments relating to safety standards, federal, state and municipal labor and immigration law (including applicable equal pay and minimum wage requirements, overtime pay practices, reimbursement for necessary business expense practices, classification of employees, working and safety conditions and work authorization requirements), federal, state, local and municipal laws prohibiting discrimination and other laws regulating the design and operation of facilities, such as the ADA, the Health Care Reform Act and applicable human rights and accessibility legislation, and subsequent amendments.
The operation of our franchise system is also subject to franchise laws and regulations enacted by a number of states and rules promulgated by the U.S. Federal Trade Commission. Any future legislation regulating franchise relationships may negatively affect our operations, particularly our relationships with our franchisees.
Failure to comply with new or existing franchise laws and regulations in any jurisdiction or to obtain required government approvals could result in a ban or temporary suspension on selling franchised centers, which could reduce the franchise fees we collect and corresponding profits, which in turn could materially and adversely affect our business and results of operations.
In addition to the risk of adverse legislation or regulations being enacted in the future, we cannot predict how existing or future laws or regulations will be administered or interpreted. Further, we cannot predict the amount of future expenditures that may be required in order to comply with any such laws or regulations.
We and our franchisees are subject to the FLSA and similar state laws, which govern such matters as time keeping and payroll requirements, minimum wage, overtime, employee and worker classifications and other working conditions, along with the ADA, FMLA and the Immigration Reform and Control Act of 1986, various family leave, sick leave or other paid time off mandates and a variety of other laws enacted, or rules, regulations and decisions promulgated or rendered, by federal, state, local and municipal governmental authorities that govern these and other employment matters, including labor scheduling, meal and rest periods, working conditions and safety standards. We have experienced and expect further increases in payroll expenses as a result of federal, state and municipal mandated increases in the minimum wage. In addition, our vendors may be affected by higher minimum wage standards, which may increase the price of goods and services they supply to our brands.
Companies that operate franchise systems may also be subject to claims for allegedly being a joint employer with a franchisee. In August 2015, the National Labor Relations Board (the “NLRB”) adopted a new and broader standard for determining when two or more otherwise unrelated employers may be found to be a joint employer of the same employees under the National Labor Relations Act. Under that standard, there was an increased risk that franchisors could be held liable or responsible for unfair labor practices and other violations at franchised centers under the National Labor Relations Act and subject them to other liabilities and obligations. However, on February 25, 2020 the NLRB adopted a rule that reinstated the standard that existed prior to August 2015 thereby reducing the risk that franchisors might be held liable as a joint employer under the National Labor Relations Act as well for other violations and claims referenced above. Further, on January 12, 2020, the U.S. Department of Labor (the “DOL”) announced a final rule to revise and update the definition of joint employer under the FLSA. Under the final rule, the test for assessing whether a party can be deemed a joint employer would be based upon whether that party (i) hires or fires the employee; (ii) supervises and controls the employee’s work schedule or conditions of employment to a substantial degree; (iii) determines the employee’s rate and method of payment; and (iv) maintains the employee’s employment records. The final rule also clarifies when additional factors may be relevant in determining whether a person is a joint employer, and identifies certain other factors that do not make joint employer status more or less likely under the FLSA, including the relationships that exist under the typical franchise business model. The final rule is effective as of March 16, 2020, and is likely to reduce a franchisor’s risk of liability that existed under the joint employer standard in effect under the FLSA prior to that date. However, a New York federal court rejected certain provisions of the DOL’s final rules in September 2020 relating to the joint employer test. The new rules promulgated by the NLRB and the DOL do not affect potential liability as a joint employer under other federal or state laws that are interpreted to require application of the standards existing prior to the adoption of the new rules in 2020 or other similar standards.
Additionally, depending upon the outcome of certain legal proceedings currently pending before a federal court in California involving the application of the wage and hour laws of California in another franchise system, franchisors may be subject to claims that their franchisees should be treated as employees and not as independent contractors under the wage and hour laws of that state and, potentially, certain other states with similar wage and hour laws. Further, the California legislature recently enacted a statute known as Assembly Bill 5 (“AB-5”), which in its current form would require “gig economy” workers to be reclassified as employees instead of independent contractors. Depending upon the application of AB-5, franchisors in certain industries could be deemed to be covered by the statute, in which event their franchisees would be deemed to be employees of the franchisors. If such misclassification claims are successful against a franchisor, the franchisor could be liable to its franchisees (and potentially their employees) based upon the rights and remedies available to employees under such laws and, thereafter, have to treat its franchisees (and their employees) as the franchisor’s employees under these laws.
We expect increases in payroll expenses as a result of federal, state and municipal mandated increases in the minimum wage, and although such increases are not expected to be material, there can be no assurance that there will not be material increases in the future. Enactment and enforcement of various federal, state, local and municipal laws, rules and regulations on immigration and labor organizations may adversely impact the availability and costs of labor in any of the countries in which we operate. Other labor shortages or increased employee turnover could also increase labor costs. In addition, vendors may be affected by higher minimum wage standards or availability of labor, which may increase the price of goods and services they supply to us. Evolving labor and employment laws, rules and regulations could also result in increased exposure on our part for labor and employment related liabilities that have historically been borne by franchisees.
Increased health care costs could have a material adverse effect on our business and results of operations. These various laws and regulations could lead and have led to enforcement actions, fines, civil or criminal penalties or the assertion of litigation claims and damages. In addition, improper conduct by our franchisees, employees or agents could damage our reputation and lead to litigation claims, enforcement actions and regulatory actions and investigations, including, but not limited to, those arising from personal injury, loss or damage to personal property or business interruption losses, which could result in significant awards or settlements to plaintiffs and civil or criminal penalties, including substantial monetary fines. Such events could lead to an adverse impact on our financial condition, even if the monetary damage is mitigated by insurance coverage.
Noncompliance by us or our franchisees with any of the foregoing laws and regulations could lead to various claims and reduced profits as set forth in more detail below under “—Complaints or litigation may adversely affect our business and reputation.”
If products sold by us or our franchisees are found to be defective in labeling or content, our credibility and that of the brands we sell may be harmed, marketplace acceptance of our products may decrease, and we may be exposed to liability in excess of our products liability insurance coverage and manufacturer indemnities.
We do not control the production process for the products we sell. We may not be able to identify a defect in a product we purchase from a manufacturer before we offer such product to our franchisees or for resale. In many cases, we rely on representations of manufacturers and fillers about the products we purchase for resale regarding the composition, manufacture and safety of the products, as well as the compliance of our product labels with government regulations. Our and our franchisees sale of certain products exposes us and our franchisees to potential product liability claims, recalls or other regulatory or enforcement actions initiated by federal, state or foreign regulatory authorities or through private causes of action. Such claims, recalls or actions could be based on allegations that, among other things, the products sold by us or our franchisees are misbranded, contain contaminants or impermissible ingredients, provide inadequate instructions regarding their use or misuse, or include inadequate warnings concerning flammability or interactions with other substances. Claims against us or our franchisees could also arise as a result of the misuse by purchasers of such products or as a result of their use in a manner different than the intended use. We and our franchisees may be required to pay for losses or injuries actually or allegedly caused by the products we sell and to recall any product we sell that is alleged to be or is found to be defective. Furthermore, such claims could have an adverse impact on our and franchisees reputation.
Any actual defects or allegations of defects in products sold by us or our franchisees could result in adverse publicity and harm our credibility or the credibility of the manufacturer, which could adversely affect our business, financial condition and results of operations. Although we may have indemnification rights against the manufacturers of many of the products we distribute and rights as an “additional insured” under the manufacturers’ insurance policies, it is not certain that any manufacturer or insurer will be financially solvent and capable of making payment to any party suffering loss or injury caused by products sold by us or our franchisees or if all losses would be covered by such indemnification rights or insurance policies. If we are forced to expend significant resources and time to resolve such claims or to pay material amounts to satisfy such claims, it could have an adverse effect on our business, financial condition and results of operations.
Our operations and financial performance has been affected by, and is expected to continue to be affected by, the COVID-19 pandemic.
The global crisis resulting from the spread of COVID-19 has disrupted, and continues to significantly disrupt, local, regional, and global economies and businesses in the locations in which we operate, as well as adversely affected workforces, guests, consumer sentiment, economies and financial markets, and has impacted our financial results. Because personal-care services were generally not deemed “essential” by federal, state and local governmental authorities in the United States, all of our centers temporarily closed during the ongoing COVID-19 pandemic. In accordance with applicable guidelines from governmental authorities and the Center for Disease Control, our centers reopened as stay-at-home orders lifted on a state-by-state and county-by-county basis with capacity limitations. As a result of the ongoing COVID-19 pandemic, our centers also experienced reduced guest traffic and sales volume due to changes in consumer behavior as individuals decreased spending on discretionary spending and practiced social distancing and other behavioral changes mandated by governmental authorities or independently undertaken out of an abundance of caution resulting in same-store sales in 2020 decreasing to -36%. In many of the locations in which we operate, the COVID-19 pandemic has resulted in an acute economic downturn and significantly increased unemployment. A sustained decline in the sales and operating results of centers as a result of the ongoing COVID-19 pandemic, the acute economic downturn resulting therefrom or continued weak economic conditions could, in turn, materially and adversely affect the ability of franchisees to pay, or disrupt the timely payment of, amounts owed to us or decrease the profitability of our centers.
The COVID-19 pandemic has the potential to cause a disruption in our supply chain and may adversely impact economic conditions in the United States. These and other disruptions, as well as poor economic conditions generally, may lead to a decline in the sales and operating results of our centers. In addition, the continuation of the COVID-19 pandemic may adversely affect the economies and financial markets of United States and could result in a sustained reduction in the demand for our services and products, longer payment cycles, slower adoption of new products and services and/or increased price competition, as well as a reduction of workforce at our centers. A decline in the sales and operating results of our centers could in turn materially and adversely affect our ability to pursue our growth strategy. Each of these results would reduce our future sales and profit margins, which in turn could materially and adversely affect our business and results of operations.
While COVID-19 negatively impacted our business and results of operations during fiscal year 2020, we cannot determine what portion of our financial performance during fiscal year 2020 was the result of the COVID-19 pandemic. See “Business — Our Long-Term Financial Track Record of Consistent Growth—Performance in 2020 and During the COVID-19 Pandemic.” The full extent to which COVID-19 impacts us will depend on future developments, including the duration, spread and severity of the pandemic, the extent of additional outbreaks, the effectiveness or duration of measures intended to contain or mitigate the spread of COVID-19 or prevent future outbreaks, and the effect of these developments on overall demand in the waxing service and personal-care industries in the geographic regions in which we operate, all of which are highly uncertain and difficult to accurately predict. These uncertainties may increase variability in our future results of operations and adversely impact our ability to accurately forecast changes in our business performance and financial condition in future periods. If we are not able to respond to and manage the impact of such events effectively, our business and results of operations could be adversely affected.
Adverse economic conditions or a global debt crisis could adversely affect our business.
Our financial condition and results of operations are impacted by global markets and economic conditions over which neither we nor our franchisees have control. An economic downturn may result in a reduction in the demand for our services and products, longer payment cycles, slower adoption of new products and services and/or increased price competition. Declining economic conditions may cause our guests to defer seeking waxing services or other personal-care services. As a result, poor economic conditions may lead to a decline in the sales and operating results of our centers, which could in turn materially and adversely affect the ability of franchisees to pay franchise royalties or amounts owed to us, or have a material adverse impact on our ability to pursue our growth strategy. Each of these results would reduce our profits, which could materially and adversely affect our business and results of operations.
Changes in tax laws may adversely affect us, and the Internal Revenue Service (the “IRS”) or a court may disagree with tax positions taken by EWC Ventures or us, which may result in adverse effects on our financial condition or the value of our common stock.
The Tax Cuts and Jobs Act (the “TCJA”), enacted on December 22, 2017, significantly affected U.S. tax law, including by changing how the U.S. imposes tax on certain types of income of corporations and by reducing the U.S. federal corporate income tax rate to 21%. It also imposed new limitations on a number of tax benefits, including deductions for business interest, use of net operating loss carry forwards, taxation of foreign income, and the foreign tax credit, among others. The CARES Act, enacted on March 27, 2020, in response to the COVID-19 pandemic, further amended the U.S. federal tax code, including in respect of certain changes that were made by the TCJA, generally on a temporary basis. There can be no assurance that future tax law changes will not increase the rate of the corporate income tax significantly, impose new limitations on deductions, credits or other tax benefits, or make other changes that may adversely affect our business, cash flows or financial performance. In addition, the IRS has yet to issue guidance on a number of important issues regarding the changes made by the TCJA and the CARES Act. In the absence of such guidance, we will take positions with respect to a number of unsettled issues. There is no assurance that the IRS, any other taxing authority or a court will agree with the positions taken by us, in which case tax penalties and interest may be imposed that could adversely affect our business, cash flows or financial performance.
Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including: (i) changes in the valuation of our deferred tax assets and liabilities, (ii) expected timing and amount of the release of any tax valuation allowance, (iii) expiration of or detrimental changes in research and development tax credit laws, (iv) tax effects of stock-based compensation, and (v) costs related to intercompany restructurings. We may be subject to audits of our income, sales and other transaction taxes by U.S. federal and state tax authorities. Outcomes from these audits could have an adverse effect on our operating results and financial condition.
Complaints or litigation may adversely affect our business and reputation.
We may be subject to claims, including class action lawsuits, filed by our guests, franchisees, employees, suppliers, landlords, governmental authorities and others in the ordinary course of business, including as a result of violations of the laws set forth above under “—Our failure or our franchisees’ failure to comply with health, employment, and other federal, state, and local laws, rules and regulations may lead to losses and harm our brands”. Significant claims may be expensive to defend and may divert time and resources away from our operations, causing adverse impacts to our operating results. In addition, adverse publicity related to litigation could negatively impact the reputation of our brands, even if such litigation is not valid, or a substantial judgment against us could negatively impact the reputation of our brands, resulting in further adverse impacts to results of operations. Franchisees are subject to similar litigation risks.

In the ordinary course of business, we will be, from time to time, the subject of complaints or litigation from franchisees, which could relate to alleged breaches of contract or wrongful termination under the franchise documents. These claims may also reduce the ability of franchisees to enter into new franchise agreements with us. In addition, litigation against a franchisee or their affiliates or against a corporate-owned center by third parties, whether in the ordinary course of business or otherwise, may include claims against us by virtue of our relationship with the franchisee or corporate-owned center, including, without limitation, for allegedly being a joint employer with a franchisee, resulting in vicarious liability for acts and omissions at centers over which we have little or no control over day-to-day operations. Litigation may lead to a decline in the sales and operating results of our centers and divert our management resources regardless of whether the allegations in such litigation are valid or whether we are liable.
Further, we may be subject to employee, franchisee and other claims in the future based on, among other things, discrimination, harassment, wrongful termination and wage, rest break and meal break issues, including those relating to overtime compensation. We have been subject to these types of claims in the past, and if one or more of these claims were to be successful or if there is a significant increase in the number of these claims, our business, financial condition and operating results could be harmed.
Certain governmental authorities and private litigants have recently asserted claims against franchisors for provisions in their franchise agreements which restrict franchisees from soliciting and/or hiring the employees of other franchisees or the applicable franchisor. Claims against franchisors for such “no-poaching” clauses include allegations that these clauses violate state and federal antitrust and unfair practices laws by restricting the free movement of employees of franchisees or franchisors (including both corporate employees and the employees of corporate-owned centers), thereby depressing the wages of those employees. We have historically had no-poaching clauses in our franchise agreements. In 2018, the Attorney General of the State of Washington issued civil investigative demands to a number of franchisors seeking information concerning no-poaching clauses in their franchise agreements. In September 2018, we received a civil investigative demand requesting information concerning our use of no-poaching clauses. To resolve objections to these clauses raised by the Washington Attorney General, we entered into an Assurance of Discontinuance (“AOD”) with the state agreeing to no longer include such provision in any U.S. franchise agreement or renewal franchise agreement signed after the date of the AOD, to not enforce any such provisions in any of our existing franchise agreements and to notify our franchisees of these changes. In the case of Washington-based franchisees, we agreed to seek amendments to their franchise agreements removing the no-poaching clauses. No fines or other monetary penalties were assessed against us. Any adverse results in any cases or proceedings that may be brought against us by any governmental authorities or private litigants may materially and adversely affect our business and results of operations.
We are subject to payment-related risks.
For our and our franchisees’ sales to our guests, we and our franchisees accept a variety of payment methods, including credit cards, debit cards, electronic funds transfers and electronic payment systems. Accordingly, we are, and will continue to be, subject to significant and evolving regulations and compliance requirements, including obligations to implement enhanced authentication processes that could result in increased costs and liability, and reduce the ease of use of certain payment methods. For certain payment methods, including credit and debit cards, as well as electronic payment systems, we pay interchange and other fees, which may increase over time. We rely on independent service providers for payment processing, including credit and debit cards. If these independent service providers become unwilling or unable to provide these services to us or if the cost of using these providers increases, our business could be harmed. We are also subject to payment card association operating rules and agreements, including data security rules and agreements, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, or if our data security systems are breached or compromised, we may be liable for losses incurred by card issuing banks or our guests, subject to fines and higher transaction fees, lose our ability to accept credit or debit card payments from our guests, or process electronic fund transfers or facilitate other types of payments. Any failure to comply with the foregoing rules or requirements could harm our brand, reputation, business and results of operations.

Our business is subject to seasonality.
Our results are subject to seasonality fluctuations in that services are typically in higher demand in periods leading up to holidays and the summer season. The resulting demand trend yields higher results in the second and fourth quarter of our fiscal year. In addition, our quarterly results may fluctuate significantly, because of several factors, including the timing of center openings, price increases and promotions, and general economic conditions. Seasonal changes may continue to impact the demand for our waxing services and products, leading to continued fluctuations in quarterly results as a result of many factors. Timing of consumer purchases will vary each year and sales can be expected to shift from one quarter to another. In addition, unusual fluctuations in demand for our services and products could reduce our and our franchisees’ sales and profit margins, which in turn may materially and adversely affect our business and results of operations.
Higher health care costs could adversely affect our results of operations.
Franchisees may, and in certain cases are required to, offer access to health care benefits to certain of their employees and we may offer access to health care benefits to certain of our employees at corporate-operated centers. Changes in legislation, including government-mandated health care benefits under the Patient Protection and Affordable Care Act (“Health Care Reform Act”) and changes in market practice may cause us and our franchisees to provide health insurance to employees on terms that differ significantly from those of existing programs, and may increase the cost of health care benefits. Additionally, some states and localities have passed state and local laws mandating the provision of certain levels of health benefits by some employers. We and our franchisees may also be subject to increased health care costs as a result of litigation requiring the payment of additional health care costs.
We continue to review any potential amendments to the Health Care Reform Act to evaluate the potential impact of any amendment on our business, and to accommodate various parts of the laws. Although we cannot currently determine with certainty what long-term impact any such potential amendment will have on us, it is expected that costs will increase over the long term, as well as for franchisees and/or third-party suppliers and service providers. There are no assurances that a combination of cost management and price increases can accommodate all of the costs associated with compliance with the Health Care Reform Act or any potential amendment to such legislation. Increased health care costs could have a material adverse effect on our results of operations, business, and financial condition.
Insurance coverage may not be adequate, and increased self-insurance and other insurance costs could adversely affect our results of operations.
We and our franchisees maintain insurance, and these insurance policies may not be adequate to protect us from liabilities that we incur in our business. Certain extraordinary hazards, for example, may not be covered, and insurance may not be available (or may be available only at prohibitively expensive rates) with respect to many other risks. Moreover, any loss incurred could exceed policy limits, and policy payments made to us or our franchisees may not be made on a timely basis. Any such loss or delay in payment could lead to a decline in the sales and operating results of our centers, which could in turn have a material and adverse effect on our revenues, results of operations, business, and financial condition.
In addition, in the future, insurance premiums may increase and we and our franchisees may not be able to obtain similar levels of insurance on reasonable terms, or at all. Although we seek to manage our claims to prevent increases, such increases can occur unexpectedly and without regard to our efforts to limit them. If such increases occur, our centers may be unable to pass them along to our guests through product or service price increases, resulting in decreased profitability, which could have a material adverse effect on our business and results of operations.
In the event that liability to third parties arises, to the extent losses experienced by such third parties are either not covered by the franchisee’s or our insurance or exceed the policy limits of the franchisee’s or our insurance, such parties could seek to recover their losses from us, whether or not they are legally or contractually entitled to do so, which could increase litigation costs or result in liability for us. Additionally, a substantial unsatisfied judgment could result in the bankruptcy of one or more of our operating entities, which could have a material adverse effect on our results of operations, business, and financial condition.

Risks Relating to the Franchisees
Nearly all of our centers are owned and operated by franchisees and, as a result, we are highly dependent upon our franchisees.
While the franchise agreements are designed to maintain brand consistency, the high percentage of our centers owned by franchisees may expose us to risks not otherwise encountered if we had owned and controlled the centers. In particular, we are exposed to the risk of defaults or late payments by franchisees of franchisee payments. Other risks include limitations on enforcement of franchise obligations due to bankruptcy or insolvency proceedings; unwillingness of franchisees to support marketing programs and strategic initiatives; inability to participate in business strategy changes due to financial constraints; inability to meet rent obligations on subleases; failure to operate the centers in accordance with required standards; failure to report sales information accurately; efforts by one or more large franchisees or an organized franchise association to cause poor franchise relations; and failure to comply with quality and safety requirements that result in potential losses even when we are not legally liable for a franchisee’s actions or failure to act. Although we believe that our current relationships with franchisees are generally good, there can be no assurance that we will maintain strong franchise relationships. Our dependence on franchisees could adversely affect our business and financial condition, our reputation, and our brands.
It is important for us and our franchisees to attract, train, and retain talented wax specialists and managers.
In addition to the guest experience in our centers, guest loyalty is also dependent upon the wax specialists who serve our guests. We have developed a specialized and brand specific training program for our wax specialists. Our ability to hire, train and retain qualified, licensed wax specialists is key to a supportive guest experience that creates repeat visits. In order for our franchisees to profitably grow our business and our brand, it is important to adequately staff our centers. Because the OOH waxing industry is highly fragmented and comprised of many independent operators, the market for wax specialists is typically highly competitive. In addition, increases in minimum wage requirements may impact the number of wax specialists considering careers outside the waxing industry. In some markets, we and our franchisees have experienced a shortage of qualified wax specialists. Offering competitive wages, benefits, education and training programs are important elements to attracting and retaining qualified wax specialists. In addition, we have observed that some wax specialists are not comfortable coming back to the center environment during COVID-19. If our corporate-owned centers or franchisees are not successful in attracting, training and retaining wax specialists or in staffing our centers, our same-store sales or the performance of our franchise business could experience periods of variability or sales could decline and our results of operations could be adversely affected.
Franchisees are operating entities exposed to risk.
Franchisees, as operating entities, may be natural persons or legal entities. Under certain of the franchise documents, franchisee entities are not required to be limited-purpose entities, making them potentially subject to business, credit, financial and other risks, which may be unrelated to the operations of our centers. These unrelated risks could materially and adversely affect a franchisee and its ability to make its franchisee payments in full or on a timely basis. A decrease in franchisee payments could have a material adverse effect on our business and results of operations.
Changes in labor costs, other operating costs, such as commodity costs, interest rates and inflation could adversely affect our results of operations.
Increases in employee wages, benefits, and insurance and other operating costs such as commodity costs, legal claims, insurance costs and costs of borrowing could adversely affect operations and administrative expenses at our centers. A significant number of the employees at our franchisee and corporate-owned centers are paid at rates impacted by the applicable minimum wage. To the extent implemented, federal, state and local proposals that increase minimum wage requirements or mandate other employee matters could materially increase labor and other costs for our franchisees. Several states in which we operate have approved minimum wage increases that are above the federal minimum wage. As more jurisdictions implement minimum wage increases, we expect our franchisees’ labor costs will continue to increase. Operating costs are susceptible to increases as a result of factors beyond our control, such as weather conditions, natural disasters, disease outbreaks, global demand, product recalls, inflation, civil unrest, tariffs and government regulations.
Any increase in such costs for our centers could reduce our and our franchisees’ sales and profit margins if we choose not, or are unable, to pass the increased costs to our guests. In addition, increases in interest rates may impact land and construction costs and the cost and availability of borrowed funds and leased centers, and thereby adversely affect our and our franchisees’ ability to finance the development of additional centers and maintenance of existing centers. Inflation can also cause increased commodity, labor and benefits costs which could reduce the profitability of our centers. Increases in labor costs could make it difficult to find new franchisees. Any of the foregoing increases could adversely affect our and our franchisees’ business and results of operations.
We may not be able to retain franchisees or maintain the quality of existing franchisees.
Many of our franchised centers are heavily reliant on its franchisee, many of whom are individuals who have numerous years of experience addressing a broad range of concerns and issues relevant to its business. We attempt to retain such franchisees by providing them with competitive franchising opportunities. However, we cannot guarantee the retention of any, including the top-performing, franchisees in the future, or that we will maintain the ability to attract, retain, and motivate sufficient numbers of franchisees of the same caliber, and the failure to do so could materially and adversely affect our business and results of operations. In the event a franchisee leaves our franchise and a successor franchisee is not found, or a successor franchisee that is approved is not as successful in operating the center as the former franchisee or franchisee principal, the sales of the center may be impacted and the corresponding royalty and other fees we collect.
The quality of existing franchisee operations may be diminished by factors beyond our control, including franchisees’ failure or inability to hire or retain qualified managers, wax specialists, and other personnel or franchisees experiencing financial difficulty, including those franchisees that become over-leveraged. Training of managers, wax specialists, and other personnel may be inadequate. These and other such negative factors could reduce the franchisees’ revenues, could impact payments under the franchise documents and could delay a new center’s ability to reach profitability in line with our maturation curve, any of which could have a material adverse effect on our business and results of operations.
Our center development plans under development agreements may not be implemented effectively by franchisees.
We rely heavily on franchisees to develop our centers. Development involves substantial risks, including the following:
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the availability of suitable locations and terms for potential development sites;

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the availability of prospective franchisees who meet our recruiting criteria;

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the ability of franchisees to fulfill their commitments to build new centers in the numbers and the time frames specified in their development agreements;

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the availability of financing, at acceptable rates and terms, to both franchisees and third-party landlords, for center development;

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delays in obtaining construction permits and in completion of construction;

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developed properties not achieving desired revenue or cash flow levels once opened;

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competition for suitable development sites;

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changes in governmental rules, regulations, and interpretations (including interpretations of the requirements of the ADA); and

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general economic and business conditions.

There is no assurance that franchisees’ development and construction of centers will be completed, or that any such development will be completed in a timely manner. There is no assurance that present or future development plans will perform in accordance with expectations.

The opening and success of our centers depend on various factors, including the demand for our centers and the selection of appropriate franchisee candidates, the availability of suitable sites, the negotiation of acceptable lease or purchase terms for new centers, costs of construction, permit issuance and regulatory compliance, the ability to meet construction schedules, the availability of financing and other capabilities of franchisees. There is no assurance that we will be able to identify, recruit or contract with suitable franchisees in our target markets on a timely basis or at all or that selected franchisees planning the opening of centers will have the ability or sufficient access to financial resources necessary to open and operate the centers required by their agreements. It cannot be assured that franchisees will successfully participate in our strategic initiatives or operate centers in a manner consistent with our concepts and standards. If we are unable to recruit suitable franchisees or if franchisees are unable or unwilling to open new centers as planned, our growth may be slower than anticipated, which could materially adversely affect our ability to increase our revenue and our business, financial condition and results of operations.
Franchisee changes in control may cause complications.
The franchise documents prohibit “changes in control” of a franchisee without our consent. In the event we provide such consent, there is no assurance that a successor franchisee would be able to perform the former franchisee’s obligations under such franchise documents or successfully operate its franchise. In the event of the death or disability of a franchisee or the principal of a franchisee entity, the personal representative of the franchisee or principal of a franchisee entity may not find an acceptable transferee. In the event that an acceptable successor franchisee is not located, the franchisee would be in default under its franchise documents or otherwise not be able to comply with its obligations under the franchise documents and, among other things, the franchisee’s right to operate its franchise could be terminated. If a successor franchisee is not found, or a successor franchisee that is approved is not as successful in operating the center as the former franchisee or franchisee principal, the sales of the center would be impacted and could adversely impact our business and results of operations.
We may be liable for certain obligations of our franchisees.
We and our franchisees offer guests the option to purchase services in pre-paid packages, which may or may not be redeemed later and may be redeemed at a center different from the center of purchase. Our franchise system includes a clearing house process that we control, where amounts received for pre-paid services are applied to the center where the services are redeemed as opposed to where they may have been purchased. If a franchisee that has sold a pre-paid package ceases to operate, we may decide to pay amounts to franchisees at other centers where the package is redeemed to minimize any associated reputational damage. As a result, if multiple franchisees cease to operate, we may face significant payment obligations, which could materially and adversely affect our business and results of operations.
Franchise documents are subject to termination and non-renewal.
The franchise documents are subject to termination by us in the event of a default generally after expiration of applicable cure periods. Under certain circumstances, including unauthorized transfer or assignment of the franchise, breach of the confidentiality provisions or health and safety violations, a franchise document may be terminated by the franchisor under the franchise document upon notice without an opportunity to cure. Generally, the default provisions under the franchise documents are drafted broadly and include, among other things, any failure to meet operating standards and actions that may threaten our intellectual property.
In addition, as of December 26, 2020, 153 franchised centers have terms that will expire over the next 12 months. In such cases, the franchisees may renew the franchise term and receive a “successor” franchise agreement for one additional successive term of ten years. Such option, however, is contingent on the franchisee’s execution of our then-current form of franchise agreement (which may include increased franchise royalty rates, marketing fees and other costs or requirements), the satisfaction of certain conditions (including, among other things, compliance with the terms of the existing agreement, the payment of capital expenditures as necessary to maintain uniformity with our then-current standards, and others), compliance with any training requirements and the payment of a renewal fee. If a franchisee is unable or unwilling to satisfy any of the foregoing conditions, such franchisee’s expiring franchise agreement and the related franchisee payments will terminate upon expiration of the term of the franchise agreement unless we decide to restructure the franchise documents in order to induce such franchisee to renew the franchise agreement.
Terminations or restructurings of franchise documents could reduce franchise payments or require us to incur expenses to solicit and qualify new franchises, which in turn may materially and adversely affect our business and results of operations.
Our same-store sales and quarterly financial performance may fluctuate for a variety of reasons.
Our same-store sales and quarterly results of operations have fluctuated in the past and we expect them to continue to fluctuate in the future. A variety of factors affect our same-store sales and quarterly financial performance, including:
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a portion of a typical new center’s sales (or sales we make over our e-commerce channels) coming from guests who previously visited our other existing centers;

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the ability of new centers to reach profitability and maturity in line with our and our franchisees’ expectations;

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the timing and effectiveness of our marketing and promotional activities and those of our competitors;

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the effects of severe weather events or other natural disasters;

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fluctuations in the cost to us of products and services we sell;

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changes in our merchandising strategy or mix;

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center closures in response to state or local regulations due to the COVID-19 pandemic or other health concerns; and

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worldwide economic conditions and, in particular, the retail sales environment in the United States.

Accordingly, our results for any one fiscal quarter are not necessarily indicative of the results to be expected for any other quarter, and may even decrease, which could have a material adverse effect on our business, financial condition and results of operations.
Our current centers may become unattractive, and attractive new centers may not be available for a reasonable price, if at all, which could adversely affect our business.
The success of any of our centers depends in substantial part on its location. There can be no assurance that our current centers will continue to be attractive as demographic patterns and trade areas change. For example, neighborhood or economic conditions where our centers are located could decline in the future, thus resulting in potentially reduced sales. In addition, rising real estate prices in some areas may restrict our ability or our franchisees’ ability to purchase or lease new desirable locations. If desirable locations cannot be obtained at reasonable prices, our ability to execute our growth strategies could be adversely affected, and we may be affected by declines in sales as a result of the deterioration of certain locations, each of which could materially and adversely affect our business and results of operations.
Opening new centers in close proximity may negatively impact our existing centers’ revenues and profitability.
As of March 27, 2021, we and our franchisees operated 808 centers in 44 states and the District of Columbia. We and our franchisees plan to open many new centers in the future, some of which will be in existing markets and may be located in close proximity to centers already in those markets. Although the franchise agreements provide franchisees with varying degrees of exclusive areas and territory exclusivity, these territories may be relatively small, and overall there is a geographic concentration of our centers in certain states, regions and cities. Opening new centers in close proximity to existing centers may attract some guests away from those existing centers, which may lead to diminished revenues and profitability for us and our franchisees rather than increased market share. In addition, as a result of new centers opening in existing markets and because older centers will represent an increasing proportion of our center base over time, our same-store sales increases may be lower in future periods than they have been historically.

Furthermore, economic conditions in particular areas may have a disproportionate impact on our business. Our centers are most concentrated in California, Texas, New York, New Jersey and Florida. No single state accounted for more than 12% of system-wide sales and the top three states represented less than 35% of system-wide sales for the year ended December 26, 2020; however, adverse economic conditions in states, regions or cities that contain a high concentration of our centers could have a material adverse impact on our sales and profit margins in the future, which in turn could materially and adversely affect our business and results of operations.
Risks Relating to our Suppliers and Distributors
We depend on a limited number of key suppliers, including international suppliers, to deliver high-quality products at prices similar to historical levels.
We depend on two key suppliers, Perron Rigot, SAS and Grupo DRV—Phytolab S.L., to provide our proprietary wax to our franchisees and one key supplier, Batallure Beauty LLC, to provide branded retail products to our franchisees. Our success is dependent on, among other things, our continuing ability to offer our services and products at prices similar to historical levels. We currently have a long-term contract with only one of the wax suppliers. Our suppliers may be adversely impacted by economic weakness and uncertainty, such as increased commodity prices, increased fuel costs, tight credit markets and various other factors. In such an environment, our suppliers may seek to change the terms on which they do business with us in order to lessen the impact of any current and future economic challenges on their businesses or may cease or suspend operations. If we are forced to renegotiate the terms upon which we conduct business with our suppliers or find alternative suppliers to provide key products or services, it could adversely impact the profit margins at our and our franchised centers, which in turn could materially and adversely affect our business and results of operations.
Economic weakness and uncertainty may force suppliers to seek financing in order to stabilize their businesses, restructure or cease operations completely. In addition, some of our key suppliers have significant operations overseas outside of the markets in which we operate, which could expose us to events in the countries of those suppliers’ operations, including government intervention, increased tariffs and shipping costs and foreign currency fluctuation. For instance, if products from suppliers with overseas operations become subject to tariffs, we may be unable or unwilling to offset the financial impact of these tariffs through price increases to our guests. Moreover, if a key supplier suspends or ceases operations, our remaining suppliers may not be able to cover a potential supply shortfall and meet our supply demands, and we and our franchisees may have difficulty keeping our respective centers fully supplied as a result. If we and our franchisees were forced to suspend one or more services offered to our guests, that could have a significant adverse impact on our sales and profit margins and the royalty revenue we collect from franchisees, which in turn could materially and adversely affect our business and results of operations.
Changes in supply costs could adversely affect our results of operations.
The operation of our franchisees and corporate-owned centers requires large quantities of supplies for waxing and the other personal-care services we provide. Our success depends in part on our ability to anticipate and react to changes in supply costs, and we are susceptible to increases in primary and secondary supply costs as a result of factors beyond our control. These factors include general economic conditions, significant variations in supply and demand, seasonal fluctuations, pandemics, weather conditions, fluctuations in the value of currencies in the markets in which we operate, commodity market speculation, changes in raw materials costs and government regulations. Higher supply costs could reduce our profits, which in turn may materially and adversely affect our business and results of operations. This volatility could also cause us and our franchisees to consider changes to our product delivery strategy and result in adverse adjustments to pricing of our services.
Decreases in our product sourcing revenue could adversely affect our results of operations.
We supply our franchisees and corporate-owned centers certain products required to operate applicable centers. Our franchisees are required to purchase waxing and other European Wax Center branded products from us. While it is our expectation that we will benefit from product sourcing income and pricing arrangements, there can be no assurance that such income and arrangements will continue, be renewed or replaced. Our failure to maintain our current product sourcing income could have a material adverse effect on our sales and profit margins, which in turn could materially and adversely affect our business and results of operations. We currently purchase our proprietary wax that is used on-site for services at our centers from two large wax suppliers at negotiated prices based on our scale. Our failure to negotiate beneficial terms in the future could have a material adverse effect on our sales and profit margins. Decreases in the volume of our purchases by or increases in costs of products, labor or shipping could have a material adverse effect on our sales and profit margins.
Supply chain shortages and interruptions could adversely affect our business.
We and our franchisees are dependent upon frequent deliveries of wax and other personal-care supplies that meet our quality specifications. Shortages or interruptions in the supply of wax and other personal-care supplies caused by unanticipated demand, problems in production or distribution, acts of terrorism, financial or other difficulties of suppliers, labor actions, inclement weather, natural disasters such as floods, drought and hurricanes, outbreak of disease, including coronavirus and pandemics, or other conditions could adversely affect the availability, quality and cost of supplies for such products, which could lower our revenues, increase operating costs, damage brand reputation and otherwise harm our business and the businesses of our franchisees. Such shortages or interruptions could reduce our sales and profit margins and the royalty revenues we collect from franchisees which in turn may materially and adversely affect our business and results of operations.
Operational failure at one of the distribution centers that supply our centers would impact our ability to distribute products.
We rely on three distribution centers to supply our franchisees and corporate-owned centers with retail products to sell and products used during waxing services and pre- and post-treatment services. If there were a technology failure, natural disaster or other catastrophic event that caused one of the distribution centers to be inoperable, it would cause a disruption in our business and could negatively impact our revenues. Furthermore, increases in the cost of storing our products at these distribution centers or delivering products to and from these distribution centers, either as a result of operational changes or otherwise, could materially and adversely affect our profit margins.
Risks Relating to Intellectual Property
We depend on our intellectual property to protect our brands; litigation to enforce or defend our intellectual property rights may be costly.
Our intellectual property is material to the conduct of our business. Our success depends on our and our franchisees’ continued ability to use our intellectual property and on the adequate protection and enforcement of such intellectual property. We rely on a combination of trademarks, service marks, copyrights, patents, trade secrets and similar intellectual property rights to protect our brands. The success of our business strategy depends, in part, on our continued ability to use our existing trademarks and service marks in order to increase brand awareness and further develop our branded services and products in both existing and new markets. There can be no assurance that the steps we take to protect and maintain our rights in our intellectual property will be adequate, or that third parties will not infringe, misappropriate or violate our intellectual property. If any of our efforts to protect our intellectual property is not adequate, or if any third party infringes, misappropriates or violates our intellectual property, the value of our brands may be harmed. As a result, if we are unable to successfully protect, maintain, or enforce our rights in our intellectual property, there could be a material adverse effect on our business and results of operations. Such a material adverse effect could result from, among other things, consumer confusion, dilution of the distinctiveness of our brands, or increased competition from unauthorized users of our brands, each of which may result in decreased revenues and a corresponding decline in profits. In addition, to the extent that we do, from time to time, institute litigation to enforce our intellectual property rights, such litigation could result in substantial costs and diversion of resources and could negatively affect profits, regardless of whether we are able to successfully enforce such rights.

If franchisees and other licensees do not observe the required quality and trademark usage standards, our brands may suffer reputational damage, which could in turn adversely affect our business.
We license certain intellectual property to franchisees, advertisers and other third parties. The franchise agreements and other license agreements require that each franchisee or other licensee use our trademarks in accordance with established or approved quality control guidelines and, in addition to supply agreements, subject the franchisees, other licensees and suppliers that provide products to our brands, as applicable, to specified product quality standards and other requirements in order to protect the reputation of our brands and to optimize the performance of our centers. We contractually require that our franchisees and licensees maintain the quality of our brand, however, there can be no assurance that the permitted licensees, including franchisees, advertisers and other third parties, will follow such standards and guidelines, and accordingly their acts or omissions may negatively impact the value of our intellectual property or the reputation of our brands. Noncompliance by these entities with the terms and conditions of the applicable governing franchise or other agreement that pertains to health and safety standards, quality control, product consistency, timeliness or proper marketing or other business practices, may adversely impact the goodwill of our brands. For example, franchisees and other licensees may use our trademarks improperly in communications, resulting in the weakening of the distinctiveness of our brands. Although we monitor and restrict franchisee activities through our franchise agreements, franchisees or third parties may refer to or make statements about our brands that do not make proper use of trademarks or required designations, that improperly alter trademarks or branding, or that are critical of our brands or place our brands in a context that may tarnish their reputation. Franchisees or corporate-owned centers may also produce or receive through the supply chain defective products, which may adversely impact the goodwill of our brands. There can be no assurance that the franchisees or other licensees will not take actions that could have a material adverse effect on our intellectual property.
We may fail to establish trademark rights in the United States or other foreign jurisdictions.
Our success depends on our and our franchisees’ continued ability to use our trademarks in order to capitalize on our name-recognition, increase awareness of our brands and further develop our brands in the countries in which we operate. We have registered certain trademarks and have other trademark applications pending in the United States and certain foreign jurisdictions. Not all of the trademarks that we use have been registered in all of the countries in which we do business or may do business in the future, and some trademarks may never be registered in all of these countries. Rights in trademarks are generally national in character, and are obtained on a country-by-country basis by the first person to obtain protection through use or registration in that country in connection with specified products and services. Some countries’ laws do not protect unregistered trademarks at all, or make them more difficult to enforce, and third parties may have filed for trademarks that are the same, such as for “European Wax Center,” “EWC,” “Wax Pass” and “STRUT,” or similar to our brands in countries where we have not registered our brands as trademarks. Accordingly, we may not be able to adequately protect our brands everywhere in the world and use of our brands may result in liability for trademark infringement, trademark dilution or unfair competition. In addition, the laws of some foreign countries do not protect intellectual property to the same extent as the laws of the United States. All of the steps we have taken to protect our intellectual property in the United States and in foreign countries may not be adequate.
We may become subject to third-party infringement claims or challenges to IP validity.
We may in the future become the subject of claims asserted by third parties for infringement, misappropriation or other violation of their intellectual property rights in areas where we or our franchisees operate or where we intend to conduct operations, including in foreign jurisdictions. Such claims, whether or not they have merit, could be time-consuming, cause delays in introducing new products or services, harm our image, our brands, our competitive position or our ability to expand our operations into other jurisdictions and lead to significant costs related to defense or settlement. As a result, any such claim could harm our business and cause a decline in our results of operations and financial condition, which in turn may materially and adversely affect our business and results of operations.
If such claims were decided against us, then we could be required to pay damages, cease offering infringing products or services on short notice, develop or adopt non-infringing products or services, rebrand our products, services or even our businesses, and we could be required to make costly modifications to advertising and promotional materials or acquire a license to the intellectual property that is the subject of the asserted claim, which license may not be available on acceptable terms or at all. The attendant expenses that we bear could require the expenditure of additional capital, and there would be expenses associated with the defense of any infringement, misappropriation, or other third-party claims, and there could be attendant negative publicity, even if ultimately decided in our favor. In addition, third parties may assert that our intellectual property is invalid or unenforceable. If our rights in any of our intellectual property were invalidated or deemed unenforceable, then third parties could be permitted to engage in competing uses of such intellectual property which, in turn, could lead to a decline in center revenues and sales, and thereby negatively affect our business and results of operations.
We do not own certain software that is used in operating our business.
We utilize commercially available third-party software to run point-of-sale, information security and various other key functions. While such software can be replaced, the delay, additional costs, and possible business interruptions associated with obtaining, renewing or extending software licenses or integrating a large number of substitute software programs contemporaneously could adversely impact the operation of our centers, thereby reducing profits and materially and adversely impacting our business and results of operations.
Risks Relating to Our Organization and Structure
We are a holding company and our principal asset after completion of this offering will be our 47.9% equity interest in EWC Ventures, and we are accordingly dependent upon distributions from EWC Ventures to pay dividends, if any, and taxes, make payments under the Tax Receivable Agreement and cover other expenses, including our corporate and other overhead expenses.
We are a holding company and, upon completion of the Reorganization Transactions and this offering, our principal asset will be our ownership of 47.9% of the outstanding EWC Ventures Units. See “Our Organizational Structure.” We have no independent means of generating revenue. As the sole managing member of EWC Ventures, we intend to cause EWC Ventures to make distributions to its equityholders, including the General Atlantic Post-IPO Members, the Founder Post-IPO Member, certain other EWC Ventures Post-IPO Members and us, in amounts sufficient to cover all applicable taxes payable by us and any payments we are obligated to make under the Tax Receivable Agreement we intend to enter into as part of the Reorganization Transactions, but we are limited in our ability to cause EWC Ventures to make these and other distributions to us (including for purposes of paying corporate and other overhead expenses) due to potential restrictions in our credit agreement and cash requirements and financial conditions of EWC Ventures.
To the extent that we need funds and EWC Ventures is restricted from making such distributions to us, under applicable law or regulation, as a result of covenants in our debt instruments or otherwise, we may not be able to obtain such funds on terms acceptable to us or at all and as a result could suffer a material adverse effect on our liquidity and financial condition.
Under the Amended and Restated Limited Liability Company Agreement of EWC Ventures, we expect EWC Ventures from time to time to make pro rata distributions in cash to its equityholders, including the General Atlantic Post-IPO Members, the Founder Post-IPO Member, certain other EWC Ventures Post-IPO Members and us, in amounts sufficient to cover taxes on our allocable share of the taxable income of EWC Ventures and payments we are obligated to make under the Tax Receivable Agreement. As a result of (i) potential differences in the amount of net taxable income allocable to us and to EWC Ventures’ other equityholders, (ii) the lower tax rate applicable to corporations than individuals and (iii) the favorable tax benefits that we anticipate from (a) increases in our allocable share of certain existing tax basis of the tangible and intangible assets of EWC Ventures and adjustments to the tax basis of the tangible and intangible assets of EWC Ventures, in each case as a result of (a) the purchases of EWC Ventures Units (along with the corresponding shares of our Class B common stock) from certain of the EWC Ventures Post-IPO Members using a portion of the net proceeds from this offering or in any future offering or (b) Share Exchanges and Cash Exchanges by the EWC Ventures Pre-IPO Members (or their transferees or other assignees) in connection with or after this offering, (b) our utilization of certain tax attributes of the Blocker Companies (including the Blocker Companies’ allocable share of certain existing tax basis of the tangible and intangible assets of EWC Ventures) and (c) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement, we expect that these cash distributions will be in amounts that exceed our tax liabilities. Our board of directors will determine the appropriate uses for any excess cash so accumulated, which may include, among other uses, the payment of obligations under the Tax Receivable Agreement and the payment of other expenses. We will have no obligation to distribute such cash (or other available cash) to our stockholders. No adjustments to the exchange ratio for EWC Ventures Units and corresponding shares of common stock will be made as a result of any cash distribution by us or any retention of cash by us, and in any event the ratio will remain one-to-one. To the extent we do not distribute such excess cash as dividends on our Class A common stock or otherwise take ameliorative actions between EWC Ventures Units and shares of Class A common stock and instead, for example, hold such cash balances, or lend them to EWC Ventures, this may result in shares of our Class A common stock increasing in value relative to the value of EWC Ventures Units. The holders of EWC Ventures Units may benefit from any value attributable to such cash balances if they acquire shares of Class A common stock in exchange for their EWC Ventures Units, notwithstanding that such holders may previously have participated as holders of EWC Ventures Units in distributions that resulted in such excess cash balances.
Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon the EWC Ventures Pre-IPO Members that will not benefit holders of our Class A common stock (other than the EWC Ventures Pre-IPO Members) to the same extent that it will benefit the EWC Ventures Pre-IPO Members).
Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon the EWC Ventures Pre-IPO Members that will not benefit the holders of our Class A common stock (other than the EWC Ventures Pre-IPO Members) to the same extent that it will benefit the EWC Ventures Pre-IPO Members. We will enter into the Tax Receivable Agreement with EWC Ventures and the EWC Ventures Pre-IPO Members in connection with the completion of this offering and the Reorganization Transactions, which will provide for the payment by us to the EWC Ventures Pre-IPO Members of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, in each case, computed using simplifying assumptions to address the impact of state and local taxes, as a result of (i) increases in our allocable share of certain existing tax basis and adjustments to the tax basis of the tangible and intangible assets of EWC Ventures, in each case as a result of (a) the purchases of EWC Ventures Units (along with the corresponding shares of our Class B common stock) from certain of the EWC Ventures Post-IPO Members using a portion of the net proceeds from this offering or in any future offering or (b) Share Exchanges and Cash Exchanges by the EWC Ventures Pre-IPO Members (or their transferees or other assignees) in connection with or after this offering, (ii) our utilization of certain tax attributes of the Blocker Companies (including the Blocker Companies’ allocable share of certain existing tax basis of the tangible and intangible assets of EWC Ventures) and (iii) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.” Although we will retain 15% of the amount of such tax benefits, this and other aspects of our organizational structure may adversely impact the future trading market for the Class A common stock.
We are controlled by the General Atlantic Equityholders, whose interests in our business may be different than yours, and certain statutory provisions afforded to stockholders are not applicable to us.
Based on an assumed initial public offering price of $16.50 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), the General Atlantic Equityholders will control approximately 54.5% of the combined voting power of our common stock (or 52.8% if the underwriters exercise their option to purchase additional shares in full) based on an assumed initial public offering price of $16.50 per share of Class A common stock (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus).
The General Atlantic Equityholders will have the ability to substantially control our Company, including the ability to control any action requiring the general approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and by-laws and the approval of any merger or sale of substantially all of our assets. This concentration of ownership and voting power may also delay, defer or even prevent an acquisition by a third party or other change of control of our Company and may make some transactions more difficult or impossible without the support of the General

Atlantic Equityholders, even if such events are in the best interests of minority stockholders. This concentration of voting power with the General Atlantic Equityholders may have a negative impact on the price of our Class A common stock.
The General Atlantic Equityholders’ interests may not be fully aligned with yours, which could lead to actions that are not in your best interest. Because the General Atlantic Equityholders hold part of their economic interest in our business through EWC Ventures, rather than through the public company, they may have conflicting interests with holders of shares of our Class A common stock. For example, the General Atlantic Equityholders may have different tax positions from us, which could influence their decisions regarding whether and when we should dispose of assets or incur new or refinance existing indebtedness, especially in light of the existence of the Tax Receivable Agreement that we will enter into in connection with this offering, and whether and when we should undergo certain changes of control within the meaning of the Tax Receivable Agreement or terminate the Tax Receivable Agreement. In addition, the structuring of future transactions may take into consideration these tax or other considerations even where no similar benefit would accrue to us. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.” In addition, the General Atlantic Equityholders’ significant ownership in us and resulting ability to effectively control us may discourage someone from making a significant equity investment in us, or could discourage transactions involving a change in control, including transactions in which you as a holder of shares of our Class A common stock might otherwise receive a premium for your shares over the then-current market price.
We have opted out of Section 203 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”); however, our amended and restated certificate of incorporation prohibits us from engaging in a business combination transaction with an interested stockholder for a period of three years after the interested stockholder became such unless the transaction fits within an applicable exemption, such as board approval of the business combination or the transaction which resulted in such stockholder becoming an interested stockholder. Such restrictions shall not apply to any business combination between General Atlantic and any affiliate thereof or their direct and indirect transferees, on the one hand, and us, on the other. Therefore, after the 180-day lock-up period expires, the General Atlantic Equityholders will be able to transfer control of us to a third party by transferring their shares of our common stock (subject to certain restrictions and limitations), which would not require the approval of our board of directors or our other stockholders.
For additional information regarding the share ownership of, and our relationship with, the General Atlantic Equityholders, you should read the information under the headings “Principal and Selling Stockholders” and “Certain Relationships and Related Party Transactions.”
Our amended and restated certificate of incorporation will contain a provision renouncing our interest and expectancy in certain corporate opportunities, which could adversely affect our business or prospects.
Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by law, the doctrine of “corporate opportunity” will not apply against the General Atlantic Equityholders, any of our non-employee directors or any of their respective affiliates in a manner that would prohibit them from investing in competing businesses, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. To the extent that the General Atlantic Equityholders, our non-employee directors or any of their respective affiliates invests in other businesses, they may have differing interests than our other stockholders. See “Certain Relationships and Related Party Transactions.”
As a result, the General Atlantic Equityholders, any of our non-employee directors or any of their respective affiliates may become aware, from time to time, of certain business opportunities, such as acquisition opportunities, and may direct such opportunities to other businesses in which they have invested, in which case we may not become aware of or otherwise have the ability to pursue such opportunity. Further, such businesses may choose to compete with us for these opportunities. As a result, by renouncing our interest and expectancy in any business opportunity that may be from time to time presented to any member of the General Atlantic Equityholders, any of our non-employee directors or any of their respective affiliates, our business or prospects could be adversely affected if attractive business opportunities are procured by such parties for their own benefit rather than for ours.

We will be exempt from certain corporate governance requirements since we will be a “controlled company” within the meaning of the Exchange rules, and as a result our stockholders will not have the protections afforded by these corporate governance requirements.
The General Atlantic Equityholders will collectively continue to control more than 50% of our combined voting power upon the completion of this offering. As a result, we will be considered a “controlled company” for the purposes of Exchange rules and corporate governance standards, and therefore we will be permitted to elect not to comply with certain Exchange corporate governance requirements, including those that would otherwise require our board of directors to have a majority of independent directors and require that we either establish a Compensation and Nominating and Governance Committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of our executive officers and nominees for directors are determined or recommended to the board of directors by the independent members of the board of directors. Accordingly, holders of our Class A common stock will not have the same protections afforded to stockholders of companies that are subject to all of the Exchange rules and corporate governance standards, and the ability of our independent directors to influence our business policies and affairs may be reduced. See “Management—Controlled Company.”
We will be required to pay the EWC Ventures Pre-IPO Members for certain tax benefits we may claim, and the amounts we may pay could be significant.
In connection with the Reorganization Transactions, we will acquire existing equity interests in EWC Ventures from an affiliate of General Atlantic in the Mergers. The Mergers will result in our succeeding to certain valuable tax attributes held by the General Atlantic affiliate. In addition, as described under “Use of Proceeds,” we intend to use a portion of the net proceeds from this offering to purchase EWC Ventures Units and corresponding shares of Class B common stock from certain EWC Ventures Post-IPO Members, including the General Atlantic Post-IPO Members. These acquisitions of interests in EWC Ventures will result in tax basis adjustments to the assets of EWC Ventures that will be allocated to us and our subsidiaries. In addition, future exchanges by the EWC Ventures Post-IPO Members of EWC Ventures Units and corresponding shares of Class B common stock for shares of our Class A common stock are expected to produce favorable tax attributes. These tax attributes would not be available to us in the absence of those transactions. Both the existing and anticipated tax basis adjustments are expected to reduce the amount of tax that we would otherwise be required to pay in the future.
Prior to the completion of this offering, we will enter into the Tax Receivable Agreement that provides for the payment by us to the EWC Ventures Pre-IPO Members of 85% of the benefits, if any, that we realize, or are deemed to realize (calculated using certain assumptions), as a result of (i) increases in our allocable share of certain existing tax basis of the tangible and intangible assets of EWC Ventures and adjustments to the tax basis of the tangible and intangible assets of EWC Ventures, in each case as a result of (a) the purchases of EWC Ventures Units (along with the corresponding shares of our Class B common stock) from certain of the EWC Ventures Post-IPO Members using a portion of the net proceeds from this offering or in any future offering or (b) Share Exchanges and Cash Exchanges by the EWC Ventures Pre-IPO Members (or their transferees or other assignees) in connection with or after this offering, (ii) our utilization of certain tax attributes of the Blocker Companies (including the Blocker Companies’ allocable share of certain existing tax basis of the tangible and intangible assets of EWC Ventures) and (iii) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. There is significant existing tax basis in the assets of EWC Ventures as a result of the prior acquisition of interests in EWC Ventures by the General Atlantic Equityholders, and subsequent redemptions, exchanges or purchases of EWC Ventures Units (in connection with or after this offering) are expected to result in increases in the tax basis of the assets of EWC Ventures. The existing tax basis, increases in existing tax basis and tax basis adjustments generated over time may increase (for tax purposes) the depreciation and amortization deductions available to us and, therefore, may reduce the amount of U.S. federal, state and local tax that we would otherwise be required to pay in the future. Actual tax benefits realized by us may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. This payment obligation is an obligation of European Wax Center and not of EWC Ventures.

With respect to future redemptions, exchanges and purchases, the ability to achieve benefits from any existing tax basis, the actual increase in tax basis or other tax attributes, as well as the amount and timing of any payments under the agreement, will vary depending upon a number of factors, including the timing of redemptions, exchanges or purchases by the EWC Ventures Pre-IPO Members (or their transferees or other assignees) and purchases or redemptions of EWC Ventures Units and corresponding shares of Class B common stock from EWC Ventures Pre-IPO Members (or their transferees or other assignees), the price of our Class A common stock at the time of the redemption, exchange or purchase, the extent to which such redemptions, exchanges or purchases are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the portion of our payments under the Tax Receivable Agreement constituting imputed interest.
The payments we will be required to make under the Tax Receivable Agreement could be substantial. Although estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is by its nature imprecise, we expect that, as a result of (i) increases in our allocable share of certain existing tax basis of the tangible and intangible assets of EWC Ventures, and adjustments to the tax basis of the tangible and intangible assets of EWC Ventures, in each case as a result of (a) the purchases of EWC Ventures Units (along with the corresponding shares of our Class B common stock) from certain of the EWC Ventures Post-IPO Members using a portion of the net proceeds from this offering or in any future offering or (b) Share Exchanges and Cash Exchanges by the EWC Ventures Pre-IPO Members (or their transferees or other assignees) in connection with or after this offering, (ii) our utilization of certain tax attributes of the Blocker Companies (including the Blocker Companies’ allocable share of certain existing tax basis of the tangible and intangible assets of EWC Ventures) and (iii) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize in full the potential tax benefit described above, we estimate that payments under the Tax Receivable Agreement would aggregate to approximately $232.0 million over 15 years from the date of the completion of this offering, based on an assumed initial public offering price of $16.50 per share of Class A common stock, the midpoint of the estimated price range set forth on the cover page of this prospectus and assuming all future Share Exchanges and Cash Exchanges would occur on the date of this offering. The payments under the Tax Receivable Agreement are not conditioned upon the EWC Ventures Pre-IPO Members’ continued ownership of us. The actual amounts we will be required to pay may materially differ from these hypothetical amounts, because potential future tax savings that we will be deemed to realize, and the Tax Receivable Agreement payments made by us, will be calculated based in part on the market value of our Class A common stock at the time of each Share Exchange or Cash Exchange and the prevailing applicable federal tax rate (plus the assumed combined state and local tax rate) applicable to us over the life of the Tax Receivable Agreement and will depend on our generating sufficient taxable income to realize the tax benefits that are subject to the Tax Receivable Agreement.
Finally, because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of our subsidiaries to make distributions to us. We expect the New Senior Secured Credit Facility may restrict the ability of our subsidiaries to make distributions to us, which could affect our ability to make payments under the Tax Receivable Agreement. We currently expect to fund these payments from cash flow from operations generated by our subsidiaries as well as from excess tax distributions that we receive from our subsidiaries. To the extent we are unable to make payments under the agreement for any reason (including because our credit agreement restricts the ability of our subsidiaries to make distributions to us), under the terms of the Tax Receivable Agreement such payments will be deferred and accrue interest until paid. If we are unable to make payments due to insufficient funds, such payments may be deferred indefinitely while accruing interest until paid, which could negatively impact our results of operations and could also affect our liquidity in future periods in which such deferred payments are made.
We will not be reimbursed for any payments made to EWC Ventures Pre-IPO Members (or their transferees or assignees) under the Tax Receivable Agreement in the event that any tax benefits are disallowed.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, and the IRS, or another tax authority may challenge all or part of the tax basis increases or other tax benefits we claim, as well as other related tax positions we take, and a court could sustain such challenge. Although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the Tax Receivable Agreement, if the outcome of any such challenge would reasonably be expected to materially affect a recipient’s payments under the Tax Receivable Agreement, then we will not be permitted to settle such challenge without the consent (not to be unreasonably withheld or delayed) of the EWC Ventures Pre-IPO Members. The interests of the EWC Ventures Pre-IPO Members in any such challenge may differ from or conflict with our interests and your interests, and the EWC Ventures Pre-IPO Members may exercise their consent rights relating to any such challenge in a manner adverse to our interests and your interests. We will not be reimbursed for any cash payments previously made to the EWC Ventures Pre-IPO Members (or their transferees or assignees) under the Tax Receivable Agreement in the event that any tax benefits initially claimed by us and for which payment has been made to the EWC Ventures Pre-IPO Members (or their transferees or assignees) are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to the EWC Ventures Pre-IPO Members (or their transferees or assignees) will be netted against any future cash payments that we might otherwise be required to make to the EWC Ventures Pre-IPO Members (or their transferees or assignees) under the terms of the Tax Receivable Agreement. However, we might not determine that we have effectively made an excess cash payment to the EWC Ventures Pre-IPO Members (or its transferee or assignee) for a number of years following the initial time of such payment and, if any of our tax reporting positions are challenged by a taxing authority, we will not be permitted to reduce any future cash payments under the Tax Receivable Agreement until any such challenge is finally settled or determined. Moreover, the excess cash payments we previously made under the Tax Receivable Agreement could be greater than the amount of future cash payments against which we would otherwise be permitted to net such excess. The applicable U.S. federal income tax rules for determining applicable tax benefits we may claim are complex and factual in nature, and there can be no assurance that the IRS, any other taxing authority or a court will not disagree with our tax reporting positions. As a result, payments could be made under the Tax Receivable Agreement significantly in excess of any tax savings that we realize in respect of the tax attributes with respect to the EWC Ventures Pre-IPO Members (or their transferees or assignees) that are the subject of the Tax Receivable Agreement.
In certain cases, payments under the Tax Receivable Agreement to the EWC Ventures Pre-IPO Members may be accelerated or significantly exceed any actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement.
The Tax Receivable Agreement will provide that in the case of a change in control of EWC Ventures or the material breach of our obligations under the Tax Receivable Agreement, we are required to make a payment to the EWC Ventures Pre-IPO Members in an amount equal to the present value of future payments (calculated using a discount rate equal to the lesser of (i) 6.5% per annum and (ii) one year LIBOR (or its successor rate) plus 100 basis points, which may differ from our, or a potential acquirer’s, then-current cost of capital) under the Tax Receivable Agreement, which payment would be based on certain assumptions, including those relating to our future taxable income. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our, or a potential acquirer’s, liquidity and could have the effect of delaying, deferring, modifying or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. These provisions of the Tax Receivable Agreement may result in situations where the EWC Ventures Pre-IPO Members (or their transferees and assignees) have interests that differ from or are in addition to those of our other stockholders. In addition, we could be required to make payments under the Tax Receivable Agreement that are substantial and in excess of our, or a potential acquirer’s, actual cash savings in income tax. There can be no assurance that we will be able to fund or finance our obligations under the Tax Receivable Agreement. We may need to incur debt to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise.
Decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments made under the Tax Receivable Agreement. For example, the earlier disposition of assets following a redemption of EWC Ventures Units may accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before a redemption of EWC Ventures Units may increase the tax liability of EWC Ventures Pre-IPO Members (or their transferees or assignees) without giving rise to any rights to receive payments under the Tax Receivable Agreement. Such effects may result in differences or conflicts of interest between the interests of EWC Ventures Pre-IPO Members (or their transferees or assignees) and the interests of other stockholders.
Risks Relating to this Offering and Our Class A Common Stock
Our stock price may be volatile, and the value of our Class A common stock may decline.
The market price of our Class A common stock may be highly volatile and may fluctuate or decline substantially as a result of a variety of factors, some of which are beyond our control, including:
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actual or anticipated fluctuations in our financial condition or results of operations;

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variance in our financial performance from expectations of securities analysts;

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changes in the pricing of our products and platform;

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changes in our projected operating and financial results;

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changes in laws or regulations applicable to our platform and products;

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announcements by us or our competitors of significant business developments, acquisitions, or new offerings;

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significant data breaches, disruptions to or other incidents involving our software;

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our involvement in litigation

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future sales of our Class A common stock by us or our stockholders, as well as the anticipation of lock-up releases;

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changes in senior management or key personnel;

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the trading volume of our common stock;

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changes in the anticipated future size and growth rate of our market; and

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general economic and market conditions.

Broad market and industry fluctuations, as well as general economic, political, regulatory, and market conditions including those related to the recent COVID-19 pandemic, may also negatively impact the market price of our Class A common stock. The continued spread of COVID-19, including new variants of the virus and spikes in cases in the areas where we operate, could result in material adverse changes in our results of operations for an unknown period of time.
Furthermore, recently, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of the affected companies. As such, the price of our Class A common stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce the price of our Class A common stock and materially affect the value of your investment.
We cannot predict the effect our dual-class structure may have on the market price of our Class A common stock.
We cannot predict whether our dual-class structure will result in a lower or more volatile market price of our Class A common stock, in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with dual-class share structures in certain of their indexes. S&P, Dow Jones and FTSE Russell have each announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500. These changes exclude companies with multiple classes of shares of common stock from being added to these indices. In addition, several stockholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual-class structure of our capital stock may prevent the inclusion of our Class A common stock in these indices and may cause stockholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our Class A common stock. Any actions or publications by stockholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the trading price of our Class A common stock.
Substantial future sales of shares of our Class A common stock in the public market could cause our stock price to fall.
Upon the consummation of this offering, we will have 30,542,366 shares of Class A common stock outstanding, or 31,490,642 shares of Class A common stock if the underwriters exercise their option to purchase additional shares of Class A common stock in full, excluding 896,215 shares of Class A common stock underlying the IPO Equity Grants and, based on an assumed initial public offering price of $16.50 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), 33,250,113 shares of Class A common stock issuable upon potential exchanges and/or conversions. Of these shares of Class A common stock, the 10,600,000 shares of Class A common stock sold in this offering, or 12,190,000 shares of Class A common stock if the underwriters exercise their option to purchase additional shares of Class A common stock in full, will be freely tradable without further restriction under the Securities Act. Upon the completion of this offering, the remaining outstanding shares of Class A common stock, including 33,250,113 shares of Class A common stock issuable upon exchange and/or conversion, or 32,301,837 shares of Class A common stock if the underwriters exercise their option to purchase additional shares of Class A common stock in full, will be deemed “restricted securities,” as that term is defined under Rule 144 of the Securities Act. Immediately following the consummation of this offering, the holders of these remaining shares of our Class A common stock, including 33,250,113 shares of Class A common stock issuable upon exchange or conversion as described above, or 32,301,837 shares of Class A common stock if the underwriters exercise their option to purchase additional shares of Class A common stock in full, will be entitled to dispose of their shares following the expiration of an initial 180-day underwriter “lock-up” period pursuant to (i) the applicable holding period, volume and other restrictions of Rule 144 or (ii) another exemption from registration under the Securities Act. See “Shares Available for Future Sale.”
As restrictions on resale pursuant to the lock-up agreements end, the market price of our Class A common stock could decline if holders of restricted shares sell them or are perceived by the market as intending to sell them. The representatives of the underwriters may, at any time and without notice, release all or any portion of the Class A common stock subject to the foregoing lock-up agreements. If the restrictions under the lock-up agreements are waived, our Class A common stock will be available for sale into the market, which could reduce the market value for our Class A common stock.
We intend to file a registration statement under the Securities Act registering shares of our Class A common stock reserved for issuance under the 2021 Omnibus Incentive Plan, and we will enter into the Registration Rights Agreement pursuant to which we will grant demand and piggyback registration rights to the General Atlantic Equityholders and the Founder Post-IPO Member and piggyback registration rights to certain of the other EWC Ventures Post-IPO Members. See “Shares Available for Future Sale” for a more detailed description of the shares that will be available for future sale upon completion of this offering.
Failure to establish and maintain effective internal control over financial reporting could have a material adverse effect on our business, financial condition, results of operations and stock price.
Neither our management nor an independent registered public accounting firm has ever performed an evaluation of our internal controls over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act of 2002 because no such evaluation has been required. We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) to furnish a report by management on, among other things, the effectiveness of our internal controls over financial reporting for the fiscal year ending December 31, 2022. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal controls over financial reporting in our first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company.” We have recently commenced the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404, but we may not be able to complete our evaluation, testing and any required remediation in a timely fashion once initiated. Our compliance with Section 404 will require that we incur substantial expenses and expend significant management efforts. We will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and compile the system and process documentation necessary to perform the evaluation needed to comply with Section 404.
During the evaluation and testing process of our internal controls, if we identify one or more material weaknesses in our internal controls over financial reporting, we will be unable to certify that our internal controls over financial reporting is effective. A material weakness is a deficiency, or combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.
We cannot assure you that the measures we have taken to date, and actions we may take in the future, will prevent or avoid potential future material weaknesses in our internal controls over financial reporting in the future. Any failure to maintain internal controls over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal controls over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal controls over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal controls over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.
In addition, we do not currently have an internal audit function. In order to implement any such function, we will need to hire additional personnel. If we are unable to hire additional personnel to support our internal accounting and audit functions, our ability to report our results of operations on a timely and accurate basis could be impaired and we could suffer adverse regulatory consequences or violate listing standards. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements, which could have an adverse effect on our business, financial condition and results of operations.
Certain of our key operating metrics are subject to inherent challenges in measurement, and any real or perceived inaccuracies in our metrics or the underlying data may cause a loss of investor confidence in such metrics and the market price of our Class A common stock may decline.
We track certain key operating metrics using internal data analytics tools, which have certain limitations. In addition, we rely on data received from third parties, including third-party platforms, to track certain performance indicators, and we may be limited in our ability to verify such data. In addition, our methodologies for tracking metrics may change over time, which could result in changes to the metrics we report. If we undercount or overcount performance due to the internal data analytics tools we use or issues with the data received from third parties, or if our internal data analytics tools contain algorithmic or other technical errors, the data we report may not be accurate or comparable with prior periods. In addition, limitations, changes or errors with respect to how we measure data may affect our understanding of certain details of our business, which could affect our longer-term strategies. If our performance metrics are not, or are not perceived to be, accurate representations of our business, if we discover material inaccuracies in our metrics or the data on which such metrics are based, or if we can no longer calculate any of our key performance metrics with a sufficient degree of accuracy, investors could lose confidence in the accuracy and completeness of such metrics, which could cause the price of our Class A common stock to decline.
We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.
We expect to qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our Class A common stock less attractive to investors. For so long as we are an emerging growth company, we will not be required to:

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provide an auditor attestation and report with respect to management’s assessment of the effectiveness of our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

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comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis); and

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submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency,” and disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of this extended transition period and therefore will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.
Until such time, however, we cannot predict if investors will find our Class A common stock less attractive because we may rely on these exemptions. If some investors find our Class A common stock less attractive, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.
We do not expect to pay any cash dividends in the foreseeable future.
The terms of existing or future debt agreements may preclude us from paying dividends. In addition, we intend to retain our future earnings, if any, to fund the development and growth of our business and repay outstanding debt. Our New Senior Secured Credit Facility will contain restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to pay dividends and make other restricted payments. Any determination to pay dividends in the future will be at the discretion of our board of directors. As a result, capital appreciation, if any, of our Class A common stock may be your sole source of gain for the foreseeable future. Therefore, you may not be able to realize any return on your investment in our Class A common stock for an extended period of time, if at all. For more information, see “Dividend Policy.”
Provisions in our charter documents may delay or prevent our acquisition by a third party.
Certain provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated by-laws will contain several provisions that may make it more difficult or expensive for a third party to acquire control of us without the approval of our board of directors. These provisions, which may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that stockholders may consider favorable, include the following, some of which may only become effective when the General Atlantic Equityholders or any of their affiliates or permitted transferees no longer collectively beneficially own shares representing 50% of our issued and outstanding common stock (the “50% Triggering Event”), and some of which may only become effective when the General Atlantic Equityholders or any of their affiliates or permitted transferees no longer collectively beneficially own shares representing 40% of our issued and outstanding common stock (the “40% Triggering Event”):

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the division of our board of directors into three classes and the election of each class for three-year terms;

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the sole ability of the board of directors to fill a vacancy created by the expansion of the board of directors;

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advance notice requirements for stockholder proposals and director nominations;

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after the 40% Triggering Event, provisions limiting stockholders’ ability to call special meetings of stockholders, to require special meetings of stockholders to be called and to take action by written consent;

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after the 40% Triggering Event, in certain cases, the approval of holders of at least 66 2/3% of the shares entitled to vote generally on the making, alteration, amendment or repeal of our amended and restated certificate of incorporation or amended and restated by-laws will be required to adopt, amend or repeal our amended and restated by-laws, or amend or repeal certain provisions of our amended and restated certificate of incorporation;

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after the 50% Triggering Event, the required approval of holders of at least 66 2/3% of the shares entitled to vote at an election of the directors to remove directors, which removal may only be for cause; and

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the ability of our board of directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our board of directors.

These provisions of our amended and restated certificate of incorporation and amended and restated by-laws could discourage potential takeover attempts and reduce the price that investors might be willing to pay for shares of our Class A common stock in the future, which could reduce the market price of our Class A common stock.
In addition, we have opted out of Section 203 of the Delaware General Corporation Law, but our amended and restated certificate of incorporation provides that engaging in any of a broad range of business combinations with any “interested” stockholder (any stockholder with 15% or more of our voting stock) for a period of three years following the date on which the stockholder became an “interested” stockholder is prohibited, subject to certain exceptions. For example, such restrictions shall not apply to any business combination between General Atlantic and any affiliate thereof or their direct and indirect transferees, on the one hand, and us, on the other. For more information, see “Description of Capital Stock.”
We may issue preferred stock whose terms could adversely affect the voting power or value of our Class A common stock.
Our amended and restated certificate of incorporation will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our Class A common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our Class A common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the Class A common stock.
No public market for our common stock currently exists, and an active public trading market may not develop or be sustained following this offering.
Prior to this offering, there has been no public market for our Class A common stock, and an active trading market may not develop or be sustained upon the completion of this offering. If an active market does not develop or is not maintained, the market price of our Class A common stock may decline and you may not be able to sell your shares. The initial public offering price of the Class A common stock offered hereby was determined through our negotiations among us, the selling stockholders, and the underwriters and may not be indicative of the market price of the Class A common stock after this offering. The market price of our Class A common stock after this offering will be subject to significant fluctuations in response to, among other factors, variations in our operating results and market conditions specific to our business.
Because the initial public offering price per share of Class A common stock is substantially higher than our book value per share, purchasers in this offering will immediately experience a substantial dilution in net tangible book value.
Purchasers of our Class A common stock will experience immediate and substantial dilution in net tangible book value per share from the initial public offering price per share. After giving effect to the Reorganization Transactions, our entry into the Tax Receivable Agreement, the sale of the shares of Class A common stock we have offered hereby (after deducting underwriting discounts and commissions and estimated offering expenses payable by us) and the application of the net proceeds therefrom, our pro forma net tangible book value as of March 27, 2021, would have been a deficit of $(187.5) million, or $(2.94) per share of Class A common stock (assuming that the EWC Ventures Post-IPO Members complete Share Exchanges for all of their EWC Ventures Units and corresponding shares of Class B common stock). This value represents an immediate dilution in net tangible book value of $19.44 per share to new investors purchasing shares of our Class A common stock in this offering. A calculation of the dilution purchasers will incur is provided below under “Dilution.”
We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.
As a public company, we will incur significant levels of legal, accounting and other expenses that we did not incur as a privately owned corporation, which we expect to further increase after we are no longer an “emerging growth company”. Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and related rules of the SEC, together with the listing requirements of the Exchange, impose significant requirements relating to disclosure controls and procedures and internal control over financial reporting for public companies. We expect that compliance with these public company requirements will increase our costs, require additional resources and make some activities more time consuming than they have been in the past when we were privately owned. We will be required to expend considerable time and resources complying with public company regulations. In addition, these laws and regulations could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, these laws and regulations could make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers and may divert management’s attention. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Class A common stock, fines, sanctions and other regulatory actions.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about us or our business, or publish projections for our business that exceed our actual results, our stock price and trading volume could decline.
The trading market for our Class A common stock may be affected by the research and reports that securities or industry analysts publish about us or our business. We do not currently have, and may never obtain, research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our Company, the trading price for our Class A common stock and the trading volume could decline. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our Class A common stock or publishes inaccurate or unfavorable research about our business, our stock price could decline. In addition, if we obtain analyst coverage, the analysts’ projections may have little or no relationship to the results we actually achieve and could cause our stock price to decline if we fail to meet their projections. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our stock price or trading volume could decline.

Our amended and restated certificate of incorporation will provide that certain courts in the State of Delaware or the federal district courts of the United States for certain types of lawsuits will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our amended and restated certificate of incorporation, as will be in effect upon the completion of this offering, will provide that, unless we consent in writing to the selection of an alternative forum and subject to certain exceptions, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or stockholders to us or our stockholders, creditors, or other constituents, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or of our amended and restated certificate of incorporation or our amended and restated by-laws (as either may be amended and/or restated from time to time), or (iv) any action asserting a claim against us or any of our directors or officers that is governed by the internal affairs doctrine. The exclusive forum provision provides that it will not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, the Exchange Act or such other federal securities laws.
Although we believe this exclusive forum provision benefits us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, other employees or stockholders, which may discourage such lawsuits against us and our directors, officers, other employees or stockholders. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings. If a court were to find the exclusive choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. You should not place undue reliance on forward-looking statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “projection,” “seek,” “should,” “will” or “would,” or, in each case, their negative, or other variations or comparable terminology and expressions. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Our Organizational Structure,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” and include, among other things, statements relating to:
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our strategy, outlook and growth prospects;

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our operational and financial targets and dividend policy;

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general economic trends and trends in the industry and markets in which we operate;

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the competitive environment in which we operate; and

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the sufficiency of our sources of liquidity and capital to finance our continued operations and growth strategy.

These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances as of the date of this prospectus. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the forward-looking statements contained in this prospectus are based on reasonable assumptions, the information available to us may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. You should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in such forward-looking statements, including but not limited to:
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the operational and financial results of our franchisees;

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the ability of our franchisees to enter new markets, select appropriate sites for new centers or open new centers;

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the effectiveness of our marketing and advertising programs and the active participation of franchisees in enhancing the value of our brand;

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the failure of our franchisees to participate in and comply with our agreements, business model and policies;

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our and our franchisees’ ability to attract and retain guests;

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the effect of social media on our reputation;

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our ability to compete with other industry participants and respond to market trends and changes in consumer preferences;

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the effect of our planned growth on our management, employees, information systems and internal controls

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a significant failure, interruption or security breach of our computer systems or information technology;

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our and our franchisees’ ability to attract, train, and retain talented wax specialists and managers;

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changes in the availability or cost of labor;

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our ability to retain franchisees or maintain the quality of existing franchisees;

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failure of our franchisees to implement development plans;

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the ability of our limited key suppliers, including international suppliers, and distribution centers to deliver our products;

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changes in supply costs and decreases in our product sourcing revenue;

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our ability to adequately protect our intellectual property;

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risks associated with being a holding company and our dependence upon distributions from EWC Ventures;

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risks associated with being controlled by the General Atlantic Equityholders, whose interests in our business may be different than our stockholders;

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the effect of being a “controlled company” within the meaning of the Exchange rules and our intended reliance on exemptions from certain corporate governance requirements;

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the impact of paying our existing owners for certain tax benefits we may claim;

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changes in general economic and business conditions;

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our and our franchisees’ ability to comply with existing and future health, employment and other governmental regulations;

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complaints or litigation that may adversely affect our business and reputation;

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the seasonality of our business resulting in fluctuation in our results of operations;

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the impact of global crises, such as the COVID-19 pandemic, on our operations and financial performance; and

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certain factors discussed elsewhere in this prospectus.

These and other factors are more fully discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in this prospectus. These risks could cause actual results to differ materially from those implied by forward-looking statements in this prospectus. Even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.
All information contained in this prospectus is materially accurate and complete as of the date of this prospectus. You should keep in mind, however, that any forward-looking statement made by us in this prospectus, or elsewhere, speaks only as of the date of this prospectus. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no obligation to update any forward-looking statements in this prospectus after the date of this prospectus, except as required by federal securities laws. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to us or any other person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to within this prospectus. In light of these risks and uncertainties, you should keep in mind that any event described in a forward-looking statement made in this prospectus or elsewhere might not occur.

OUR ORGANIZATIONAL STRUCTURE
Structure Prior to the Reorganization Transactions
We and our predecessors have been in the OOH waxing service business for approximately 17 years. We currently conduct our business through EWC Ventures and its subsidiaries.
Prior to the commencement of the Reorganization Transactions, EWC Ventures had limited liability company interests outstanding in the form of Class A Units, Class B Units, Class C and Class D Units.
The following diagram depicts EWC Ventures’ organizational structure prior to the Reorganization Transactions. This chart is provided for illustrative purposes only and does not purport to represent all legal entities within EWC Ventures’ organizational structure.

General Atlantic Pre -IPO Member
EWC Founder Holdco
EWC Management Holdco
Other Existing Holders
69.7%
23.9%
1.4%
5.0%
EWC Ventures, LLC
100%
EW Super Holdco, LLC
100%
EW Intermediate Holdco, LLC
100%
EW Holdco, LLC
Borrower under Senior Credit Facilities
100%
Operating Subsidiaries

Class A Units, Class B Units, Class C and Class D Units
Prior to the consummation of the Reorganization Transactions described below and this offering, all of EWC Ventures’ outstanding equity interests, consisting of its Class A Units, Class B Units, Class C Units and Class D Units, were owned by the following persons, to whom we refer collectively as the “EWC Ventures Pre-IPO Members”:
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the General Atlantic Pre-IPO Member, which is an affiliate of General Atlantic;

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EWC Founder Holdco, which is an entity controlled by one of our founders, David Coba;

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EWC Management Holdco, an entity managed by affiliates of General Atlantic, whose equityholders consist of certain current and former members of management of EWC Ventures. Certain of the equity interests held by EWC Management Holdco are subject to vesting restrictions; and

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certain other pre-IPO investors.

The Reorganization Transactions
After the pricing of this offering and prior to the closing of this offering, we will complete the Reorganization Transactions. In connection with the Reorganization Transactions and the pricing of this offering, the following transactions will occur:
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EWC Ventures will make a distribution of $6.5 million to the EWC Ventures Pre-IPO Members for the purpose of funding their tax obligations for periods prior to the closing of this offering;

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we will become the sole managing member of EWC Ventures;

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we will consummate the Mergers. As consideration for the Mergers, we will issue to the General Atlantic Post-IPO Stockholders shares of our Class A common stock with rights to receive payments under a Tax Receivable Agreement described below. The number of shares of Class A common stock to be issued to the General Atlantic Post-IPO Stockholders will be based on the value of the EWC Ventures equity interests that we acquire, which will be determined based on a hypothetical liquidation of EWC Ventures and the initial public offering price per share of our Class A common stock in this offering;

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we will amend and restate the EWC Ventures limited liability company agreement and provide that, among other things, all of EWC Ventures’ outstanding equity interests, consisting of its Class A Units, Class B Units, Class C Units and Class D Units, will be reclassified into EWC Ventures Units, all of which will be non-voting. The number of EWC Ventures Units to be issued to each member of EWC Ventures will be determined based on a hypothetical liquidation of EWC Ventures and the initial public offering price per share of our Class A common stock in this offering. The EWC Ventures Units received by EWC Management Holdco in respect of reclassified equity interests with vesting restrictions will either be vested or have amended vesting restrictions. See “Executive Compensation—Outstanding Equity Awards at Year-End.” Vested EWC Ventures Units will be entitled to receive distributions, if any, from EWC Ventures. Unvested EWC Ventures Units will not be entitled to receive distributions (other than tax distributions) unless and until they vest. If any unvested EWC Ventures Units are forfeited, they will be cancelled by EWC Ventures for no consideration (and we will cancel the corresponding shares of Class B common stock for no consideration);

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we will amend and restate our certificate of incorporation and will be authorized to issue our two classes of common stock: Class A common stock and Class B common stock. The Class A common stock and Class B common stock will each provide holders with one vote on all matters submitted to a vote of stockholders. The holders of Class B common stock will not have any of the economic rights (including rights to dividends and distributions upon liquidation) provided to holders of Class A common stock;

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the following members of the EWC Ventures Post-IPO Members after giving effect to the Reorganization Transactions, will subscribe for and purchase shares of our Class B common stock at a purchase price of $0.00001 per share and in an amount equal to the number of EWC Ventures Units held by each such EWC Ventures Post-IPO Member:

•
the General Atlantic Post-IPO Members, which are comprised of affiliates of General Atlantic;

•
the Founder Post-IPO Member, which is an entity controlled by one of our founders, David Coba;

•
EWC Management Holdco; and

•
certain other pre-IPO investors who held an interest in EWC Ventures.

•
subject to certain restrictions, the EWC Ventures Post-IPO Members will be granted the right to complete either a Share Exchange or a Cash Exchange, at our option. See “Certain Relationships and Related Party Transactions—Exchange Agreement”; and

•
we will enter into the Stockholders Agreement, the Registration Rights Agreement and the Tax Receivable Agreement. See “Certain Relationships and Related Party Transactions.”

Effect of the Reorganization Transactions and this Offering
The Reorganization Transactions are intended to create a holding company that will facilitate public ownership of, and investment in, our Company and are structured in a tax-efficient manner for our investors.

Because we will manage and operate the business and control the strategic decisions and day-to-day operations of EWC Ventures, as its sole managing member, and will also have a substantial financial interest in EWC Ventures, we will consolidate the financial results of EWC Ventures, and a portion of our net income (loss) will be allocated to the noncontrolling interest to reflect the entitlement of the EWC Ventures Post-IPO Members to a portion of EWC Ventures’ net income (loss). As described in “Our Organizational Structure—The Reorganization Transactions,” EWC Ventures will be under the control of the General Atlantic Equityholders before and after the Reorganization Transactions. As a result, we will account for the Reorganization Transactions as a reorganization of entities under common control and measure the interests of the EWC Ventures Pre-IPO Members in the assets and liabilities of EWC Ventures at their carrying amounts at the completion of the Reorganization Transactions.
Certain EWC Ventures Pre-IPO Members desire that their investment in us maintain its existing tax treatment as a partnership for U.S. federal income tax purposes and, therefore, will continue to hold their ownership interests in EWC Ventures until such time in the future as they may elect to complete a Share Exchange for their EWC Ventures Units and corresponding shares of our Class B common stock.
In connection with this offering, we will issue 9,035,102 shares of our Class A common stock to the purchasers in this offering (or 9,983,378 shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock) in exchange for net proceeds of approximately $138.6 million (or approximately $153.2 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock), after deducting underwriting discounts and commissions and prior to paying any offering expenses. After the completion of this offering, based on an assumed initial public offering price of $16.50 per share of Class A common stock (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), we intend (i) to contribute a portion of the net proceeds from this offering to EWC Ventures in exchange for EWC Ventures Units and cause such contributed amounts, together with cash on hand and $180.0 million of term loan proceeds under the New Senior Secured Credit Facility, to be used by EWC Ventures to purchase EWC Ventures Units from certain EWC Ventures Post-IPO Members and employees in satisfaction of the Class C Deferred Payment Obligations, to repay all of our outstanding term and revolving loans under our Existing Senior Secured Credit Facility and to pay fees and expenses related to the refinancing, as well as other corporate expenses, and (ii) to use the remaining proceeds to purchase EWC Ventures Units and corresponding shares of our Class B common stock from certain of the EWC Ventures Post-IPO Members, including the General Atlantic Post-IPO Members.
We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders.
We estimate that the offering expenses (other than the underwriting discounts) will be approximately $8.1 million. All such offering expenses will be paid for or otherwise borne by EWC Ventures.
See “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.
The following diagram depicts our organizational structure following the Transactions (assuming an initial public offering price of $16.50 per share of Class A common stock (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus) and no exercise of the underwriters’ option to purchase additional shares of Class A common stock). This chart is provided for illustrative purposes only and does not purport to represent all legal entities within our organizational structure:

*
Represents economic interest in European Wax Center, Inc. and not EWC Ventures, LLC.

(1)
The General Atlantic Post-IPO Stockholders and the General Atlantic Post-IPO Members will control 54.5% of the voting power of our common stock and hold 54.5% of the economic interest of the Company on a combined basis and together comprise the General Atlantic Equityholders.

Based on an assumed initial public offering price of $16.50 per share of Class A common stock (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), upon completion of the transactions described above, this offering and the application of the net proceeds from this offering:
•
we will be appointed as the sole managing member of EWC Ventures and will directly or indirectly hold EWC Ventures Units, constituting 47.9% of the outstanding equity interests in EWC Ventures (or EWC Ventures Units, constituting 49.4% of the outstanding equity interests in EWC Ventures if the underwriters exercise their option to purchase 1,590,000 additional shares of Class A common stock in full and giving effect to the use of the net proceeds therefrom);

•
the General Atlantic Post-IPO Members will hold (1) EWC Ventures Units, representing 23.3% of the outstanding equity interests in EWC Ventures (or representing 22.5% of the outstanding equity interests in EWC Ventures, if the underwriters exercise their option to purchase 1,590,000 additional shares of Class A common stock in full and giving effect to the use of the net proceeds therefrom) and (2) an aggregate of 14,853,838 shares of our Class B common stock, representing 23.3% of the combined voting power in us (or 22.5% if the underwriters exercise their option to purchase 1,590,000 additional shares of Class A common stock in full and giving effect to the use of the net proceeds therefrom);

•
the Founder Post-IPO Member will hold (1) EWC Ventures Units, representing 18.6% of the outstanding equity interests in EWC Ventures (or representing 18.0% of the outstanding equity interests in EWC Ventures, if the underwriters exercise their option to purchase 1,590,000 additional shares of Class A common stock in full and giving effect to the use of the net proceeds therefrom) and (2) an aggregate of 11,878,526 shares of our Class B common stock, representing 18.6% of the combined voting power in us (or 18.0% if the underwriters exercise their option to purchase 1,590,000 additional shares of Class A common stock in full and giving effect to the use of the net proceeds therefrom);
•
EWC Management Holdco and other EWC Ventures Post-IPO Members will hold (1) EWC Ventures Units, representing 10.2% of the outstanding equity interests in EWC Ventures (or representing 10.1% of the outstanding equity interests in EWC Ventures, if the underwriters exercise their option to purchase 1,590,000 additional shares of Class A common stock in full and giving effect to the use of the net proceeds therefrom) and (2) an aggregate of 6,517,749 shares of our Class B common stock, representing 10.2% of the combined voting power in us (or 10.1% if the underwriters exercise their option to purchase 1,590,000 additional shares of Class A common stock in full and giving effect to the use of the net proceeds therefrom);

•
the General Atlantic Post-IPO Stockholders will hold an aggregate of 19,942,366 shares of our Class A common stock, representing 31.3% of the combined voting power in us (or 30.3% if the underwriters exercise their option to purchase 1,590,000 additional shares of Class A common stock in full and giving effect to the use of the net proceeds therefrom);

•
the General Atlantic Equityholders, which are comprised of the General Atlantic Post-IPO Members and the General Atlantic Post-IPO Stockholders, will control 54.5% of the combined voting power in us (or 52.8% if the underwriters exercise their option to purchase 1,590,000 additional shares of Class A common stock in full and giving effect to the use of the net proceeds therefrom); and

•
our public stockholders will collectively hold 10,600,000 shares of our Class A common stock, representing 16.6% of the combined voting power in us (or 12,190,000 shares of Class A common stock and 19.1%, respectively, if the underwriters exercise their option to purchase 1,666,667 additional shares of Class A common stock in full and giving effect to the use of the net proceeds therefrom).

Holding Company Structure and Tax Receivable Agreement
We are a holding company, and immediately after the consummation of the Reorganization Transactions and this offering, our principal asset will be our ownership interests in EWC Ventures. The number of EWC Ventures Units we will own at any time will equal the aggregate number of outstanding shares of our Class A common stock. The economic interest represented by each EWC Ventures Unit that we own will correspond to one share of our Class A common stock, and the total number of EWC Ventures Units owned by us and the holders of our Class B common stock at any given time will equal the sum of the outstanding shares of all classes of our common stock. Shares of our Class B common stock cannot be transferred except in connection with a transfer or exchange of EWC Ventures Units. We do not intend to list our Class B common stock on any stock exchange.
In connection with the Reorganization Transactions, we will acquire existing equity interests in EWC Ventures from an affiliate of General Atlantic in the Mergers in exchange for the issuance of shares of our Class A common stock and rights to receive payments under the Tax Receivable Agreement to certain General Atlantic Equityholders. In addition, we intend to use a portion of the net proceeds from this offering to purchase EWC Ventures Units and corresponding shares of our Class B common stock from certain EWC Ventures Post-IPO Members, including the General Atlantic Post-IPO Members. These acquisitions of interests in EWC Ventures will result in favorable adjustments to our allocable share of the tax basis of the assets of EWC Ventures. In addition, future exchanges by the EWC Ventures Post-IPO Members of EWC Ventures Units and corresponding shares of our Class B common stock for shares of our Class A common stock are expected to produce favorable tax attributes. Finally, we will become entitled to certain other tax attributes as a result of contributing the proceeds of this offering to EWC Ventures. These tax attributes would not be available to us in the absence of those transactions.
Prior to the completion of this offering, we will enter into a Tax Receivable Agreement with the EWC Ventures Pre-IPO Members that provides for the payment by us to the EWC Ventures Pre-IPO Members of 85% of the benefits, if any, that we realize, or are deemed to realize (calculated using certain assumptions), as a result of (i) increases in our allocable share of certain existing tax basis of the tangible and intangible assets of EWC Ventures, and adjustments to the tax basis of the tangible and intangible assets of EWC Ventures, in each case as a result of (a) the purchases of EWC Ventures Units (along with the corresponding shares of our Class B common stock) from certain of the EWC Ventures Post-IPO Members using a portion of the net proceeds from this offering or in any future offering or (b) Share Exchanges and Cash Exchanges by the EWC Ventures Pre-IPO Members (or their transferees or other assignees) in connection with or after this offering, (ii) our utilization of certain tax attributes of the Blocker Companies (including the Blocker Companies’ allocable share of certain existing tax basis of the tangible and intangible assets of EWC Ventures) and (iii) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. There is significant existing tax basis in the assets of EWC Ventures as a result of the prior acquisition of interests in EWC Ventures by the General Atlantic Equityholders, and subsequent redemptions, exchanges, or purchases of EWC Ventures Units (in connection with or after this offering) are expected to result in increases in the tax basis of the assets of EWC Ventures. The existing tax basis, increases in existing tax basis and tax basis adjustments generated over time may increase (for tax purposes) the depreciation and amortization deductions available to us and, therefore, may reduce the amount of U.S. federal, state and local tax that we would otherwise be required to pay in the future. Actual tax benefits realized by us may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. Although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other tax benefits arising under the Tax Receivable Agreement, the EWC Ventures Pre-IPO Members (or their transferees or assignees) will not reimburse us for any payments previously made if such tax basis increases or other tax benefits are subsequently disallowed, except that excess payments made to the EWC Ventures Pre-IPO Members will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after our determination of such excess. As a result, in such circumstances we could make future payments to the EWC Ventures Pre-IPO Members under the Tax Receivable Agreement that are greater than our actual cash tax savings and may not be able to recoup those payments, which could negatively impact our liquidity. See “Risk Factors—We will be required to pay the EWC Ventures Pre-IPO Members for certain tax benefits we may claim, and the amounts we may pay could be significant” and “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

USE OF PROCEEDS
European Wax Center, Inc.
We expect to receive approximately $138.6 million of net proceeds (based upon the assumed initial public offering price of $16.50 per share of Class A common stock, the midpoint of the range set forth on the cover page of this prospectus) from the sale of the Class A common stock offered by us, after deducting underwriting discounts and commissions and prior to paying any offering expenses. We estimate that the net proceeds to us, if the underwriters exercise their option to purchase the maximum number of additional shares of Class A common stock from us, will be approximately $153.2 million, after deducting underwriting discounts and commissions and prior to paying any offering expenses.
Contribution to EWC Ventures.   We intend to contribute $103.2 million to EWC Ventures in exchange for a number of EWC Ventures Units equal to the contributed amount divided by the price paid per share by the underwriters for our Class A common stock in this offering (6,722,661 EWC Ventures Units at the midpoint of the estimated public offering price range set forth on the cover page of this prospectus). EWC Ventures will use the $103.2 million of net proceeds we contribute, together with approximately $18.8 million of cash on hand and $180.0 million of term loan proceeds under the New Senior Secured Credit Facility to:
•
purchase 1,212,120 EWC Ventures Units from certain EWC Ventures Post-IPO Members and employees for $20.0 million in satisfaction of the Class C Deferred Payment Obligations (see “Certain Relationships and Related Party Transactions—Purchases from Equityholders”);

•
repay all $268.7 million of the outstanding term and revolving loans under our Existing Senior Secured Credit Facility;

•
pay estimated offering expenses of approximately $8.1 million, all of which will be borne by EWC Ventures; and

•
pay approximately $5.2 million of fees and expenses related to the refinancing, as well as other corporate expenses.

As of March 27, 2021, term loan borrowings under the Existing Senior Secured Credit Facility accrued interest at 6.50% per annum and revolving loan borrowings under the Existing Senior Secured Credit Facility accrued interest at 4.25% per annum. The loans outstanding under the Existing Senior Secured Credit Facility will mature on September 25, 2024.
Acquisition of EWC Ventures Units.   We intend to use approximately $35.5 million of the net proceeds from this offering (or approximately $50.0 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock) to purchase 2,312,441 (or, if the underwriters exercise in full their option to purchase additional shares of Class A common stock, 3,260,717) EWC Ventures Units and corresponding shares of Class B common stock from certain of the EWC Ventures Post-IPO Members. See “Certain Relationships and Related Party Transactions—Purchases from Equityholders.”
Any increase or decrease in the offering price will not impact the amount of net proceeds we contribute to EWC Ventures and will only impact the net proceeds received by the selling stockholders and the amount of net proceeds we use to purchase EWC Ventures Units and corresponding shares of Class B common stock directly from certain EWC Ventures Post-IPO Members. A $1.00 increase (decrease) in the assumed initial public offering price of $16.50 per share would increase (decrease) the amount of net proceeds to us from this offering available to purchase EWC Ventures Units and corresponding shares of Class B common stock by $5.9 million. Any increase (decrease) in the offering price would decrease (increase) the number of shares offered by us.
Selling Stockholders
The selling stockholders will receive approximately $24.0 million of net proceeds from their sale of shares of Class A common stock in this offering, based on an assumed initial public offering price of $16.50 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions. If the underwriters exercise in full their option to purchase additional shares of Class A common stock, based on an assumed initial public offering price of $16.50 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), the selling stockholders will receive approximately $33.9 million of net proceeds, after deducting estimated underwriting discounts and commissions. We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders.
A $1.00 increase (decrease) in the assumed initial public offering price, would increase (decrease) the amount of net proceeds to the selling stockholders by $4.1 million. Any increase (decrease) in the offering price would increase (decrease) the number of shares offered by the selling stockholders.

DIVIDEND POLICY
EWC Ventures has previously declared and paid cash dividends to its members; however, we currently anticipate that we will retain all available funds for use in the operation and expansion of our business, and do not anticipate paying any cash dividends in the foreseeable future. Furthermore, because we are a holding company, our ability to pay cash dividends on our Class A common stock depends on our receipt of cash distributions from EWC Ventures and, through EWC Ventures, cash distributions and dividends from our other direct and indirect subsidiaries.
Subject to having available cash and subject to limitations imposed by applicable law and contractual restrictions (including pursuant to the New Senior Secured Credit Facility), the Amended and Restated EWC Ventures Limited Liability Company Agreement requires EWC Ventures to make certain distributions to us, the General Atlantic Post-IPO Members and the Founder Post-IPO Member, pro rata, to facilitate the payment of taxes with respect to the income of EWC Ventures that is allocated to us, the General Atlantic Post-IPO Members and the Founder Post-IPO Member. See “Certain Relationships and Related Party Transactions—Amended and Restated EWC Ventures Limited Liability Company Agreement.” To the extent that the tax distributions we receive exceed the amounts we are actually required to pay taxes, Tax Receivable Agreement payments, and other expenses, we will not be required to distribute such excess cash. Our board of directors may, in its sole discretion, choose to use such excess cash for any purpose depending upon the facts and circumstances at the time of determination.
Any future determination as to our dividend policy will be made at the discretion of the board and will depend upon many factors, including our financial condition, earnings, legal and contractual requirements and other factors the board deems relevant. Our New Senior Secured Credit Facility will limit our ability to pay cash dividends to stockholders, and our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of us or our subsidiaries. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Existing Senior Secured Credit Facility” and “Risk Factors—Risks Relating to Ownership of Our Common Stock—We do not currently expect to pay any cash dividends.”

CAPITALIZATION
The following table sets forth our cash and capitalization as of March 27, 2021:
•
on an actual basis reflecting the financial position of EWC Ventures,

•
on a pro forma basis to reflect the Reorganization Transactions described under “Our Organizational Structure,” excluding this offering, and the estimated impact of the Tax Receivable Agreement, and

•
on a pro forma as adjusted basis, giving effect to (1) the pro forma adjustments set forth above, (2) the entry into the New Senior Secured Credit Facility and the use of proceeds therefrom and (3) this offering and the receipt of the estimated net proceeds from our sale of shares of our Class A common stock in this offering at an assumed public offering price of $16.50 per share of Class A common stock (the midpoint of the estimated offering price range set forth on the cover page of this prospectus), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and the application of proceeds therefrom as described under “Use of Proceeds.”

This table should be read in conjunction with “Use of Proceeds,” “Unaudited Pro Forma Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes appearing elsewhere in this prospectus.
	As of March 27, 2021
(in thousands, except units)	EWC Ventures Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$28,687	$22,865	$4,845(1)
Total indebtedness	$269,945	$269,945	$180,000
Mezzanine equity:
Class A Founders’ Units	121,231	—	—
Class D Units	24,909	—	—
Members’ / Stockholders’ equity:
Class A Units	264,849	—	—
Class B Units	—	—	—
Class C Units	—	—	—
Class A common stock, par value $0.00001 per share	—	—	—
Class B common stock, par value $0.00001 per share	—	—	—
Additional paid-in capital	—	142,169	213,210
Accumulated deficit	(91,979)	(35,693)	(40,850)
Accumulated other comprehensive loss	(368)	(368)	(368)
Total members’ equity/stockholders’ equity	318,642	106,108	171,992
Non-controlling interest	—	183,239	187,241
Total equity	318,642	289,347	359,233
Total capitalization	$588,587	$559,292	$539,233

(1)
We expect that, as of the closing of this offering and giving effect to the planned use of proceeds, cash and cash equivalents will be approximately $15.0 million.

DILUTION
If you invest in our Class A common stock in this offering, you will experience dilution to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma net tangible book value per share of our Class A common stock. Dilution results from the fact that the per share offering price of the Class A common stock is substantially in excess of the book value per share attributable to the Class A common stock held by existing equityholders (including all shares issuable upon exchange and/or conversion).
Our pro forma net tangible book value as of March 27, 2021 after giving effect to the Reorganization Transactions would have been a deficit of approximately $(257.4) million, or $(4.42) per share of our Class A common stock. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities, and pro forma net tangible book value per share represents pro forma net tangible book value divided by the number of shares of common stock outstanding as of March 27, 2021, after giving effect to (1) the Reorganization Transactions (based on an assumed initial public offering price of $16.50 per share of Class A common stock (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus)); and (2) the estimated impact of the Tax Receivable Agreement, assuming that the EWC Ventures Post-IPO Members exchange all of their EWC Ventures Units and corresponding shares of our Class B common stock in Share Exchanges.
After giving effect to the Reorganization Transactions, the estimated impact of the Tax Receivable Agreement, assuming that the EWC Ventures Post-IPO Members exchange all of their EWC Ventures Units and corresponding shares of our Class B common stock in Share Exchanges and after giving further effect to the receipt of the estimated net proceeds from our sale of shares of our Class A common stock in this offering at an assumed public offering price of $16.50 per share of Class A common stock (the midpoint of the estimated offering price range set forth on the cover page of this prospectus), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and the application of proceeds therefrom (including the contribution of $103.2 million of the net proceeds from this offering to EWC Ventures in exchange for 6,722,661 EWC Ventures Units and the use $20.0 million of the net proceeds from this offering to purchase 1,212,120 EWC Ventures Units in satisfaction of the Deferred Payment Obligations and $35.5 million of the net proceeds from this offering to purchase 2,312,441 EWC Ventures Units and corresponding shares of our Class B common stock from certain of the EWC Ventures Post-IPO Members), our pro forma as adjusted net tangible book value would have been a deficit of approximately $(187.5) million, or $(2.94) per share of Class A common stock, representing an immediate increase in net tangible book value of $1.48 per share to existing equityholders and an immediate dilution in net tangible book value of $19.44 per share of Class A common stock to new investors. Dilution is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the initial public offering price per share of Class A common stock.
The following table illustrates the per share dilution to new investors purchasing shares in this offering:
Assumed initial public offering price per share		$16.50
Pro forma net tangible book value per share as of March 27, 2021(1)	$(4.42)
Increase in pro forma net tangible book value per share attributable to new investors	$1.48
Pro forma as adjusted net tangible book value per share after this offering(2)		$(2.94)
Dilution in pro forma as adjusted net tangible book value per share to new investors		$19.44

(1)
Reflects outstanding shares of Class A common stock, including (i) shares of Class A common stock to be held by certain General Atlantic Equityholders and certain other investors immediately prior to this offering and (ii) shares of Class A common stock issuable from Share Exchanges by the EWC Ventures Post-IPO Members immediately prior to this offering.

(2)
Reflects outstanding shares, consisting of (i) shares of Class A common stock to be issued in this offering and (ii) the outstanding shares of Class A common stock described in note (1) above less the 3,524,561 shares of Class A common stock issuable upon exchange of the EWC Ventures Units and corresponding shares of our Class B common stock to be purchased from certain of the EWC Ventures Post-IPO Members using a portion of the net proceeds from this offering.

The dilution information discussed above is illustrative only and may change based on the actual initial public offering price and other terms of this offering. A $1.00 increase (decrease) in the assumed initial public offering price of $16.50 per share of Class A common stock would increase (decrease) our pro forma as adjusted net tangible book value after this offering by $(8.4) million and the dilution per share to new investors by $0.87, in each case assuming the number of shares of Class A common stock offered, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1,000,000 shares in the number of shares of Class A common stock offered by us would increase (decrease) our pro forma as adjusted net tangible book value by approximately $(3.23) per share and decrease (increase) the dilution to new investors by approximately $(0.29) per share, in each case assuming the assumed initial public offering price of $16.50 per share of common stock remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
The following table sets forth, on a pro forma as adjusted basis as of March 27, 2021, the number of shares of Class A common stock purchased from us, the total consideration paid to us and the average price per share of Class A common stock paid by the existing equityholders and by new investors purchasing shares in this offering, at the assumed initial public offering price of $16.50 per share of Class A common stock (the midpoint of the estimated price range on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and after giving effect to the Reorganization Transactions and the estimated impact of the Tax Receivable Agreement, assuming that the EWC Ventures Post-IPO Members exchange all of their EWC Ventures Units and corresponding shares of our Class B common stock in Share Exchanges, and after giving further effect to this offering and the application of the net proceeds from this offering:
	Shares of Class A Common Stock Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	54,757,377	85.8%	$372,102,819	71.4%	$6.80
New investors(1)	9,035,102	14.2%	$149,079,183	28.6%	16.50
Total	63,792,479	100%	$521,182,002	100%	$8.17

(1)
Includes shares of Class A common stock to be sold in this offering.

The total number of shares reflected in the discussion and tables above is based on 63,792,479 Class A common stock outstanding as of the date of this prospectus on an as adjusted pro forma basis and does not reflect the Class A common stock purchased by new investors from the selling stockholders.
Sales by the selling stockholders in this offering will reduce the number of Class A common stock held by existing stockholders to 53,192,479, or approximately 83.4% of the total number of Class A common stock outstanding after this offering (assuming that the EWC Ventures Post-IPO Members exchange all of their EWC Ventures Units and corresponding shares of our Class B common stock in Share Exchanges).
A $1.00 increase (decrease) in the assumed initial public offering price of $16.50 per share of Class A common stock (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus) would increase (decrease) total consideration paid by new investors in this offering by $9.0 million and would increase (decrease) the average price per share of Class A common stock paid by new investors by $1.00, assuming the number of shares of Class A common stock offered, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
If the underwriters exercise their option to purchase an additional 1,590,000 shares of Class A common stock in full, our existing stockholders would own 80.9% and investors in this offering would own 19.1% of the total number of shares of Class A common stock outstanding upon the closing of this offering (assuming that the EWC Ventures Post-IPO Members exchange all of their EWC Ventures Units and corresponding shares of our Class B common stock in Share Exchanges).
We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma consolidated financial statements reflect the historical consolidated results of EWC Ventures, which is our predecessor for financial reporting purposes, as adjusted to give effect to (i) the Reorganization Transactions, which includes the Mergers, the reclassification of all of EWC Ventures’ outstanding equity interests, entry into the Tax Receivable Agreement and the other transactions as more fully described in “Our Organizational Structure—The Reorganization Transactions,” (ii) this offering and (iii) the entry into the New Senior Secured Credit Facility and the use of proceeds therefrom, as if each had occurred on December 29, 2019 (the first day of Fiscal 2020) for pro forma statement of operations purposes for the year ended December 26, 2020 and the 13 weeks ended March 27, 2021 and as of March 27, 2021 for pro forma balance sheet purposes. The unaudited pro forma financial information has been prepared by our management and is based on EWC Ventures’ historical financial statements, which are included elsewhere in this prospectus, and the assumptions and adjustments described in the notes to the unaudited pro forma financial information. The presentation of the unaudited pro forma financial information is prepared in conformity with Article 11 of Regulation S-X.
For purposes of the unaudited pro forma financial information, we have assumed that we will issue shares of Class A common stock at a price per share equal to the midpoint of the estimated offering price range set forth on the cover of this prospectus and that we will use the proceeds from this offering to purchase 1,212,120 EWC Ventures Units in satisfaction of the Class C Deferred Payment Obligations and up to 2,312,441 EWC Ventures Units and corresponding shares of our Class B common stock from certain of the EWC Ventures Post-IPO Members, including the General Atlantic Post-IPO Members, at a net price equal to the price paid by the underwriters for shares of our Class A common stock in this offering, and as a result, immediately following the completion of this offering, the ownership percentage represented by EWC Ventures Units not held by us will be 52.1%, and the net income attributable to EWC Ventures Units not held by us will accordingly represent 52.1% of our net income.
We based the pro forma adjustments on available information and on assumptions that we believe are reasonable under the circumstances in order to reflect, on a pro forma basis, the impact of the relevant transactions on the historical financial information of EWC Ventures. See “Notes to Unaudited Pro Forma Consolidated Financial Information” for a discussion of assumptions made. The unaudited pro forma financial information does not purport to be indicative of our results of operations or financial position had the relevant transactions occurred on the dates assumed and does not project our results of operations or financial position for any future period or date.
The unaudited pro forma consolidated financial information includes various estimates that are subject to material change and may not be indicative of what our operations or financial position would have been had this offering and Reorganization Transactions taken place on the dates indicated, or that may be expected to occur in the future. We have not given pro forma effect to incremental general and administrative expenses of approximately $4.5 million to $6.5 million that we expect to incur annually as a result of operating as a publicly traded corporation, such as expenses associated with annual and quarterly reporting; expenses associated with listing on the Exchange; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer insurance expenses; and director and officer compensation expenses.
We are a newly formed corporation, have no material assets and have not engaged in any business or other activities except in connection with the Reorganization Transactions described in “Our Organizational Structure—The Reorganization Transactions.” Upon the consummation of the Reorganization Transactions, we will become the sole managing member of EWC Ventures. Because we will manage and operate the business and control the strategic decisions and day-to-day operations of EWC Ventures and will also have a substantial financial interest in EWC Ventures, we will consolidate the financial results of EWC Ventures.
The unaudited pro forma financial information should be read together with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and EWC Ventures’ audited consolidated financial statements and related notes thereto included elsewhere in this prospectus.

European Wax Center, Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Statement of Operations
Thirteen Weeks Ended March 27, 2021
(in thousands, except per share amounts)	EWC Ventures Historical	Reorganization Transaction Adjustments	As Adjusted Before this Offering	Adjustments for this Offering	European Wax Center, Inc. Pro Forma
Revenue
Product sales	$20,617	$—	$20,617	$—	$20,617
Royalty fees	8,850	—	8,850	—	8,850
Marketing fees	4,934	—	4,934	—	4,934
Other revenues	2,256	—	2,256	—	2,256
Total revenue	36,657	—	36,657	—	36,657
Operating expenses:
Cost of revenue	9,931	—	9,931	—	9,931
Selling, general and administrative	11,066	1,200(5)	12,266	—	12,266
Advertising	4,884	—	4,884	—	4,884
Depreciation and amortization	5,138	—	5,138	—	5,138
Total operating expenses	31,019	1,200	32,219	—	32,219
Income (loss) from operations	5,638	(1,200)	4,438	—	4,438
Interest expense	(4,536)	—	(4,536)	3,139(1)	(1,397)
Income (loss) before income taxes	1,102	(1,200)	(98)	3,139	3,041
Income tax (benefit) expense	—	—(2)	—	—	—
Net income (loss)	$1,102	$(1,200)	$(98)	$3,139	$3,041
Net income (loss) attributable to non-controlling interest	—	(62)(3)	(62)	1,647(3)	1,585
Net income (loss) attributable to European Wax Center, Inc.	$1,102	$(1,138)	$(36)	$1,492	$1,456
Pro forma net income (loss) per share data(4)
Earnings (loss) per share to Class A common stockholders:
Basic and diluted					$0.05
Weighted average number of Class A common shares used in computing earnings (loss) per share:
Basic and diluted					30,542,336
See accompanying notes to unaudited pro forma financial information

European Wax Center, Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Statement of Operations
Year Ended December 26, 2020
(In thousands, except per share amounts)	EWC Ventures Historical	Reorganization Transaction Adjustments	As Adjusted Before this Offering	Adjustments for this Offering	European Wax Center, Inc. Pro Forma
Revenue
Product sales	$56,977	$—	$56,977	$—	$56,977
Royalty fees	25,674	—	25,674	—	25,674
Marketing fees	13,465	—	13,465	—	13,465
Other revenues	7,291	—	7,291	—	7,291
Total revenue	103,407	—	103,407	—	103,407
Operating expenses:
Cost of revenue	35,508	—	35,508	—	35,508
Selling, general and administrative	38,997	7,797(5)	46,794	2,000(6)	48,794
Advertising	11,495	—	11,495	—	11,495
Depreciation and amortization	19,582	—	19,582	—	19,582
Loss on disposal of assets and non-cancellable contracts	1,044	—	1,044	—	1,044
Total operating expenses	106,626	7,797	114,423	2,000	116,423
Loss from operations	(3,219)	(7,797)	(11,016)	(2,000)	(13,016)
Interest expense	(18,276)	—	(18,276)	10,125(1)	(8,151)
Income (loss) before income taxes	(21,495)	(7,797)	(29,292)	8,125	(21,267)
Income tax (benefit) expense	—	—(2)	—	—	—
Net income (loss)	$(21,495)	$(7,797)	$(29,292)	$8,125	$(21,267)
Net income (loss) attributable to non-controlling interest	—	(18,483)(3)	(18,483)	7,450(3)	(11,033)
Net income (loss) attributable to European Wax Center, Inc.	$(21,495)	$10,686	$(10,809)	$675	$(10,134)
Pro forma net income (loss) per share data(4)
Earnings (loss) per share to Class A common stockholders:
Basic and diluted					$(0.33)
Weighted average number of Class A common shares used in computing earnings (loss) per share:
Basic and diluted					30,542,366
See accompanying notes to unaudited pro forma financial information

European Wax Center, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Statements of Operations
(1)
Reflects the reduction in interest expense of $3.1 million and $10.1 million for the thirteen weeks ended March 27, 2021 and for the year ended December 26, 2020, respectively, as a result of the repayment of a portion of the outstanding indebtedness under the Existing Senior Secured Credit Facility, as described in “Use of Proceeds,” as if such repayment occurred on December 29, 2019.

(2)
Following the Reorganization Transactions, European Wax Center will be subject to U.S. federal income taxes, in addition to state and local taxes, with respect to our allocable share of any net taxable income of EWC Ventures. The unaudited pro forma consolidated statement of operations reflects an adjustment to our provision for income taxes to reflect an effective rate of 0% and 0% for the thirteen weeks ended March 27, 2021 and for the year ended December 26, 2020, respectively. This effective tax rate differs from the current U.S. federal income tax rate and the highest statutory rates apportioned to each state and local jurisdiction primarily due to the effect of the full valuation allowance against net deferred tax assets. EWC Ventures is, and will continue to be, taxed as a partnership for federal income tax purposes and, as a result, its members, including European Wax Center, will pay income taxes with respect to their allocable share of its net taxable income.

(3)
The EWC Ventures Units owned by the EWC Ventures Post-IPO Members will be considered noncontrolling interests in the consolidated financial statements of European Wax Center. The pro forma adjustment reflects the allocation of EWC Ventures net income to the noncontrolling interests. Immediately following the Reorganization Transactions and prior to the completion of this offering, the non-controlling interests held by the EWC Ventures Post-IPO Members will have 63.1% economic ownership of EWC Ventures, and as such, 63.1% of EWC Ventures’ income statement impacts of the Reorganization Transactions will be attributable to the non-controlling interests.

Subsequent to the completion of this offering, the non-controlling interests held by the EWC Ventures Post-IPO Members will have 52.1% economic ownership of EWC Ventures and as such, 52.1% of EWC Ventures’ net income will be attributable to the non-controlling interests. The remaining economic ownership of EWC Ventures will be held by European Wax Center following the Reorganization Transaction and the offering.
(4)
Pro forma basic net income (loss) per share of Class A common stock is computed by dividing the pro forma net income (loss) available to Class A common stockholders by the pro forma weighted-average shares of Class A common stock outstanding during the period. Pro forma diluted net income (loss) per share of Class A common stock is computed by adjusting the pro forma net income (loss) available to Class A common stockholders and the pro forma weighted-average shares of Class A common stock outstanding to give effect to potentially dilutive securities. Although each share of Class B common stock, together with a corresponding EWC Ventures Unit, could potentially be exchanged for one share of Class A common stock, the dilutive impact of any assumed conversion is not shown, because the conversion would be directly offset by an increase in income available to the Class A common stockholders driven by the corresponding reduction in income attributed to noncontrolling interests, and thus would not have a dilutive impact on earnings per share.

(5)
Adjustment represents $1.2 million and $7.8 million of equity-based compensation expense for the thirteen weeks ended March 27, 2021 and for the year ended December 26, 2020, respectively, at EWC Ventures LLC in relation to the modification of certain pre-IPO equity-based awards primarily to remove certain performance-based vesting conditions in connection to the Reorganization Transactions. See “Executive Compensation—Outstanding Equity Awards at Year-End.”

(6)
Represents the cash bonus of $2.0 million due to the CEO upon completion of an IPO.

European Wax Center, Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Balance Sheet
As of March 27, 2021
(in thousands, except unit/share amounts)	EWC Ventures Historical	Reorganization Transaction Adjustments	As Adjusted Before this Offering	Adjustments for this Offering	European Wax Center, Inc. Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$28,687	$(5,822)(12)	$22,865	$(18,020)(1)(5)(13)(14)	$4,845
Accounts receivable, net	12,274	—	12,274	—	12,274
Inventory	14,654	—	14,654	—	14,654
Prepaid expenses and other current assets	8,432	—	8,432	(2,039)(4)	6,393
Advances to related parties	689	(689)	—	—	—
Total current assets	64,736	(6,511)	58,225	(20,059)	38,166
Property and equipment, net	4,835	—	4,835	—	4,835
Intangible assets, net	216,142	—	216,142	—	216,142
Goodwill	328,551	—	328,551	—	328,551
Deferred tax asset	—	—(2)	—	—	—
Other non-current assets	3,300	—	3,300	—	3,300
Total assets	$617,564	$(6,511)	$611,053	$(20,059)	$590,994
Liabilities, Mezzanine Equity, and Members'/Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$23,832	$—	$23,832	$—	$23,832
Long term debt, current portion	2,428	—	2,428	—(5)	2,428
Deferred revenues, current portion	2,488	—	2,488	—	2,488
Other current liabilities	181	—	181	—	181
Total current liabilities	28,929	—	28,929	—	28,929
Long term debt, net	262,702	—	262,702	(89,945)(5)	172,757
Deferred revenue, net of current portion	6,601	—	6,601	—	6,601
Deferred tax liability	—	—(2)	—	—	—
Tax receivable agreement liability	—	22,784(3)	22,784	—	22,784
Other long-term liabilities	690	—	690	—	690
Total liabilities	298,922	22,784	321,706	(89,945)	231,761
Mezzanine equity:
Class A Founders’ Units (8,309,193 Class A Founders’ Units authorized, issued and outstanding as of March 27, 2021)	121,231	(121,231)(7)	—	—	—
Class D Units (2,500,000 Class D Units authorized, issued and outstanding as of March 27, 2021, aggregate liquidation preference of $27,298 as of March 27, 2021)	24,909	(24,909)(7)	—	—	—
Members’/ Stockholders’ equity:
Members’ equity – Class A Units (26,311,170 Class A Units authorized, issued, and outstanding as of March 27, 2021)	264,849	(264,849)(7)	—	—	—
Members’ equity – Class B Units (1 Class B Unit authorized, issued and outstanding as of March 27, 2021)	—	—	—	—	—
Members’ equity – Class C Units (1,000 Class C Units authorized, issued and outstanding as of March 27, 2021)	—	—	—	—	—
Class A common stock (600,000,000 shares authorized, 30,542,366 shares issued and outstanding, pro forma)	—	—(7)	—	—(1)	—
Class B common stock (60,000,000 shares authorized, 33,250,113 shares issued and outstanding, pro forma)	—	—(7)	—	—(10)	—
Additional paid-in capital	—	142,169(10)	142,169	71,041(13)	213,210
Accumulated deficit	(91,979)	56,286(11)	(35,693)	(5,157)	(40,850)
Accumulated other comprehensive loss	(368)	—	(368)	—	(368)
Noncontrolling interests	—	183,239(8)	183,239	4,002(9)	187,241
Total liabilities, mezzanine equity, and members’ / stockholders’ equity	$617,564	$(6,511)	$611,053	$(20,059)	$590,994
See accompanying notes to unaudited pro forma financial information

European Wax Center, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Balance Sheet
(1)
We estimate that the proceeds to us from this offering will be approximately $130.5 million (or $145.1 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock), based on an assumed initial public offering price of $16.50 per share (which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus) after deducting $10.4 million of assumed underwriting discounts and commissions and $8.1 million of estimated offering expenses. As of March 27, 2021, $2.0 million of the total $8.1 million of expenses had been paid and is included in prepaid expenses and other current assets. For pro forma purposes, the expected net proceeds from the offering includes a reduction of the $6.1 million expenses remaining to be paid, resulting in net proceeds of $132.6 million as of March 27, 2021.

(2)
European Wax Center is subject to U.S. federal and state income taxes and will file consolidated income tax returns for U.S. federal and certain state jurisdictions. These adjustments reflect the recognition of deferred taxes resulting from our status as a C corporation. Temporary differences in the book basis as compared to the tax basis of our investment in EWC Ventures resulted in an unaudited pro forma deferred tax asset of $40.4 million as of March 27, 2021. However, given cumulative losses in recent years, we expect to record a valuation allowance on the net deferred tax asset of $40.4 million resulting in $0 net deferred tax assets being recognized.

(3)
Reflects adjustments to give effect to the Tax Receivable Agreement described in “Certain Relationships and Related Party Transactions—Tax Receivable Agreement” and “Organizational Structure” under the provisions of ASC 450.

(4)
We are deferring certain costs associated with this offering. These costs primarily represent legal, accounting and other direct costs and are recorded in prepaid expenses and other current assets in our consolidated balance sheet. Upon completion of this offering, these deferred costs will be charged against the proceeds from this offering with a corresponding reduction to additional paid-in capital.

(5)
Reflects the reduction in long term debt as a result of (i) $180.0 million of proceeds from term loans under the New Senior Secured Credit Facility, offset by (ii) the repayment of all of the outstanding term and revolving loans under our Existing Senior Secured Credit Facility, for a total reduction of long term debt of $89.9 million if the refinancing described in “Use of Proceeds” had occurred on March 27, 2021. The use of cash includes estimated fees and expenses of $3.2 million, resulting in a net use of cash of $93.1 million for refinancing our current indebtedness.

(6)
In connection with the Reorganization Transactions, we will be appointed as the sole managing member of EWC Ventures pursuant to the EWC Ventures LLC Agreement. Because we will manage and operate the business and control the strategic decisions and day-to-day operations of EWC Ventures and will also have a substantial financial interest in EWC Ventures, we will consolidate the financial results of EWC Ventures, and a portion of our net income (loss) will be allocated to the non-controlling interest to reflect the entitlement of the EWC Ventures Post-IPO Members to a portion of EWC Ventures’ net income (loss). We will hold approximately 47.9% of the outstanding EWC Ventures Units (or approximately 49.4% of the outstanding EWC Ventures Units if the underwriters exercise their option to purchase additional shares of our Class A common stock in full), and the remaining EWC Ventures Units will be held by the EWC Ventures Post-IPO Members.

(7)
Represents the reclassification of mezzanine equity and members’ equity into stockholders’ equity as a result of the Reorganization Transactions. The adjustments to stockholders’ equity include (i) the par value of $215 for Class A common stock and $368 for Class B common stock to be outstanding following the Reorganization Transactions, (ii) $151.7 million recorded in additional paid-in capital, and (iii) $259.3 million allocated to the noncontrolling interest.

(8)
The following table is a reconciliation of the adjustments impacting noncontrolling interest as a result of the Reorganization Transactions:

Reorganization Transaction Adjustments:(8)
Reclassification of historical Member’s Equity(7)	$259,325
Reclassification Historical Deficit to NCI	(58,037)
Portion of the adjustments to income tax attributed to non controlling interest(2)(3)	(14,376)
Portion of final tax distributions allocated to non controlling interest(12)	(3,674)
Total Reorganization Transaction Adjustments:	$183,239

(9)
Represents the reclassification of $4.0 million of equity related to the net proceeds of this offering into noncontrolling interest.

(10)
The following table is a reconciliation of the adjustments impacting additional paid-in-capital:

As of March 27, 2021
Reorganization Transaction Adjustments:
Net adjustment from recognition of deferred tax asset and Tax Receivable Agreement(2),(3)	$(8,408)
Reclassification of mezzanine and members equity to additional paid-in capital as a result of Reorganization Transactions(7)	151,664
Equity-based compensation expense related to modification of certain pre-IPO equity-based awards in connection to the Reorganization Transactions	1,751
Final tax distributions in connection to the Reorganization Transactions(12)	(2,837)
Total Reorganization Transaction Adjustments:	$142,169
Adjustments for this Offering:
Gross proceeds from offering of Class A common stock(1)	149,079
Payment of underwriting discounts and commissions and offering costs in connection with this offering(1)	(16,513)
Reclassification of costs incurred in this offering from prepaid expenses and other current assets to additional paid-in capital(4)	(2,039)
Adjustment for noncontrolling interest(9)	(4,002)
Use of proceeds to purchase Class B and EWC Ventures Units	(55,484)
Total Adjustments for this Offering:	$71,041

(11)
The following table is a reconciliation of the adjustments impacting accumulated deficit as a result of the Reorganization Transactions:

Equity-based compensation expense related to modification of certain pre-IPO equity based awards in connection to the Reorganization Transactions	$(1,751)
Reclass Historical Deficit to NCI	58,037
$56,268

(12)
Represents the final tax distribution payment of $5.8 million the Company will make in connection with the Reorganization Transactions, which is reflected as a reduction of $2.8 million of additional paid-in capital and $3.7 million of noncontrolling interest

(13)
Represents the cash bonus of $2.0 million due to the CEO upon completion of an IPO.

(14)
Represents our plans to use $20.0 million of the net proceeds from this offering in satisfaction of the Class C Deferred Payment Obligations and $35.5 million of the net proceeds of this offering to purchase EWC Ventures Units and corresponding shares of Class B common stock from certain of the EWC Ventures Post-IPO Members, as described within the “Certain Relationships and Related Party Transactions—Purchases from Equityholders” section of this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion of our historical performance, financial condition and future prospects in conjunction with the audited financial statements as of and for the years ended December 26, 2020 and December 28, 2019, our unaudited condensed consolidated financial statements as of March 27, 2021 and for the 13 weeks ended March 27, 2021 and March 28, 2020 and notes thereto included elsewhere in this prospectus. The information provided below supplements, but does not form part of, our predecessor’s financial statements. This discussion contains forward-looking statements that are based on the views and beliefs of our management, as well as assumptions and estimates made by our management. Actual results could differ materially from such forward-looking statements as a result of various risk factors, including those that may not be in the control of management. For further information on items that could impact our future operating performance or financial condition, see the section titled “Risk Factors” and “Forward-Looking Statements” elsewhere in this prospectus.
We conduct substantially all of our activities through our direct, wholly owned subsidiary, EWC Ventures, LLC and its subsidiaries. We operate on a fiscal calendar widely used by the retail industry that results in a given fiscal year consisting of a 52- or 53-week period ending on the Saturday closest to December 31. References herein to “fiscal year 2020” relate to the 52 weeks ended December 26, 2020. References herein to “fiscal year 2019” relate to the 52 weeks ended December 28, 2019. Our fiscal quarters are composed of 13 weeks each, except for 53-week fiscal years for which the fourth quarter will be composed of 14 weeks.
Overview
We are the largest and fastest-growing franchisor and operator of OOH waxing services in the United States by number of centers and system-wide sales. We delivered over 21 million waxing services in 2019 and over 13 million waxing services in 2020 generating more than $687 million and $469 million of system-wide sales, respectively, across our highly-franchised network. We have a leading portfolio of centers operating in 808 locations across 44 states as of March 27, 2021. Of these locations, 803 are franchised centers operated by franchisees and five are corporate-owned centers.
The European Wax Center brand is trusted, efficacious and accessible. Our culture is obsessed with our guest experience and we deliver a superior guest experience relative to smaller chains and independent salons. We offer guests high-quality, hygienic waxing services administered by our licensed, EWC-trained estheticians (our “wax specialists”), at our accessible and welcoming locations (our “centers”). Our technology-enabled guest interface simplifies and streamlines the guest experience with automated appointment scheduling and remote check-in capabilities, ensuring guest visits are convenient, hassle-free, and consistent across our network of centers. Our well-known, pre-paid Wax Pass program makes payment easy and convenient, fostering loyalty and return visits. Guests view us as a non-discretionary part of their personal-care and beauty regimens, providing us with a highly predictable and growing recurring revenue model.
Our asset-light franchise platform delivers capital-efficient growth, significant cash flow generation and resilience through economic cycles. Our centers are 99% owned and operated by our franchisees who benefit from superior unit-level economics, with mature centers generating annual cash-on-cash returns in excess of 60%. The highly consistent and recurring demand for our services and the competitive advantages provided by our scale have resulted in ten consecutive years of same-store sales and system-wide sales growth through 2019. We believe we can nearly quadruple our center count within the next 15 years to over 3,000 locations in the United States.
In partnership with our franchisees, we fiercely protect our points of differentiation that attract new guests, build meaningful relationships and promote lasting retention. Our NPS of 85 demonstrates our guests’ devotion to our brand. We are so confident in our ability to delight that we have always offered all of our guests their first wax free.
Hair removal solutions are consistently in demand, given the recurring nature of hair growth. The OOH waxing market is the fastest-growing hair removal solution in the United States, defined by a total addressable market of $18 billion with annualized growth that is approximately twice as high as other hair removal alternatives. European Wax Center has become the category-defining brand within this rapidly growing market and became so by professionalizing a highly fragmented sector where service consistency, hygiene, and customer trust were not historically offered. We are approximately six times larger than the next largest waxing-focused competitor by center count and approximately ten times larger by system-wide sales. Our unmatched scale enables us to drive broader brand awareness, ensures our licensed wax specialists are universally trained at the highest standards and drive consistent financial performance across each center.
Under the stewardship of our CEO, David Berg, and the other management team members, we have prioritized building a culture of performance, success, and inclusivity. Additionally, we have intensified our focus on enhancing the guest experience and have invested significantly in our corporate infrastructure and marketing capabilities to continue our track record of sustainable growth. The foundation for our next chapter of growth is firmly in place.
Growth Strategy and Outlook
We plan to grow our business primarily by opening new franchised centers and then additionally increasing our same-store sales and leveraging our corporate infrastructure to expand our profit margins and generate robust free cash flow.
We believe our franchisees’ track record of successfully opening new centers and consistently generating attractive unit-level economics validates our strategy to expand our footprint and grow our capacity to serve more guests. We aspire to grow between 7% to 10% of our center count each year. Our center count grew 6% and 5% during fiscal year 2020 and fiscal year 2019, respectively, and has grown each year since 2010. Our thoughtful approach to growth ensures each center is appropriately staffed with the high-quality team and licensed, highly-trained wax specialists that our brand has been known for since our initial opening. None of our existing markets are fully penetrated, and we believe we have a significant whitespace opportunity of approximately 3,000 locations for our standard center format across the United States. Our centers have a long track record of sustained growth delivering ten consecutive years of positive same-store sales growth through 2019 with resilient performance through economic cycles. We intend to continue increasing our same-store sales growth by, among other things:
•
driving brand awareness to accelerate guest acquisition;

•
increasing our Wax Pass adoption rates;

•
expanding our share of our guests’ personal-care expenditures;

•
increasing our transaction attachment rate, which we define as the percentage of transactions that include the purchase of a retail product to the total number of transactions; and

•
driving greater guest engagement using data analytics.

Our straightforward, asset-light franchise platform and our proven track record of increasing profitability will continue to drive EBITDA margin accretion and free cash flow generation as we expand our national footprint. We have invested in building our scalable support infrastructure, and we currently have the capabilities and systems in place to drive revenue growth and profitability across our existing and planned franchise centers.
Key Business Metrics
We track the following key business metrics to evaluate our performance, identify trends, formulate financial projections, and make strategic decisions. Accordingly, we believe that these key business metrics provide useful information to investors and others in understanding and evaluating our results of operations in the same manner as our management team. These key business metrics are presented for supplemental information purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled metrics or measures presented by other companies.
Number of Centers.   Number of centers reflects the number of franchised and corporate-owned centers open at the end of the reporting period. We review the number of new center openings, the number of closed centers and the number of relocations of centers to assess net new center growth, and drivers of trends in system-wide sales, royalty and franchise fee revenue and corporate-owned center sales.
System-Wide Sales.   System-wide sales represent sales from same day services, retail sales and cash collected from wax passes for all centers in our network, including both franchisee-owned and corporate-owned centers. While we do not record franchised center sales as revenue, our royalty revenue is calculated based on a percentage of franchised center sales, which are 6.0% of sales, net of retail product sales, as defined in the franchise agreement. This measure allows us to better assess changes in our royalty revenue, our overall center performance, the health of our brand and the strength of our market position relative to competitors. Our system-wide sales growth is driven by net new center openings as well as increases in same-store sales.
Same-Store Sales.   Same-store sales reflect the change in year-over-year sales from services performed and retail sales for the same-store base. We define the same-store base to include those centers open for at least 52 full weeks. This measure highlights the performance of existing centers, while excluding the impact of new center openings and closures. We review same-store sales for corporate-owned centers as well as franchisee-owned centers. Same-store sales growth is driven by increases in the number of transactions and average transaction size.
New Center Openings.   The number of new center openings reflects centers opened during a particular reporting period for both franchisee-owned and corporate-owned centers, less centers closed during the same period. Opening new centers is an integral part of our growth strategy, and we expect the majority of our future new centers to be franchisee-owned. Before we obtain the certificate of occupancy or report any revenue from new corporate-owned centers, we incur pre-opening costs, such as rent expense, labor expense and other operating expenses. Some of our centers open with an initial start-up period of higher-than-normal marketing and operating expenses, particularly as a percentage of monthly revenue.
Average Unit Volume (“AUV”).   AUV consists of the average annual system-wide sales of all centers that have been open for a trailing 52-week period or longer. This measure is calculated by dividing system-wide sales during the applicable period for all centers being measured by the number of centers being measured. AUV allows management to assess our franchisee-owned and corporate-owned center economics. Our AUV growth is primarily driven by increases in services and retail product sales as centers fill their books of reservations, which we refer to as maturation of centers.
Wax Pass Utilization.   We define Wax Pass utilization as the adoption of our Wax Pass program by guests, measured as a percentage of total transactions conducted using a Wax Pass. Wax Pass utilization allows management to better assess the recurring nature of our business model because it is an indication of the magnitude of transactions by guests who have made a longer-term commitment to our brand by purchasing a Wax Pass.
	Thirteen Weeks Ended		Year Ended
(in thousands, except operating data and percentages)	March 27, 2021	March 28, 2020	December 26, 2020	December 28, 2019
Number of system-wide centers (at period end)	808	766	796	750
System-wide sales	$156,963	$158,004	$468,764	$687,402
Same-store sales(1)	(6.2)%	(5.6)%	(35.6)%	9.8%
New center openings	12	16	46	38
AUV			$606	$940

(1)
Same-store sales decline for the 13 weeks ended March 27, 2021 is calculated in comparison to the 13 weeks ended March 30, 2019 due to the significant decline in our sales in 2020 due to COVID-19. We believe this presents a more meaningful comparison of same-store sales.

Recent Developments
COVID-19 Impact
On March 11, 2020, the World Health Organization declared a global pandemic related to the COVID-19 outbreak. In the United States, federal, state and local governments implemented various restrictions, including travel restrictions, border closings, shelter-in-place orders, restrictions on public gatherings, quarantining of people who may have been exposed to the virus and limitations on business operations. The pandemic has caused unprecedented economic volatility and uncertainty, which has negatively impacted our recent operating results.
In response to the COVID-19 pandemic, in March 2020, we recommended to all of our franchisees that they temporarily close their centers as state governors began issuing shelter-in-place orders. Most franchisees temporarily closed their centers in March 2020, and by April 2020 the entire franchise network was temporarily closed. Beginning in May 2020, certain governors announced steps to restart non-essential business operations in their respective states, and centers in these states began to re-open. However, as COVID-19 continued to impact areas in which our centers operate, some of our centers were required to temporarily re-close pursuant to local guidelines. As of the end of fiscal 2020, most centers had re-opened either fully or partially. By March 2021, nearly all of our nationwide network had re-opened. All corporate-owned centers had re-opened as of December 26, 2020.
Management deployed several critical strategies to strengthen guest safety, protect franchisees and our brand, as well as increase liquidity and financial flexibility to mitigate COVID-19 related impacts on our business. Some of these strategies have better positioned us to optimally serve guests in the post COVID-19 pandemic environment. The following important actions were taken:
•
Digitization of Guest Experience:   To strengthen the physical safety of our guests, our centers have been digitally enabled such that guests can schedule appointments electronically through our mobile app, experience a contactless check-in process upon arrival and receive personalized, concierge-like product recommendations from our wax specialists by providing relevant guest details through our in-suite tablets. These measures reduce the amount of unnecessary contact during the transaction processes without sacrificing the quality hands-on experience that our guests seek.

•
Relief Programs for Franchisee Network:   To protect the financial stability of our franchise network during the pandemic, we offered a number of relief programs to our franchisees, including: (1) deferring of collections on royalties, marketing fees and product purchases made prior to centers closing until 30 to 60 days after centers re-opened, (2) waiving monthly marketing and technology fees while centers were temporarily closed, (3) granting 30-day payment terms on royalty fees (normally due and payable on a weekly basis) for a three month period post re-opening and (4) running promotional programs for the first two months after re-opening to drive cash flow for franchisees. As of April 2021, substantially all franchisees had resumed payment of royalties and other deferred fees.

•
Optimize Liquidity:   We increased liquidity by issuing an aggregate of 2,500,000 Class D Units for gross proceeds of $25.0 million and obtaining $10.0 million of additional borrowing capacity under our revolving credit facility, which has been fully drawn and bears interest at the index rate defined in the credit agreement plus an applicable margin of 3.5% (4.25% as of March 27, 2021). In exchange for the increased capacity, the applicable margin on the term loan increased by 1.0% to 5.5%. For the twelve months beginning with the period ended June 27, 2020, we are required to maintain $6.0 million of minimum liquidity, as defined by the credit agreement. Additionally, during this twelve-month period, the financial covenant requiring the maintenance of a maximum leverage ratio, as defined by the credit agreement, is not in effect.

•
Reduce Corporate Costs:   At our corporate headquarters, we reduced headcount and temporarily furloughed a meaningful proportion of our corporate employee base; further, at our five corporate-owned centers, we temporarily furloughed substantially all employees while those centers were closed. During this furlough period, employees continued receiving benefits from the Company. All temporarily furloughed employees were brought back and all corporate-owned centers had reopened as of December 26, 2020.

There is a significant amount of uncertainty about the duration and severity of the consequences caused by the COVID-19 pandemic. While governmental and non-governmental organizations are engaging in efforts to combat the spread and severity of the COVID-19 pandemic and related public health issues, the full extent to which the outbreak of COVID-19 could impact our business, results of operations and financial condition is still unknown and will depend on future developments, including new variants of the virus and spikes in cases in the areas where we operate, which are highly uncertain and cannot be predicted. However, such effects may be material. Our financial statements reflect judgments and estimates that could change in the future as a result of the COVID-19 pandemic.
Significant Factors Impacting Our Financial Results
We believe there are several important factors that have impacted, and that we expect will continue to impact, our business and results of operations. These factors include:

New Center Openings.   We expect that new centers will be a key driver of growth in our future revenue and operating profit results. Opening new centers is an important part of our growth strategy, and we expect the majority of our future new centers will be franchisee-owned. Our results of operations have been and will continue to be materially affected by the timing and number of new center openings each period. As centers mature, center revenue and profitability increase significantly. The performance of new centers may vary depending on various factors such as the effective management and cooperation of our franchisee partners, whether the franchise is part of a multi-unit development agreement, the center opening date, the time of year of a particular opening, the number of licensed wax specialists recruited, and the location of the new center, including whether it is located in a new or existing market. Our planned center expansion will place increased demands on our operational, managerial, administrative, financial, and other resources. Managing our growth effectively will require us to continually attract strong and well capitalized franchisee partners into our development pipeline and to enhance our center management system controls and information systems.
Same-Store Sales Growth.   Same-store sales growth is a key driver of our business. Various factors affect same-store sales, including:
•
consumer preferences and overall economic trends;

•
the recurring, non-discretionary nature of personal-care services and purchases;

•
our ability to identify and respond effectively to guest preferences and trends;

•
our ability to provide a variety of service offerings that generate new and repeat visits to our centers;

•
the guest experience we provide in our centers;

•
the availability of experienced wax specialists;

•
our ability to source and deliver products accurately and timely;

•
changes in service or product pricing, including promotional activities;

•
the number of services or items purchased per center visit;

•
center closures in response to state or local regulations due to the COVID-19 pandemic or other health concerns; and

•
the number of centers that have been in operation for more than 52 full weeks.

A new center is included in the same-store sales calculation beginning 52 full weeks after the center’s opening. If a center is closed for greater than six consecutive days, the center is deemed a closed center and is excluded from the calculation of same-store sales until it has been reopened for a continuous 52 full weeks.
Overall Economic Trends.   Macroeconomic factors that may affect guest spending patterns, and thereby our results of operations, include employment rates, business conditions, changes in the housing market, the availability of credit, interest rates, tax rates and fuel and energy costs. However, we believe that our guests see our services as non-discretionary in nature, given the rebound in performance in the second half of fiscal year 2020 despite the COVID-19 pandemic. Therefore, we believe that overall economic trends and related changes in consumer behavior have less of an impact on our business than they may have for other industries subject to fluctuations in discretionary consumer spending.
Guest Preferences and Demands.   Our ability to maintain our appeal to existing guests and attract new guests depends on our ability to develop and offer a compelling assortment of services responsive to guest preferences and trends. We estimate that more than two-thirds of OOH waxing consumers start waxing by age 29 or earlier. We also believe that OOH waxing is a recurring need that brings guests back for services on a highly recurring basis which is reflected in the predictability of our financial performance over time. Our guests’ routine personal-care need for OOH waxing is further demonstrated by the top 20% of guests who visit us, on average, nearly every four weeks.
Our Ability to Source and Distribute Products Effectively.   Our revenue and operating income are affected by our ability to purchase our products and supplies in sufficient quantities at competitive prices. While we believe our vendors have adequate capacity to meet our current and anticipated demand, our level of revenue could be adversely affected in the event we face constraints in our supply chain, including the inability of our vendors to produce sufficient quantities of some products or supplies in a manner that matches market demand from our guests, leading to lost revenue. We depend on two key suppliers to source our proprietary wax and one key supplier to source our branded retail products and we are thus exposed to concentration of supplier risk. During fiscal year 2019, our top vendors supplied us with 95% of the wholesale wax product we and our franchisees used to deliver more than 20 million services.
Our Ability to Recruit and Retain Qualified Licensed Wax Specialists for our Centers.   Our ability to operate our centers is largely dependent upon our ability to attract and retain qualified, licensed wax specialists. Our unmatched scale enables us to ensure that we universally train our wax specialists at the highest standards, ensuring that our guests experience consistent level of quality, regardless of the specific center they visit. The combination of consistent service delivery, across our trained base of wax specialists, along with the payment ease and convenience of our well-known, pre-paid Wax Pass program fosters loyalty and return visits across our guest base. Over time, our ability to build and maintain a strong pipeline of licensed wax specialists is important to preserving our current brand position.
Seasonality.   Our results are subject to seasonality fluctuations in that services are typically in higher demand in periods leading up to holidays and the summer season. The resulting demand trend yields higher system-wide sales in the second and fourth quarter of our fiscal year. In addition, our quarterly results may fluctuate significantly, because of several factors, including the timing of center openings, price increases and promotions, and general economic conditions.
Components of Results of Operations
Revenue
Product Sales:   Product sales consist of revenue earned from sales of proprietary wax, other products consumed in administering our wax services and retail merchandise to franchisees, as well as retail merchandise sold in corporate-owned centers. Revenue on product sales is recognized upon transfer of control. Our product sales revenue comprised 56.2% and 55.9% of our total revenue for the 13 weeks ended March 27, 2021 and March 28, 2020, respectively, and 55.1% and 54.2% of our total revenue for fiscal years 2020 and 2019, respectively.
Royalty Fees:   Royalty fees are earned based on a percentage of the franchisees’ gross sales, net of retail product sales, as defined in the applicable franchise agreement, and recognized in the period the franchisees’ sales occur. The royalty fee is 6.0% of the franchisees’ gross sales for such period and is paid weekly. Our royalty fees revenue comprised 24.1% and 27.1% of our total revenue for the 13 weeks ended March 27, 2021 and March 28, 2020, respectively, and 24.8% and 23.8% of our total revenue for fiscal years 2020 and 2019, respectively.
Marketing Fees:   Marketing fees are earned based on 3.0% of the franchisees’ gross sales, net of retail product sales, as defined in the applicable franchise agreement, and recognized in the period the franchisees’ sales occur. Additionally, the Company charges a fixed monthly fee to franchisees for search engine optimization and search engine marketing services, which is due on a monthly basis and recognized in the period when services are provided. Our marketing fees revenue comprised 13.5% and 10.8% of our total revenue for the 13 weeks ended March 27, 2021 and March 28, 2020, respectively and 13.0% and 14.2% of our total revenue for fiscal years 2020 and 2019, respectively.
Other Revenue:   Other revenue primarily consists of service revenues from our corporate-owned centers and franchise fees, as well as technology fees, annual brand conference revenues and training, which together represent 6.2% and 6.2% of our total revenue for the 13 weeks ended March 27, 2021 and March 28, 2020, respectively, and 7.1% and 7.7% of our total revenue for fiscal years 2020 and 2019, respectively. Service revenues from our corporate-owned centers are recognized at the time services are provided. Amounts collected in advance of the period in which service is rendered are recorded as deferred revenue. Franchise fees are paid upon commencement of the franchise agreement and are deferred and recognized on a straight-line basis commencing at contract inception through the end of the franchise license term. Franchise agreements generally have terms of ten years beginning on the date the center is opened, which is an average of two years from the date the franchise agreement is signed. Therefore, the franchise fees are typically amortized over a 12-year period. Deferred franchise fees expected to be recognized in periods greater than 12 months from the reporting date are classified as long-term on the Consolidated Balance Sheets. Technology fees, annual brand conference revenues and training are recognized as the related services are delivered and are not material to the overall business.

Costs and Expenses
Cost of Revenue:   Cost of revenue primarily consists of the direct costs associated with wholesale product and retail merchandise sold, including distribution and outbound freight costs and inventory obsolescence charges, as well as the cost of materials and labor for services rendered in our corporate-owned centers.
Selling, General and Administrative Expenses:   Selling, general and administrative expenses primarily consist of wages, benefits and other compensation-related costs, rent, software, and other administrative expenses incurred to support our existing franchise and corporate-owned centers, as well as expenses attributable to growth and development activities. Also included in selling, general and administrative expenses are accounting, legal, marketing operations, and other professional fees.
Advertising Expenses:   Advertising expenses consist of advertising, public relations, and administrative expenses incurred to increase sales and further enhance the public reputation of the European Wax Center brand.
Depreciation and Amortization:   Depreciation and amortization includes depreciation of property and equipment and capitalized leasehold improvements, as well as amortization of intangible assets, including franchisee relationships and reacquired area representative rights. Area representative rights represent an agreement with area representatives to sell franchise licenses and provide support to franchisees in a geographic region. From time to time, the Company enters into agreements to reacquire certain area representative rights.
Loss on Non-Cancellable Contracts:   During fiscal years 2020 and 2019, we recorded losses on non-cancellable contracts of $1.1 million and $2.5 million, respectively, as a result of the early discontinuation of use of technology licensed under multi-year contracts.
Loss on Disposal of Assets:   During fiscal year 2019, we recorded a $1.9 million loss on disposal of assets used in our previous corporate offices, in connection with the relocation of our corporate headquarters to Texas.
Impairment of Internally Developed Software:   During fiscal year 2019, we identified a third-party point-of-sale software solution that provided specific functionality that were previously thought to be unavailable in a third-party solution. Partnering with this third-party provider was assessed to be more capital efficient over time than continuing to develop similar capabilities internally. As a result, we abandoned our in-process, internally developed point-of-sale solution and recorded an impairment charge of $18.2 million.
Gain on Sale of Centers:   During fiscal year 2019, we recorded a $2.1 million gain on the sale of seven corporate-owned centers to one of our larger multi-unit franchisee operators, representing proceeds in excess of the carrying value of the related assets. We will opportunistically evaluate the purchase, sale, and disposition of corporate-owned centers as part of our ongoing market optimization strategy.
Interest Expense:   Interest expense consists of interest on our long-term debt, including amounts outstanding under our revolving credit facility, as well as the amortization of deferred financing costs.
Post-Offering Non-Controlling Interest and Expenses
In connection with the Reorganization Transactions, we will be appointed as the sole managing member of EWC Ventures. Because we will manage and operate the business and control the strategic decisions and day-to-day operations of EWC Ventures and will also have a substantial financial interest in EWC Ventures, we will consolidate the financial results of EWC Ventures, and a portion of our net income (loss) will be allocated to the non-controlling interest to reflect the entitlement of the EWC Ventures Post-IPO Members to a portion of EWC Ventures’ net income (loss).
After consummation of this offering, we will become subject to U.S. federal, state and local income taxes with respect to our allocable share of any taxable income of EWC Ventures and will be taxed at the prevailing corporate tax rates. In addition to tax expenses, we also will incur new expenses related to our operations as a public company, plus payments under the Tax Receivable Agreement.
See “Unaudited Pro Forma Consolidated Financial Information” for more information regarding the post-offering non-controlling interest and expenses.

Results of Operations
The following tables presents our Consolidated Statements of Operations for each of the periods indicated (amounts in thousands):
	For the Thirteen Weeks Ended		$ Change	% Change
	March 27, 2021	March 28, 2020
Revenue:
Product sales	$20,617	$18,345	$2,272	12.4%
Royalty fees	8,850	8,901	(51)	-0.6%
Marketing fees	4,934	3,559	1,375	38.6%
Other revenue	2,256	2,018	238	11.8%
Total revenue	36,657	32,823	3,834	11.7%
Operating expenses:
Cost of revenue	9,931	8,678	1,253	14.4%
Selling, general and administrative	11,066	10,378	688	6.6%
Advertising	4,884	3,688	1,196	32.4%
Depreciation and amortization	5,138	4,898	240	4.9%
Total operating expenses	31,019	27,642	3,377	12.2%
Income from operations	5,638	5,181	457	8.8%
Interest expense	(4,536)	(4,222)	(314)	7.4%
Net income	$1,102	$959	$143	14.9%
	For the Years Ended
	December 26, 2020	December 28, 2019	$ Change	% Change
Revenue:
Product sales	$56,977	$83,620	$(26,643)	-31.9%
Royalty fees	25,674	36,737	(11,063)	-30.1%
Marketing fees	13,465	21,972	(8,507)	-38.7%
Other revenue	7,291	11,868	(4,577)	-38.6%
Total revenue	103,407	154,197	(50,790)	-32.9%
Costs and expenses:
Cost of revenue	35,508	40,898	(5,390)	-13.2%
Selling, general and administrative	38,997	64,967	(25,970)	-40.0%
Advertising	11,495	21,132	(9,637)	-45.6%
Depreciation and amortization	19,582	15,534	4,048	26.1%
Loss on disposal of assets and non-cancellable contracts	1,044	4,451	(3,407)	-76.5%
Impairment of internally developed software	—	18,183	(18,183)	-100.0%
Gain on sale of centers	—	(2,120)	2,120	-100.0%
Total operating expenses	106,626	163,045	(56,419)	-34.6%
Loss from operations	(3,219)	(8,848)	5,629	-63.6%
Interest expense	(18,276)	(15,548)	(2,728)	17.5%
Net loss	$(21,495)	$(24,396)	$2,901	-11.9%

The following table presents the components of our Consolidated Statements of Operations for each of the periods indicated, as a percentage of revenue:
	For the Thirteen Weeks Ended		For the Years Ended
	March 27, 2021	March 28, 2020	December 26, 2020	December 28, 2019
Revenue:
Product sales	56.2%	55.9%	55.1%	54.2%
Royalty fees	24.1%	27.1%	24.8%	23.8%
Marketing fees	13.5%	10.8%	13.0%	14.2%
Other revenue	6.2%	6.2%	7.1%	7.7%
Total revenue	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of revenue	27.1%	26.5%	34.3%	26.5%
Selling, general and administrative	30.2%	31.6%	37.7%	42.1%
Advertising	13.3%	11.2%	11.1%	13.7%
Depreciation and amortization	14.0%	14.9%	18.9%	10.1%
Loss on disposal of assets and non-cancellable contracts	—	—	1.0%	2.9%
Impairment of internally developed software	—	—	—	11.8%
Gain on sale of centers	—	—	—	-1.4%
Total operating expenses	84.6%	84.2%	103.1%	105.7%
Income (loss) from operations	15.4%	15.8%	-3.1%	-5.7%
Interest expense	-12.4%	-12.9%	-17.7%	-10.1%
Net income (loss)	3.0%	2.9%	-20.8%	-15.8%
Comparison of the 13 Weeks Ended March 27, 2021 and March 28, 2020
Revenue
Total revenue increased $3.8 million, or 11.7%, to $36.7 million during the 13 weeks ended March 27, 2021, compared to $32.8 million for the 13 weeks ended March 28, 2020. The increase in revenue was largely due to increased product sales and marketing fees. The increase in product sales was primarily attributable to shipments of a new product line launched during the first 13 weeks of 2021 to franchisees. The increase in marketing fees in the current year period was primarily the result of our decision to waive marketing fees in 2020 to provide relief to our franchisees from the adverse impact of the COVID-19 pandemic.
Product Sales
Product sales increased $2.3 million, or 12.4%, to $20.6 million during the 13 weeks ended March 27, 2021, compared to $18.3 million for the 13 weeks ended March 28, 2020. The increase in product sales was primarily attributable to shipments of a new product line launched during the first 13 weeks of 2021 to franchisees.
Royalty Fees
Royalty fees for the 13 weeks ended March 27, 2021 decreased 0.6% compared to the 13 weeks ended March 28, 2020. The slight decrease in royalty fees was primarily due to lower network revenues in the first 13 weeks of 2021 as centers continued to reopen and ramp back up to pre-COVID revenue levels. This decrease was mostly offset by the opening of 50 new centers during the period from March 28, 2020 to March 27, 2021.
Marketing Fees
Marketing fees increased $1.4 million, or 38.6%, to $4.9 million during the 13 weeks ended March 27, 2021, compared to $3.5 million for the 13 weeks ended March 28, 2020. The increase in marketing fees in the current year period was primarily the result of our decision to waive marketing fees in 2020 to provide relief to our franchisees from the adverse impact of the COVID-19 pandemic.
Other Revenue
Other revenue increased $0.2 million, or 11.8%, to $2.2 million during the 13 weeks ended March 27, 2021, compared to $2.0 million for the 13 weeks ended March 28, 2020. The increase in other revenue in the current year period was primarily the result of our decision to waive technology fees in 2020 to provide relief to our franchisees from the adverse impact of the COVID-19 pandemic.
Costs and Expenses
Cost of Revenue
Cost of revenue increased $1.3 million, or 14.4%, to $9.9 million during the 13 weeks ended March 27, 2021, compared to $8.6 million for the 13 weeks ended March 28, 2020. The increase in cost of revenue was largely the result of shipments of the new product line launched during the first 13 weeks of 2021 to franchisees.
Selling, General and Administrative
Selling, general and administrative expenses increased $0.7 million, or 6.6%, to $11.1 million during the 13 weeks ended March 27, 2021, compared to $10.4 million for the 13 weeks ended March 28, 2020. The increase in selling, general and administrative expenses was primarily due to increased professional fees and corporate reorganization costs incurred in preparation for our initial public offering. These increases were partially offset by a decrease in commissions resulting from the reacquisition of rights from certain area representatives and a decrease in relocation costs in the first 13 weeks of 2021 compared to the first 13 weeks of 2020.
Advertising
Advertising expenses increased $1.2 million, or 32.4%, to $4.9 million during the 13 weeks ended March 27, 2021, compared to $3.7 million for the 13 weeks ended March 28, 2020. The increase in advertising expense resulted from efforts to expand our marketing activities following the reopening of our centers as COVID-related restrictions were lifted.
Depreciation and Amortization
Depreciation and amortization increased $0.2 million, or 4.9%, to $5.1 million during the 13 weeks ended March 27, 2021, compared to $4.9 million for the 13 weeks ended March 28, 2020. The increase in depreciation and amortization expense was primarily driven by an increase in amortization expense for the additional reacquired rights from area representatives completed during fiscal years 2020 and 2021.
Interest Expense
Interest expense increased $0.3 million, or 7.4%, to $4.5 million during the 13 weeks ended March 27, 2021, compared to $4.2 million for the 13 weeks ended March 28, 2020. The increase in interest expense was primarily due to the additional $10.0 million outstanding under our revolving credit facility in the first 13 weeks of 2021 compared to the same period in 2020.
Comparison of Fiscal Year 2020 and Fiscal Year 2019
Revenue
Total revenue decreased $50.8 million, or 32.9%, to $103.4 million in fiscal year 2020, compared to $154.2 million in fiscal year 2019. The decrease in revenue was a direct result of the negative impact of the COVID-19 pandemic, which resulted in temporary center closures and fewer customer visits during fiscal year 2020, as well as the impact of the sale of seven corporate-owned centers in May 2019 on service revenues, year over year. These decreases were slightly offset by the opening of new centers.

Product Sales
Product sales decreased $26.6 million, or 31.9%, to $57.0 million in fiscal year 2020, compared to $83.6 million in fiscal year 2019. The decrease in product sales was a direct result of the temporary center closures and fewer customer visits during fiscal year 2020 due to the COVID-19 pandemic. This decrease was modestly offset by the opening of new centers.
Royalty Fees
Royalty fees decreased $11.0 million, or 30.1%, to $25.7 million in fiscal year 2020, compared to $36.7 million in fiscal year 2019. The decrease in royalty fees was a direct result of the negative impact of the COVID-19 pandemic on network revenues, attributable to temporary center closures and fewer customer visits during fiscal year 2020. This decrease was modestly offset by the opening of new centers.
Marketing Fees
Marketing fees decreased $8.5 million, or 38.7%, to $13.5 million in fiscal year 2020, compared to $22.0 million in fiscal year 2019. In line with the product sales and royalty fees, the decrease in marketing fee revenues was a direct result of the negative impact of the COVID-19 pandemic on network revenues.
Other Revenue
Other revenue decreased $4.6 million, or 38.6%, to $7.3 million in fiscal year 2020, compared to $11.9 million in fiscal year 2019. The decrease in other revenue was driven by the negative impact of the COVID-19 pandemic on network revenues, as well as the impact of the sale of seven corporate owned centers to franchisees in May 2019 on service revenues, year over year.
Costs and Expenses
Cost of Revenue
Cost of revenue decreased $5.4 million, or 13.2%, to $35.5 million in fiscal year 2020, compared to $40.9 million in fiscal year 2019. The decrease in cost of revenue was primarily driven by the negative impact of the COVID-19 pandemic on revenues. This decrease was partially offset by an increase in the inventory obsolescence reserve during fiscal year 2020 related to a pilot program for certain retail products with a limited shelf-life that did not have a chance to scale, due to COVID-19, as well as a planned product restaging effort approved by management during fiscal year 2020.
Selling, General and Administrative
Selling, general and administrative expenses decreased $26.0 million, or 40.0%, to $39.0 million in fiscal year 2020, compared to $65.0 million in fiscal year 2019. The decrease in selling, general and administrative expenses was due to a $9.2 million decrease in commissions resulting from the reacquisition of rights from certain area representatives during fiscal year 2020, as described in our notes to the consolidated financial statements (Note 8—Goodwill and intangible assets, net) contained elsewhere in this prospectus, as well as $6.9 million of costs incurred during fiscal year 2019 related to the relocation of our corporate headquarters from Florida to Texas (with no comparable costs in fiscal year 2020). The relocation costs are primarily comprised of employee relocation costs, severance, retention and exit costs for abandoned leases. In addition, payroll and payroll-related costs decreased $5.3 million, largely due to a reduction and temporary furlough of certain corporate employees in response to the COVID-19 pandemic as well as a reduction in wages for employees of the corporate-owned centers due to temporary center closures.
Advertising
Advertising expenses decreased $9.6 million, or 45.6%, to $11.5 million in fiscal year 2020, compared to $21.1 million in fiscal year 2019. The decrease in advertising expenses was primarily driven by the COVID-19 pandemic as these efforts were suspended in line with the temporary center closures.

Depreciation and Amortization
Depreciation and amortization increased $4.0 million, or 26.1%, to $19.5 million in fiscal year 2020, compared to $15.5 million in fiscal year 2019. The increase in depreciation and amortization expense was primarily driven by an increase in amortization expense for the additional reacquired rights from area representatives completed during fiscal years 2019 and 2020, partially offset by the impact of assets written off related to our corporate headquarter relocation to Texas.
Loss on Disposal of Assets and Non-Cancellable Contracts
Loss on disposal of assets and non-cancellable contracts decreased $3.4 million, or 76.5%, to $1.1 million in fiscal year 2020, compared to $4.5 million in fiscal year 2019. During fiscal year 2020, we recorded a $1.1 million loss on non-cancellable contracts related to the early termination of a multi-year software contract. During fiscal year 2019, we recorded a $2.5 million loss on non-cancellable contracts as a result of the cancellation of a multi-year contract related to the abandonment of the in-process, internally developed point of sale system, as well as a $1.9 million loss on disposal of assets used in our previous corporate offices, in connection with the relocation of corporate headquarters to Texas.
Impairment of Internally Developed Software
During fiscal year 2019, we recorded an impairment charge of $18.2 million resulting from the abandonment of software development in process for an internally developed point of sale system. There were no comparable impairment charges incurred in fiscal year 2020.
Gain on Sale of Centers
During fiscal year 2019, we recorded a gain on the sale of seven corporate-owned centers of $2.1 million, representing proceeds in excess of the carrying value of the related assets. There were no comparable gains recorded in fiscal year 2020.
Interest Expense
Interest expense increased $2.7 million, or 17.5%, to $18.3 million in fiscal year 2020, compared to $15.6 million in fiscal year 2019. The increase in interest expense was driven by: (1) incremental borrowings on our term loan of $40.0 million in April 2019 and $15.0 million in January 2020, which were primarily utilized to fund the reacquisition of area representative rights, and (2) the additional $10.0 million in capacity from our revolving credit facility, which we requested from our lenders in response to the COVID-19 pandemic, to increase liquidity and financial flexibility during uncertain times. Upon obtaining the increased capacity on the revolver, we drew down the additional $10.0 million, which bears interest at the index rate defined in the credit agreement, plus the applicable margin of 3.5%. In exchange for the increased capacity, interest on our term loan increased to the index rate defined in the agreement, plus an applicable margin of 5.5%.
Non-GAAP Financial Measures
In addition to our GAAP financial results, we believe the non-GAAP financial measures EBITDA and Adjusted EBITDA are useful in evaluating our performance. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are presented for supplemental information purposes only and may be different from similarly titled metrics or measures presented by other companies. A reconciliation of the non-GAAP financial measures to the most directly comparable financial measure stated in accordance with GAAP and a further discussion of how we use non-GAAP financial measures is provided below.
EBITDA and Adjusted EBITDA.   We define EBITDA as net income before interest, taxes, depreciation and amortization. We believe that EBITDA, which eliminates the impact of certain expenses that we do not believe reflect our underlying business performance, provides useful information to investors to assess the performance of our business. We define Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain additional non-cash and other items that we do not consider in our evaluation of ongoing performance of our core operations. These items include exit costs related to leases of abandoned space, IPO-related costs, non-cash equity-based compensation expense, corporate headquarters office relocation, and other one-time expenses. We believe that Adjusted EBITDA is an appropriate measure of operating performance in addition to EBITDA because it eliminates the impact of other items that we believe reduce the comparability of our underlying core business performance from period to period and is therefore useful to our investors in comparing the core performance of our business from period to period. EBITDA and Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in methods of calculation.
A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is set forth below for the periods indicated:
	Thirteen Weeks Ended		Years Ended
(in thousands)	March 27, 2021	March 28, 2020	December 26, 2020	December 28, 2019
Net income (loss)	$1,102	$959	$(21,495)	$(24,396)
Interest expense	4,536	4,222	18,276	15,548
Provision for income taxes	—	—	—	—
Depreciation	428	371	1,649	2,198
Amortization	4,710	4,527	17,933	13,336
EBITDA	$10,776	$10,079	$16,363	$6,686
Impairment of internally developed software(1)	—	—	—	18,183
Exit costs – lease abandonment(2)	—	159	159	778
Corporate headquarter relocation(3)	—	483	671	6,097
Share-based compensation(4)	298	827	2,052	1,570
IPO-related costs(5)	1,123	—	179	—
Other compensation-related costs(6)	337	164	577	691
Adjusted EBITDA	$12,534	$11,712	$20,001	$34,005

(1)
Represents costs related to the abandonment of our internally developed point-of-sale software system prior to implementation of a third-party cloud-based system.

(2)
Represents exit costs related to abandoned leases resulting from our corporate headquarters relocation.

(3)
Represents costs related to employee relocation, severance and moving fees resulting from our corporate headquarter relocation.

(4)
Represents non-cash equity-based compensation expense.

(5)
Represents legal, accounting and other costs incurred in preparation for initial public offering.

(6)
Represents costs related to reorganization driven by COVID-19 and buildup of executive leadership team.

Liquidity and Capital Resources
We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including working capital needs, capital expenditures, contractual obligations and debt service with cash flows from operations and other sources of funding. Our primary sources of liquidity and capital resources are cash provided from operating activities, cash and cash equivalents on hand, proceeds from our secured term loan and revolving credit facility and proceeds from the issuance of equity to our members. We had cash and cash equivalents of $28.7 million as of March 27, 2021.
We believe that our sources of liquidity and capital will be sufficient to finance our continued operations and growth strategy for at least the next twelve months. Our primary requirements for liquidity and capital are working capital, capital expenditures to grow our network of centers, debt servicing costs, and general corporate needs. We have in the past, and may in the future, refinance our existing indebtedness with new debt arrangements and utilize a portion of borrowings to return capital to our stockholders. We anticipate additional cash obligations as a result of the Tax Receivable Agreements described in “Certain Relationships and Related Party Transactions—Tax Receivable Agreements”.
We expect capital expenditures for the year ending December 25, 2021 (“fiscal year 2021”) to be approximately $2.0 million. The majority of these capital expenditures will be to support investments in technology, including enhancements to data infrastructure and our e-commerce platform, as well as general investments in our corporate-owned centers. We anticipate our cash on hand and future cash flows from operations will provide the funds needed to meet our anticipated capital expenditure needs in fiscal year 2021.
We also have contractual obligations, including non-cancellable operating leases for office space and various retail locations, with terms expiring through February 2028. Rent expense from our operating leases was $3.1 million and $2.8 million for fiscal years 2020 and 2019, respectively, included in selling, general and administrative expense on the Consolidated Statements of Operations and Comprehensive Loss. Future minimum annual rental payments required under these operating lease agreements as of December 26, 2020 is presented within the notes to our audited consolidated financial statements (Note 12—Commitments and contingencies), included elsewhere in this prospectus. Additionally, we have various contractual commitments with third parties whereby we expect to pay $6.4 million in fiscal year 2021, through cash on hand and operating cash flows.
As described in the notes to our consolidated financial statements (Note 19—Subsequent events), included elsewhere in this prospectus, on December 31, 2020, we entered an agreement to reacquire certain area representative rights totaling approximately $7.25 million, which is to be paid through cash on hand. This agreement provided for the Company to pay approximately $4.0 million upon execution of the agreement (on December 31, 2020), and the remaining $3.25 million was paid in May 2021.
Our assessment of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties. Our actual results and our future capital requirements could vary because of many factors, including our growth rate, the timing and extent of spending to acquire new centers and expand into new markets, and the expansion of sales and marketing activities. We may, in the future, enter into arrangements to acquire or invest in complementary businesses, services and technologies. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, or if we cannot expand our operations or otherwise capitalize on our business opportunities because we lack sufficient capital, our business, results of operations and financial condition would be adversely affected.
Existing Senior Secured Credit Facility
Our Existing Senior Secured Credit Facility consists of a $245.0 million term loan and a revolving credit facility. Borrowings under the term loan bear interest at an index rate as defined in the credit agreement plus an applicable margin of 5.5% (6.5% at March 27, 2021), payable quarterly through December 28, 2019 and monthly thereafter. The term loan requires principal payments equal to approximately $2.4 million per fiscal year, payable in quarterly installments with the final scheduled principal payment on the outstanding term loan borrowings due on September 25, 2024. Beginning in fiscal year 2020, additional principal payments could become due in May of each year, which are based upon a calculation of Excess Cash Flow, as defined by the credit agreement. No such additional principal payments were required in May 2021 or 2020.
In May 2020, we amended the Existing Senior Secured Credit Facility to increase the borrowing capacity under the revolving credit facility by $10.0 million, to an aggregate amount of up to $30.0 million. Borrowings under the revolving credit facility bear interest at an index rate defined in the credit agreement plus an applicable margin of 3.5% (4.25% at March 27, 2021), payable monthly. The revolving credit facility was fully drawn as of March 27, 2021 and expires on September 25, 2024.
In consideration of the increased capacity on the revolving credit facility, the applicable margin on the term loan increased by 1.0%, to 5.5%. Additionally, beginning with the month ended June 27, 2020 and for the 12 months thereafter, we are required to maintain $6.0 million of minimum liquidity, as defined by the credit agreement. During such period, the financial covenant requiring us to maintain a maximum net leverage ratio (as described below) is not in effect.
The credit agreement governing our Existing Senior Secured Credit Facility requires us to comply with a number of affirmative and negative covenants, including certain restrictions on additional indebtedness, liens against our assets, sales of our assets and other restrictions on payments. The credit agreement also contains a quarterly maintenance covenant that requires us to maintain a net leverage ratio (as defined in the credit agreement) that does not exceed 8.75 to 1.00. As described above and in accordance with the terms of the May 2020 amendment to the credit agreement, this maintenance covenant is not in effect beginning with the month ended June 27, 2020 and for the 12 months thereafter. The requirement to be in compliance with the maintenance covenant will resume beginning with the fiscal period beginning June 27, 2021. Failure to comply with our covenants would result in an event of default under our Existing Senior Secured Credit Facility unless waived by our Existing Senior Secured Credit Facility lenders. An event of default under our Existing Senior Secured Credit Facility can result in the acceleration of our indebtedness under the facility. As of March 27, 2021, the minimum net leverage ratio covenant was not in effect as a result of the amendment to the credit agreement described above. For additional information regarding our long-term debt activity, see the notes to the audited consolidated financial statements (Note 10—Long-term debt, net) and the unaudited condensed consolidated financial statements (Note 7—Long-term debt, net) contained elsewhere in this prospectus.
As described under “Prospectus Summary—New Senior Secured Credit Facility,” we intend to pay down, refinance or otherwise retire and terminate all indebtedness under the Existing Senior Secured Credit Facility (as well as pay the transaction costs related thereto) using a portion of the net proceeds from this offering, as well as borrowings under the New Senior Secured Credit Facility following the completion of this offering.
Derivative Instruments and Hedging Activities
In December 2018, we entered an interest rate cap derivative instrument which was designated as a cash flow hedge at inception. Our objective is to mitigate the impact of interest expense fluctuations on our profitability resulting from interest rate changes by capping the LIBOR component of the interest rate at 4.5% on $175.0 million of our long-term debt, as the interest rate cap provides for payments from the counterparty when LIBOR rises above 4.5%. The interest rate cap has a $175.0 million notional amount and is effective December 31, 2018, for the monthly periods from and including January 31, 2019 through September 25, 2024. The interest rate cap has a deferred premium; accordingly, the Company will pay a monthly premium for the interest rate cap over the term of the agreement. The annual premium is equal to 0.11486% on the notional amount.
Changes in the cash flows of interest rate cap derivatives designated as hedges are expected to be highly effective in offsetting the changes in interest payments on a principal balance equal to the designated derivative’s notional amount, attributable to the hedged risk.
We recognize as assets or liabilities at fair value the estimated amounts we would receive or pay upon a termination of the interest rate cap prior to the scheduled maturity date. As of March 27, 2021, the fair value of the interest rate cap derivative instrument was estimated to be a liability of $0.4 million, with $0.2 million classified within Other current liabilities and $0.2 million within Other long-term liabilities on the Condensed Consolidated Balance Sheet. The fair value is based on information that is model-driven and whose inputs were observable.
Tax Receivable Agreement
Generally, we are required under the Tax Receivable Agreement described in “Certain Relationships and Related Party Transactions—Tax Receivable Agreement” to make payments to the EWC Ventures Pre-IPO Members that are generally equal to 85% of the applicable cash tax savings, if any, that we actually realize (or are deemed to realize, calculated using certain assumptions) as a result of (i) increases in our allocable share of certain existing tax basis of the tangible and intangible assets of EWC Ventures, in each case as a result of (a) the purchases of EWC Ventures Units (along with the corresponding shares of our Class B common stock) from certain of the EWC Ventures Post-IPO Members using a portion of the net proceeds from this offering or in any future offering or (b) Share Exchanges and Cash Exchanges by the EWC Ventures Pre-IPO Members (or their transferees or other assignees) in connection with or after this offering, (ii) our utilization of certain tax attributes of the Blocker Companies (including the Blocker Companies’ allocable share of certain existing tax basis of the tangible and intangible assets of EWC Ventures) and (iii) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize in full the potential tax benefit described above, we estimate that payments under the Tax Receivable Agreement would aggregate to approximately $58.7 million over 15 years from the date of the completion of this offering, based on an assumed initial public offering price of $ per share of Class A common stock, the midpoint of the estimated price range set forth on the cover page of this prospectus and assuming all future Share Exchanges and Cash Exchanges would occur on the date of this offering. The actual amounts we will be required to pay may materially differ from these hypothetical amounts, because potential future tax savings that we will be deemed to realize, and the Tax Receivable Agreement payments made by us, will be calculated based in part on the market value of our Class A common stock at the time of each Share Exchange or Cash Exchange and the prevailing applicable federal tax rate (plus the assumed combined state and local tax rate) applicable to us over the life of the Tax Receivable Agreement and will depend on our generating sufficient taxable income to realize the tax benefits that are subject to the Tax Receivable Agreement. Subject to the discussion in the following paragraph below, such payments will occur only after we have filed our U.S. federal and state income tax returns and realized the cash tax savings from the favorable tax attributes. The first payment would be due after the filing of our tax return for the year ended December 31, 2021, which is due March 15, 2022, but the due date can be extended until September 15, 2022. Future payments under the Tax Receivable Agreement in respect of future Share Exchanges and Cash Exchanges would be in addition to these amounts. We currently expect to fund these payments from cash flow from operations generated by our subsidiaries as well as from excess tax distributions that we receive from our subsidiaries. To the extent we are unable to make payments under the Tax Receivable Agreement for any reason (including because our credit agreement restricts the ability of our subsidiaries to make distributions to us), under the terms of the Tax Receivable Agreement such payments will be deferred and accrue interest until paid. If we are unable to make payments due to insufficient funds, such payments may be deferred indefinitely while accruing interest until paid, which could negatively impact our results of operations and could also affect our liquidity in future periods in which such deferred payments are made.
Under the Tax Receivable Agreement, as a result of certain types of transactions and other factors, including a transaction resulting in a change of control, we may also be required to make payments to the EWC Ventures Pre-IPO Members in amounts equal to the present value of future payments we are obligated to make under the Tax Receivable Agreement. If the payments under the Tax Receivable Agreement are accelerated, we may be required to raise additional debt or equity to fund such payments. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason (including because our credit agreement restricts the ability of our subsidiaries to make distributions to us), under the terms of the Tax Receivable Agreement such payments will be deferred and will accrue interest until paid. If we are unable to make payments due to insufficient funds to make such payments, such payments may be deferred indefinitely while accruing interest until paid, which could negatively impact our results of operations and could also affect our liquidity in future periods in which such deferred payments are made. For a full description of the Tax Receivable Agreement, see “Risk Factors—Risks Related to Our Organization and Structure—We will be required to pay the EWC Ventures Pre-IPO Members for certain tax benefits we may claim, and the amounts we may pay could be significant” and “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”
Summary Statements of Cash Flows
The following table sets forth the major components of our consolidated statements of cash flows for the periods presented:
	For the Thirteen Weeks Ended		For the Years Ended
(in thousands)	March 27, 2021	March 28, 2020	December 26, 2020	December 28, 2019
Net cash (used in) provided by:
Operating activities	$(1,987)	$1,450	$1,397	$14,701
Investing activities	(4,499)	(29,512)	(36,843)	(40,694)
Financing activities	(1,547)	29,706	61,902	27,807
Net (decrease) increase in cash	$(8,033)	$1,644	$26,456	$1,814
Operating Activities
During the 13 weeks ended March 27, 2021, net cash used in operating activities was $2.0 million, compared to net cash provided by operating activities of $1.5 million for the 13 weeks ended March 28, 2020, a decrease of $3.5 million. This decrease was primarily the result of the increase in working capital requirements during the first 13 weeks of 2021 exceeding the working capital increase for the first 13 weeks of 2020. The increase in working capital requirements in 2021 was primarily attributable to increases of $8.2 million and $4.4 million in accounts receivable and inventory, respectively, resulting from shipments of a new product line launched during the first 13 weeks of 2021. In addition, prepaid expenses and other assets increased $3.5 million largely due to deferred charges relating to our initial public offering and increased prepaid marketing expenditures resulting from efforts to expand our marketing activities following the reopening of our centers as COVID-related restrictions were lifted. These increases in working capital requirements were partially offset by a $7.0 million increase in accounts payable and accrued expenses largely driven by increased inventory purchases, holdbacks on payments for reacquired area representative rights and accrued professional fees.
For fiscal year 2020, net cash provided by operating activities was $1.4 million, compared to net cash provided by operating activities of $14.7 million in fiscal year 2019, a decrease of $13.3 million. The decrease was primarily driven by the overall negative impact of COVID-19 on our fiscal year 2020 operating results, and a $10.5 million decrease in accounts payable and accrued liabilities. The decrease in accounts payable and accrued liabilities was due to decreases of approximately $3.2 million of accounts payable, driven by timing of check runs and timing of vendor invoices, approximately $2.1 million of accrued bonus, approximately $2.1 million related to an insurance settlement that was accrued during 2019 and relieved during 2020, approximately $1.7 million of accrued severance, primarily related to the corporate headquarter relocation in fiscal year 2019, and approximately $0.7 million of other accruals related to corporate headquarter relocation costs.
Investing Activities
During the 13 weeks ended March 27, 2021 and March 28, 2020, we used $4.3 million and $28.2 million of cash, respectively, for the reacquisition of area representative rights. Investing activities related to capital expenditures were $0.2 million in in the first 13 weeks of 2021 and $1.3 million in the first 13 weeks of 2020, respectively.
In fiscal years 2020 and 2019, we used $34.7 million and $33.2 million, respectively, for the reacquisition of area representative rights. Investing activities related to capital expenditures, including investments in new, remodeled, relocated and refreshed centers, were $2.2 million in fiscal year 2020 and $9.3 million in fiscal year 2019, respectively. Capital expenditures in fiscal year 2019 included investments in an internally developed point of sale solution which was subsequently abandoned and written off in fiscal 2019, and property and equipment related to the relocation of our corporate headquarters from Florida to Texas during the year.
Financing Activities
Financing activities during the 13 weeks ended March 27, 2021 primarily consisted of $0.9 million in repurchases of Class A Units and a $0.6 million principal payment on our term loan. Financing activities during the 13 weeks ended March 28, 2020 primarily consisted of additional funding obtained to optimize our cash position in preparation for a potential, prolonged impact of the COVID-19 pandemic on our business, and to support our investments in the reacquisition of area representative rights. In the first 13 weeks of 2020 we drew down $17.0 million on our revolving credit facility and increased our term loan by $15.0 million.
Financing activities during fiscal year 2020 primarily consisted of additional funding obtained to optimize our cash position in preparation for a potential, prolonged impact of the COVID-19 pandemic on our business, and to support our investments in the reacquisition of area representative rights. In fiscal year 2020 we drew down $27.0 million on our revolving credit facility and increased our term loan by $15.0 million. In fiscal year 2020 we also received $24.9 million in contributions from members. Financing activities during fiscal year 2019 primarily consisted of additional funding obtained to support our investments in the reacquisition of area representative rights. We distributed $1.8 million and $5.2 million to our members in fiscal year 2020 and 2019 for estimated taxes, respectively.
Critical Accounting Policies and Estimates
Our financial statements are prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

The critical accounting policies requiring estimates, assumptions and judgements that we believe have the most significant impact on our financial statements are described below.
Revenue Recognition:   Revenue from contracts with customers consists primarily of product sales, royalties, marketing fees and other fees resulting from our franchise agreements.
Product sales primarily include the sale of proprietary wax and other products used in the provision of wax services to franchisees, as well as retail merchandise sold in corporate-owned centers. Revenue on product sales is recognized when control transfers. Generally, customers take control when the risk of loss, title and insurable risks have transferred to the customer.
Royalty fees are earned based on a percentage of franchisees’ gross sales, net of retail product sales, as defined in the applicable franchise agreement. Our franchise agreement royalties represent sales-based royalties that are related entirely to our performance obligation under the applicable franchise agreement and are recognized as franchise sales occur.
Marketing fees are primarily earned based on a percentage of franchisees’ gross sales, net of retail product sales and a fixed fee for search engine optimization and marketing services.
Franchise fees consist primarily of revenues earned from the delivery of services to franchisees over the franchise license term. The Company’s primary performance obligations under the franchise license center are granting the use of the European Wax Center trademarks, system, training, preopening assistance and operating assistance in exchange for franchise fees. The rights to use the Company’s intellectual property and all other services the Company provides under the applicable franchise agreement are highly interrelated, not distinct within the contract, and therefore accounted for under ASC 606 as a single performance obligation, which is satisfied by granting certain rights to use our intellectual property over the term of each franchise agreement.
Initial franchise fees are payable by the franchisee upon signing a new franchise agreement and are recognized as revenue on a straight-line basis commencing at contract inception through the end of the franchise license term. Franchise agreements generally have terms of ten years. These agreements also convey one extension term up to ten years, depending on contract terms and if certain conditions are met. Amounts collected in advance for franchise fees are recorded as deferred franchise fees on the Consolidated Balance Sheets.
Inventory Valuation:   Our inventories are substantially comprised of wax, wholesale products consumed in the application of wax services and European Wax Center branded products including in-grown hair serums, exfoliates, body washes, lotions, and creams. Inventory is recorded at the lower of cost or net realizable value using the FIFO method. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. We record adjustments to our inventory reserves if the cost of a specific product on hand exceeds the amount we expect to realize from the ultimate sale or disposal of the inventory. These estimates are based on management’s judgment regarding future demand, age of inventory, and analysis of historical experience. If actual demand or market conditions are different than those projected by management, future results may be unfavorably or favorably affected by adjustments to these estimates. We do not believe that there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to calculate our inventory reserves.
Goodwill:   Goodwill is recognized for the excess of the fair value of an acquired entity over the amounts assigned to identifiable assets acquired and liabilities assumed in a business combination and is not subject to amortization. Goodwill and intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment annually on October 1 of the fiscal year, or more frequently if impairment indicators arise. Factors that could trigger an impairment test include, but are not limited to, underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the overall business and significant negative industry or economic trends.
Goodwill is tested for impairment annually at a reporting unit level. We have determined that we have one reporting unit which is the same as our sole operating segment. We first perform a qualitative assessment of goodwill, a Step 0 analysis, to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If we determine that is more likely than not that the fair value of a reporting unit is less than its carrying value we perform a quantitative impairment test. This test identifies both the existence of and the amount of goodwill impairment by comparing the fair value of a reporting unit to its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount goodwill is not impaired. If the carrying amount of a reporting unit exceeds its fair value an impairment loss is recognized in amount equal to that excess, limited to the amount of goodwill allocated to that reporting unit. It is possible that changes in circumstances or changes in management’s judgments, assumptions and estimates could result in an impairment charge of a portion or all of its goodwill. No impairment charge was recognized for goodwill for fiscal years 2020 or 2019.
We make various estimates and assumptions in determining the estimated fair value of our reporting unit using a combination of discounted cash flow models and valuations based on earnings multiples for guideline public companies and transactions in each reporting unit’s industry peer group, when externally quoted market prices are not readily available. Discounted cash flow models are highly reliant on various assumptions, including projected business results, long-term growth factors and discount rate. Management judgement is involved in estimating these variables, and they include inherent uncertainties since they are forecasting future events. We perform sensitivity analyses by using a range of inputs to confirm the reasonableness of the long-term growth rate and discount rate estimates.
We performed our annual goodwill impairment using the quantitative approach as of October 1, 2020 and concluded there was no impairment as of that date. The impairment test concluded that the reporting unit had a fair value in excess of its respective carrying amount. We believe our use of significant assumptions within our valuation models are reasonable estimates of likely future events. Subsequent to this annual impairment test, no additional indications of an impairment were identified.
Significant assumptions inherent in the valuation methodologies include estimates of future projected business results (principally revenue and EBITDA), long-term growth rates, and the discount rate. We performed sensitivity analyses by using a range of inputs to confirm the reasonableness of long-term growth rate and discount rate estimates. Significant assumptions utilized in the impairment analysis performed during the fourth quarter of 2020 included the weighted-average cost of capital of 14.5%, and a terminal growth rate of 4%. Based on the sensitivity analysis performed on these two key assumptions in the discounted cash flow model, a 100 basis point decrease in the long-term growth factor assumption or a 100 basis point increase in the discount rate assumption would not have resulted in a fair value below the reporting unit’s carrying value. For additional information related to our goodwill, see the notes to the audited consolidated financial statements (Note 8—Goodwill and Intangible Assets, net) contained elsewhere in this prospectus.
Intangible Assets:   Intangible assets primarily consist of franchisee relationships, trade names and reacquired area representative rights. Franchisee relationships are amortized on a straight-line basis over their estimated useful life of ten years. Reacquired rights are amortized on a straight-line basis over the remaining expected term of the agreement with the area representative. The initial term of the area representative agreements is ten years with an additional ten-year renewal at the option of the area representative. Trade names were deemed to have an indefinite life. Intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment annually as of October 1 of the fiscal year, or more frequently if impairment indicators arise. Factors that could trigger an impairment test include, but are not limited to, underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the overall business and significant negative industry or economic trends.
Indefinite-lived intangible assets, including our trade names, are tested for impairment at the unit of account. We first perform a qualitative assessment to determine whether it is more likely than not that the fair value of the asset is less than its carrying amount. When necessary, a quantitative impairment test is performed by determining the fair value of the intangible asset. If the fair value of the intangible asset is less than its carrying value, an impairment loss is recognized in an amount equal to the difference. If an intangible asset that is not being amortized is subsequently determined to have a finite useful life, that asset is tested for impairment. After recognition of the impairment, if any, the asset is amortized prospectively over its estimated remaining useful life and accounted for in the same manner as other intangible assets that are subject to amortization.
When a quantitative analysis is performed, we test these assets using a “relief-from-royalty” valuation method to determine the fair value. Significant assumptions inherent in the valuation methodologies include, but are not limited to, future projected business results, growth rates, the discount rate for a market participant, and royalty rates. No impairment charge was recognized for our intangible assets for fiscal years 2020 or 2019.

Quantitative and Qualitative Disclosures About Market Risk
Interest Rate Risk
We are exposed to market risk related to changes in interest rates. Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates, particularly because our term loan and revolving credit facility bear interest at a variable rate.
Our Existing Senior Secured Credit Facility bears, and our New Senior Secured Credit Facility will bear, interest at a variable index rate plus an applicable margin, as defined in the applicable credit agreement. Accordingly, increases in the variable index rate could increase our interest payments under each agreement. An increase of 100 basis points in the variable index rate would not have a material impact on our financial position or results of operations.
To mitigate our exposure to rising interest rates, we entered into an interest rate cap agreement in December 2018 to limit the variable index rate (1-month LIBOR) to 4.5% on $175.0 million of principal outstanding on our term loan. The agreement was effective on December 31, 2018 and applies to interest payments from and including January 31, 2019 through September 25, 2024.
Foreign Currency Risk
We are not currently exposed to significant market risk related to changes in foreign currency exchange rates; however, we have contracted with and may continue to contract with foreign vendors. Our operations may be subject to fluctuations in foreign currency exchange rates in the future.
Commodity Price Risk
We are exposed to market risk related to changes in commodity prices. Our primary exposure to commodity price risk is the pricing of our proprietary wax purchased from our significant suppliers, which may be adjusted upwards or downwards based on changes in prices of certain raw materials used in the production process. To date, there have been no price adjustments due to changes in raw material prices.
JOBS Act
The Company is an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. Section 107 of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with those standards. We have elected to use the extended transition period for complying with new or revised accounting standards. This may make it difficult to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. See “Prospectus Summary—Implications of being an Emerging Growth Company”.
Recent Accounting Pronouncements
See Note 2 to the audited consolidated financial statements and Note 2 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus for more information about recent accounting pronouncements, the timing of their adoption and our assessment, to the extent we have made one, of the potential impact of the pronouncements on our financial condition and results of operations and cash flows.

BUSINESS
Inspiring Confidence
We revolutionized the market for out-of-home hair removal services by creating the first professionalized model exclusively focused on providing high-quality waxing experiences for guests. We take wax-based hair removal seriously because waxing is an integral part of our guests’ recurring personal-care and beauty regimens, and our guests trust us to give them an unparalleled experience. Our waxing services provide an efficient and relatively painless means of removing unwanted hair from our guests’ bodies and faces. Our mission is to ensure that every guest who walks through our doors leaves feeling unapologetically confident. A 15-minute appointment at one of our centers can transform someone’s mood, someone’s day — even their perception of themselves.
Our culture is built on four core values, creating an environment that unleashes the power of our associates to be their authentic selves and builds trust amongst our guests:
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We care about each other

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We delight our guests

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We do the right thing

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We have fun while being awesome

Our operating philosophy focuses on the 360-degree guest experience, ensuring that every time a guest visits one of our European Wax Centers, they “walk in and strut out”.
Our guest obsession combined with the simplicity and scale of our asset-light franchise platform enables us to deliver millions of trusted, efficacious, and accessible waxing services each year.
European Wax Center: “Experts in Wax and Champions of Confidence”
We are the largest and fastest-growing franchisor and operator of OOH waxing services in the United States by number of centers and system-wide sales. We delivered over 21 million waxing services in 2019 and over 13 million waxing services in 2020 generating more than $687 million and $469 million of system-wide sales, respectively, across our highly-franchised network. We have a leading portfolio of centers operating in 808 locations across 44 states as of March 27, 2021. Of these locations, 803 are franchised centers operated by franchisees and five are corporate-owned centers.
The European Wax Center brand is trusted, efficacious and accessible. Our culture is obsessed with our guest experience and we deliver a superior guest experience relative to smaller chains and independent salons. We offer guests high-quality, hygienic waxing services administered by our licensed, EWC-trained estheticians (our “wax specialists”), at our accessible and welcoming locations (our “centers”). Our technology-enabled guest interface simplifies and streamlines the guest experience with automated appointment scheduling and remote check-in capabilities, ensuring guest visits are convenient, hassle-free, and consistent across our network of centers. Our well-known, pre-paid Wax Pass program makes payment easy and convenient, fostering loyalty and return visits. Guests view us as a non-discretionary part of their personal-care and beauty regimens, providing us with a highly predictable and growing recurring revenue model.
Our asset-light franchise platform delivers capital-efficient growth, significant cash flow generation, and resilience through economic cycles. Our centers are 99% owned and operated by our franchisees who benefit from superior unit-level economics, with mature centers generating annual cash-on-cash returns in excess of 60%. The highly consistent and recurring demand for our services and the competitive advantages provided by our scale have resulted in ten consecutive years of same-store sales and system-wide sales growth through 2019 as illustrated by the following graphs. We believe we can nearly quadruple our center count within the next 15 years to over 3,000 locations in the United States.

ANNUAL SAME-STORE SALES GROWTH
ANNUAL SYSTEM-WIDE SALES GROWTH
($ in millions)
In partnership with our franchisees, we fiercely protect our points of differentiation that attract new guests, build meaningful relationships and promote lasting retention. Our NPS of 85 demonstrates our guests’ devotion to our brand. We are so confident in our ability to delight that we have always offered all of our guests their first wax free.
Hair removal solutions are consistently in demand, given the recurring nature of hair growth. The OOH waxing market is the fastest-growing hair removal solution in the United States, defined by a total addressable domestic market of $18 billion with annualized growth that is approximately twice as high as other hair removal alternatives. European Wax Center is the category-defining brand within this rapidly growing market and became so by professionalizing a highly fragmented sector where service consistency, hygiene, and customer trust were not historically offered. We are approximately six times larger than the next largest waxing-focused competitor by center count and approximately ten times larger by system-wide sales. Our unmatched scale enables us to drive broader brand awareness, ensures our licensed wax specialists are universally trained at the highest standards, and drives consistent financial performance across each center.
Under the stewardship of our CEO, David Berg, and the other management team members, we have prioritized building a culture of performance, success, and inclusivity. Additionally, we have intensified our focus on enhancing the guest experience and have invested significantly in our corporate infrastructure and marketing capabilities to continue our track record of sustainable growth. The foundation for our next chapter of growth is firmly in place.
Our Recent Financial Performance
Financial Performance in 2019
During 2019, we administered more than 21 million services and grew our center count to 750. We generated more than $687 million of system-wide sales and $154 million of net revenue. Net loss was $24 million and Adjusted EBITDA was $34 million in 2019.

Performance in 2020 and During the COVID-19 Pandemic
In January and February 2020, our performance continued with the same momentum experienced in 2019, with same-store sales growth of 11.1% and 10.8%, compared to the prior year periods. At the onset of the pandemic in March 2020, however, all of our centers temporarily closed due to the implementation of certain mandated closure requirements across the United States. In response to the pandemic, our management team developed and executed a detailed response plan focused on raising our already industry-leading hygiene standards and ensuring the safety of our guests, franchisees and associates.
By May 2020, our centers began to re-open as local health and safety guidance allowed and we saw an immediate rebound in performance. While the trajectory of our same-store sales performance fluctuated during the second half of 2020 in conjunction with state-specific loosening or tightening of COVID-19 restrictions in response to subsequent waves of COVID-19, our overall recovery demonstrates our guests consistently wanted to get back to their regular waxing routines at European Wax Center. By March 2021, nearly all of our nationwide network had re-opened and we were generating system-wide sales of approximately 101% of what they had been in March 2019 suggesting a nearly complete rebound from COVID-19 impacted performance in 2020. Of our 750 centers in 2019, none were forced to close as a result of the COVID-19 pandemic. Further, of our 52 new gross center openings in 2020, 87% of the openings came from our existing franchise base, reinforcing our network’s belief in the stability and future success of our brand. During 2020, despite the challenges from COVID-19, our platform delivered strong growth in new centers as well as resilience in revenues and profit margins. All corporate-owned centers had re-opened as of December 26, 2020.
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Center count increased from 750 in 2019 to 796 in 2020;

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System-wide sales decreased from $687 million in 2019 to $469 million in 2020;

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Net revenue decreased from $154 million in 2019 to $103 million in 2020;

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Net loss decreased from $24 million in 2019 to $21 million in 2020; and

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Adjusted EBITDA decreased from $34 million in 2019 to $20 million in 2020.

The following graph illustrates system-wide sales for the periods presented relative to the same period in 2019.
MONTHLY SYSTEM-WIDE SALES RELATIVE TO 2019(1)

(1)
Excludes sales from centers opened during and following 2019.

Performance during the 13 weeks ended March 27, 2021
As conditions resulting from the COVID-19 pandemic continued to improve, our platform delivered growth in revenue and profitability, as well as an increase in new centers during the first 13 weeks of 2021. As of March 27, 2021 nearly all of our centers had reopened, and we expect that our financial results will continue to strengthen as COVID-related capacity restrictions were lifted subsequent to March 27, 2021 and guests are able to return to our centers at full capacity levels.
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Center count increased from 796 as of December 26, 2020 to 808 as of March 27, 2021;

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System-wide sales remained flat from $158.0 million in the first 13 weeks of 2020 to $157.0 million in the first 13 weeks of 2021;

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The Company’s total revenue increased from $32.8 million for the 13 weeks ended March 28, 2020 to $36.7 million for the 13 weeks ended March 27, 2021;

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Net income improved from $1.0 million in the first 13 weeks of 2020 to $1.1 million in the first 13 weeks of 2021; and

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Adjusted EBITDA increased from $11.7 million for the 13 weeks ended March 28, 2020 to $12.5 million for the 13 weeks ended March 27, 2021.

Our Growing Market Opportunity
Hair removal is an integral and recurring part of the personal-care and beauty regimens for most women and many men in the United States, and hair removal solutions are consistently in demand, given the recurring nature of hair growth. Consumers employ both at-home treatments as well as various OOH services for their hair removal needs, and consumers frequently find that at-home solutions are less effective, messier, more painful, and more time-consuming than OOH services administered by highly-trained specialists. OOH services include waxing, laser hair removal, sugaring, and threading. OOH laser hair removal is a semi-permanent solution that is significantly more expensive than OOH waxing and presents potential safety risks. Based on customer surveys, we believe that approximately 40% of consumers in the hair removal market would not consider laser hair removal services and 50% of consumers who have tried laser hair removal have stopped because it is too expensive. Sugaring and threading are both less effective options than OOH waxing and have not been widely adopted among consumers.
We estimate that our $18 billion total addressable domestic market includes approximately 69 million U.S. adults who are currently waxing or are interested in waxing. The OOH waxing market, in which European Wax Center competes, is the fastest growing hair removal alternative and grew at an estimated CAGR of 8% between 2015 and 2019, compared to 3% for the total hair removal market. Growth in OOH waxing is fueled by secular trends including:

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Increasing consumer interest in personal-care and self-expression;

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Customer awareness of OOH waxing efficiency and efficacy relative to at-home solutions, and affordability relative to other OOH solutions;

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OOH waxing services becoming an increasingly non-discretionary and routine part of personal-care and beauty regimens; and

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Growing geographic reach across and interest from diverse age groups and genders.

Although European Wax Center currently represents only 4% of our addressable market, we estimate we are approximately six times larger than our closest waxing-focused competitor within OOH waxing by center count and approximately ten times larger by system-wide sales. Our market remains highly fragmented, with more than 10,000 independent waxing-focused operators that lack scale and almost 100,000 beauty salons that only provide waxing as a small part of their broader service offering. For many beauty salons and other similar operators, waxing is not their core competency, with services frequently provided in “backrooms” and without significant investment in the overall experience. This fragmentation results in a marketplace characterized by inconsistent quality, lack of technological accessibility and scheduling, and one-time transactional services that fail to instill customer trust and engagement. European Wax Center’s singular focus on waxing services and unmatched scale allow us to capitalize on this opportunity.
Our Differentiated Brand Experience
We believe our approach to OOH waxing has revolutionized the category. Our brand experience is differentiated because we are:
1.
Experts in Wax:   Our service model is focused exclusively on wax-based hair removal. We obsess over every element of the waxing services we deliver for our guests:

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Expert Line-up of Waxing Services & Products:   We provide a comprehensive assortment of body and facial waxing services using our Comfort Wax formulation, which features a proprietary blend of the highest quality natural beeswax combined with other skin-soothing ingredients for the most comfortable waxing experience. We provide a line of proprietary pre- and post-service products, including ingrown hair serums, exfoliating gels, brow shapers and skin treatments, which ensure the full benefits of the waxing experience are realized by our guests.

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Expert Training of our Licensed Wax Specialists:   Our franchisees employ over 7,000 licensed, highly-trained and knowledgeable wax specialists committed to delivering an exceptional guest experience. In addition to being licensed, every EWC wax specialist must successfully complete our proprietary training program to ensure consistency and quality of service for every guest. Our wax-focused education modules provide time-intensive training that substantially builds upon cosmetology licensing programs. We view our training as a key competitive differentiator enabling guests to receive a consistent service delivery regardless of the wax specialist with whom they are scheduled. Through the delivery of personalized services and education about the benefits of regular waxing, our wax specialists help strengthen guest loyalty to our brand.

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Expert Hygiene and Safety Standards:   We adhere to the highest safety and hygiene standards in the industry. We engage third-party safety experts to review and enhance our hygiene protocols. Wax Specialists utilize disposable gloves and masks to administer services and we strictly adhere to single use wax applicator protocols (we never double dip the applicator blades in wax pots). Our wax suites are sanitized and disinfected after each guest visit. In addition, our centers are equipped with socially-distanced seating arrangements and multiple sanitary stations, and our mobile app facilitates a contactless experience with self-check-in.

2.
Champions of Confidence and Guest Experience:   According to consumer surveys, our guests feel better and more confident after a service visit at one of our centers. We have focused on enhancing the guest experience across all touchpoints within our brand:

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Champions of Accessibility:   Our growing network of 808 centers across 44 states enables convenience and accessibility for our customers. Whether our guests move across town or across the country, our brand can serve their ongoing waxing needs with more access points than any other provider of OOH waxing services in the United States. Our Wax Pass program is portable across our network and guests often redeem services through a Wax Pass across multiple European Wax Center locations. Our mobile app technology further enhances accessibility by enabling guests to easily book appointments on-line at a time and location most convenient to them.

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Champions of the In-Center Experience:   Our in-center atmosphere is designed to be refined, clean and easy to use, with mobile app self-check-in available at all centers. Our lobby features an inviting product wall with take-home sampling. Our guests can choose to wait for their appointment in their car until a text alerts them to walk directly to their designated suite where their wax specialist awaits. Our iPad-equipped suites provide our wax specialists with detailed insights on each of their guests, empowering them to personalize product recommendations, for example.

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Champions of Guest Retention and Repeat Visits:   We encourage guests to schedule future visits on a regular basis and reward them for their use of our pre-paid Wax Pass program. More than 59% and 60% of our services in 2020 and 2019, respectively, were redeemed via a Wax Pass. We believe Wax Pass holders visit us more frequently, have meaningfully higher retention rates and represent our most valuable guests. Additionally, we expect to further amplify our guest experience and drive retention with the expected launch of our EWC Rewards Loyalty Program in fall 2021.

Our Competitive Strengths
We attribute our success to the following strengths that we believe provide us with a competitive advantage in our industry:
Trusted National Brand that Inspires Confidence
We believe revealing beautiful skin is the first step to revealing one’s best self, and our brand stands for delivering unapologetic confidence to our guests. Waxing is an intimate experience, and our guests seek a dependable, safe, and clean setting with a professional wax specialist they trust. Our unmatched scale provides us with a nationwide footprint to serve our loyal guest base wherever they may be. Our singular commitment to delivering best-in-class service is reinforced by our marketing efforts driving national brand awareness and consideration. We are so confident in our ability to delight that we have always offered all our guests their first wax free. Our NPS score of 85 demonstrates our guests’ devotion to our brand.
Committed Franchisees Achieving Attractive and Predictable Unit-Level Economics
Our simple, yet difficult to replicate, operating model translates into an attractive return on our franchisees’ invested capital. Our high-quality franchisee base consists of more than 260 franchisees as of March 27, 2021, with more than 167 franchisees operating multiple European Wax Center locations. Our centers require a modest upfront investment cost, then rapidly achieve profitability and generate superior unit-level economics. A European Wax Center location typically reaches maturity in year five of operation, at which point a center generates on average $1.0 million in revenue and annual cash-on-cash returns in excess of 60%. We generate revenue from our franchisees through the sale of branded products as well as the payment of ongoing fees, including royalty and marketing fund contributions, which are determined by the service sales of each center. For the year ended December 26, 2020, we received revenue from our franchisees as follows: $57.0 million, or 58%, of our revenue came from product sales, $25.7 million, or 26%, of our revenue through franchisee royalty payments, $13.5 million, or 14%, of our revenue through marketing fund contributions, and $2.9 million, or 3%, of our revenue came from other sources. Our remaining revenue for the year ended December 26, 2020 was generated from corporate-owned centers.
Our centers experience a highly predictable maturation curve that is consistent across cohorts and geographies, providing our franchisees with a high degree of confidence in realizing attractive returns. We believe our value proposition has created a franchisee base that is committed to growing with our brand, with more than 79% of new centers opened in 2019 and 87% of new centers opened in 2020 coming from existing franchisees. The following graph shows the average unit volume (“AUV”) of our centers for the cohorts presented. AUV consists of the average annual sales of all centers that have been open for a trailing 52-week period or longer. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

AUV PERFORMANCE BY CENTER COHORT (2010 – 2019)(1)
(in thousands)

(1)
Cohort analysis includes unit-level data through March 2020 and reflects one year of performance for each period of data.

Recurring Nature of Services Combined with Scaled Footprint and Consistent Demand Drives Revenue Predictability
Hair removal is an integral part of the personal-care and beauty regimens for most women and many men in the United States. Given the recurring nature of hair growth, hair removal solutions are regularly in demand and our guests trust European Wax Center to meet their routine hair removal needs. Our national scale and exclusive focus on wax-based hair removal enables us to provide a highly consistent waxing experience across each of our centers. The reliability of our guest experience ensures consistent demand for our services, which drives uniform unit-level economics for our franchisees which in turn drives revenue predictability for European Wax Center. We further facilitate repeat visits through the use of our pre-paid Wax Pass program, which we believe promotes meaningfully higher guest retention rates.
Asset-Light Franchise Platform with Resilient Free Cash Flow Generation
Our asset-light franchise platform delivers capital-efficient growth, significant cash flow, and resilience through economic cycles. Our franchisees have benefited from strong organic tailwinds with our network delivering ten consecutive years of positive same-store sales growth through 2019. Due to the impacts of COVID-19, including the temporary closure of all of our centers, our networks experienced the first year of negative same-store sales growth in 2020, but we do not expect this to continue into 2021. In addition, given our low capital expenditures and working capital needs, we are able to drive strong free cash flow generation throughout economic cycles. In 2020, for example, through disciplined cost management, our business remained profitable on an EBITDA basis and sustained strong EBITDA margins despite the decline in system-wide sales driven by the COVID-19 pandemic. Our ability to drive robust financial performance through 2020 is a testament to the resilience of our platform, which enables us to invest in technology and digital enablement, training programs, and marketing initiatives. This is a key differentiator of our scaled platform relative to independent operators in our market, and a significant reason why we believe we are the franchisor of choice in OOH waxing.
Experienced and Passionate Management Team Investing in the Next Phase of Our Growth
We are led by a best-in-class management team and our culture of performance, success and inclusivity is established by our CEO David Berg, who previously served as the CEO of Carlson Hospitality and has extensive retail, hospitality and franchising experience. Since joining us in 2018, Mr. Berg has led the acceleration of our center growth, the expansion of our franchisee network and our heightened cultural obsession with guest satisfaction.
The other members of our leadership team, including COO David Willis and CFO Jennifer Vanderveldt, have been assembled at European Wax Center from senior positions at leading organizations including Dunkin’ Brands, Michael’s, Sally Beauty, Luxottica, Jamba Juice, Petco, and American Eagle Outfitters. Our team has encouraged investment in tech-forward systems and corporate infrastructure to support the anticipated continued growth of our network. We believe our guests and franchisees are better connected with one another as a result of our scale advantages and we are only in the early innings of truly unlocking the potential of our unique platform.
Our Growth Strategies
We intend to deliver sustainable growth in revenue and profitability by executing on the following basic strategies:
Grow Our National Footprint Across New and Existing Markets
We believe our franchisees’ track record of successfully opening new centers and consistently generating attractive unit-level economics validates our strategy to expand our footprint and grow our capacity to serve more guests. We currently anticipate opening 50 to 60 centers in 2021, which is supported by existing commitments to open new centers and our development pipeline, which includes more than 200 open licenses as of May 31, 2021, as well as our aspiration to grow between 7% to 10% of our center count each year. Our center count grew 6% and 5% during fiscal year 2020 and fiscal year 2019, respectively, and has grown every year since 2010, as shown in the graph below. Our thoughtful approach to growth ensures each center is appropriately staffed with the high-quality team and licensed, highly-trained wax specialists that our brand has been known for since our initial opening.
HISTORICAL CENTER COUNT
We believe up to 10% of local independent salons will permanently close due to the impact of COVID-19, thereby allowing us to pick up additional market share in key markets where we are focused on growth. None of our existing markets are fully penetrated, and we believe we have a significant whitespace opportunity of approximately 3,000 locations for our standard center format across the United States. Moreover, approximately 75% of our whitespace opportunity is in markets where we already have a presence today, which provides us with a high degree of confidence for the likely receptivity and success of new openings. Beyond our immediate whitespace, we believe we have incremental opportunity to expand center growth and product distribution into alternative center formats, non-traditional locations, and international markets.
By employing insights gathered from our guest database, combined with internal analysis and external research, we can target the best markets and locations for footprint expansion. Our new centers require a modest upfront investment and follow a highly predictable maturation curve across cohorts and geographies, providing us and our franchisees with a high degree of visibility into the embedded earnings potential of newly opened centers. Historically, our centers reach maturity after five years, and as of December 26, 2020, 62% of our centers were mature. On a system-wide basis, our average mature center generates $1.0 million in AUV and $0.2 million in EBITDA in its fifth year.

Continue to Grow Our Brand Awareness and Accelerate Our Guest Acquisition
We believe that influential consumer trends will continue to expand the market for OOH waxing and that the OOH market will continue to take share from alternative hair removal solutions. Although our brand is nationally recognized, there are still significant opportunities to further drive brand awareness to attract new guests while increasing engagement of existing guests through increased visit frequency and spend. According to BrandIndex, our national unaided brand recognition is only 8%, providing us with significant opportunity to drive top-of-mind consideration and purchase behavior.
To drive brand awareness with all consumers, we employ several strategies, including:
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Performance marketing:   We deploy data-driven marketing dollars across multiple forms of media with an attractive return on advertising spend;

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Digital content:   We partner with select digital media content creators and social media influencers, thereby encouraging positive testimonials from our guests; and

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Market densification:   We are strategically densifying existing target markets with new centers thus increasing regional brand awareness and word-of-mouth referrals.

Additionally, we believe there is a specific opportunity to drive brand awareness amongst males, representing 5% of our total guests today compared to approximately 20% of the total addressable market. We believe there has been a significant increase in male interest in OOH waxing over the past five years. We intend to increase our share of male guests, with specific male-focused marketing collateral and service offerings.
Employ Strategies to Continue Driving Same-Store Sales Growth
We are continuously employing strategies to increase guest visit frequency and drive higher guest spend with the aim of accelerating our same-store sales growth, including:
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Increase Wax Pass Adoption Rates:   Our Wax Pass program provides guests with preferential pricing through either pre-paid or unlimited wax passes and provides us with a recurring and predictable revenue stream. We continue to expand and refine the program to drive increased adoption from non-member guests and we have grown the share of transactions conducted using Wax Passes to more than 59% in 2020 and 60% in 2019.

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Expand our Share of our Guests’ Personal-Care Expenditures:   The trusted relationships between guests and wax specialists results in an authentic channel through which we can increase our share of our guests’ spend on personal-care. We believe that more than 70% of guests trust their wax specialists to suggest new services or service frequency as well as products during a service visit. Over time, we believe the relationship between guest and wax specialist provides us a strong foundation to broaden our offerings across the personal-care category.

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Increase our Transaction Attachment Rate:   Approximately 15% and 11% of transactions in 2020 and 2019, respectively, resulted in purchases of retail products. In April 2021, we launched a refreshed portfolio of retail products complementing our core waxing services across all centers. We expect to drive greater attachment rates from this new product line-up through the right product innovation, attractive pricing, and expert consultative selling by our trained wax specialists. We define the term “attachment rate” as the percentage of transactions that include the purchase of a retail product to the total number of transactions. We are encouraged by initial results following the launch of our refreshed portfolio of retail products.

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Drive Greater Guest Engagement Using Data Analytics:   We are continuously developing new use cases from our guest database. As our data capabilities mature, we believe we will learn more about our guests’ preferences and behaviors, unlocking more high-quality interaction opportunities. We are in the process of expanding our advanced data analysis capabilities to improve guest visit frequency and loyalty by deploying timely and hyper-personalized communications and relevant reminders to our guests.

Expand Our Profit Margins and Generate Robust Free Cash Flow
We believe our straightforward asset-light franchise platform and our proven track record of increasing profitability will continue to drive EBITDA margin accretion and free cash flow generation as we expand our national footprint. We have invested in building our scalable support infrastructure, and we currently have the capabilities and systems in place to drive revenue growth and profitability across our existing and planned franchise centers. Given our unmatched scale within the OOH waxing market, we can procure the highest quality products and supplies used to administer our services at lower prices than smaller independent providers of the same services. We expect to generate operating leverage given our fixed corporate cost structure, and we expect that incremental leverage, combined with our low capital expenditure and working capital needs, will allow us to generate improved operating margins and robust free cash flow.
Our Guests
Approximately 95% of our guests are women, with our brand appealing to female guests across age groups, ethnicities and income brackets. At every touchpoint, we embody our mission by concentrating key media communications on passion points that bolster guest affinity for European Wax Center and deliver personalized messaging to inspire action. While we estimate that male waxing constitutes approximately 20% of our total addressable market, our current guest base is only 5% male, representing an attractive growth opportunity. We segment the purchasing and frequency habits of our guests into five super segments:
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Gen X Singles are our most valuable, devoted guests. Primarily single, early middle-aged females, these guests value self-improvement and have the disposable income to invest in it. They see waxing as an integral part of their personal-care and beauty regimens. This group more heavily utilizes our Wax Pass program relative to other segments and slightly prefer face services over body services.

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Affluent Families have the disposable income to enjoy luxuries — they prefer services over product and are willing to pay more for a great experience. This group skews older and has a higher mix of males. They are often Wax Pass users and typically utilize face services.

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Middle Income Families are our most common guests. They are a mix of Gen X males and females with children. This group values a wide range of services and products, though they slightly favor face services to body services. They are reliable, consistent guests who value looking their best and convenience. They plan ahead, making regular reservations and are likely to be Wax Pass users.

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Cash Strapped Singles is a diverse group who are early in their life journey and are extrinsically motivated. While they are more cost-conscious since their income is modest, they value services which enhance their body image and view waxing as a must-have in their beauty routine. Along with body services, these guests are also more likely than other segments to purchase products.

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Diverse Singles and Couples are modern Gen Y and Millennials who embrace technology and are often living with others of the same age. They are more likely to make reservations by mobile or web. As a younger demographic, this group predominately enjoys body services and are less likely to take advantage of Wax Pass. They view waxing as a “nice to have” service.

Our Centers
We have a leading portfolio of centers operating in 808 locations across 44 states as of March 27, 2021. Of these locations, 803 are franchised centers operated by franchisees and five are corporate-owned centers.

10
6
2
1
17
3
9
1
27
3
13
59
73
33
2
16
3
20
1
23
142
7
4
18
1
4
11
29
5
6
10
23
23
2
8
4
7
13
2
4
9
93
57
3
Center count by State

Our Center Format
On average, our centers are approximately 1,300 square feet with six to seven wax suites and are typically staffed with one wax specialist per suite in addition to one or two guest service associates. Our centers are designed to provide a seamless guest experience from the moment our guests walk in, to the moment they strut out of our centers. Upon entry, guests are greeted by a friendly service associate in a clean and modern lobby. The lobby offers refined colors and textures that align with the European Wax Center brand ethos. Our guests can self-check-in through our mobile app which increases the swiftness of guest intake while allowing our team members to focus on servicing guests.
We ensure our centers offer socially distant seating and sanitation stations, underscoring our commitment to industry-leading hygiene and safety standards. Once checked-in, our guests enter a private, sanitized waxing suite where wax specialists offer a personalized experience. In-suite iPads provide our wax specialists with detailed insights on each of their guests, empowering them to provide “concierge-like” services such as personalized add-on services and product recommendations, driving increased guest spend. After each service, our guests are encouraged to test our retail products with samples from our touch-free sample bar, promoting our transaction attachment rate.
We continuously evaluate and enhance our center layout, imagery and cost build-out to ensure we have the best experience for our guests which drives continued robust financial performance for our franchisees.
Our centers have an inviting, clean and modern aesthetic, encouraging guests to visit. The following is an example of our well-lit lobby and interior:

The following is an example of our center layout:
Center Selection Criteria
We have a scaled and diverse footprint with ample whitespace for center growth in new markets, as well as densification within our existing markets. Site selection for new centers are typically proposed by our franchisees and reviewed and approved by European Wax Center as the franchisor. We determine whether a site is appropriate for a European Wax Center location based on the condition of the premises, ease of access, visibility, proximity to other centers, proximity to other competitive businesses, lease requirements, co-tenants, traffic patterns, demographics and population density, among other factors. Our concept has proven to be successful in both urban and suburban locations and over the last ten years, our franchisees have only closed 22 centers due to performance.
Our Services and Retail Products
We offer our guests a variety of elevated body and facial waxing services focused on the most critical areas of their bodies needing hair removal. We also offer skincare retail products to ensure that the full benefits of the waxing experience are realized by our guests.
Services
Our waxing services are administered by licensed wax specialists who are employed by our franchisees. In addition, prior to performing our services, our wax specialists go through a rigorous, proprietary EWC training regime. Continuous training education is also a part of our ongoing operating plan to ensure the highest quality service can constantly be delivered across our network of centers. Our wax specialists utilize our proprietary Comfort Wax formulation during the waxing service. This wax product features a blend of the highest quality natural beeswax combined with other skin-soothing ingredients and is co-manufactured exclusively for us by suppliers in Europe. Unlike other wax formulations, our wax is designed to specifically attach only to hair, not skin, providing a differentiated and more comfortable waxing experience. Wax specialists follow our signature “4-Steps to Smooth” process which ensures that our guests benefit from our extensive experience:
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Cleanse:   pre-wax cleanser to remove makeup, oil, or lotion from the skin

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Protect:   pre-wax oil to ensure our wax adheres to hair, not skin

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Wax:   unique Comfort Wax to remove hair for a virtually painless experience

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Rejuvenate:   proprietary post-treatment products

Our menu of services is focused on a small number of body and facial waxing services to ensure a high degree of quality and consistency across our network. Our three most popular services by quantity across our network are Bikini Brazilian, Eyebrow and Lip. We are so confident in our ability to delight that we have always offered all our guests their first wax free.
Services	Description	Price Range
Body / Personal-Care
Arm (Full)	Entire length of arm. Includes hands and fingers	$41 – $50
Under Arm	Includes the under arm	$20 – $28
Bikini Full	Includes as much or as little hair as desired from the front of bikini area	$47 – $59
Bikini Brazilian	Includes full removal of the bikini area from the front to the back	$54 – $72
Bikini Line	Includes four fingers from the natural bikini line and two fingers from the top	$35 – $48
Leg (Full)	Upper and lower legs. Includes the knees, feet and toes	$71 – $81
Leg (Upper)	Includes the upper legs, inner thighs and knees. Does not include the bikini line	$41 – $52
Leg (Lower)	Includes lower legs, knees, feet, and toes	$41 – $51
Facial / Beauty
Full Face	Includes the hairline, eyebrows, nose, sideburns, cheeks, upper lip, lower lip, chin, and front of the neck	$56 – $67
Eyebrow	Brow shaping that includes a trim, wax and tweeze. Includes filling in the brows with makeup	$18 – $28
Nose	Inside of the nostrils	$13 – $17
Lip	Hard-to-reach hair around the mouth	$10 – $16
Chin	Includes the chin and lower lip	$12 – $16

Retail Products
Our centers sell a comprehensive assortment of proprietary EWC-branded retail products that allow guests to maintain healthy post-wax skin between visits. These products are specifically tailored to enhance the services we provide. Our products are dermatologist-tested and are formulated without parabens, mineral oil, phthalates, hydroquinone, triclosan, formaldehyde and gluten. We exclusively distribute these retail products to our franchisees for sale in-center and sell them direct-to-consumer through our website. We have approximately 31 full-sized SKUs in our branded product portfolio, which are organized into four product categories and priced between $12.00 and $39.50.
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EWC Treat:   Treat & prevent ingrown hairs and breakouts to keep skin smooth between waxes

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EWC Glow:   Gradual tanning formula giving skin a healthy, natural-looking glow

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EWC Slow:   Simple 3-step routine to minimize and thin hair growth between waxes

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EWC Groom:   Brow products with ultra-rich color and clinically proven growth serum

We partner with a leading co-manufacturer in North America to coordinate the manufacturing of our retail product offerings. While our suppliers support us in formulation, sourcing, manufacturing, package development, safety testing and quality assurance, we own all of our product formulas and lead the new product development processes to align our innovation capabilities with our strategic priorities. With a comprehensive assortment of personal-care and beauty product offerings, we benefited from a transaction attachment rate of approximately 15% and 11% in 2020 and 2019, respectively, within our centers.
Marketing Support
Based on our deep guest understanding and longevity in the OOH waxing market, we believe we have developed a highly effective marketing strategy that is designed to promote awareness and consideration of our brand by new guests and encourage retention by existing guests.
We employ a variety of marketing techniques to build awareness of, and create demand for, our brand, and the services and products we offer. Our marketing framework is built on top-of-funnel approaches including “Affinity” and “Assurance” to build awareness and trial of European Wax Center. We also deploy bottom-of-funnel approaches of “Action” and “Advocacy” which are designed to enhance guest loyalty and frequency. We have implemented sophisticated data-driven marketing practices in support of this framework and we deploy the dedicated marketing funds contributed by our franchisees across each of these funnel stages. In 2019, we collected and spent approximately $20 million for marketing through our centralized marketing fund, of which 61% was deployed through digital channels. Due to center closures in 2020 driven by the COVID-19 pandemic, we paused our marketing fund collections from April 2020 to June 2020. As a result, we do not believe that the amounts collected and spent through our centralized marketing fund in 2020 are representative of our historical or expected future marketing collections and spend. Our marketing budget is typically allocated across our marketing framework, where we deploy different forms of working media as follows:
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Affinity:   digital TV, print, podcast (40%)

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Assurance:   Snapchat, Pinterest, content partners, streaming audio (28%)

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Action:   Facebook, Instagram, Twitter, programmatic display and video (29%)

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Advocacy:   macro- and micro-influencers (3%)

In addition to our corporate marketing strategy, 53% of franchisees choose to make additional investments in local marketing. We provide support to ensure that their marketing aligns with our overall image and strategy.
Our Franchise Platform
Franchising Strategy
Our asset-light franchise platform delivers capital-efficient growth and our footprint expansion is supported by robust unit-level economics. Our simple, yet difficult to replicate, operating model and the recurring nature of our services translates into an attractive return on invested capital for our franchisees. Our centers require a modest upfront investment cost and follow a highly predictable maturation curve that is consistent across cohorts and geographies.
We have an excellent track record of opening centers with existing and new franchisees, and we employ strict qualification and selection criteria for each of our franchisees, including, but not limited to, an extensive interview processes, background checks, validation of financial resources and a thorough review of development capabilities and expected operational and management performance. We are intentionally shifting toward a larger mix of multi-unit development agreements as we grow our footprint, which will allow for consistent and efficient growth as we continue to scale.
Franchise Agreements
For each of our franchisees, we enter into a franchise agreement stipulating a standard set of terms and conditions. The initial term of a franchise agreement is generally ten years, with the option to renew their agreements at expiration (ten-year renewal option). All proposed new center sites require formal approval from us. Franchisees pay us an initial franchise license fee and franchise royalties typically based on a percentage of gross sales less the sale of retail products. Franchisees also make contributions to our centralized marketing fund based on a percentage of gross sales less the sale of retail products.
Our franchise agreements set forth the requirements franchisees must comply with, including, but not limited to, our standard operational policies and procedures that govern the provision of services and use of suppliers and require franchisees to purchase specified products from us and/or designated suppliers. Franchisees are required to conform to our established operational policies and procedures relating to, among other things, quality of service, training, center design and décor and trademark usage. Outside of these operational policies and procedures, we do not control the day-to-day operations of franchised centers, including, but not limited to, employment, benefits and wage determination, establishing prices to charge for products and services, business hours, personnel management and capital expenditure decisions. However, the franchise agreements afford us, as franchisor, certain rights, including, but not limited to, the right to approve locations, suppliers and the sale of a franchise. Additionally, our field personnel make periodic visits to franchised centers to ensure that they are operating in conformity with the operational policies and procedures for our franchising program. All of the rights afforded to us with regard to franchised operations allow us to protect our brand, but do not allow us to control the day-to-day operations of franchised centers or make decisions that have a significant impact on the success of franchised centers.
Franchise Support Services
We enjoy a strong partnership with our franchisees. To support their collective and individual success, we provide our franchisees with meaningful support services including pre-opening support, guest experience support, and ongoing back-end support.
Pre-opening support:
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Site selection and approval:   we work in partnership with our franchisees to ensure prospective new center locations are adequately vetted ahead of any initial investment. Each franchisee is responsible for selecting a location but must ultimately obtain approval from us.

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Other pre-opening support:   we conduct business reviews with each franchisee eight weeks prior to new center openings to ensure construction activities are in sync with recruitment plans, training programs and all other pre-opening marketing activities to ensure each center is best positioned to open successfully and build momentum. In addition to operational support, our team conducts a detailed guest segmentation and market intelligence analysis to further compliment the national media plan with hyper-local tactics, including the deployment of field and street teams.

Guest experience support:
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Wax training:   we require an intensive six-day training program for all new wax specialists as well as continued learning requirements to keep all wax specialists performing at the consistent, high-quality standards for which we are known. Training is conducted by a corporate or peer trainer both in-person as well as virtually. Franchisees also appoint in-house trainers who are expected to maintain an ongoing training system for wax specialists within each center.

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Hygiene protocols:   our health and safety standards were industry-leading even before the COVID-19 pandemic and continue to be industry-leading. We engage with independent safety experts to ensure our continued leadership and to ensure our centers remain best-in-class from a hygiene standard.

Ongoing support:
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Marketing and consumer insights:   our centralized marketing strategy, funded by contributions from our franchisees based on a percentage of gross sales, net of retail product sales, as defined in the franchise agreement, allows us to leverage our scale in media buying and utilize our proprietary guest insights to maximize brand awareness and consideration.

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Uniform Point of Sales System:   we leverage a consistent Point of Sales system across our entire network which is easy to adopt and results in a streamlined approach to ongoing technical support for our franchisees.

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Procurement and supply chain:   our operating leverage and our scale allows us to procure the highest quality products at lower prices than smaller independent waxing-focused operators benefiting our franchisees.

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Performance management:   our team of Franchise Business Consultants works closely with our franchisees across regional territories with ongoing managerial support including: monthly business reviews, per-center brand health and voice-of-customer measurement and additional one-on-one support as needed.

These support services allow our franchisees to focus on the day-to-day operations of their centers and to provide high-quality services that our guests have come to associate with our brand. We also participate in a Brand Advisory council, through which we collect continuous feedback from our franchisees to enhance our offering, business model and support services, and to ensure that our franchisees have an open channel of communication with us.
Franchise Unit-Level Economics
Our simple, yet difficult to replicate, business model and the recurring nature of our services translates into an attractive return on invested capital for our franchisees. A European Wax Center location typically reaches maturity in year five of operations, at which point a center generates on average $1.0 million in revenue and annual cash-on-cash returns in excess of 60%. A typical franchisee initially invests approximately $356,000 when opening a new center (excluding real estate purchase or lease costs, pre-opening expenses and initial working capital investment), with ongoing fees that are determined by the service sales of each center. These ongoing fees include royalty and marketing fund contributions, which are 6% and 3% of service sales, respectively. Our centers follow a highly predictable maturation curve once open that is consistent across cohorts and geographies, with average AUV of $0.7 million and double-digit EBITDA margins already in year two of operations.

AVERAGE FRANCHISE RETURNS
(dollars in thousands)
All Centers
System-Wide Average at Maturity (Year 5)
Revenue	$1,028
EBITDA	$220
Cash-on-Cash Returns(1)	60%+

(1)
Cash-on-Cash Returns is defined as the ratio of EBITDA to the amount of new center opening initial capital investment.

Competition
The OOH waxing industry is highly fragmented with more than 10,000 independent waxing operators and almost 100,000 beauty salons that provide waxing as a small part of their broader service offerings. Within OOH waxing, we compete with independent waxing operators, beauty salons, beauty parlors, health clubs, spas, beauty supply stores and other independently owned companies. We believe that we compete favorably on the basis of a number of factors, including the quality of our services, the trustworthiness of our brand, our best-in-class hygiene standards, convenience, accessibility, guest experience and the depth of our experience as experts within OOH waxing.
We also compete with other types of hair removal alternatives, including laser hair removal, sugaring, threading, as well as in-home solutions, such as shaving, chemical-based creams, epilators, at-home laser hair removal and at-home waxing. OOH laser hair removal is a semi-permanent solution that is significantly more expensive than OOH waxing and presents potential safety risks. Sugaring and threading are both less effective options than OOH waxing and have not been widely adopted among consumers. At-home shaving lasts for a significantly shorter time than waxing, and other at-home solutions are frequently viewed as less effective, messier, more painful and more time-consuming than OOH services administered by highly-trained specialists.
We also compete with other franchisors on the basis of the expected return on investment for franchisees and the value proposition that we offer them. We compete to sell franchises to potential franchisees who may choose to purchase franchises from other service providers in other markets.
Suppliers and Distributors
To preserve brand integrity and consistency, we require our franchisees to purchase products related to the operation of their franchised centers, including our wax and branded skin care products, either from us, our affiliates or approved suppliers. We maintain strong, longstanding relationships with our suppliers to ensure market competitiveness and reliability in our supply chain. We leverage our sizeable spend to obtain favorable terms from our suppliers and to provide competitive prices to our franchisees, thus improving profitability and providing a considerable advantage over competitors that lack our scale. We believe that as our business continues to grow, our scale will continue to drive increased procurement benefits across our business.
Our products are manufactured by market leaders, and we partner with two overseas suppliers with multiple facilities in Spain and France to source our wax and one supplier to source our branded retail products. We currently have a long-term contract with only one of our wax suppliers. Our manufacturing partners arrange for delivery of products either to one of the three third party distribution centers that supply our centers or directly to our franchised and corporate-owned centers.
We typically keep three to six months of wax inventories at three third party distribution centers to sustain system-wide supply and protect against shortfalls that could arise from unforeseen market unavailability. These three key distribution centers are located in Pennsylvania, Tennessee, and Nevada to provide optimal distribution capability for us to meet the demands from centers throughout the United States. We believe that the existing supply chain we have in place is sufficient to support our future growth.
Information & Technology Systems
We utilize our information technology infrastructure to facilitate data-driven management decisions. Across our franchise system, we use a fully integrated platform that helps franchisees with reporting, marketing, operations, guest service and center management. Our technology platform gives management access to key reporting metrics across our network, providing comprehensive insight into system health. In addition, we recently rolled out a new point of sale system that uses cloud-based technology to process and store information.
Governmental Regulation
Our operations are subject to numerous federal, state, local and municipal laws and regulations in the United States in areas such as consumer protection, occupational licensing, environmental protection, data privacy, labor and employment, tax, permitting, and other laws and regulations. In certain jurisdictions, we must obtain licenses or permits in order to comply with standards governing employee selection, training and business conduct.
We, as a franchisor, are subject to various federal and state laws, and the Federal Trade Commission (the “FTC”) regulates our franchising activities in the United States. The FTC requires that franchisors make extensive disclosure to prospective franchisees before the execution of a franchise agreement. Fourteen states require registration and, together with at least one other state, require specific disclosure in connection with franchise offers and sales, and at least twenty states and U.S. territories have “franchise relationship laws” that limit the ability of franchisors to terminate franchise agreements or withhold consent to the renewal or transfer of these agreements.
We are not aware of any federal, state, local, municipal or other laws or regulations that are likely to materially alter or impact our revenues, cash flow or competitive positions, or result in any material capital expenditures. However, we cannot predict the effect on our operations, particularly on our relationship with franchisees, of any pending or future legislation or regulations or the future interpretation of any existing laws, including any newly enacted laws, that may impact us or our franchisees.
Human Capital
As of March 27, 2021, we employed approximately 92 full-time employees, including approximately 6 full-time employees at corporate-owned centers. We also employ 66 part-time associates . None of these employees are covered by a collective bargaining agreement. We consider our relations with our employees to be good. Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and prospective employees. The principal purposes of our incentive plans are to attract, retain and motivate selected employees, executive officers and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. We strive for exceptional performance and results, which is why meritocracy is one of our core values. We provide employees the opportunity to grow and to be rewarded based on results.
To ensure the safety of our and our franchisees’ employees during the COVID-19 pandemic, we refined our in-center atmosphere to allow for contactless check-in at all centers and elevated our hygiene standards at all centers. We sanitize all wax suites with disinfectant wipes after each guest’s visit and require our franchisees to carry an inventory of gloves, face masks and other personal protective equipment.
Our franchises are independently owned and operated businesses. As such, employees of our franchisees are not employees of European Wax Center, Inc. or EWC Ventures.
Intellectual Property
Our trademarks are important to our marketing efforts and conduct of business. We own or have the rights to use certain trademarks, service marks and trade names that are registered with the U.S. Patent and Trademark Office or other foreign trademark registration offices or exist under common law in the United States, Canada and other jurisdictions. Trademarks that are important in identifying and distinguishing our products and services include, but are not limited to EUROPEAN WAX CENTER, EWC, STRUT, WAX PASS and COMFORT WAX. We also own domain names, including our primary domain “www.waxcenter.com.”
Seasonality
Seasonal changes may moderately impact the demand for our waxing services. For example, our guests may come to our centers more frequently in the summer months and during the November to December holiday season.

Properties
As of March 27, 2021, we had 808 franchised and corporate-owned centers, and of these there are five actively operating corporate-owned centers, and in addition, we hold a lease for one inactive corporate-owned center. We held leases covering the building and/or land for our six corporate-owned centers and three offices and training centers in the United States, including our corporate headquarters located in Plano, Texas. The leases generally have initial expiration dates ranging from five and ten years, with certain renewal options available. We believe that the properties are suitable and adequate for the Company’s business.
Legal Proceedings
We may be the defendant from time to time in litigation arising during the ordinary course of business, including, without limitation, employment-related claims, claims based on theories of joint employer liability, data privacy claims, claims involving anti-poaching allegations and claims made by former or existing franchisees or the government. In the ordinary course of business, we are also subject to regulatory and governmental examinations, information requests and subpoenas, inquiries, investigations, and threatened legal actions and proceedings. As of the date of this prospectus, we are not a party to any legal proceeding that would reasonably be expected to have a material adverse effect on our business, results of operations or financial condition.

MANAGEMENT
Directors and Executive Officers
The following table shows information for our directors and executive officers as of the date of this prospectus. Directors hold office until their successors have been elected or qualified or until the earlier of their death, resignation, removal or disqualification. Executive officers serve at the discretion of the board.
Name	Age	Position
David P. Berg	60	Chief Executive Officer and Director
Jennifer C. Vanderveldt	42	Chief Financial Officer
David L. Willis	50	Chief Operating Officer
Gavin M. O’Connor	51	Chief Legal Officer and Corporate Secretary
Christopher K. Kobus	41	Chief Experience Officer
Jyoti A. Lynch	50	Chief Information Officer
Jean M. Grossman	56	Chief Franchise Officer
Alexa Bartlett	33	Director
Andrew Crawford	42	Director
Shaw Joseph	39	Director
Dorvin D. Lively	63	Director
Laurie Ann Goldman	58	Director
David P. Berg has served as our Chief Executive Officer and a member of EWC Ventures’ board of directors since October 2018 and a member of our board of directors since April 2021. Prior to joining the Company, Mr. Berg served as Chief Executive Officer of Carlson Hospitality Group from May 2015 to March 2017, where he led the Carlson corporate center and managed the global hotel business. Previously, he served as Chief Executive Officer and Chief Customer Service Officer of Z Wireless from June 2013 to January 2014, as Executive Vice President and President of Outback Steakhouse from September 2011 to May 2013, as Chief Operating Officer of GNC Holdings Inc. from September 2009 to September 2011, and as Executive Vice President and Chief Operating Officer of Best Buy International from 2002 until 2009. He also served on the board of directors of Planet Fitness from September 2015 to May 2020. Mr. Berg received a B.A. in economics from Emory University, and a J.D. with honors from the University of Florida College of Law. We believe Mr. Berg is qualified to serve as a member of our board of directors because of his experience building and leading our business, his insight into corporate matters as our Chief Executive Officer and his extensive leadership experience in the consumer industry.
Jennifer C. Vanderveldt has served as our Chief Financial Officer since December 2020. Prior to joining the Company, she served as Vice President and Head of Strategy, Consumer Insights and Analytics at The Michaels Companies, Inc. from June 2018 to November 2020. Prior to joining Michaels, Ms. Vanderveldt served as Vice President across various functions at Petco Animal Supplies, Inc. from July 2016 to June 2018, including International Expansion, E-Commerce Subscriptions and Business Development & Finance. Earlier in her career, she served in the Investment Banking Division of J.P. Morgan from June 2009 to September 2013. Ms. Vanderveldt received an A.B. in psychology from Harvard College and an M.B.A. from the University of Pennsylvania’s Wharton School of Business.
David L. Willis has served as our Chief Operating Officer since September 2019. Mr. Willis joined the Company as our Chief Financial Officer in July 2016. Prior to joining the Company, Mr. Willis served as an Operating Partner for Riata Capital Group, LLC from October 2014 to July 2016, as Chief Financial Officer of Williams Industrial Services Group Inc. (f/k/a Global Power Equipment Group Inc.) from January 2008 to November 2013, and as a Senior Director at Alvarez & Marsal from September 2001 to January 2008. Mr. Willis received a B.B.A. in accounting from the University of Oklahoma and an M.B.A. from the University of Tulsa.
Gavin M. O’Connor has served as our Chief Legal Officer and Corporate Secretary since January 2020. Prior to joining the Company, Mr. O’Connor served as Vice President and Deputy General Counsel for American

Eagle Outfitters, Inc. from March 2018 to January 2020. From July 2010 to March 2018 he was at GNC Holdings Inc., where he served in various roles, including Vice President, Deputy General Counsel, Chief Compliance Officer and Corporate Secretary. Mr. O’Connor earned a B.A. in History from the University of Michigan and a J.D. from the University of Pittsburgh School of Law.
Christopher K. Kobus has served as our Chief Experience Officer since July 2019. Prior to joining the Company, Mr. Kobus held several roles at Sally Beauty Holdings from May 2017 to July 2019, including the GVP, Chief Marketing Officer for their retail division. From December 2013 to May 2017, he held numerous roles at Sunglass Hut, including Vice President, Marketing and eCommerce.
Jyoti A. Lynch has served as our Chief Information Officer since September 2019. Prior to joining the Company, Ms. Lynch served as Senior Vice President and Chief Information Officer of Jamba Juice from October 2017 to September 2019, as a Partner and Interim Chief Information Officer of Fortium Partners, LP from December 2016 to October 2017, and as the Chief Information Officer of Speed Commerce, Inc. from September 2011 to May 2016. Ms. Lynch earned a B.S. in Electrical Engineering at the Missouri University of Science and Technology, formerly known as the University of Missouri-Rolla.
Jean M. Grossman has served as our Chief Franchise Officer since March 2019. Prior to joining the Company, Ms. Grossman was at Dunkin Brands, where she served as Regional VP of Operations, Development/Construction across multiple regions of the United States from October 2008 to March 2019. Prior to Dunkin Brands, she served as VP of Franchise Operations at Cosi, Inc. from November 2004 to September 2008. Ms. Grossman earned a B.A. in Criminal Justice and Political Science from Kean University.
Alexa Bartlett has served as a member of our board of directors since April 2021 and has been a member of EWC Ventures’ board of directors since August 2020. Ms. Bartlett is a Vice President at General Atlantic, focusing on investments in the firm’s Consumer sector. Prior to joining General Atlantic in 2020, Ms. Bartlett served as a Vice President at Warburg Pincus from 2016 to 2020. Prior to that, she was at Bain Capital, where she focused primarily on consumer and healthcare investments. Ms. Bartlett started her career in the Private Equity Group at Goldman Sachs. She also serves as a member of the board of directors of VEGAMOUR. Ms. Bartlett earned a B.A. in Engineering from Dartmouth College and an M.B.A. from Stanford Graduate School of Business. We believe Ms. Bartlett is well-qualified to serve on our board of directors because of her extensive financial services and business experience.
Andrew Crawford has served as a member of our board of directors since April 2021 and has been a member of EWC Ventures’ board of directors since August 2018. Mr. Crawford is a Managing Director and Global Head of General Atlantic’s Consumer sector. He also serves on General Atlantic’s Management Committee and is Chairman of the Portfolio Committee. Prior to joining General Atlantic in 2014, Mr. Crawford was at Advent International from 2003 to 2014, where he served as a senior member of the investment team focusing on the Retail & Consumer sector. He also serves as a member of the board of directors of Authentic Brands Group, Joe & the Juice, FORMA, Torchy’s Tacos and Buff City Soap. Mr. Crawford earned a B.S. in Business Administration & Accounting from Washington and Lee University and an M.B.A. from Harvard Business School. We believe Mr. Crawford is well-qualified to serve on our board of directors because of his extensive consumer sector experience and because of his experience serving on the boards of multiple companies.
Shaw Joseph has served as a member of our board of directors since April 2021 and has been a member of EWC Ventures’ board of directors since August 2018. Mr. Joseph is a Managing Director at General Atlantic, focusing on investments in the firm’s Consumer sector. Since joining General Atlantic in 2012, Mr. Joseph has also been active in General Atlantic’s Technology sector. Prior to General Atlantic, he was an Associate at Hellman & Friedman from July 2007 to July 2010. He also serves as a board observer at Squarespace and a member of the board of directors of Torchy’s Tacos. Mr. Joseph earned a B.S. from the McIntire School of Commerce at the University of Virginia and an M.B.A. from Harvard Business School. We believe Mr. Joseph is well-qualified to serve on our board of directors because of his significant business and leadership experience in the consumer services industry.
Dorvin D. Lively has served as a member of our board of directors since July 2021. Mr. Lively has served as President of Planet Fitness, Inc. since January 2019, as well as serving as President and Chief Financial Officer from May 2017 to January 2019. Mr. Lively served as Chief Financial Officer of Planet Fitness, Inc. from July 2013 to May 2017. Prior to Planet Fitness, he held several roles at RadioShack from August 2011 to

July 2013, including as Executive Vice President, Chief Financial Officer, interim Chief Executive Officer and Chief Administrative Officer. Prior to RadioShack, Mr. Lively was Chief Financial Officer of Ace Hardware Corp. His experience also includes previous positions as Maidenform Brands, Toys R Us, The Reader’s Digest Association and Pepsi-Cola International. Mr. Lively also serves as a member of the board of directors of Mister Car Wash, Inc. Mr. Lively earned a B.S. in accounting from the University of Arkansas. We believe Mr. Lively is well-qualified to serve on our board of directors because of his extensive leadership experience, knowledge of corporate finance matters and experience in the consumer services industry.
Laurie Ann Goldman has served as a member of our board of directors since July 2021. Ms. Goldman most recently served as Chief Executive Officer of Avon North America from August 2018 to August 2019. Ms. Goldman has over 30 years of management and operating experience building consumer and retail businesses. She served as Chief Executive Officer of Spanx from 2002 to 2014. Prior to Spanx, she served in various marketing and operational leadership roles at The Coca-Cola Company for a decade. She also serves as a member of the board of directors of Joe & the Juice, ClubCorp, 101 Studios and Newlight Technologies. Ms. Goldman earned a B.S. from the Moody School of Communication at the University of Texas at Austin. We believe Ms. Goldman is well-qualified to serve on our board of directors because of her significant leadership experience in the retail, consumer and business services industries and her experience serving on the boards of multiple companies.
Controlled Company
We have applied to list the shares of Class A common stock offered in this offering on the Exchange. As the General Atlantic Equityholders will collectively continue to control more than 50% of our combined voting power upon the completion of this offering, we will be considered a “controlled company” for the purposes of Exchange rules and corporate governance standards. As a “controlled company,” we will be permitted to elect not to comply with certain Exchange corporate governance requirements, including those that would otherwise require our board of directors to have a majority of independent directors and require that we either establish a Compensation Committee and a Nominating and Governance Committee, each comprised entirely of independent directors, or otherwise ensure that the compensation of our executive officers and nominees for directors are determined or recommended to the board of directors by the independent members of the board of directors.
Director Independence
The board of directors has undertaken a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. The board of directors has determined that Alexa Bartlett, Andrew Crawford, Shaw Joseph, Dorvin Lively and Laurie Ann Goldman are each “independent directors” as such term is defined by the applicable rules and regulations of the Exchange. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”
Composition of Our Board of Directors
Upon the consummation of the offering, our board of directors will consist of six directors. In accordance with the Stockholders Agreement, we expect to increase the size of the board of directors to seven members within one year of the effective date of the registration statement of which this prospectus is a part. Subject to the terms of the Stockholders Agreement, pursuant to our amended and restated certificate of incorporation and amended and restated by-laws, the number of directors on our board of directors will be determined from time to time by the board of directors, but shall not be less than three persons nor more than 20 persons.
Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the board of directors may be filled at any time by the remaining directors. In addition, at any point prior to the occurrence of the 50% Triggering Event (defined as the time at which the General Atlantic Equityholders or any of their affiliates or permitted transferees no longer collectively beneficially own shares representing 50% of our issued and outstanding common stock), vacancies on the board of directors may also be filled by the affirmative vote of a majority of our outstanding shares of common stock.
We will enter into a Stockholders Agreement prior to the consummation of this offering that will provide the General Atlantic Equityholders with the right to nominate a specified number of our directors, determined based on the percentage of our common stock beneficially owned by the General Atlantic Equityholders immediately prior to this offering. Within one year of the effective date of the registration statement of which this prospectus is a part, the General Atlantic Equityholders will be required to deliver a written request to increase the size of the board of directors to seven members, and we and the General Atlantic Equityholders will take all necessary action in order to expand the board accordingly. For so long as the General Atlantic Equityholders beneficially own at least 50% of our outstanding common stock, the General Atlantic Equityholders will be entitled to nominate four directors to serve on our board of directors. When the General Atlantic Equityholders beneficially own less than 50% but at least 30% of our outstanding common stock, the General Atlantic Equityholders will be entitled to nominate three directors. When the General Atlantic Equityholders beneficially own less than 30% but at least 15% of our outstanding common stock, the General Atlantic Equityholders will be entitled to nominate two directors. Thereafter, the General Atlantic Equityholders will be entitled to nominate one director so long as they beneficially own at least 10% of the Company’s outstanding common stock. To the extent permitted under applicable regulations of the Exchange, for so long as the General Atlantic Equityholders have the right to nominate one director, the General Atlantic Equityholders shall be entitled to have one of their nominees serve on each committee of our board of directors. See “Principal and Selling Stockholders” and “Certain Relationships and Related Party Transactions—Stockholders Agreement” for additional information. The General Atlantic Equityholders’ initial nominees for our board of directors are Alexa Bartlett, Andrew Crawford and Shaw Joseph. In addition, the Stockholders Agreement will prohibit us from increasing or decreasing the size of our board of directors without the prior written consent of the General Atlantic Equityholders so long as they or any of their affiliates or permitted transferees beneficially own shares representing 25% of our issued and outstanding common stock.
Our amended and restated certificate of incorporation will provide that until the occurrence of the 50% Triggering Event, any director may be removed with or without cause by the affirmative vote of a majority of our outstanding shares of common stock. Thereafter, directors may be removed only for cause by the affirmative vote of at least 66 2/3% of our outstanding shares of common stock. At any meeting of the board of directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes. Our amended and restated certificate of incorporation will also provide that the board of directors will be divided into three classes of directors, with staggered three-year terms, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of the board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors. In connection with this offering, Alexa Bartlett and Shaw Joseph will be designated as Class I directors, Laurie Ann Goldman and Dorvin D. Lively will be designated as Class II directors and David P. Berg and Andrew Crawford will be designated as Class III directors.
Committees of the Board
Upon the consummation of this offering, our board of directors will have three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Under the rules of the Exchange, the membership of the Audit Committee is required to consist entirely of independent directors, subject to applicable phase-in periods. As a controlled company, we are not required to have fully independent Compensation and Nominating and Governance Committees. The following is a brief description of our committees.
Audit
Our Audit Committee assists the board of directors in monitoring the audit of our financial statements, our independent auditors’ qualifications and independence, the performance of our audit function and independent auditors and our compliance with legal and regulatory requirements. The Audit Committee has direct responsibility for, among other things:

•
preparing the annual audit committee report to be included in our annual proxy statement;

•
overseeing and monitoring our accounting and financial reporting processes;

•
overseeing and monitoring the integrity of our financial statements and internal control system;

•
overseeing and monitoring the independence, retention, performance and compensation of our independent registered public accounting firm;

•
overseeing and monitoring the performance, appointment and retention of our internal audit department;

•
reviewing and discussing, with management and the internal audit group risk assessment and risk management policies;

•
overseeing and monitoring our compliance with legal and regulatory matters; and

•
providing regular reports to the board of directors.

Upon the completion of this offering, Dorvin D. Lively, Laurie Ann Goldman and Shaw Joseph are expected to be the members of our Audit Committee. The chair of our audit committee will be Mr. Lively. Mr. Lively qualifies as an “audit committee financial expert” as such term is defined under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002 and that Mr. Lively and Ms. Goldman are “independent” for purposes of Rule 10A-3 of the Exchange Act and under the listing standards of the Exchange. Accordingly, we are relying on the phase-in provisions of Rule 10A-3 of the Exchange Act and the Exchange transition rules applicable to companies completing an initial public offering, and we plan to have an audit committee comprised solely of independent directors that are independent for purposes of serving on an audit committee within one year of our listing. We believe that the functioning of our audit committee complies with the applicable requirements of the SEC and the Exchange.
Our Audit Committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing standards of the Exchange.
Compensation
Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our directors and employees to the board of directors and is responsible for approving the compensation of our Chief Executive Officer and other executive officers. Our Compensation Committee will be responsible for, among other things:
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reviewing, evaluating and making recommendations to the full board of directors regarding our compensation policies and programs;

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reviewing and approving the compensation of our chief executive officer, and recommend to the board of directors for approval, the compensation of other executive officers and key employees, including all material benefits, option or stock award grants and perquisites and all material employment agreements;

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reviewing and making recommendations to the board of directors with respect to our incentive compensation plans, equity-based compensation plans and retirement plans;

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administering incentive compensation and equity-related plans and retirement plans;

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reviewing and making recommendations to the board of directors with respect to the financial and other performance targets that must be met; and

•
preparing an annual compensation committee report and taking such other actions as are necessary and consistent with the governing law and our organizational documents.

Upon the completion of this offering, Andrew Crawford, Laurie Ann Goldman, Shaw Joseph and Alexa Bartlett are expected to be the members of our Compensation Committee. The chair of our compensation committee will be Mr. Crawford. Because we will be a “controlled company” under the rules of the Exchange, our Compensation Committee is not required to be fully independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of the Compensation Committee if necessary in order to comply with such rules.
Our Compensation Committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing standards of the Exchange.
Nominating and Governance
Our Nominating and Governance Committee will be responsible for, among other things:
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identifying candidates qualified to become directors of the Company, consistent with criteria approved by our board of directors;

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recommending to our board of directors nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected, as well as to recommend directors to serve on the other committees of the board;

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recommending to our board of directors candidates to fill vacancies and newly created directorships on the board of directors;

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setting and reviewing the compensation of non-executive members of the board of directors;

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to developing and recommending to our board of directors guidelines setting forth corporate governance principles applicable to the Company; and

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overseeing the evaluation of our board of directors.

Upon the completion of this offering, Andrew Crawford, Dorvin D. Lively, Shaw Joseph and Alexa Bartlett are expected to be the members of our Nominating and Governance Committee. The chair of our Nominating and Governance Committee will be Mr. Crawford. Because we will be a “controlled company” under the rules of the Exchange, our Nominating and Governance Committee is not required to be fully independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of the Nominating and Governance Committee if necessary in order to comply with such rules.
Our Nominating and Governance Committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing standards of the Exchange.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our board of directors or Compensation Committee. No member of our board of directors is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.
Code of Business Conduct and Ethics
Prior to the completion of this offering, our board of directors will adopt a code of business conduct and ethics applicable to our employees, directors and officers, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the Exchange. The full text of our code of business conduct and ethics will be posted on our website at www.waxcenter.com. Any waiver of this code may be made only by our board of directors and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the Exchange.
Corporate Governance Guidelines
Prior to the completion of this offering, our board of directors will adopt corporate governance guidelines in accordance with the corporate governance rules of the Exchange.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table shows the compensation earned by our principal executive officer and the two other most highly compensated executive officers for the fiscal year ended December 31, 2020, whom we refer to collectively as our “named executive officers.” The principal positions listed in the table refer to the positions of our named executive officers as of December 31, 2020.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)	Total Compensation ($)
David Berg	2020	$675,000	—	—	$161,750	$28,484(5)	$865,234
Chief Executive Officer
Gavin O’Connor	2020	$335,343	$100,000	$209,949	$56,100	$20,583(6)	$721,975
Chief Legal Officer & Corporate Secretary
Jennifer Vanderveldt	2020	$25,685	$100,000	$493,368	—	—	$619,053
Chief Financial Officer

(1)
The amount in this column for Mr. O’Connor represents the prorated amount of base salary earned commencing January 6, 2020, Mr. O’Connor’s start date. The amount in this column for Ms. Vanderveldt represents the prorated amount of base salary earned commencing December 7, 2020, Ms. Vanderveldt’s start date.

(2)
Amounts in this column represent a sign-on bonus.

(3)
The values set forth in this column represent the aggregate grant date fair value of Class B Units granted to the named executive officers in 2020, computed in accordance with FASB ASC Topic 718.

(4)
The values set forth in this column represent annual performance bonus payouts to each named executive officer.

(5)
The amount in this column includes (i) $20,811 which represents 401(k) employer matching contributions, (ii) $3,277 which represents life insurance payments and (iii) $4,396 which represents employer qualified non-elective contributions.

(6)
The amount in this column includes (i) $9,839 which represents relocation benefits and an associated gross-up payment of $5,941, (ii) $240 which represents life insurance payments and (iii) $3,128 which represents COBRA reimbursement and an associated gross-up payment of $1,435.

Summary of Named Executive Officer Employment Agreements
Employment Agreement with Mr. Berg (Chief Executive Officer)
EWC Ventures entered into an at-will employment agreement with Mr. Berg on September 25, 2018 effective as of October 8, 2018, as amended on March 1, 2019, which agreement provides for an initial three-year term subject to automatic one-year renewals unless either party provides 60 days’ advance written notice of nonrenewal prior to the expiration of the then-current term. The employment agreement provides for a salary of $675,000 per year and a signing bonus of $100,000 (of which a prorated portion, calculated by multiplying the signing bonus amount by the number obtained by dividing the number of calendar days remaining in the initial term of employment by 1095, must be repaid upon a resignation or a termination for “cause” prior to the expiration of the initial three-year term on October 8, 2021). In addition, the employment agreement provides for eligibility to earn an annual cash bonus with a target bonus of 100% base salary up to a maximum of 150% of base salary, with the actual bonus payable to be determined in the sole discretion of the board of directors of EWC Ventures, based on established performance metrics and subject to Mr. Berg’s continued employment through the payment date. Mr. Berg is eligible to participate in benefit programs of EWC Ventures available to executives. In addition, Mr. Berg’s employment agreement provides for the grant of profits interests, which is described in greater detail below under “Outstanding Equity Awards at Fiscal Year-End”. In light of the COVID-19 pandemic and for business continuity purposes, Mr. Berg agreed to temporarily reduce his base salary to: (x) $337,500 during the period between March 22, 2020 through May 1, 2020 and the period between June 28, 2020 through September 19, 2020 and (y) $0 during the period between May 2, 2020 through June 27, 2020. Mr. Berg’s base salary was reinstated to $675,000 on September 20, 2020. The aggregate amount of the salary reductions, in effect between March 22, 2020 through September 19, 2020, was repaid to Mr. Berg on October 23, 2020.

Pursuant to his employment agreement, Mr. Berg is subject to restrictive covenants which provide that he will not engage, provide services to or acquire a financial interest in any business that competes with EWC Ventures, its parent or subsidiaries, and he will not solicit or hire employees, consultants or vendors of EWC Ventures, its parent, subsidiaries or affiliates, in each case during the period of his employment with EWC Ventures and for a period of two years thereafter. Mr. Berg is also subject to confidentiality and non-disparagement restrictions. Mr. Berg’s employment agreement also provides for severance upon certain terminations of employment as described below under “Potential Payments Upon Termination of Employment or Change in Control.”
In addition, Mr. Berg’s employment agreement was amended on December 9, 2019 to provide that in the event of an initial public offering of EWC Ventures (or any other entity, the securities of which are exchanged for EWC Ventures Units in anticipation of an initial public offering, as is the case in this offering with respect to the Company), Mr. Berg will be entitled to receive a cash payment equal to $2,000,000, subject to the closing of such initial public offering and his continued employment through such date, which bonus shall be paid no later than five business days following the closing of such initial public offering (subject to all applicable withholding taxes) (the “Berg IPO Bonus”). The Berg IPO Bonus will be payable in connection with the closing of this offering, subject to the terms and conditions set forth above.
Employment Agreement with Mr. O’Connor (Chief Legal Officer & Corporate Secretary)
EWC Ventures entered into an at-will employment agreement with Mr. O’Connor on December 10, 2019 effective on or around January 6, 2020, which agreement provides for an initial three-year term subject to automatic one-year renewals unless either party provides 60 days’ advance written notice of nonrenewal prior to the expiration of the then-current term. The employment agreement provides for a salary of $340,000 per year and a signing bonus of $100,000 (which must either be (i) fully repaid upon a resignation without “good reason” or a termination for “cause” occurring within the first year of the initial term or (ii) repaid as to a prorated portion if a resignation without “good reason” or a termination for “cause” occurs in the second year of the initial term, which prorated amount shall be calculated by multiplying the signing bonus amount by a fraction, the numerator of which is equal to the number of days remaining in the first two years of the initial term and the denominator of which is 731). In addition, the employment agreement provides for eligibility to earn an annual cash bonus with a target bonus of 40% of base salary (which has been increased to 50% of base salary) up to a maximum of 60% of base salary (which has been increased to 75% of base salary), with the actual bonus payable to be determined in the sole discretion of the board of directors of EWC Ventures, based on established performance metrics and subject to Mr. O'Connor's continued employment through the payment date. Mr. O’Connor is eligible to participate in benefit programs of EWC Ventures available to executives and was eligible for reimbursement for reasonable commuting expenses between his principal residence and company headquarters for his first 60 days of employment. In addition, Mr. O’Connor’s employment agreement provides for the grant of profits interests, which is described in greater detail below under “Outstanding Equity Awards at Fiscal Year-End”. In light of the COVID-19 pandemic and for business continuity purposes, on April 2, 2020, Mr. O’Connor agreed to temporarily reduce his base salary to $306,000 effective as of March 22, 2020 through September 19, 2020. Mr. O’Connor’s base salary was reinstated to $340,000 on September 20, 2020. The aggregate amount of the salary reductions was repaid to Mr. O’Connor on October 23, 2020.
Pursuant to his employment agreement, Mr. O’Connor is subject to restrictive covenants which provide that he will not engage, provide services to or acquire a financial interest in any business that competes with EWC Ventures, its parent or subsidiaries, and he will not solicit or hire employees, consultants, customers or vendors of EWC Ventures, its parent, subsidiaries or affiliates, in each case during the period of his employment with EWC Ventures and for a period of two years thereafter. Mr. O’Connor is also subject to confidentiality and non-disparagement restrictions. Mr. O’Connor’s employment agreement also provides for severance upon certain terminations of employment as described below under “Potential Payments Upon Termination of Employment or Change in Control.”
Employment Agreement with Ms. Vanderveldt (Chief Financial Officer)
EWC Ventures entered into an at-will employment agreement with Ms. Vanderveldt on November 4, 2020 effective on or around December 7, 2020, which agreement provides for an initial three-year term subject to automatic one-year renewals unless either party provides 60 days’ advance written notice of nonrenewal prior to expiration of the then-current term. The employment agreement provides for a salary of $375,000 per year and a signing bonus of $100,000 (which must either be (i) fully repaid upon a resignation without “good reason” or a termination for “cause” occurring within the first year of the initial term or (ii) repaid as to a prorated portion if a resignation without “good reason” or a termination for “cause” occurs in the second year of the initial term, which prorated amount shall be calculated by multiplying the bonus amount by a fraction, the numerator of which is equal to the number of days remaining in the first two years of the initial term and the denominator of which is 731). In addition, the employment agreement provides for eligibility to earn an annual cash bonus with a target bonus of 50% of base salary up to a maximum of 75% of base salary, with the actual bonus payable to be determined in the sole discretion of the board of directors of EWC Ventures, based on established performance metrics and subject to Ms. Vanderveldt's continued employment through the payment date. Ms. Vanderveldt is eligible to participate in benefit programs of EWC Ventures available to executives. In addition, Ms. Vanderveldt’s employment agreement provides for the grant of profits interests, which is described in greater detail below under “Outstanding Equity Awards at Fiscal Year-End”.
Pursuant to her employment agreement, Ms. Vanderveldt is subject to restrictive covenants which provide that she will not engage, provide services to or acquire a financial interest in any business that competes with EWC Ventures, EWC Management Holdco, LLC, its parent, or subsidiaries, and she will not solicit or hire employees, consultants, customers or vendors of EWC Ventures, its parent, or subsidiaries, in each case during the period of her employment with EWC Ventures and for a period of two years thereafter. Ms. Vanderveldt is also subject to confidentiality and non-disparagement restrictions. Ms. Vanderveldt’s employment agreement also provides for severance upon certain terminations of employment as described below under “Potential Payments Upon Termination of Employment or Change in Control.”
Outstanding Equity Awards at Fiscal Year-End
Each of our named executive officers received indirect interests in EWC Ventures in the form of profits interests in connection with his or her commencement of employment pursuant to the Amended and Restated EWC Management Holdco, LLC Equity Incentive Plan (the “Equity Incentive Plan”). Each interest granted under the Equity Incentive Plan represents a back-to-back interest that mirrors the economic equivalent of a Class B Unit (each, a “Mirror Class B Unit”). For purposes of the discussion of these Mirror Class B Units granted to our named executive officers, references in this section entitled “Executive Compensation” to “Class B Units” represent the corresponding Mirror Class B Units in EWC Management Holdco, LLC.
The table below summarizes all Class B Units granted by EWC Ventures to the named executive officers that were outstanding as of December 31, 2020.
Name(1)	Grant Date	Number of Unvested Time-Vesting Class B Units (#)	Market value of Unvested Time-Vesting Class B Units ($)	Number of Unvested Performance- Vesting Class B Units (#)	Market value of Unvested Performance- Vesting Class B Units ($)
David Berg(2)(3)	10/15/18	644,108	$1,083,503	185,408	$72,309
	12/9/19	—	—	376,641	$146,890
Gavin O’Connor(4)(5)	1/6/20	69,560	$142,597	69,839	$50,092
Jennifer Vanderveldt(4)(6)	12/7/20	140,064	$392,179	141,122	$101,189

(1)
In connection with this offering, the Class B Units were reclassified into the number of vested and unvested common units of EWC Management Holdco as described below.

(2)
Mr. Berg’s time-vesting Class B Units granted on October 15, 2018 (as amended on December 9, 2019) vest over five years as follows: as to (i) 30% on the 18-month anniversary of the date of grant; (ii) 10% on the second anniversary of the date of grant; (iii) 20% on the third anniversary of the date of grant; (iv) 20% on the fourth anniversary of the date of grant and (v) 20% on the fifth anniversary of the date of grant. Time-vesting Class B Units shall become 100% vested upon a GA Exit (as defined below).

(3)
Mr. Berg’s performance-vesting Class B Units granted on October 15, 2018 (as amended on December 9, 2019) and on December 9, 2019 vest upon the consummation of a GA Exit subject to Mr. Berg’s continued employment through the date of the GA Exit and subject to achievement of a 3.0x multiple of MOIC (as defined below). In connection with this offering, the performance-vesting Class B Units were modified to provide that Class B Units that vested subject to achievement of a 3.0x (MOIC) may also vest based on the achievement of additional factors as described below.

(4)
Time-vesting Class B Units for our named executive officers other than Mr. Berg generally vest over five years, with 50% vesting on the 18-month anniversary of the date of grant and the remaining 50% vesting in equal installments on each quarterly anniversary thereafter.

(5)
Performance-vesting Class B Units generally vest upon the consummation of a GA Exit, subject to the named executive officer’s continued employment through the date of the GA Exit and subject to achievement of a multiple of MOIC, with approximately 50%, 25% and 25% of the performance-vesting Class B Units becoming vested upon achievement of 2.0x (MOIC), 2.5x (MOIC) and 3.0x (MOIC), respectively. In connection with this offering, the performance-vesting Class B Units were modified (as described below) to provide that the 2.0x (MOIC) and 2.5x (MOIC) performance-vesting units will be converted to time-vesting units (but will remain eligible in vest on achievement of 2.0x (MOIC) or 2.5x (MOIC), as applicable) and the 3.0x (MOIC) performance-vesting units may vest based on the achievement of additional factors described below.

Each Class B Unit represents an equity interest in EWC Ventures that, upon a GA Exit, entitles the holder to a percentage of the profits and appreciation in the equity value of EWC Ventures arising after the date of grant. If EWC Ventures’ equity value had not appreciated in value or decreased in value after the date of grant, then the Class B Units would have no value.
“GA Exit,” as defined in each named executive officer’s award agreement, means the date on which General Atlantic (EW) Collections, L.P. (together with any of its affiliates that have acquired units in EWC Ventures, “GA”) reduces its direct or indirect equity investments in EWC Ventures to less than 20% of the fully diluted units of EWC Ventures or upon a sale of all or substantially all of EWC Ventures’ assets. No GA Exit shall be deemed to have occurred until all of the non-cash proceeds received by GA in any such transaction have been reduced to cash. The effectiveness of this offering will not constitute a GA Exit if it is not accompanied by the requisite sell-down of equity.
“MOIC,” as defined in each named executive officer’s officer award agreement, means, as of the date of the GA Exit, as calculated by the compensation committee of EWC Ventures (x) the total cash-on-cash equity return actually realized by GA (excluding any deal-based, transaction or exit fees of GA, divided by (y) the aggregate equity and any other capital contributions made by GA.
In connection with the Reorganization Transactions and the pricing of this offering, all of EWC Ventures’ outstanding equity interests, including its Class B Units, will be reclassified into EWC Ventures Units, based on a hypothetical liquidation of EWC Ventures at the initial public offering price per share of our Class A common stock in the offering. In addition, all of EWC Management Holdco’s Class B Units will be reclassified into the number of vested and unvested common units of EWC Management Holdco equal to the number of EWC Ventures Units into which such Class B Units would have been reclassified pursuant to the prior sentence. The unvested EWC Management Holdco common units will vest following the offering based on the current vesting schedule of the outstanding unvested Class B Units from which they were reclassified, except as described in the immediately following paragraph. Upon termination of employment, all unvested EWC Management Holdco common units will be forfeited and any vested EWC Management Holdco common units will be subject to repurchase by EWC Management Holdco. Vested EWC Management Holdco common units will be entitled to receive distributions, if any, from EWC Management Holdco. Unvested EWC Ventures Units will not be entitled to receive such distributions (other than tax distributions) unless and until such units vest. If any unvested EWC Management Holdco common units are forfeited, they will be cancelled by EWC Management Holdco for no consideration. There are no voting rights associated with the EWC Management Holdco common units, whether vested or unvested. Vested EWC Management Holdco common units may be exchanged for shares of Class A common stock on a one-for-one basis.
Prior to the consummation of this offering, outstanding performance-vesting Class B Units that would have vested upon achievement of 2.0x (MOIC) or a 2.5x (MOIC) will be converted to time-vesting units and will vest as if the units were time-vesting units on the initial date of grant; provided that, such units shall still fully vest upon achievement of 2.0x (MOIC) or a 2.5x (MOIC), as applicable. The outstanding performance-vesting Class B Units that would have vested upon achievement of 3.0x (MOIC) will convert into performance-vesting units eligible to vest on a 3.0x (MOIC) and will also be eligible to vest upon the occurrence of either (i) the achievement of a 2.0x MOIC at such time as GA’s investment in EWC Ventures is no less than 35% of the fully diluted units of EWC Ventures or (ii) the first of December 31, 2022, March 31, 2023, June 30, 2023, September 30, 2023 or December 31, 2023 on which a specific volume weighted average trading price of our common stock is achieved.

Potential Payments Upon Termination of Employment or Change in Control
Severance Benefits
David Berg.   Under the employment agreement for Mr. Berg, if Mr. Berg’s employment is terminated by us without “cause” or by the executive for “good reason,” then, in addition to receiving his accrued amounts, he will receive, subject to the execution of a release of claims and compliance with the restrictive covenants, severance pay in an aggregate amount equal to one times base salary (subject to an off-set of compensation received from any new employer) payable in equal installments over the one-year period following termination, a prorated share of any bonus for the year in which termination occurs based on actual performance for the year and COBRA premiums for him and his eligible dependents equal to the premiums for continued health benefits under the terms of our benefit plans for one year, except that such COBRA payments shall cease if Mr. Berg becomes eligible for group health coverage through a subsequent employer.
Gavin O’Connor.   Under the employment agreement for Mr. O’Connor, if Mr. O’Connor’s employment is terminated by us without “cause” or by the executive for “good reason,” then, in addition to receiving his accrued amounts, he will receive, subject to the execution of a release of claims and compliance with the restrictive covenants, salary continuance for 12 months (subject to an off-set of compensation received from any new employer), a prorated share of any bonus for the year in which termination occurs based on target performance for the year and COBRA premiums for him and his eligible dependents for 12 months equal to the premiums for continued health benefits under the terms of our benefit plans for one year provided that such COBRA payments shall cease if Mr. O’Connor becomes eligible for group health coverage through a subsequent employer.
Jennifer Vanderveldt.   Under the employment agreement for Ms. Vanderveldt, if Ms. Vanderveldt’s employment is terminated by us without “cause” or by the executive for “good reason,” then, in addition to receiving her accrued amounts, she will receive, subject to the execution of a release of claims and compliance with the restrictive covenants, salary continuance for 12 months (or earlier if she obtains new employment), a prorated share of any bonus for the year in which termination occurs based on target performance for the year, and COBRA premiums for 12 months for her and her eligible dependents equal to the premiums for continued health benefits under the terms of our benefit plans for one year provided that such COBRA payments shall cease if Ms. Vanderveldt becomes eligible for group health coverage through a subsequent employer.
Pursuant to his or her employment agreement, upon a termination due to death or disability (as defined in the employment agreement), each of our named executive officers is entitled to payment of his or her accrued benefits.
Termination for Messrs. Berg and O’Connor’s and Ms. Vanderveldt’s employment for “cause” generally means (i) the indictment, conviction of, or plea of guilty or nolo contendere by, the executive to (A) a felony or (B) another crime involving moral turpitude, (ii) the executive’s commission of any act of material dishonesty or breach of trust or any act constituting fraud, embezzlement, theft, misappropriation of funds, money, assets or other property of EWC Ventures or any of its subsidiaries or affiliates, customers or suppliers, (iii) the executive’s attempt to willfully obtain any personal profit from any transaction in which the executive has an interest not disclosed to the board and that is adverse to the interests of EWC Ventures or any of its subsidiaries or affiliates, (iv) the executive’s reporting to work under the influence of alcohol or illegal drugs or repeatedly using illegal drugs or alcohol to the point of intoxication, whether or not at the workplace, (v) the executive’s failure or refusal to perform duties, or gross negligence in the performance of the executive’s duties and responsibilities, as reasonably directed by EWC Ventures or any of its subsidiaries or affiliates, other than as a result of a disability or other approved absence, (vi) the executive’s violation of the rules, regulations, procedures or instructions (whether written or oral) relating to the conduct of employees, directors and/or consultants of EWC Ventures or any of its subsidiaries or affiliates (that (if capable of cure) is not cured to the board’s reasonable satisfaction within 10 days after written notice thereof to the executive), (vii) the executive’s breach of any non-competition, non-disclosure, non-solicitation or non-disparagement covenant in any agreement with EWC Ventures or any of its subsidiaries or affiliates, (viii) the executive’s improperly or illegally aiding or abetting a competitor, supplier or customer of EWC Ventures or any of its subsidiaries or affiliates to the material disadvantage or detriment of EWC Ventures or any of its subsidiaries or affiliates, (ix) without limiting clause (vii) hereof, the executive’s material breach of any written employment or services agreement

(that (if capable of cure) is not cured to the board’s reasonable satisfaction within 10 days after written notice thereof to the executive), or (x) the executive’s breach of any fiduciary duty, gross negligence or willful misconduct with respect to EWC Ventures or any of its subsidiaries or affiliates (that (if capable of cure) is not cured to the board’s reasonable satisfaction within 10 days after written notice thereof to the executive).
Termination for Messrs. Berg and O’Connor’s and Ms. Vanderveldt’s employment for “disability” generally means the executive’s substantial inability, due to a physical or mental condition, to perform essential functions of the executive’s position, with or without accommodation, for a period of three (3) consecutive months or for shorter periods aggregating six months during any 12-month period, as determined by the board of directors of EWC Ventures in its good faith judgment.
Termination for Messrs. Berg and O’Connor’s and Ms. Vanderveldt’s employment for “good reason” generally means a termination of the executive’s employment with EWC Ventures’ by the executive (i) following a reduction in the executive’s salary or target bonus percentage, (ii) a relocation of the executive’s principal place of employment or the Company’s headquarters by more than 50 miles from its current location (for Ms. Vanderveldt and Mr. Berg) or (iii) a material diminution of the executive’s authority, duties and responsibilities; provided, that, “good reason” shall not exist under this clause (iii) solely as a result in a change in the executive’s reporting structure or if such material diminution of authority, duties and responsibilities is a result of (1) the hiring of additional subordinates to fill some of the executive’s duties and responsibilities or (2) any disposition or sale of any subsidiary or division of the Company; provided, however, that, in each case, the executive may not terminate employment for Good Reason unless the executive (A) provides the Company with 30 days’ advance written notice of intent to resign for Good Reason, (B) such notice is given within 90 days following the events or circumstances claimed to give rise to Good Reason, (C) the Company fails to cure such alleged violation within 30 days after the executive delivers such notice and (D) if the Company fails to cure such alleged violation, the executive terminates employment within five days following the end of the 30-day cure period. The executive understands that he or she may be required to travel at the request of the Company and that such travel shall not constitute Good Reason.
Calculations of Benefits to Which the Named Executive Officers Would Be Entitled
Assuming each named executive officer’s termination of employment occurred on December 31, 2020 or a change in control (constituting a GA Exit) occurred on December 31, 2020, the dollar value of the payments and other benefits to be provided to each of the named executive officers is estimated in the table below.
	Termination Without Cause	Termination For Good Reason	Termination Following a Change in Control Constituting a GA Exit	Change in Control Constituting a GA Exit
David Berg
Base Salary	$675,000	$675,000	$675,000	—
Bonus Payment	$161,750	$161,750	$161,750	—
COBRA	$30,331	$30,331	$30,331	—
Accrued PTO	$70,096	$70,096	$70,096	—
Equity Awards	—	—	$1,083,503	$1,083,503
Total	$937,177	$937,177	$2,740,680	$1,083,503
Gavin O’Connor
Base Salary	$340,000	$340,000	$340,000	—
Bonus Payment	$170,000	$170,000	$170,000	—
COBRA	$47,247	$47,247	$47,247	—
Accrued PTO	$35,308	$35,308	$35,308	—
Equity Awards	—	—	—	—
Total	$592,555	$592,555	$592,555	—

	Termination Without Cause	Termination For Good Reason	Termination Following a Change in Control Constituting a GA Exit	Change in Control Constituting a GA Exit
Jennifer Vanderveldt
Base Salary	$375,000	$375,000	$375,000	—
Bonus Payment	$187,500	$187,500	$187,500	—
COBRA	—	—	—	—
Accrued PTO	$38,942	$38,942	$38,942	—
Equity Awards	—	—	—	—
Total	$601,442	$601,442	$601,442	—
IPO Equity Grants
In connection with this offering, we intend to grant equity awards under the 2021 Omnibus Incentive Plan (a description of which is provided below) to certain directors and employees, including Messrs. Berg and O’Connor and Ms. Vanderveldt, consisting of restricted stock units with an approximate aggregate grant date value of $1.7 million and stock options with an approximate aggregate grant date value of $1.5 million. The number of restricted stock units that will be issued will be equal to the grant date value divided by our public offering price, and the number of stock options that will be issued will be equal to the grant date value of such stock options divided by the Black-Scholes value of an option to purchase one share of our Class A common stock. In particular, based on an assumed public offering price of $16.50 per share of Class A common stock (the midpoint of the estimated offering price range set forth on the cover page of this prospectus), it is anticipated that our named executive officers will, in the aggregate, receive new equity awards with respect to 210,961 shares of Class A common stock, with Messrs. Berg and O’Connor and Ms. Vanderveldt receiving 48,611, 19,444 and 25,000 restricted stock units, respectively, and 71,150, 20,329 and 26,427 stock options, respectively. The restricted stock units granted to the named executive officers will vest in three equal installments of 33.33% on each of the first three anniversaries of the date of grant, and the stock options granted to the named executive officers will cliff vest as to 100% on the third anniversary of the date of grant, subject in all cases to continued employment on the applicable vesting date.
Director Compensation
Our directors did not receive director cash fees or receive any grants of Class B Units in fiscal year 2020 with respect to their service on the Board. Class B Units granted to Mr. Berg were in respect of his services as our chief executive officer; Mr. Berg did not receive any compensation for his service as a director in fiscal year 2020.
Pursuant to a binding term sheet entered into between EWC Ventures, General Atlantic (EW) Collections, L.P. and David Coba, pursuant to which, following closing of the merger pursuant to which General Atlantic acquired EWC Ventures (the “EWC Ventures Closing”), David Coba would serve as EWC Ventures’ chief executive officer until the hiring of a new chief executive officer (which occurred on October 8, 2018, when Mr. Berg was hired) and thereafter would serve as a consultant to EWC Ventures for the four-year period commencing on October 8, 2018 (the “David Coba Transition Period”), which David Coba Transition Period may earlier terminate upon certain events set forth in the binding term sheet, including an initial public offering. The binding term sheet provides that during the David Coba Transition Period, David Coba would be entitled to the following: (i) a consulting fee at an annual rate of $200,000, provided that, for the first 30 days of the David Coba Transition Period, the annual rate was $800,000 and (ii) eligibility to participate in EWC Ventures’ benefit plans, to the extent permitted thereunder and to the extent such participation would not result in any adverse tax consequences or other penalties to David Coba or EWC Ventures. In light of the COVID-19 pandemic and for business continuity purposes, David Coba agreed to suspend his consulting fee from April through November 2020. David Coba’s consulting fee was reinstated in December 2020. The aggregate amount of the consulting fee reductions in effect from April through November 2020 was repaid to David Coba in December 2020. Payments and benefits provided to David Coba during the David Coba Transition Period have been made in respect of the services he has rendered as a consultant to EWC Ventures, and do not constitute fees in respect of services rendered in his capacity as a director. Pursuant to the terms of the binding term sheet, the David Coba Transition Period shall terminate upon the effectiveness of this offering.
Pursuant to a binding term sheet entered into between EWC Ventures, General Atlantic (EW) Collections, L.P. and Joshua Coba, pursuant to which, following the EWC Ventures Closing, Joshua Coba would continue to serve as a member of the board of directors of EWC Ventures and resign from his position as EWC Venture’ chief operating officer and thereafter would serve as a consultant to EWC Ventures for the four-year period commencing on September 25, 2018 (the “Joshua Coba Transition Period”), which transition period may earlier terminate upon certain events set forth in the binding term sheet, including an initial public offering. The binding term sheet provides that during the Joshua Coba Transition Period, Joshua Coba would be entitled to the following: (i) a consulting fee at an annual rate of $100,000 and (ii) eligibility to participate in EWC Ventures’ benefit plans, to the extent permitted thereunder and to the extent such participation would not result in any adverse tax consequences or other penalties to Joshua Coba or EWC Ventures. In light of the COVID-19 pandemic and for business continuity purposes, Joshua Coba agreed to suspend his consulting fee from April through November 2020. Joshua Coba’s consulting fee was reinstated in December 2020. The aggregate amount of the consulting fee reductions in effect from April through November 2020 was repaid to Joshua Coba in December 2020. Payments and benefits provided to Joshua Coba during the Joshua Coba Transition Period have been made in respect of the services he has rendered as a consultant to EWC Ventures, and do not constitute fees in respect of services rendered in his capacity as a director. Pursuant to the terms of the binding term sheet, the Joshua Coba Transition Period shall terminate upon the effectiveness of this offering.
Immediately prior to this offering, we intend to implement a formal policy pursuant to which non-employee directors will be eligible to receive the cash retainers and equity awards and which will be disclosed once implemented. Employee directors will receive no additional compensation for their service as a director. We will reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of the board or any committee thereof.
2021 Omnibus Incentive Plan
In connection with this offering, our board of directors will adopt, with the approval of our stockholders, our 2021 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) to become effective in connection with the consummation of this offering. This summary is qualified in its entirety by reference to the Omnibus Incentive Plan.
Administration.   The compensation committee of our board of directors (the “Compensation Committee”) will administer the Omnibus Incentive Plan. The Compensation Committee will have the authority to determine the terms and conditions of any agreements evidencing any awards granted under the Omnibus Incentive Plan and to adopt, alter and repeal rules, guidelines and practices relating to the Omnibus Incentive Plan. The Compensation Committee will have full discretion to administer and interpret the Omnibus Incentive Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.
Eligibility.   Any current or prospective employees, directors, officers, consultants or advisors of the Company or its affiliates who are selected by the Compensation Committee will be eligible for awards under the Omnibus Incentive Plan. The Compensation Committee will have the sole and complete authority to determine who will be granted an award under the Omnibus Incentive Plan.
Number of Shares Authorized.   The Omnibus Incentive Plan provides for an aggregate of 6,329,783 shares of our common stock. In addition, the number of shares reserved for issuance under the Omnibus Incentive Plan will automatically increase each fiscal year beginning with fiscal year 2022 and ending with fiscal year 2031 by the lesser of (a) 1% of the total number of shares outstanding on the last day of the immediately preceding fiscal year on a fully diluted basis assuming that all shares available for issuance under the Omnibus Incentive Plan are issued and outstanding or (b) such number of shares determined by our board of directors. No more than 6,329,783 shares of our common stock may be issued with respect to incentive stock options under the Omnibus Incentive Plan. The maximum grant date fair value of cash and equity awards that may be awarded to a non-employee director under the Omnibus Incentive Plan during any one fiscal year, taken together with any cash fees paid to such non-employee director during such fiscal year, in respect of service as a member of the board of directors during such year, will be $750,000. For the avoidance of doubt, in a year in which a non-employee director serves as an employee or consultant (including as an interim officer), such limit will not apply to compensation approved to be paid to such non-employee director by the other non-employee directors in respect of such service as an employee or consultant. If any award granted under the Omnibus Incentive Plan expires, terminates, or is cancelled or forfeited without being settled, vested or exercised, shares of our common stock subject to such award will again be made available for future grants. Any shares that are surrendered or tendered to pay the exercise price of an award or to satisfy withholding taxes owed, or any shares reserved for issuance, but not issued, with respect to settlement of a stock appreciation right, will again be available for grants under the Omnibus Incentive Plan.
Change in Capitalization.   If there is a change in our capitalization in the event of a stock or extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of our common stock or other relevant change in capitalization or applicable law or circumstances, such that the Compensation Committee determines that an adjustment to the terms of the Omnibus Incentive Plan (or awards thereunder) is necessary or appropriate, then the Compensation Committee shall make adjustments in a manner that it deems equitable. Such adjustments may be to the number of shares reserved for issuance under the Omnibus Incentive Plan, the number of shares covered by awards then outstanding under the Omnibus Incentive Plan, the limitations on awards under the Omnibus Incentive Plan, or the exercise price of outstanding options, or such other equitable substitution or adjustments as the Compensation Committee may determine appropriate.
Awards Available for Grant.   The Compensation Committee may grant awards of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, other stock-based awards, other cash-based awards or any combination of the foregoing. Awards may be granted under the Omnibus Incentive Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines, which are referred to herein as “Substitute Awards.”
Stock Options.   The Compensation Committee will be authorized to grant options to purchase shares of our common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code (as defined herein) for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. All options granted under the Omnibus Incentive Plan shall be non-qualified unless the applicable award agreement expressly states that the option is intended to be an incentive stock option. Options granted under the Omnibus Incentive Plan will be subject to the terms and conditions established by the Compensation Committee. Under the terms of the Omnibus Incentive Plan, the exercise price of the options will not be less than the fair market value (or 110% of the fair market value in the case of a qualified option granted to a 10% stockholder) of our common stock at the time of grant (except with respect to Substitute Awards). Options granted under the Omnibus Incentive Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Compensation Committee and specified in the applicable award agreement. The maximum term of an option granted under the Omnibus Incentive Plan will be 10 years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder), provided that if the term of a non-qualified option would expire at a time when trading in the shares of our common stock is prohibited by the Company’s insider trading policy, unless otherwise provided by the Compensation Committee, the option’s term shall be extended automatically until the 30th day following the expiration of such prohibition (as long as such extension shall not violate Section 409A of the Code). Payment in respect of the exercise of an option may be made in cash, by check, by cash equivalent or by such other method as the Compensation Committee may permit in its sole discretion, including (i) by delivery of other property (including previously owned shares, provided that such shares are not subject to any pledge or other security interest) having a fair market value equal to the exercise price and all applicable required withholding taxes, (ii) if there is a public market for the shares of our common stock at such time, by means of a broker-assisted cashless exercise mechanism or (iii) by means of a “net exercise” procedure effected by withholding the minimum number of shares otherwise deliverable in respect of an option that are needed to pay the exercise price and all applicable required withholding taxes. Notwithstanding the foregoing, unless otherwise determined by the Compensation Committee or as set forth in an award agreement, if, on the last day of the option’s term, the fair market value of a share exceeds the exercise price, the participant has not exercised the option and the option has not previously expired, such option will be deemed exercised by the participant on such last day by means of a “net exercise” procedure described above. In all events of cashless or net exercise, any fractional shares will be settled in cash.
Stock Appreciation Rights.   The Compensation Committee will be authorized to award SARs under the Omnibus Incentive Plan. SARs will be subject to the terms and conditions established by the Compensation Committee. A SAR is a contractual right that allows a participant to receive, in the form of either cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. Except as otherwise provided by the Compensation Committee (in the case of Substitute Awards or SARs granted in tandem with previously granted options), the exercise price per share of our common stock underlying each SAR shall not be less than 100% of the fair market value of such share, determined as of the date of grant, and the maximum term of a SAR granted under the Omnibus Incentive Plan will be 10 years from the date of grant. Notwithstanding the foregoing, unless otherwise determined by the Compensation Committee or as set forth in an award agreement, if, on the last day of a SAR’s term, the fair market value of a share exceeds the exercise price, the participant has not exercised the SAR and the SAR has not previously expired, such SAR will be deemed exercised by the participant on such last day and the Company shall make the appropriate payment therefor. Any fractional shares will be settled in cash.
Restricted Stock.   The Compensation Committee will be authorized to grant restricted stock under the Omnibus Incentive Plan, which will be subject to the terms and conditions established by the Compensation Committee. Restricted stock is common stock that is generally non-transferable and is subject to other restrictions determined by the Compensation Committee for a specified period. To the extent provided in an award agreement, dividends, if any, that may have been withheld by the Company and attributable to the restricted stock, will be payable in cash or in shares (or a combination of cash and shares) at the same time that the underlying restricted stock vests.
Restricted Stock Unit Awards.   The Compensation Committee will be authorized to grant restricted stock unit awards, which will be subject to the terms and conditions established by the Compensation Committee. A restricted stock unit award, once vested, may be settled in a number of shares of our common stock equal to the number of units earned, in cash equal to the fair market value of the number of shares of our common stock earned in respect of such restricted stock unit award or in a combination of the foregoing, at the election of the Compensation Committee. Restricted stock units may be settled at the expiration of the period over which the units are to be earned or at a later date selected by the Compensation Committee. To the extent provided in an award agreement, the holder of outstanding restricted stock units shall be entitled to be credited with dividend equivalent payments upon the payment by us of dividends on shares, which will be payable in cash or in shares (or a combination of cash and shares) at the same time that the underlying restricted stock units are settled.
Deferred Awards.   The Compensation Committee will be authorized to grant deferred awards, which may be a right to receive shares or cash (either independently or as an element of or supplement to any other award), including, as may be required by any applicable law or regulations or determined by the board of directors (or subcommittee thereof), in lieu of any annual bonus, commission or retainer plan or arrangement, under such terms and conditions as the board of directors may determine and as set forth in the applicable award agreement.
Other Stock-Based Awards.   The Compensation Committee will be authorized to grant awards of unrestricted shares of our common stock, rights to receive grants of awards at a future date, other awards denominated in shares of our common stock, or awards that provide for cash payments based in whole or in part on the value of our common stock under such terms and conditions as the Compensation Committee may determine and as set forth in the applicable award agreement.
Effect of a Change in Control.   Unless otherwise provided in an award agreement, or any applicable employment, consulting, change in control, severance or other agreement between us and a participant, in the event of a change in control (as defined in the Omnibus Incentive Plan), if the acquirer or successor company in such change in control has not agreed to provide for the substitution, assumption, exchange or other continuation of awards, or such acquirer or successor company has provided for the substitution, assumption, exchange or other continuation of awards but a participant’s employment or service is terminated by us other than for cause (and other than due to death or disability) on or within 24 months following a change in control, then, unless otherwise provided by the Compensation Committee, (i) all then-outstanding options and SARs held by such participant will become immediately exercisable as of such participant’s date of termination with respect to all of the shares subject to such option or SAR and/or (ii) the restricted period (and any other conditions) shall expire as of such participant’s date of termination with respect to all of the then-outstanding shares of restricted stock, restricted stock units and any other Awards (other than other cash-based awards) held by such participant (including, without limitation, a waiver of any applicable performance conditions); provided that, with respect to any award whose vesting or exercisability is otherwise subject to the achievement of performance conditions, the portion of such award that shall become fully vested and immediately exercisable shall be based on the assumed achievement of actual or target performance as determined by the Compensation Committee. In addition, the Compensation Committee may in its discretion and upon at least ten days’ notice to the affected persons, cancel any outstanding award and pay the holders, in cash, securities or other property (including of the acquiring or successor company), or any combination thereof, the value of such awards based upon the price per share of the Company’s common stock received or to be received by other stockholders of the Company in connection with the transaction (it being understood that any option or SAR having a per-share exercise price equal to, or in excess of, the fair market value (as of the date specified by the Compensation Committee) of a share of the Company’s common stock subject thereto may be canceled and terminated without payment or consideration therefor). Notwithstanding the above, the Compensation Committee shall exercise such discretion over the timing of settlement of any award subject to Section 409A of the Code at the time such award is granted.
Nontransferability.   Each award may be exercised during the participant’s lifetime by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative. No award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution unless the Compensation Committee permits the award to be transferred to a permitted transferee (as defined in the Omnibus Incentive Plan).
Amendment.   The Omnibus Incentive Plan will have a term of 10 years. The board of directors may amend, suspend or terminate the Omnibus Incentive Plan at any time, subject to stockholder approval, if necessary to comply with any tax, exchange rules or other applicable regulatory requirement. No amendment, suspension or termination will materially and adversely affect the rights of any participant or recipient of any award without the consent of the participant or recipient.
The Compensation Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted or the associated award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant with respect to any award theretofore granted will not to that extent be effective without the consent of the affected participant; and provided further, that, without stockholder approval, (i) no amendment or modification may reduce the exercise price of any option or any SAR, (ii) the Compensation Committee may not cancel any outstanding option and replace it with a new option (with a lower exercise price) or cancel any SAR and replace it with a new SAR (with a lower exercise price) or, in each case, with another award or cash in a manner that would be treated as a repricing (for compensation disclosure or accounting purposes), (iii) the Compensation Committee may not take any other action considered a repricing for purposes of the stockholder approval rules of the applicable securities exchange on which our common shares are listed and (iv) the Compensation Committee may not cancel any outstanding option or SAR that has a per-share exercise price at or above the fair market value of a share of our common stock on the date of cancellation and pay any consideration to the holder thereof. However, stockholder approval is not required with respect to (i), (ii), (iii) and (iv) above with respect to certain adjustments on changes in capitalization.
Clawback/Forfeiture.   The Compensation Committee has full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. The Compensation Committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and will, to the extent required, cancel or require reimbursement of any awards granted to the participant or any shares issued or cash received upon vesting, exercise or settlement of any such awards or sale of shares underlying such awards. By accepting an award, the participant agrees that the participant is subject to any clawback policies of the Company in effect from time to time.

U.S. Federal Income Tax Consequences
The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the Omnibus Incentive Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. This summary assumes that all awards described in the summary are exempt from, or comply with, the requirements of Section 409A of the Code. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.
Stock Options.   Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon vesting or exercise of those options. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before the later of two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming the holding period is satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if an incentive stock option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes.
No income will be realized by a participant upon grant or vesting of an option that does not qualify as an incentive stock option (“a non-qualified stock option”). Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise, and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. We will be able to deduct this same excess amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections. In the event of a sale of shares received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.
SARs.   No income will be realized by a participant upon grant or vesting of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.
Restricted Stock.   A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture (i.e., the vesting date), the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for amounts subsequently required to be returned to us. Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Exchange Act. We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.
Restricted Stock Units.   A participant will not be subject to tax upon the grant or vesting of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.
Section 162(m).   In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to the executives designated in Section 162(m) of the Code, including, but not limited to, its chief executive officer, chief financial officer and the next three highly compensated executives of such corporation whose compensation is required to be disclosed in its proxy statement. We reserve the right to award compensation as to which a deduction may be limited under Section 162(m) where we believe it is appropriate to do so.

PRINCIPAL AND SELLING STOCKHOLDERS
The tables below set forth information with respect to the beneficial ownership of our Class A common stock for:
•
each of our directors and named executive officers;

•
each person who is known to be the beneficial owner of more than 5% of our Class A common stock;

•
all of our directors and executive officers as a group; and

•
each of the selling stockholders.

The numbers of shares of Class A common stock beneficially owned, percentages of beneficial ownership and percentages of combined voting power for before this offering , that are set forth below are based on (i) the number of shares and EWC Ventures Units to be issued and outstanding prior to this offering after giving effect to the Reorganization Transactions and (ii) an assumed initial public offering price of $16.50 per share of Class A common stock (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus). See “Our Organizational Structure.” The numbers of shares of Class A common stock beneficially owned, percentages of beneficial ownership and percentages of combined voting power for after this offering that are set forth below are based on (a) the number of shares of common stock and EWC Ventures Units to be issued and outstanding immediately after this offering, (b) an assumed initial public offering price of $16.50 per share of Class A common stock (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus) and (c) the use of proceeds from this offering.
The numbers of shares of Class A common stock beneficially owned, percentages of beneficial ownership and percentages of combined voting power for before this offering, that are set forth below are based on (i) the number of shares and EWC Ventures Units to be issued and outstanding prior to this offering after giving effect to the Reorganization Transactions and (ii) an assumed initial public offering price of $16.50 per share of Class A common stock (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus). See “Our Organizational Structure.” The numbers of shares of Class A common stock beneficially owned, percentages of beneficial ownership and percentages of combined voting power for after this offering that are set forth below are based on (a) the number of shares of common stock and EWC Ventures Units to be issued and outstanding immediately after this offering, (b) an assumed initial public offering price of $16.50 per share of Class A common stock (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus) and (c) the use of proceeds from this offering. Certain of our 5% equityholders will receive a portion of the net proceeds of this offering pursuant to certain purchases described under “Use of Proceeds” and “Certain Relationships and Related Party Transactions—Purchases from Equityholders” and the beneficial ownership of our Class A common stock and percentages for after this offering set forth below reflect the application of such net proceeds.
The amounts and percentages of Class A common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.
Unless otherwise indicated, the address for each beneficial owner listed below is: c/o European Wax Center, 5830 Granite Parkway, 3rd Floor, Plano, Texas 75024. The tables below do not reflect any shares of Class A common stock that may be purchased in this offering, including through our directed share program described in the section titled “Underwriting (Conflicts of Interest)—Directed Share Program.”

The following table assumes the underwriters’ option to purchase additional shares is not exercised.
	Class A Common Stock Owned After Giving Effect to the Reorganization Transactions and Before this Offering (on a fully exchanged and converted basis)(1)		Shares of Class A Common Stock Being Offered (no option)(2)	Class A Common Stock Owned After Giving Effect to the Reorganization Transactions and this Offering (on a fully exchanged and converted basis)(1)		Voting Power(3)
Name of Beneficial Owner	Number	Percentage		Number	Percentage	Before this Offering Percentage	After this Offering Percentage
5% Equityholders
General Atlantic Equityholders(4)	37,540,081	64.4%	1,564,898	34,796,204	54.5%	64.4%	54.5%
EWC Founder Holdco(5)	13,872,070	23.8%	—	11,878,526	18.6%	23.8%	18.6%
EWC Management Holdco(6)	4,097,345	7.0%	—	4,022,373	6.3%	7.0%	6.3%
Directors and Named Executive Officers
David P. Berg(7)	1,456,013	2.5%	—	1,456,013	2.3%	2.5%	2.3%
Jennifer C. Vanderveldt(7)	236,745	*	—	236,745	*	*	*
Gavin M. O’Connor(7)	94,803	*	—	94,803	*	*	*
Alexa Bartlett	—	—	—	—	—	—	—
Andrew Crawford	—	—	—	—	—	—	—
Shaw Joseph	—	—	—	—	—	—	—
Dorvin D. Lively	—	—	—	—	—	—	—
Laurie Ann Goldman	—	—	—	—	—	—	—
All directors and executive officers as a group (12 persons)(7)	3,102,503	5.3%	—	3,067,877	4.8%	5.3%	4.8%

*
Less than 1.0%.

The following table assumes the underwriters’ option to purchase additional shares is exercised in full.
	Class A Common Stock Owned After Giving Effect to the Reorganization Transactions and Before this Offering (on a fully exchanged and converted basis)(1)		Shares of Class A Common Stock Being Offered (with option)(2)	Class A Common Stock Owned After Giving Effect to the Reorganization Transactions and this Offering (on a fully exchanged and converted basis)(1)		Voting Power(3)
Name of Beneficial Owner	Number	Percentage		Number	Percentage	Before this Offering Percentage	After this Offering Percentage
5% Equityholders
General Atlantic Equityholders(4)	37,540,081	64.4%	2,206,622	33,617,010	52.8%	64.4%	52.8%
EWC Founder Holdco (5)	13,872,070	23.8%	—	11,494,412	18.0%	23.8%	18.0%
EWC Management Holdco(6)	4,097,345	7.0%	—	4,022,373	6.3%	7.0%	6.3%
Directors and Named Executive Officers
David P. Berg(7)	1,456,013	2.5%	—	1,456,013	2.3%	2.5%	2.3%
Jennifer C. Vanderveldt(7)	236,745	*	—	236,745	*	*	*
Gavin M. O’Connor(7)	94,803	*	—	94,803	*	*	*
Alexa Bartlett	—	—	—	—	—	—	—
Andrew Crawford	—	—	—	—	—	—	—
Shaw Joseph	—	—	—	—	—	—	—
Dorvin D. Lively	—	—	—	—	—	—	—
Laurie Ann Goldman	—	—	—	—	—	—	—
All directors and executive officers as a group (12 persons)(7)	3,102,503	5.3%	—	3,067,877	4.8%	5.3%	4.8%

*
Less than 1.0%.

(1)
Each EWC Ventures Post-IPO Member holds EWC Ventures Units and an equal number of shares of Class B common stock. Each EWC Ventures Post-IPO Member has the right at any time to exchange any vested EWC Ventures Units (together with a corresponding number of shares of Class B common stock) for shares of Class A common stock on a one-for-one basis. See “Description of Capital Stock.” The numbers of shares of Class A common stock beneficially owned and percentages of beneficial ownership set forth in the table assume that all vested EWC Ventures Units (together with the corresponding shares of Class B common stock) have been exchanged for shares of Class A common stock.

(2)
Includes 43,221 shares of Class A common stock sold by GAPCO AIV Interholdco (EW), L.P. (“GAPCO AIV Interholdco EW”) (or 60,945 shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares) and 1,521,677 shares of Class A common stock (or 2,146,677 shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares) sold by GA AIV-1 B Interholdco (EW), L.P. (“GA AIV-1 B Interholdco EW”).

(3)
Percentage of voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock voting together as a single class. Each holder of Class A common stock and Class B common stock is entitled to one vote per share on all matters submitted to our stockholders for a vote. Our Class B common stock does not have any of the economic rights (including rights to dividends and distributions upon liquidation) associated with our Class A common stock. See “Description of Capital Stock.”

(4)
Includes 20,914,371 shares of Class A common stock held by GA AIV-1 B Interholdco EW, 592,893 shares of Class A common stock and 2,789,754 shares of Class B common stock held by GAPCO AIV Interholdco (EW) and 13,243,063 shares of Class B common stock held by General Atlantic Partners AIV (EW), L.P. (“GAP AIV EW”). The GA Funds (as hereinafter defined) indirectly hold and share the beneficial ownership of the shares held by GA AIV-1 B Interholdco EW, GAPCO AIV Interholdco EW and GAP AIV EW. The “GA Funds” are General Atlantic Partners AIV-1 A, L.P. (“GAP AIV-1 A”), General Atlantic Partners AIV-1 B, L.P. “(GAP AIV-1 B”), GAP Coinvestments CDA, L.P. (“GAPCO CDA”), GAP Coinvestments III, LLC (“GAPCO III”), GAP Coinvestments IV, LLC (“GAPCO IV”) and GAP Coinvestments V, LLC (“GAPCO V”). General Atlantic GenPar (EW), L.P. (“GA GenPar EW”) is the general partner of GAP AIV EW. General Atlantic (SPV) GP, LLC (“GA SPV”) is the general partner of GA GenPar EW, GA AIV-1 B Interholdco EW and GAPCO AIV Interholdco EW. The general partner of GAP AIV-1 A and GAP AIV-1 B is General Atlantic GenPar, L.P. (“GA GenPar”). The general partner of GA GenPar is General Atlantic LLC (“GA LLC”). GA LLC is the sole member of GA SPV, the managing member of GAPCO III, GAPCO IV and GAPCO V and the general partner of GAPCO CDA. The members of the management committee of GA LLC (the “GA Management Committee”) are William E. Ford, Gabriel Caillaux, Andrew Crawford, Martin Escobari, Anton J. Levy, Sandeep Naik, E. Graves Tompkins, N. Robbert Vorhoff, and Eric Chi Zhang. GA AIV-1 B Interholdco EW, GAPCO AIV Interholdco EW, GAP AIV EW, the GA Funds, GA GenPar EW, GA SPV, GA GenPar, and GA LLC (collectively, the “GA Group”) are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. Each of the members of the GA Management Committee disclaims ownership of all such shares except to the extent he has a pecuniary interest therein. The business address of the GA Group is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055.

(5)
David Coba is the sole director of EWC Founder Holdco and exercises voting control and dispositive control over the 4,097,345 shares issuable upon the exchange of EWC Ventures Units and corresponding shares of Class B common stock held by EWC Founder Holdco. David Coba disclaims beneficial ownership in such shares except to the extent of his pecuniary interest therein. The business address of EWC Founder Holdco is 527 Royal Plaza Drive, Fort Lauderdale, FL 33301.

(6)
Following the Reorganization Transactions, each member of EWC Management Holdco, the members of which consist of our employees, will exercise voting and dispositive control over the shares to which such member is entitled upon exchange of the vested EWC Ventures Units and corresponding shares of Class B common stock held by EWC Management Holdco.

(7)
Represents vested EWC Ventures Units and corresponding shares of Class B common stock held by EWC Management Holdco on behalf of such persons.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a summary of transactions since January 1, 2018 to which we were a party or will be a party, in which:
•
the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our capital stock, or any affiliate or member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

The below discussion excludes compensation arrangements that are described in “Executive Compensation”.
Reorganization Agreement and Related Agreements
In connection with the Reorganization Transactions, we will enter into a Reorganization Agreement (the “Reorganization Agreement”) and related agreements with EWC Ventures, two of our wholly owned subsidiaries and each of the EWC Ventures Post-IPO Members, including the General Atlantic Pre-IPO Members, EWC Founder Holdco and EWC Management Holdco, which will effect the Reorganization Transactions.
The table below sets forth the consideration in EWC Ventures Units, Class A common stock and Class B common stock to be received by our 5% equityholders, directors and executive officers in the Reorganization Transactions, based on an assumed public offering price of $16.50 per share of Class A common stock (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus):
Name	EWC Ventures Units to be Issued in the Reorganization Transactions	Class A Common Stock to be Issued in the Reorganization Transactions	Class B Common Stock to be Issued in the Reorganization Transactions
General Atlantic Equityholders	16,032,817	21,507,264	16,032,817
EWC Founder Holdco	13,872,070	—	13,872,070
EWC Management Holdco	4,097,345	—	4,097,345
David P. Berg(1)	1,456,013	—	1,456,013
Jennifer C. Vanderveldt(1)	236,745	—	236,745
David L. Willis(1)	524,049	—	524,049
Gavin M. O’Connor(1)	94,803	—	94,803
Christopher K. Kobus(1)	219,587	—	219,587
Jyoti A. Lynch(1)	219,587	—	219,607
Jean M. Grossman(1)	145,546	—	145,546

(1)
Represents vested EWC Ventures Units and corresponding shares of Class B common stock held by EWC Management Holdco on behalf of such persons.

The consideration set forth above is subject to adjustment based on the final public offering price of our Class A common stock in this offering.
Purchases from Equityholders
Immediately following this offering, based on the midpoint of the estimated public offering price range set forth on the cover page of this prospectus and assuming the underwriters’ option to purchase additional shares is not exercised, we will use approximately $35.5 million (or approximately $50.0 million if the underwriters exercise their option to purchase additional shares of Class A common stock in full) of the net proceeds from this offering to purchase up to 2,312,441 EWC Ventures Units (or up 3,260,717 EWC Ventures Units if the underwriters exercise their option to purchase additional shares of Class A common stock in full) and corresponding shares of Class B common stock from certain of the EWC Ventures Post-IPO Members

(including certain General Atlantic Equityholders) at a net price equal to the price paid by the underwriters for shares of our Class A common stock in this offering.
The following table sets forth the cash proceeds that each of our existing 5% equityholders and executive officers will receive from the purchase by us of EWC Ventures Units and corresponding shares of Class B common stock with the proceeds from this offering, based on the midpoint of the estimated public offering price range set forth on the cover page of this prospectus:
Name	Number of EWC Ventures Units and corresponding shares of our Class B common stock to be sold to us (no option)	Cash proceeds (no option) ($ in millions)	Number of EWC Ventures Units and corresponding shares of our Class B common stock to be sold to us (with option)	Cash proceeds (with option) ($ in millions)
General Atlantic Equityholders	1,178,979	$18.1	1,662,449	$25.5
EWC Founder Holdco	936,688	14.4	1,320,800	20.3
The consideration set forth above is subject to adjustment based on the final public offering price of our Class A common stock in this offering.
In addition, immediately following this offering, EWC Ventures will use $20.0 million of the net proceeds from this offering to purchase 1,212,120 EWC Ventures Units from certain of the EWC Ventures Post-IPO Members and certain employees at a net price equal to the public offering price for shares of our Class A common stock in this offering. The purchase of these EWC Ventures Units and shares of Class B common stock is in satisfaction of deferred payment obligations (the “Class C Deferred Payment Obligations”) under the Class C Units held or beneficially owned by such EWC Ventures Post-IPO Members and employees. Our existing 5% holders and executive officers that will receive cash proceeds from this purchase are as follows: EWC Founder Holdco and David L. Willis, who will receive $17.4 million and $0.4 million, respectively.
Amended and Restated EWC Ventures Limited Liability Company Agreement
In connection with the Reorganization Transactions, we, EWC Ventures and each of the EWC Ventures Post-IPO Members, including the General Atlantic Post-IPO Members, the Founder Post-IPO Member and EWC Management Holdco, will enter into the Amended and Restated EWC Ventures Limited Liability Company Agreement (the “EWC Ventures LLC Agreement”). Following the Reorganization Transactions, and in accordance with the terms of the EWC Ventures LLC Agreement, we will operate our business through EWC Ventures and its subsidiaries. Pursuant to the terms of the EWC Ventures LLC Agreement, so long as affiliates of General Atlantic or affiliates of EWC Founder Holdco continue to own any EWC Ventures Units, shares of our Class A common stock or securities exchangeable or convertible into shares of our Class A common stock, we will not, without the prior written consent of such holders, engage in any business activity other than the management and ownership of EWC Ventures and its subsidiaries or own any assets other than securities of EWC Ventures and its subsidiaries and/or any cash or other property or assets distributed by or otherwise received from EWC Ventures and its subsidiaries, unless we determine in good faith that such actions or ownership are in the best interest of EWC Ventures. As the sole managing member of EWC Ventures, we will have control over all of the affairs and decision making of EWC Ventures. As such, through our officers and directors, we will be responsible for all operational and administrative decisions of EWC Ventures and the day-to-day management of EWC Ventures’ business. We will fund any dividends to our stockholders by causing EWC Ventures to make distributions to its equityholders, including the General Atlantic Post-IPO Members, the Founder Post-IPO Member, EWC Management Holdco and us, subject to limitations imposed by our New Senior Secured Credit Facility. See “Dividend Policy.”
The holders of EWC Ventures Units will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of EWC Ventures. Net profits and net losses of EWC Ventures will generally be allocated to its members pro rata in accordance with the percentages of their respective ownership of EWC Ventures Units, though certain non-pro rata adjustments will be made to reflect tax depreciation, amortization and other allocations. The EWC Ventures LLC Agreement will provide for pro rata cash distributions to the holders of EWC Ventures Units for purposes of funding their tax obligations in respect of the taxable income of EWC Ventures that is allocated to them. Generally, the tax distributions to us will be computed based on the sum of (i) EWC Ventures’ estimate of the net taxable income of EWC Ventures allocable to us multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for a corporate resident in New York, New York (taking into account the non-deductibility of certain expenses and the character of our income) and (ii) certain amounts payable by us under the Tax Receivable Agreement.
The EWC Ventures LLC Agreement will provide that, except as otherwise determined by us, if at any time we issue a share of our Class A common stock, other than pursuant to an issuance and distribution to holders of shares of our common stock of rights to purchase our equity securities under a “poison pill” or similar stockholder rights plan or pursuant to an employee benefit plan, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in EWC Ventures (unless such shares were issued by us solely to fund (i) our ongoing operations or pay our expenses or other obligations or (ii) the purchase or redemptions from a member of EWC Ventures of EWC Ventures Units (in which case such net proceeds shall instead be transferred to the selling member as consideration for such purchase or redemption)) and EWC Ventures shall issue to us one EWC Ventures Unit. Similarly, except as otherwise determined by us, EWC Ventures will not issue any additional EWC Ventures Units to us unless we issue or sell an equal number of shares of our Class A common stock. Conversely, if at any time any shares of our Class A common stock are redeemed, repurchased or otherwise acquired, EWC Ventures will redeem, repurchase or otherwise acquire an equal number of EWC Ventures Units held by us, upon the same terms and for the same price per security, as the shares of our Class A common stock are redeemed, repurchased or otherwise acquired. In addition, EWC Ventures will not effect any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the EWC Ventures Units unless it is accompanied by substantively identical subdivision or combination, as applicable, of each class of our common stock, and we will not effect any subdivision or combination of any class of our common stock unless it is accompanied by a substantively identical subdivision or combination, as applicable, of the EWC Ventures Units.
Subject to certain exceptions, EWC Ventures will indemnify all of its members, including the General Atlantic Post-IPO Members and us, and their officers and other related parties, including certain General Atlantic Equityholders, against all losses or expenses arising from claims or other legal proceedings in which such person (in its capacity as such) may be involved or become subject to in connection with EWC Ventures’ business or affairs or the EWC Ventures LLC Agreement or any related document.
EWC Ventures may be dissolved only upon the first to occur of (i) the sale of substantially all of its assets or (ii) as determined by us. Upon dissolution, EWC Ventures will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or affiliates of members) in satisfaction of all of EWC Ventures’ liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to the members in proportion to their vested EWC Ventures Units.
Exchange Agreement
At the closing of this offering, we will enter into an Exchange Agreement (the “Exchange Agreement”) with EWC Ventures and each of the EWC Ventures Post-IPO Members, including the General Atlantic Post-IPO Members, the Founder Post-IPO Member and EWC Management Holdco, pursuant to which they (or certain transferees thereof), subject to certain restrictions, including any applicable transfer restrictions, will have the right to exchange their shares via a Share Exchange or a Cash Exchange, at our option (as the managing member of EWC Ventures), subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Any decision to require a Cash Exchange rather than a Share Exchange will ultimately be determined by our board of directors. Upon exchange, each share of our Class B common stock will be cancelled.
The Exchange Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock is proposed by us or our stockholders and approved by our board of directors or is otherwise consented to or approved by our board of directors, the EWC Ventures Post-IPO Members will be permitted to participate in such offer by delivery of a notice of exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable best efforts to enable and permit the EWC Ventures Post-IPO Members to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A common stock without discrimination. In addition, we are obligated to use our reasonable best efforts to ensure that the EWC Ventures Post-IPO Members may participate in each such offer without being required to exchange EWC Ventures Units and shares of our Class B common stock.
The Exchange Agreement also provides that, in the event of a merger, consolidation or other business combination involving the Company (unless, following such transaction, all or substantially all of the holders of our voting power prior to such transaction continue to hold a majority of the voting power of the surviving entity (or its parent) in substantially the same proportions as immediately prior to such transaction) is approved by our board of directors and consummated in accordance with applicable law, we may require that each of the EWC Ventures Post-IPO Members other than the General Atlantic Post-IPO Members exchange with us all of such EWC Ventures Post-IPO Member’s EWC Ventures Units and shares of our Class B common stock for aggregate consideration for each EWC Ventures Unit and share of our Class B common stock that is equivalent to the consideration payable in respect of each share of our Class B common stock in such transaction.
Stockholders Agreement
Prior to the consummation of this offering, we will enter into a Stockholders Agreement that will provide the General Atlantic Equityholders with the right to nominate a specified number of our directors determined based on the percentage of our common stock beneficially owned by the General Atlantic Equityholders immediately prior to this offering. Within one year of the effective date of the registration statement of which this prospectus is a part, the General Atlantic Equityholders will be required to deliver a written request to increase the size of the board of directors to seven members, and we and the General Atlantic Equityholders will take all necessary action in order to expand the board accordingly. For so long as the General Atlantic Equityholders beneficially own at least 50% of our outstanding common stock, the General Atlantic Equityholders will be entitled to nominate four directors to serve on our board of directors. When the General Atlantic Equityholders beneficially own less than 50% but at least 30% of our outstanding common stock, the General Atlantic Equityholders will be entitled to nominate three directors. When the General Atlantic Equityholders beneficially own less than 30% but at least 15% of our outstanding common stock, the General Atlantic Equityholders will be entitled to nominate two directors. Thereafter, the General Atlantic Equityholders will be entitled to nominate one director so long as they beneficially own at least 10% of our outstanding common stock.
Additionally, so long as the General Atlantic Equityholders beneficially own at least 25% of our outstanding common stock, the prior written consent of the General Atlantic Equityholders will be required prior to taking the following actions:
•
any acquisition of the equity securities or assets of any other entity (other than any of our subsidiaries), in a single transaction or a series of related transactions in excess of $100 million and/or the disposition of any of our or our subsidiaries’ equity securities or assets, in a single transaction or a series of related transactions in excess of $100 million;

•
entering or effectuating a “Change in Control” as defined in our Stockholders Agreement;

•
incurring indebtedness of the Company and our subsidiaries to the extent such incurrence would result in the Company and our subsidiaries having indebtedness in excess of $150 million in the aggregate other than a drawdown of amounts committed under a debt agreement that was previously consented to by the General Atlantic Equityholders or that was entered into on or prior to the entry into the Stockholders Agreement;

•
appointing or removing our chief executive officer;

•
any increase or decrease in the size of our board of directors;

•
any entry by us or our subsidiaries into voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding, or any recapitalization or reorganization;

•
a redemption, repurchase or other acquisition by us of our capital stock (other than any redemption, repurchase or acquisition under any stockholder approved equity compensation plan or pursuant to an offer made to all our stockholders pro rata);

•
payment or declaration of any dividend or distribution on any of our capital stock other than dividends or distributions required to be made pursuant to the terms of any of our outstanding preferred stock;

•
any entry into a joint venture or similar business alliance involving, or entering into any agreement providing for, the investment, contribution or disposition by the Company or our subsidiaries of assets having a fair market value in excess of $100 million, other than transactions solely between or among the Company and one or more of its subsidiaries; or

•
the adoption, approval, issuance or amendment of any poison pill or stockholder rights plan.

Further, so long as the General Atlantic Equityholders beneficially own any of our outstanding common stock, the prior written consent of the General Atlantic Equityholders will be required prior to amending (including by merger, consolidation, reorganization or similar event), our or our subsidiaries’ certificate of incorporation, bylaws or similar governing documents if such change is adverse to the rights of the General Atlantic Equityholders.
The General Atlantic Equityholders will be permitted to sell their interest in us without restriction. To the extent a General Atlantic Equityholder or the Founder Post-IPO Member transfers any of their respective shares to an affiliated transferee, that transferee would also be bound by the terms of the Stockholders Agreement in their capacity as a General Atlantic Equityholder or Founder Post-IPO Member, as applicable. To the extent that the General Atlantic Equityholders are no longer entitled to nominate a board member, our board of directors, upon the recommendation of the Nominating and Governance Committee, will nominate a director in their place.
Registration Rights Agreement
Prior to the consummation of this offering, we will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with the General Atlantic Equityholders, the Founder Post-IPO Member and certain other investors. Subject to several exceptions, including underwriter cutbacks and our right to defer a demand registration and shelf registration under certain circumstances, the General Atlantic Equityholders and the Founder Post-IPO Member may require that we register for public resale under the Securities Act any or all shares of common stock constituting registrable securities at any time following this offering, subject to the restrictions in the lock-up agreements entered into by each of those parties in connection with this offering, so long as the securities requested to be registered or sold in an underwritten shelf offering are anticipated to have an aggregate offering price of least $50.0 million. The General Atlantic Equityholders and the Founder Post-IPO Member also have the right to sell registrable securities held by them pursuant to an underwritten block trade or similar transaction off of a shelf registration statement, each subject to limited participation rights and other restrictions, including that the aggregate anticipated offering price, net of underwriting commissions, is at least $25.0 million.
If either of the General Atlantic Equityholders or the Founder Post-IPO Member makes a request for registration, the non-requesting parties to the Registration Rights Agreement will be entitled to customary piggyback registration rights in connection with the request, and if the request is for an underwritten offering, such piggyback registration rights will be subject to underwriter cutback provisions, with priority first for registration of shares going first to the General Atlantic Equityholders and the Founder Post-IPO Member on a pro rata basis and second to the other holders under the Registration Rights Agreement. In addition, the parties to the Registration Rights Agreement will be entitled to piggyback registration rights with respect to any registration initiated by us or another stockholder, and if any such registration is in the form of an underwritten offering, such piggyback registration rights will be subject to customary cutback provisions, with priority for registration of shares going first to us or such other stockholder, as applicable, second to the General Atlantic Equityholders and the Founder Post-IPO Member and third to the other holders under the Registration Rights Agreement.
In connection with the transfer of their registrable securities, the General Atlantic Equityholders may assign certain of their rights under the Registration Rights Agreement under certain circumstances. In connection with the registrations described above, we will indemnify any selling stockholders and we will bear all fees and expenses (except underwriting discounts and commissions).
Tax Receivable Agreement
Prior to the completion of this offering, we will enter into a Tax Receivable Agreement with the EWC Ventures Pre-IPO Members that provides for the payment by us to the EWC Ventures Pre-IPO Members of 85% of the benefits, if any, that we realize, or are deemed to realize (calculated using certain assumptions), as a result of (i) increases in our allocable share of certain existing tax basis of the tangible and intangible assets of EWC Ventures and adjustments to the tax basis of the tangible and intangible assets of EWC Ventures, in each case as a result of (a) the purchases of EWC Ventures Units (along with the corresponding shares of our Class B common stock) from certain of the EWC Ventures Post-IPO Members using a portion of the net proceeds from this offering or in any future offering or (b) Share Exchanges and Cash Exchanges by the EWC Ventures Pre-IPO Members (or their transferees or other assignees) in connection with or after this offering, (ii) our utilization of certain tax attributes of the Blocker Companies (including the Blocker Companies’ allocable share of certain existing tax basis of the tangible and intangible assets of EWC Ventures) and (iii) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. There is significant existing tax basis in the assets of EWC Ventures as a result of the prior acquisition of interests in EWC Ventures by the General Atlantic Equityholders, and subsequent redemptions, exchanges, or purchases of EWC Ventures Units (in connection with or after this offering) are expected to result in increases in the tax basis of the assets of EWC Ventures. The existing tax basis, increases in existing tax basis and tax basis adjustments generated over time may increase (for tax purposes) the depreciation and amortization deductions available to us and, therefore, may reduce the amount of U.S. federal, state and local tax that we would otherwise be required to pay in the future. Actual tax benefits realized by us may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. This payment obligation is an obligation of European Wax Center and not of EWC Ventures.
With respect to future redemptions, exchanges and purchases, the ability to achieve benefits from any existing tax basis, the actual increase in tax basis or other tax attributes, as well as the amount and timing of any payments under the agreement, will vary depending upon a number of factors, including the timing of redemptions, exchanges or purchases by the EWC Ventures Pre-IPO Members (or their transferees or other assignees) and purchases or redemptions of EWC Ventures Units and corresponding shares of Class B common stock from EWC Ventures Pre-IPO Members (or their transferees or other assignees), the price of our Class A common stock at the time of the redemption, exchange or purchase, the extent to which such redemptions, exchanges or purchases are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the portion of our payments under the Tax Receivable Agreement constituting imputed interest.
The payments we will be required to make under the Tax Receivable Agreement could be substantial. Although estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is by its nature imprecise, we expect that, as a result of (i) increases in our allocable share of certain existing tax basis of the tangible and intangible assets of EWC Ventures, and adjustments to the tax basis of the tangible and intangible assets of EWC Ventures, in each case as a result of (a) the purchases of EWC Ventures Units (along with the corresponding shares of our Class B common stock) from certain of the EWC Ventures Post-IPO Members using a portion of the net proceeds from this offering or in any future offering or (b) Share Exchanges and Cash Exchanges by the EWC Ventures Pre-IPO Members (or their transferees or other assignees) in connection with or after this offering, (ii) our utilization of certain tax attributes of the Blocker Companies (including the Blocker Companies’ allocable share of certain existing tax basis of the tangible and intangible assets of EWC Ventures) and (iii) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize in full the potential tax benefit described above, we estimate that payments under the Tax Receivable Agreement would aggregate to approximately $232.0 million over 15 years from the date of the completion of this offering, based on an assumed initial public offering price of $16.50 per share of Class A common stock, the midpoint of the estimated price range set forth on the cover page of this prospectus and assuming all future Share

Exchanges and Cash Exchanges would occur on the date of this offering. The payments under the Tax Receivable Agreement are not conditioned upon the EWC Ventures Pre-IPO Members’ continued ownership of us. The actual amounts we will be required to pay may materially differ from these hypothetical amounts, because potential future tax savings that we will be deemed to realize, and the Tax Receivable Agreement payments made by us, will be calculated based in part on the market value of our Class A common stock at the time of each Share Exchange or Cash Exchange and the prevailing applicable federal tax rate (plus the assumed combined state and local tax rate) applicable to us over the life of the Tax Receivable Agreement and will depend on our generating sufficient taxable income to realize the tax benefits that are subject to the Tax Receivable Agreement.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, and the IRS, or another tax authority may challenge all or part of the tax basis increases or other tax benefits we claim, as well as other related tax positions we take, and a court could sustain such challenge. Although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the Tax Receivable Agreement, if the outcome of any such challenge would reasonably be expected to materially affect a recipient’s payments under the Tax Receivable Agreement, then we will not be permitted to settle such challenge without the consent (not to be unreasonably withheld or delayed) of the EWC Ventures Pre-IPO Members. The interests of the EWC Ventures Pre-IPO Members in any such challenge may differ from or conflict with our interests and your interests, and the EWC Ventures Pre-IPO Members may exercise their consent rights relating to any such challenge in a manner adverse to our interests and your interests. We will not be reimbursed for any cash payments previously made to the EWC Ventures Pre-IPO Members (or their transferees or assignees) under the Tax Receivable Agreement in the event that any tax benefits initially claimed by us and for which payment has been made to the EWC Ventures Pre-IPO Members (or their transferees or assignees) are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to the EWC Ventures Pre-IPO Members (or their transferees or assignees) will be netted against any future cash payments that we might otherwise be required to make to the EWC Ventures Pre-IPO Members (or their transferees or assignees) under the terms of the Tax Receivable Agreement. However, we might not determine that we have effectively made an excess cash payment to the EWC Ventures Pre-IPO Members (or their transferees or assignees) for a number of years following the initial time of such payment and, if any of our tax reporting positions are challenged by a taxing authority, we will not be permitted to reduce any future cash payments under the Tax Receivable Agreement until any such challenge is finally settled or determined. Moreover, the excess cash payments we previously made under the Tax Receivable Agreement could be greater than the amount of future cash payments against which we would otherwise be permitted to net such excess. The applicable U.S. federal income tax rules for determining applicable tax benefits we may claim are complex and factual in nature, and there can be no assurance that the IRS, any other taxing authority or a court will not disagree with our tax reporting positions. As a result, payments could be made under the Tax Receivable Agreement significantly in excess of any tax savings that we realize in respect of the tax attributes with respect to the EWC Ventures Pre-IPO Members (or their transferees or assignees) that are the subject of the Tax Receivable Agreement.
In addition, the Tax Receivable Agreement will provide that in the case of a change in control of EWC Ventures or the material breach of our obligations under the Tax Receivable Agreement, we are required to make a payment to the EWC Ventures Pre-IPO Members in an amount equal to the present value of future payments (calculated using a discount rate equal to the lesser of (i) 6.5% per annum and (ii) one year LIBOR (or its successor rate) plus 100 basis points, which may differ from our, or a potential acquirer’s, then-current cost of capital) under the Tax Receivable Agreement, which payment would be based on certain assumptions, including those relating to our future taxable income. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our, or a potential acquirer’s, liquidity and could have the effect of delaying, deferring, modifying or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. These provisions of the Tax Receivable Agreement may result in situations where the EWC Ventures Pre-IPO Members (or their transferees or assignees) have interests that differ from or are in addition to those of our other stockholders. In addition, we could be required to make payments under the Tax Receivable Agreement that are substantial and in excess of our, or a potential acquirer’s, actual cash savings in income tax. There can be no assurance that we will be able to fund or finance our obligations under the Tax Receivable Agreement. We may need to incur debt to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise.

Decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments made under the Tax Receivable Agreement. For example, the earlier disposition of assets following a redemption of EWC Ventures Units may accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before a redemption of EWC Ventures Units may increase the tax liability of EWC Ventures Pre-IPO Members (or their transferees or assignees) without giving rise to any rights to receive payments under the Tax Receivable Agreement. Such effects may result in differences or conflicts of interest between the interests of EWC Ventures Pre-IPO Members (or their transferees or assignees) and the interests of other stockholders.
Finally, because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of our subsidiaries to make distributions to us. We expect the New Senior Secured Credit Facility may restrict the ability of our subsidiaries to make distributions to us, which could affect our ability to make payments under the Tax Receivable Agreement. We currently expect to fund these payments from cash flow from operations generated by our subsidiaries as well as from excess tax distributions that we receive from our subsidiaries. To the extent we are unable to make payments under the agreement for any reason (including because our credit agreement restricts the ability of our subsidiaries to make distributions to us), under the terms of the Tax Receivable Agreement such payments will be deferred and accrue interest until paid. If we are unable to make payments due to insufficient funds, such payments may be deferred indefinitely while accruing interest until paid, which could negatively impact our results of operations and could also affect our liquidity in future periods in which such deferred payments are made.
Indemnification Agreements
We expect to enter into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf. We will be an indemnitor of first resort.
Consulting Agreement with Mr. David Coba
On September 25, 2018, EWC Ventures entered into a consulting agreement with Mr. David Coba, pursuant to which EWC Ventures agreed to pay Mr. Coba a consulting fee of $0.2 million per year and to reimburse Mr. Coba for certain reasonable out-of-pocket expenses. Mr. Coba is one of our founders and is the controlling member of EWC Founder Holdco. The consulting agreement with Mr. Coba will terminate upon consummation of this offering. For the thirteen weeks ended March 27, 2021, we paid Mr. Coba $33,000 under this agreement. For the years ending December 26, 2020 and December 28, 2019, we paid Mr. Coba $0.2 million and $0.2 million, respectively, under this agreement.
EWC Founder Holdco Receivable
In March 2019, EWC Ventures made withholding payments to the State of California and other states on behalf of EWC Founder Holdco related to the redemption of the equity held by certain former stockholders. EWC Ventures initially took the position that the payments were guaranteed payments resulting in ordinary income and requiring the foregoing withholdings. EWC Ventures subsequently amended its tax filings in California, and California reimbursed EWC Founder Holdco for the overpayments. EWC Ventures and EWC Founder Holdco agreed that the outstanding receivable could be satisfied by offsetting future estimated tax distributions owed to EWC Founder Holdco, resulting in a receivable due to EWC Ventures from EWC Founder Holdco of approximately $0.7 million, $0.7 million and $0.8 million as of March 27, 2021, December 26, 2020, and December 28, 2019, respectively.
Directed Share Program
At our request, the underwriters have reserved up to 530,000 shares of Class A common stock, or approximately 5.0% of the shares of Class A common stock to be issued by the Company and offered by this prospectus (not including any shares of Class A common stock that may be issued pursuant to the underwriters’ option to purchase additional shares of Class A common stock), for sale, at the initial public offering price, to certain employees, directors and other persons associated with us. The number of shares of

Class A common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserve shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of Class A common stock sold pursuant to the directed share program. We will agree to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the shares of Class A common stock reserved for the directed share program.
Related Party Transactions Policies and Procedures
Upon the consummation of this offering, we will adopt a written Related Person Transaction Policy (the “policy”), which will set forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the policy, our Audit Committee will have overall responsibility for implementation of and compliance with the policy.
For purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our board of directors or Compensation Committee.
The policy will require that notice of a proposed related person transaction be provided to our legal department prior to entry into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the policy, our Audit Committee may approve only those related person transactions that are in, or not inconsistent with, our best interests. In the event that we become aware of a related person transaction that has not been previously reviewed, approved or ratified under the policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.
The policy will also provide that the Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

DESCRIPTION OF CAPITAL STOCK
General
The following summary of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated by-laws does not purport to be complete and is not intended to give full effect to provisions of statutory or common law. The summary is subject to and is qualified in its entirety by reference to all the provisions of our amended and restated certificate of incorporation and amended and restated by-laws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.
In connection with the Reorganization Transactions, we expect to amend and restate our certificate of incorporation so that our authorized capital stock will consist of 600,000,000 shares of Class A common stock, par value $0.00001 per share, and 60,000,000 shares of Class B common stock, par value $0.00001 per share.
Immediately following the Reorganization Transactions, we will have 6 holders of record of our Class A common stock, 2 holders of record of our Class B common stock, and no holders of record of our preferred stock. Of the authorized shares of our capital stock, based on an assumed initial public offering price of $16.50 per share of Class A common stock (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), 21,507,264 shares of our Class A common stock will be issued and outstanding, 36,774,674 shares of our Class B common stock will be issued and outstanding, and no shares of our preferred stock will be issued and outstanding.
After the consummation of this offering and the application of the net proceeds from this offering, based on an assumed initial public offering price of $16.50 per share of Class A common stock (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), we expect to have 30,542,366 shares of our Class A common stock outstanding (or 31,490,642 shares if the underwriters’ option to purchase additional shares of Class A common stock is exercised in full), 33,250,113 shares of our Class B common stock outstanding (or 32,301,837 shares if the underwriters’ option to purchase additional shares of Class A common stock is exercised in full) and no shares of our preferred stock outstanding.
Common Stock
Voting
The holders of our Class A common stock and Class B common stock will vote together as a single class on all matters submitted to stockholders for their vote or approval, except (i) as required by applicable law or (ii) any amendment (including by merger, consolidation, reorganization or similar event) to our amended and restated certificate of incorporation that would affect the rights of the Class A common stock in a manner that is disproportionately adverse as compared to the Class B common stock, or vice versa, in which case the holders of Class A common stock or the holders of Class B common stock shall vote together as a class.
Holders of our Class A common stock and Class B common stock are entitled to one vote on all matters submitted to stockholders for their vote or approval.
Dividends
The holders of Class A common stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds, subject to the prior rights of holders of any preferred stock then outstanding.
The holders of our Class B common stock will not have any right to receive dividends other than dividends consisting of shares of our Class B common stock, paid proportionally with respect to each outstanding share of our Class B common stock in connection with stock dividends.
All outstanding shares of common stock and any shares sold and issued in this offering will be fully paid and nonassessable by us.

Liquidation or Dissolution
Upon our liquidation or dissolution, the holders of our Class A common stock will be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Other than their par value, the holders of our Class B common stock will not have any right to receive a distribution upon a liquidation or dissolution of our company.
Transferability and Exchange
Subject to the terms of the Exchange Agreement, the EWC Ventures Post-IPO Members may exchange, subject to certain restrictions, their vested EWC Ventures Units and corresponding shares of our Class B common stock via a Share Exchange or Cash Exchange, at our option (as the managing member of EWC Ventures), subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Upon exchange, each share of our Class B common stock so exchanged will be cancelled.
Other Provisions
None of the Class A common stock or Class B common stock has any pre-emptive or other subscription rights. There will be no redemption or sinking fund provisions applicable to the Class A common stock or Class B common stock.
At such time as no EWC Ventures Units remain exchangeable for shares of our Class A common stock, our Class B common stock will be cancelled.
Preferred Stock
After the consummation of this offering, we will be authorized to issue up to 100,000,000 shares of preferred stock. Our board of directors will be authorized, subject to limitations prescribed by Delaware law and our amended and restated certificate of incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors also will be authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company and may adversely affect the voting and other rights of the holders of our Class A common stock and Class B common stock, which could have a negative impact on the market price of our Class A common stock. We have no current plan to issue any shares of preferred stock following the consummation of this offering.
Registration Rights
We intend to enter into a Registration Rights Agreement with the General Atlantic Equityholders, the Founder Post-IPO Member and certain other investors in connection with this offering pursuant to which these parties will have specified rights to require us to register all or a portion of their shares under the Securities Act. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
Corporate Opportunity
Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by law, the doctrine of “corporate opportunity” will not apply against the General Atlantic Equityholders, any of our non-employee directors or any of their respective affiliates in a manner that would prohibit them from investing in competing businesses. See “Risk Factors—Risks Relating to Our Organization and Structure—We are controlled by the General Atlantic Equityholders, whose interests in our business may be different than yours, and certain statutory provisions afforded to stockholders are not applicable to us.”
Anti-Takeover Provisions
The provisions of our amended and restated certificate of incorporation and amended and restated by-laws and of the Delaware General Corporation Law summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A common stock.
Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws
Some provisions of our amended and restated certificate of incorporation and amended and restated by-laws described below, will contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.
These provisions include:
Classified Board.   Our amended and restated certificate of incorporation will provide that our board of directors will be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. Our amended and restated certificate of incorporation will also provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances and the Stockholders Agreement, the number of directors will be fixed exclusively pursuant to a resolution adopted by our board of directors. Our board of directors will initially have six members. In accordance with the Stockholders Agreement, we expect to increase the size of the board of directors to seven members within one year of the effective date of the registration statement of which this prospectus is a part.
Super-Majority Vote.   Our amended and restated certificate of incorporation will provide that, following the occurrence of the 50% Triggering Event, other than preferred stock directors and subject to obtaining any required stockholder votes or consents under the Stockholders Agreement, directors may only be removed for cause and by the affirmative vote of holders of 66 2/3% of the total voting power of our outstanding shares of common stock, voting together as a single class. This requirement of a super-majority vote to remove directors for cause could enable a minority of our stockholders to exercise veto power over any such removal.
Action by Written Consent; Special Meetings of Stockholders.   Our amended and restated certificate of incorporation will provide that, following the occurrence of the 40% Triggering Event, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our amended and restated certificate of incorporation and amended and restated by-laws will also provide that, subject to any special rights of the holders of any series of preferred stock and except as otherwise required by law, special meetings of the stockholders can only be called by the chairman or vice chairman of the board or the chief executive officer, or pursuant to a resolution adopted by a majority of the board of directors or, until the occurrence of the 40% Triggering Event, at the request of the General Atlantic Equityholders. Except as described above, stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.
Advance Notice Procedures.   Our amended and restated by-laws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the amended and restated by-laws will not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the amended and restated by-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our Company.
Super-Majority Approval Requirements.   The Delaware General Corporation Law generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or amended and restated by-laws, unless either a corporation’s certificate of incorporation or by-laws require a greater percentage. Our amended and restated certificate of incorporation and amended and restated by-laws will provide that, following the occurrence of the 40% Triggering Event, the affirmative vote of holders of 66 2/3% of the total voting power of our outstanding common stock eligible to vote in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal specified provisions, including those relating to the classified board, actions by written consent of stockholders, calling of special meetings of stockholders and amendment of our amended and restated certificate of incorporation and amended and restated by-laws. This requirement of a super-majority vote to approve amendments to our amended and restated certificate of incorporation and amended and restated by-laws could enable a minority of our stockholders to exercise veto power over any such amendments.
Authorized but Unissued Shares.   Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, subject to any limitations imposed by listing standards of the Exchange. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.
Business Combinations with Interested Stockholders.   Our amended and restated certificate of incorporation will provide that we are not subject to Section 203 of the Delaware General Corporation Law, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203. Nevertheless, our amended and restated certificate of incorporation will contain provisions that have the same effect as Section 203, except that they will provide that the General Atlantic Equityholders, their respective affiliates and successors and their transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.
Directors’ Liability; Indemnification of Directors and Officers
Our amended and restated certificate of incorporation will limit the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law and provides that we will provide them with customary indemnification. We expect to enter into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf. We will be an indemnitor of first resort.
Forum Selection
Our amended and restated certificate of incorporation to be in effect upon the closing of this offering will provide that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of us, (ii) action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or stockholders to us or our stockholders, creditors, or other constituents, (iii) action asserting a claim arising out of or relating to any provision of the Delaware General Corporation Law or our amended and restated certificate of incorporation or our amended and restated by-laws (as either may be amended and/or restated from time to time), or (iv) action asserting a claim against us or any of our directors or officers that is governed by the internal affairs doctrine; provided, that, if the Court of Chancery of the State of Delaware does not have jurisdiction, such action may be brought in another state court sitting in the State of Delaware, or if no state court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware, unless we consent in writing to the selection of an alternative forum. Additionally, our amended and restated certificate of incorporation will state that the foregoing provision will not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, the Exchange Act or such other federal securities law. The exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions. See “Risk Factors—Risks Relating to this Offering and Our Class A Common Stock—Our amended and restated certificate of incorporation will provide that certain courts in the State of Delaware or the federal district courts of the United States for certain types of lawsuits will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.”
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock will be Computershare Trust Company, N.A.
Securities Exchange
We have applied to list our Class A common stock on the Exchange under the symbol “EWCZ.”

SHARES AVAILABLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our Class A common stock. We cannot make any prediction as to the effect, if any, that sales of Class A common stock or the availability of Class A common stock for future sales will have on the market price of our Class A common stock. The market price of our Class A common stock could decline because of the sale of a large number of shares of our Class A common stock or the perception that such sales could occur in the future. These factors could also make it more difficult to raise funds through future offerings of our Class A common stock. See “Risk Factors—Risks Relating to this Offering and Our Class A Common Stock—Substantial future sales of shares of our Class A common stock in the public market could cause our stock price to fall.”
Sale of Restricted Shares
Upon the consummation of this offering, we will have 30,542,366 shares of Class A common stock outstanding (or 31,490,642 if the underwriters exercise their option to purchase additional shares in full), excluding 902,313 shares of Class A common stock underlying the IPO Equity Grants. Of these shares, the 10,600,000 shares sold in this offering (or 12,190,000 shares if the underwriters exercise their option to purchase additional shares in full) will be freely tradable without further restriction under the Securities Act, except any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act. In the absence of registration under the Securities Act, shares held by affiliates may only be sold in compliance with the limitations of Rule 144 described below or another exemption from the registration requirements of the Securities Act. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. Upon the completion of this offering, approximately 19,942,366 of our outstanding shares of Class A common stock (or 19,300,642 shares if the underwriters exercise their option to purchase additional shares in full) will be deemed “restricted securities,” as that term is defined under Rule 144, and would also be subject to the “lock-up” period noted below.
In addition, based on an assumed initial public offering price of $16.50 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), upon consummation of the offering, EWC Ventures Post-IPO Members will own an aggregate of 33,250,113 EWC Ventures Units and 33,250,113 shares of our Class B common stock (or 32,301,837 EWC Ventures Units and 32,301,837 shares of Class B common stock if the underwriters exercise their option to purchase additional shares in full and giving effect to the use of the net proceeds therefrom). Pursuant to the terms of the Exchange Agreement, the EWC Ventures Post-IPO Members may exchange , subject to certain restrictions, their vested EWC Ventures Units and corresponding shares of our Class B common stock via a Share Exchange or Cash Exchange, at our option (as the managing member of EWC Ventures). Shares of our Class A common stock issuable to the EWC Ventures Post-IPO Members upon a Share Exchange would be considered “restricted securities,” as that term is defined under Rule 144 and would also be subject to the “lock-up” period noted below.
Restricted securities may be sold in the public market only if they qualify for an exemption from registration under Rules 144 and 701 under the Securities Act, which is summarized below, or any other applicable exemption under the Securities Act, or pursuant to a registration statement that is effective under the Securities Act. Immediately following the consummation of this offering, the holders of approximately 50,697,103 shares of our Class A common stock (or 49,187,795 shares if the underwriters exercise their option to purchase additional shares in full and giving effect to the use of the net proceeds therefrom) (on an assumed as-exchanged basis) will be entitled to dispose of their shares following the expiration of an initial 180-day underwriter “lock-up” period pursuant to the holding period, volume and other restrictions of Rule 144. The representatives of the underwriters are entitled to waive these lock-up provisions at their discretion prior to the expiration dates of such lock-up agreements.
Rule 144
In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of our Class A common stock proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares of Class A common stock proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares of Class A common stock without complying with any of the requirements of Rule 144, subject to the expiration of the lock-up agreements described below.
In general, under Rule 144, as currently in effect, our affiliates or persons selling shares of our Class A common stock on behalf of our affiliates are entitled to sell, within any three-month period, a number of shares of Class A common stock that does not exceed the greater of:
•
1% of the number of common stock then outstanding, which will equal approximately 305,424 shares immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock from us; or

•
the average weekly trading volume of our Class A common stock on the Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares of our Class A common stock on behalf of our affiliates are also subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about us.
Rule 701
In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased shares of Class A common stock from us in connection with a compensatory stock or option plan or other written agreement before the effective date of the Registration Statement of which this prospectus forms a part may be entitled to sell such shares of Class A common stock 90 days after such effective date in reliance on Rule 144. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without complying with the current public information and holding period requirements.
The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.
Registration Statement on Form S-8
We intend to file one or more registration statements on Form S-8 under the Securities Act to register approximately 6,379,248 shares of Class A common stock reserved for issuance or sale under our 2021 Omnibus Incentive Plan. Shares that vest after the effective date of the registration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described below.
Lock-Up Agreements
Our executive officers, directors, the selling stockholders, the General Atlantic Equityholders and certain of our other stockholders have agreed that, for a period of 180 days from the date of this prospectus, they will not, without the prior written consent of the representatives of the underwriters, dispose of or hedge any shares of our Class A common stock or any securities convertible into or exchangeable for our Class A common stock (including EWC Ventures Units), subject to certain exceptions. See “Underwriting (Conflicts of Interest)” for a description of these lock-up provisions.
Immediately following the consummation of this offering, based on an assumed initial public offering price of $16.50 per share of Class A common stock (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), stockholders and other equityholders subject to lock-up agreements will hold 50,697,103 shares of our Class A common stock (assuming the EWC Ventures Post-IPO Members exchange all their EWC Ventures Units and corresponding shares of our Class B common stock for shares of our Class A common stock), representing approximately 79.5% of our then-outstanding shares of Class A common stock (or 49,187,795 shares of Class A common stock, representing approximately 77.1% of our then-outstanding shares of Class A common stock, if the underwriters exercise their option to purchase additional shares in full and giving effect to the use of the net proceeds therefrom).
We have agreed, subject to certain exceptions, not to issue, sell or otherwise dispose of any shares of our Class A common stock or any securities convertible into or exchangeable for our Class A common stock (including EWC Ventures Units) during the 180-day period following the date of this prospectus. See “Underwriting (Conflicts of Interest)” for a description of these lock-up provisions.
Exchange Agreement
Our Exchange Agreement subjects EWC Ventures Post-IPO Members to certain exchange restrictions. For more information, see “Certain Relationships and Related Party Transactions—Exchange Agreement.”
Registration Rights
Our Registration Rights Agreement grants registration rights to the General Atlantic Equityholders, the Founder Post-IPO Member and certain other EWC Ventures Post-IPO Members. Registration of these shares of Class A common stock under the Securities Act would result in the shares of Class A common stock becoming freely tradable without restriction under the Securities Act immediately on the effectiveness of the registration. For more information, see “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS OF OUR
CLASS A COMMON STOCK
The following discussion is a summary of the material U.S. federal income tax considerations to Non-U.S. Holders (as defined below) of the acquisition, ownership and disposition of our Class A common stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto.
Non-U.S. Holders
This discussion is limited to Non-U.S. Holders that hold our Class A common stock as a capital asset (generally, for investment). For purposes of this discussion, a Non-U.S. Holder is a beneficial owner of our Class A common stock that is treated for U.S. federal tax purposes as:
•
a non-resident alien individual;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of a jurisdiction other than the U.S., any state thereof or the District of Columbia;

•
an estate, other than an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, other than a trust that (i) is subject to the primary supervision of a court within the U.S. and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a Non-U.S. Holder does not include a partnership (including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes). If a partnership or other pass-through entity is a beneficial owner of our Class A common stock, the tax treatment of a partner or other owner will generally depend upon the status of the partner (or other owner) and the activities of the entity. If you are a partner (or other owner) of a pass-through entity that acquires our Class A common stock, you should consult your tax advisor regarding the tax considerations of acquiring, owning and disposing of our Class A common stock. Also, it is important to note that the rules for determining whether an individual is a non-resident alien for income tax purposes differ from those applicable for estate tax purposes.
This discussion is not a complete analysis or listing of all of the possible tax considerations of such transactions and does not address all tax considerations that might be relevant to a Non-U.S. Holder in light of its particular circumstances or to Non-U.S. Holders that may be subject to special treatment under U.S. federal tax laws. Furthermore, this summary does not address estate and gift tax considerations, the Medicare contribution or net investment tax or tax considerations under any state, local or foreign laws. In addition, this discussion does not address consequences relevant to Non.-U.S. Holders subject to special rules (e.g., banks, insurance companies or other financial institutions; brokers, dealers or traders in securities or currencies; and certain former citizens or long-term residents of the U.S.).
The following discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), U.S. judicial decisions, administrative rulings and pronouncements and existing and proposed Treasury regulations, all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax considerations different from those discussed below. We have not requested, and will not request, a ruling from the IRS with respect to any of the U.S. federal income tax considerations described below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax considerations of the acquisition, ownership and disposition of our Class A common stock.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of our Class A common stock and no opinion or representation with respect to the U.S. federal income tax considerations to any such holder or prospective holder is made. Prospective purchasers are urged to consult their tax advisors as to the particular consequences to them under U.S. federal, state and local, and applicable foreign tax laws of the acquisition, ownership and disposition of our Class A common stock.
Distributions
We do not currently expect to make any distributions to holders of our Class A common stock. However, if we do make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Except as described below under “—U.S. Trade or Business Income,” a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our Class A common stock. If the amount of the distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of the Non-U.S. Holder’s tax basis in our Class A common stock, and thereafter will be treated as capital gain. However, except to the extent that we elect (or the paying agent or other intermediary through which a Non-U.S. Holder holds our Class A common stock elects) otherwise, we (or the intermediary) must generally withhold on the entire distribution, in which case the Non-U.S. Holder would be entitled to a refund from the IRS for the withholding tax on the portion of the distribution that exceeded our current and accumulated earnings and profits. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN (or IRS Form W-8BEN-E or successor form) certifying such stockholder’s entitlement to benefits under the treaty. If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, the Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding possible entitlement to benefits under an income tax treaty.
Sale, Exchange or Other Taxable Disposition of our Class A Common Stock
Except as described below under “—Information Reporting and Backup Withholding Tax,” and “—FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of our Class A common stock unless:
•
the gain is U.S. trade or business income, in which case, such gain will be taxed as described in “—U.S. Trade or Business Income,” below;

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the Non-U.S. Holder is an individual who is present in the U.S. for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable tax treaty) on the amount by which certain capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources; or

•
we are or have been a “U.S. real property holding corporation” (a “USRPHC”) under section 897 of the Code at any time during the period (the “applicable period”) that is the shorter of the five-year period ending on the date of the disposition and the Non-US. Holder’s holding period for our Class A common stock, in which case, subject to the exception set forth in the second sentence of the next paragraph, such gain will be subject to U.S. federal income tax in the same manner as U.S. trade or business income.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Although there can be no assurance in this regard, we believe that we are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we are not a USRPHC or will not become one in the future. Even if we became a USRPHC, a Non-U.S. Holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of our common stock by reason of our status as USRPHC so long as our common stock is regularly traded on an established securities market (within the meaning of the applicable regulations) and such Non-U.S. Holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our outstanding common stock at any time during the shorter of the five year period ending on the date of disposition and such holder’s holding period. Prospective investors are encouraged to consult their tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.
U.S. Trade or Business Income
For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our Class A common stock will be considered to be “U.S. trade or business income” if (i) such income or gain is effectively connected with the conduct of a trade or business within the U.S. by the Non-U.S. Holder and (ii) if the Non-U.S. Holder is eligible for the benefits of an income tax treaty with the U.S., such income or gain is attributable to a permanent establishment (or, in the case of an individual, a fixed base) that the Non-U.S. Holder maintains in the U.S. Moreover, gain on the sale or other taxable disposition of our Class A common stock will be subject to U.S. federal income tax in the same manner as U.S. trade or business income if we are or have been a USRPHC at any time during the applicable period (subject to the exception set forth above in the second paragraph of “—Sale, Exchange or Other Taxable Disposition of our Class A Common Stock”). Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided certain certification and disclosure requirements are satisfied, including providing a properly executed IRS Form W-8ECI (or successor form)); instead, such income is subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates (in the same manner as a U.S. person). Any U.S. trade or business income received by a foreign corporation may also be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty.
Information Reporting and Backup Withholding
Information reporting and, in certain circumstances, backup withholding will apply to the payment of dividends and proceeds of a sale or other disposition of our Class A common stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the applicable withholding agent does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption by properly certifying its Non-U.S. Holder status on an IRS Form W-8BEN, W-8BEN-E or other applicable or successor form.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.
FATCA
Provisions of the Code commonly known as the Foreign Account Tax Compliance Act, or FATCA, generally impose a U.S. federal withholding tax at a rate of 30% on payments of dividends on our common stock paid to a non-U.S. entity unless: (i) if the non-U.S. entity is a “foreign financial institution,” such non-U.S. entity undertakes certain due diligence, reporting, withholding and certification obligations; (ii) if the non-U.S. entity is not a “foreign financial institution,” such non-U.S. entity identifies any “substantial” owner (generally, any specified U.S. person who owns, directly or indirectly, more than a specified percentage of such entity); or (iii) the non-U.S. entity is otherwise exempt under FATCA.
Withholding under FATCA generally applies to payments of dividends on our Class A common stock. Proposed Treasury regulations, which taxpayers may rely upon until final regulations are issued, eliminate withholding on payments of gross proceeds. Under certain circumstances, a non-U.S. Holder may be eligible for refunds or credits of the tax, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. Holders are urged to consult their tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock and the entities through which they hold our Class A common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

UNDERWRITING (CONFLICTS OF INTEREST)
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, BofA Securities, Inc. and Jefferies LLC are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the number of shares of Class A common stock indicated below:
Underwriter	Number of Shares
Morgan Stanley & Co. LLC
BofA Securities, Inc.
Jefferies LLC
Citigroup Global Markets Inc.
Guggenheim Securities LLC
Truist Securities, Inc.
Robert W. Baird & Co. Incorporated
Telsey Advisory Group LLC
Academy Securities, Inc.
Penserra Securities LLC
R. Seelaus & Co., LLC
Total	10,600,000
The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.
The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $      per share under the public offering price. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.
We and the selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,590,000 additional shares of Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table.
The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,590,000 shares of Class A common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by Us	$	$	$
The selling stockholders	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to selling stockholders	$	$	$
The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $8.1 million. We have agreed to reimburse the underwriters for expense relating to clearance of this offering with FINRA up to $40,000.
We have applied to list our Class A common stock on the Exchange under the trading symbol “EWCZ”.
We and all of our directors and executive officers, the selling stockholders, the General Atlantic Equityholders and certain of our other stockholders have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, during the period ending 180 days after the date of this prospectus (the “restricted period”):
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for shares of Class A common stock;

•
file any registration statement with the SEC relating to the offering of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock; or

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock;

whether any such transaction described above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of the representatives on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of shares of Class A common stock or any security convertible into or exercisable or exchangeable for Class A common stock.
The restrictions described above are applicable to our directors and executive officers, the selling stockholders, the General Atlantic Equityholders and certain of our other stockholders, subject to the following exceptions:
•
transactions relating to shares of Class A common stock or any other securities convertible into or exercisable or exchangeable for Class A common stock acquired in open market transactions after the completion of this offering, or if such person is not an officer or director of us, acquired by such person from the underwriters in an public offering; provided that no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares shall be required or voluntarily made during the restricted period;

•
transfers of shares of Class A common stock or any other securities so owned convertible into or exercisable or exchangeable for Class A common stock as a bona fide gift or, if such person is an individual, to a trust the beneficiaries of which are exclusively such person or immediate family members of such person; provided that any such transfer shall not involve a disposition for value, such donee agrees to be subject to restricted period, and no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares shall be required or voluntarily made during the restricted period;

•
if such person is a corporation, partnership, limited liability company or other business entity, distributions of shares of Class A common stock or any other securities so owned convertible into or exercisable or exchangeable for Class A common stock to controlled affiliates, limited or general partners, members, stockholders or other equity holders of it; provided that any such transfer shall not involve a disposition for value, such transferee agrees to be subject to restricted period, and no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares shall be required or voluntarily made during the restricted period;
•
facilitating the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Class A common stock;

•
transactions relating to shares of Class A common stock or any other securities so owned convertible into or exercisable or exchangeable for Class A common stock by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement; provided that any such transferee agrees to be subject to restricted period and any filing or announcement relating to the transfer will note the applicable circumstances of such transfer;

•
if such person is an individual, transfers of shares of Class A common stock or any other securities so owned convertible into or exercisable or exchangeable for Class A common stock by will or intestacy; provided that any such transfer shall not involve a disposition for value, such transferee agrees to be subject to restricted period and any filing or announcement relating to the transfer will note the applicable circumstances of such transfer;

•
transfers to us, as permitted or required under any equity incentive plan or other equity award or benefit plan described in the registration statement relating to this offering and this prospectus (each, an “equity plan”), any agreement pursuant to which such shares of Class A common stock were issued, as in effect as of the date of, and which such agreement is described in the registration statement and this prospectus in all material respects, or our amended and restated certificate of incorporation or amended and restated by-laws in connection with the repurchase or forfeiture of shares of Class A common stock or any other securities so owned convertible into or exercisable or exchangeable for Class A common stock; provided that any filing or announcement relating to the transfer will note the applicable circumstances of such transfer;

•
the exercise of options, stock appreciation rights or warrants to purchase shares of Class A common stock pursuant to an equity plan; provided that no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares shall be required or voluntarily made during the restricted period and any such shares received upon exercise will remain subject to the restricted period;

•
transfers of shares of Class A common stock or any securities convertible into Class A common stock to us upon a vesting or settlement event of our securities or upon the exercise of outstanding equity awards, which securities or equity awards have been issued pursuant to an equity plan, on a “cashless” or “net” basis only in an amount necessary to cover tax withholding obligations or the exercise price of options of such person in connection with such vesting or exercise; provided that and any such shares received upon vesting or exercise will remain subject to the restricted period and any filing or announcement relating to the transfer will note the applicable circumstances of such transfer;

•
transfers, sales, tenders or other dispositions of Class A common stock to a bona fide third party pursuant to a tender offer for our securities or any merger, consolidation or other business combination involving a change of control that, in each case, has been approved by our board of directors (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which such person may agree to transfer, sell, tender or otherwise dispose of stock in connection with any such transaction, or vote any stock in favor of any such transaction); provided that all shares of Class A common stock subject to the restricted period that are not so transferred, sold, tendered or otherwise disposed of remain subject to the restricted period and any filing or announcement relating to the transfer will note the applicable circumstances of such transfer; and provided, further, that it shall be a condition of transfer, sale, tender or other disposition that if such tender offer or other transaction is not completed, any Class A common stock subject to the restricted period shall remain subject to such restrictions;

•
the shares to be sold to the underwriters by such person pursuant to the underwriting agreement, if applicable;

•
transfers or transactions to effect the Reorganization Transactions; provided that any shares received pursuant to the Reorganization Transactions will remain subject to the restricted period and any filing or announcement relating to the transfer will note the applicable circumstances of such transfer;

•
any exchange of EWC Ventures Units and a corresponding number of shares of our Class B common stock for shares of the Class A common stock in accordance with the Exchange Agreement to be entered into by and among us, EWC Ventures and the holders of EWC Ventures Units to effect the Reorganization Transactions; provided that any shares received pursuant to the Exchange Agreement will remain subject to the restricted period and any filing or announcement relating to the exchange will note the applicable circumstances of such transfer; or

•
any shares of Class A common stock and/or any shares of our Class B common stock and any corresponding EWC Ventures Units to be sold to us by such person, if any, solely to the extent specifically disclosed in the prospectus, and the exercise of an option or warrant to the extent the shares of Class A common stock acquired upon exercise are sold pursuant to such sales.

Notwithstanding the foregoing, with respect to our directors and executive officers, the selling stockholders, the General Atlantic Equityholders and certain of our other stockholders, on such date that (i) we have publicly furnished our earnings release for the quarter ending September 25, 2021 under Item 2.02 of Form 8-K or have filed our report on Form 10-Q for the quarter ending September 25, 2021 and (ii) for 10 out of any 15 consecutive trading days ending on such date, the last reported closing price of the shares on the Nasdaq is at least 33% greater than the initial public offering price per share set forth on the cover page of this prospectus (any such 15 trading day period, the “measurement period”), then 25% of such person’s shares or securities convertible into or exchangeable for shares of Class A common stock that are subject to the restricted period, which percentage shall be calculated based on the number of such person’s shares subject to the restricted period as of the last day of the measurement period, will be automatically released from such restrictions (the “early lock-up expiration”) immediately prior to the opening of trading on the Exchange on the second trading day following the date on which all of the above conditions are satisfied (the “early lock-up expiration date”). All shares or securities convertible into or exchangeable for shares of Class A common stock that are subject to the restrictions hereunder and not released on the early lock-up expiration date will be automatically released from such restrictions 180 days after the date of the prospectus (such date, the “final lock-up expiration date”). We shall announce by press release issued through a major news service, or on a Form 8-K, any early lock-up expiration date and the final lock-up expiration date at least two full trading days prior to the opening of trading on the early lock-up expiration date or the final lock-up expiration date, as applicable. “Trading Day” for purposes of the lock-up is a day on which the Exchange is open for the buying and selling of securities.
The restrictions described above are applicable to us, subject to the following exceptions: (A) the shares of Class A common stock to be sold in this offering, (B) the issuance of any shares of common stock upon the exercise of an option or warrant or the conversion or exchange of convertible or exchangeable securities outstanding on the date set forth on the cover page of this prospectus and as described herein, (C) grants of options, restricted stock or other equity awards and the issuance of common stock or securities convertible into or exercisable for common stock (whether upon the exercise of stock options or otherwise) to employees, officers, directors, advisors, or consultants of ours pursuant to the terms of an employee benefit plan, qualified stock option plan or other employee compensation plan in effect on the date set forth on the cover page of this prospectus and as described herein; (D) the filing of a registration statement on Form S-8 to register common stock issuable pursuant to any plans referred to in clause (C) above, (E) the issuance of common stock or other securities to effect the Reorganization Transactions or (F) the issuance of common stock or any securities convertible into, or exercisable or exchangeable for, common stock, or the entrance into an agreement to issue common stock or any securities convertible into, or exercisable or exchangeable for, common stock, in connection with any merger, joint venture, strategic alliances, commercial or other collaborative transaction or the acquisition or license of the business, property, technology or other assets of another individual or entity or the assumption of an employee benefit plan in connection with a merger or acquisition; provided that the aggregate number of shares of common stock or any securities convertible into, or exercisable or exchangeable for, common stock that we may issue or agree to issue pursuant to this clause (F) does not exceed 10% of our total outstanding share capital immediately following the completion of this offering; and provided further that the recipients thereof provide to the representatives a signed lock-up letter on or prior to the date of such issuance.

Following notice delivered to each of the representatives of any request for release or waiver of the foregoing restrictions, the representatives in their sole discretion, may release the Class A common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.
In order to facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares described above. The underwriters can close out a covered short sale by exercising such option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under such option. The underwriters may also sell shares in excess of such option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.
We, the selling stockholders, and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Directed Share Program
At our request, the underwriters have reserved up to 530,000 shares of Class A common stock, or approximately 5.0% of the shares of Class A common stock offered by this prospectus (not including any shares of Class A common stock that may be issued pursuant to the underwriters’ option to purchase additional shares of Class A common stock), for sale, at the initial public offering price, to certain employees, directors and other persons associated with us. The number of shares of Class A common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserve shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of

Class A common stock sold pursuant to the directed share program. We will agree to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the shares of Class A common stock reserved for the directed share program.
Pricing of the Offering
Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined by negotiations among us, the selling stockholders, and the representatives. Among the factors to be considered in determining the initial public offering price are our future prospects and those of our industry in general, our results of operations and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours.
Conflicts of Interest
An affiliate of Truist Securities, Inc. is a lender under the Existing Senior Secured Credit Facility. As described in “Use of Proceeds,” net proceeds from this offering will be used to repay outstanding borrowings under the Existing Senior Secured Credit Facility and an affiliate of Truist Securities, Inc. will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under the Existing Senior Secured Credit Facility. Therefore, such underwriter is deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as the members primarily responsible for managing the public offering do not have a conflict of interest. Truist Securities, Inc. will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the account holder.
Selling Restrictions
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1)

of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
China
This prospectus does not constitute a public offer of ADSs, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The ADSs are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.
Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the ADSs offered by this prospectus or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.
European Economic Area
In relation to each Member State of the European Economic Area (each an “EEA State”), no shares have been offered or will be offered pursuant to the offering to the public in that EEA State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that EEA State or, where appropriate, approved in another EEA State and notified to the competent authority in that EEA State, all in accordance with the EU Prospectus Regulation, except that it may make an offer to the public in that EEA State of any Shares at any time under the following exemptions under the EU Prospectus Regulation:
(a)   to any legal entity which is a qualified investor as defined under the EU Prospectus Regulation;
(b)   to fewer than 150 natural or legal persons (other than qualified investors as defined under the EU Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or
(c)   in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation, provided that no such offer of the Shares shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the EU Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the EU Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the Shares in any EEA State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129.
Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt

Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
Hong Kong
The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), or the Companies (Winding Up and Miscellaneous Provisions) Ordinance, or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or the Securities and Futures Ordinance, or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Japan
No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of Class A common stock.
Accordingly, the shares of Class A common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.
For Qualified Institutional Investors (“QII”)
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred to QIIs.
For Non-QII Investors
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred en bloc without subdivision to a single investor.
Korea
The ADSs offered by this prospectus have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the ADSs have been and will be offered in Korea as a private placement under the FSCMA. None of the ADSs may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). Furthermore, the purchaser of the ADSs will comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the ADSs. By the purchase of the ADSs, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the ADSs pursuant to the applicable laws and regulations of Korea.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore, or Regulation 32.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Singapore SFA Product Classification—In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 (the “CMP Regulations 2018”), the Company has determined, and hereby notifies all relevant persons (as defined in the CMP Regulations 2018), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Switzerland
This document is not intended to constitute an offer or solicitation to purchase or invest in the securities. The securities may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss

Financial Services Act (“FinSA”) and no application has or will be made to admit the securities to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the securities constitutes a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.
United Kingdom
In relation to the United Kingdom, no shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority in accordance with the UK Prospectus Regulation, except that it may make an offer to the public in the United Kingdom of any shares at any time under the following exemptions under the UK Prospectus Regulation:
(a)   to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;
(b)   to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
(c)   in any other circumstances falling within Article 1(4) of the UK Prospectus Regulation, provided that no such offer of the shares shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
In the United Kingdom, the offering is only addressed to, and is directed only at, “qualified investors” within the meaning of Article 2(e) of the UK Prospectus Regulation, who are also (i) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Order; or (iii) persons to whom it may otherwise lawfully be communicated (all such persons being referred to as “relevant persons”). This document must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offering and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means the UK version of Regulation (EU) No 2017/1129 as amended by The Prospectus (Amendment etc.) (EU Exit) Regulations 2019, which is part of UK law by virtue of the European Union (Withdrawal) Act 2018.

LEGAL MATTERS
The validity of the shares of Class A common stock offered hereby will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. Latham & Watkins LLP, New York, New York, will pass upon certain legal matters in connection with the offering for the underwriters.
EXPERTS
The financial statement of European Wax Center, Inc. included in this Prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statement is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of EWC Ventures and its subsidiaries as of December 26, 2020 and December 28, 2019, and for each of the two years in the period ended December 26, 2020, included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 with respect to the Class A common stock being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our Class A common stock being sold in this offering, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.
The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s website address is www.sec.gov.
After we have completed this offering, we will file annual, quarterly and current reports, proxy statements and other information with the SEC. We intend to make these filings available on our website once the offering is completed. You can also review these documents on the SEC’s website, as described above. In addition, we will provide electronic or paper copies of our filings free of charge upon request.

Report of Independent Registered Public Accounting Firm
To the stockholder and the Board of Directors of European Wax Center, Inc.
Opinion on the Financial Statement
We have audited the accompanying balance sheet of European Wax Center, Inc. (the “Company”) as of April 1, 2021, and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of April 1, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit of the financial statement provides a reasonable basis for our opinion.
/s/ DELOITTE & TOUCHE LLP
Dallas, TX
May 7, 2021
We have served as the Company’s auditor since 2021.

European Wax Center, Inc.
Balance Sheet
April 1, 2021
Cash	$100
Assets	$100
Stockholder’s equity
Common stock, par value $0.00001 per share, 1,000 shares authorized, 100 shares outstanding	$0
Additional paid-in capital	100
Total stockholder’s equity	$100

European Wax Center, Inc.
Notes to Balance Sheet
1.   Nature of business and organization
European Wax Center, Inc. (the “Corporation”) was formed as a Delaware corporation on April 1, 2021. The Corporation was formed for the purpose of completing a public offering and related transactions in order to carry on the business of EWC Ventures, LLC and subsidiaries (the “Company”). The Corporation will be the sole managing member of the Company and will operate and control all of the businesses and affairs of the Company and continue to conduct the business now conducted by the Company.
2.   Summary of significant accounting policies
Basis of accounting
The balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Separate statements of operations, comprehensive income, changes in stockholder’s equity, and cash flows have not been presented in the financial statements because there have been no activities in this entity.
3.   Stockholder’s equity
The Corporation is authorized to issue 1,000 shares of Common Stock, par value $0.00001 per share, 100 shares of which have been issued and are outstanding as of April 1, 2021 for aggregate consideration of $100.
4.   Subsequent events
The Company has evaluated subsequent events through May 7, 2021, which is the date the financial statements were available to be issued.

Report of Independent Registered Public Accounting Firm
To the members and the Board of Directors of EWC Ventures, LLC
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of EWC Ventures, LLC and subsidiaries (the “Company”) as of December 26, 2020 and December 28, 2019, the related consolidated statements of operations and comprehensive loss, mezzanine equity and members’ equity, and cash flows, for each of the two years in the period ended December 26, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 26, 2020 and December 28, 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 26, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ DELOITTE & TOUCHE LLP
Dallas, TX
May 7, 2021
We have served as the Company’s auditor since 2019.

EWC Ventures, LLC and Subsidiaries
Consolidated Balance Sheets
(Amounts in thousands, except unit and per unit amounts)
	December 26, 2020	December 28, 2019
ASSETS
Current assets:
Cash and cash equivalents	$36,720	$10,264
Accounts receivable, net	5,070	6,791
Inventory	10,280	22,037
Prepaid expenses and other current assets	4,574	2,084
Advances to related parties	689	811
Total current assets	57,333	41,987
Property and equipment, net	5,039	4,456
Intangible assets, net	213,267	198,410
Goodwill	328,551	328,551
Other non-current assets	2,710	3,075
Total assets	$606,900	$576,479
LIABILITIES, MEZZANINE EQUITY, AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$13,489	$25,053
Long-term debt, current portion	2,428	2,285
Deferred revenue, current portion	2,351	2,458
Other current liabilities	181	179
Total current liabilities	18,449	29,975
Long-term debt, net	262,975	222,994
Deferred revenue, net of current portion	6,528	6,799
Other long-term liabilities	925	2,393
Total liabilities	288,877	262,161
Commitments and contingencies (Note 12)
Mezzanine equity:
Class A Founders’ Units (8,309,193 Class A Founders’ Units authorized, issued and outstanding as of December 26, 2020 and December 28, 2019)	89,240	104,280
Class D Units (2,500,000 and 0 Class D Units authorized, issued and outstanding as of December 26, 2020 and December 28, 2019, respectively; aggregate liquidation preference of $26,670 and 0 as of December 26, 2020 and December 28, 2019, respectively)	24,909	—
Members’ equity:
Class A Units (26,401,089 Class A Units authorized, issued and outstanding as of December 26, 2020 and December 28, 2019)	265,791	265,791
Class B Unit (1 Class B Unit authorized, issued and outstanding as of December 26, 2020 and December 28, 2019)	—	—
Class C Units (1,000 Class C Units authorized, issued and outstanding as of December 26, 2020 and December 28, 2019)	—	—
Additional paid-in capital	83	—
Accumulated deficit	(61,473)	(55,018)
Accumulated other comprehensive loss	(527)	(735)
Total liabilities, mezzanine equity, and members’ equity	$606,900	$576,479
The accompanying notes are an integral part of these consolidated financial statements

EWC Ventures, LLC and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss
(Amounts in thousands, except unit and per unit amounts)
	For the Years Ended
	December 26, 2020	December 28, 2019
REVENUE
Product sales	$56,977	$83,620
Royalty fees	25,674	36,737
Marketing fees	13,465	21,972
Other revenue	7,291	11,868
Total revenue	103,407	154,197
OPERATING EXPENSES
Cost of revenue	35,508	40,898
Selling, general and administrative(1)	38,997	64,967
Advertising	11,495	21,132
Depreciation and amortization	19,582	15,534
Loss on disposal of assets and non-cancellable contracts	1,044	4,451
Impairment of internally developed software	—	18,183
Gain on sale of centers	—	(2,120)
Total operating expenses	106,626	163,045
Loss from operations	(3,219)	(8,848)
Interest expense	(18,276)	(15,548)
NET LOSS	$(21,495)	$(24,396)
Items included in other comprehensive loss:
Unrealized gain (loss) on cash flow hedge	208	(405)
TOTAL COMPREHENSIVE LOSS	$(21,287)	$(24,801)
Basic and diluted net loss per unit
Class A Founders’ Units	$(0.67)	$(0.70)
Class A Units	$(0.67)	$(0.70)
Weighted average units outstanding
Class A Founders’ Units	8,309,193	8,309,193
Class A Units	26,401,089	26,401,089

(1) Includes the following amounts paid to related parties, see Note 17	$200	$200
The accompanying notes are an integral part of these consolidated financial statements.

EWC Ventures, LLC and Subsidiaries
Consolidated Statements of Cash Flows
(Amounts in thousands)
	For the Years Ended
	December 26, 2020	December 28, 2019
Cash flows from operating activities:
Net loss	$(21,495)	$(24,396)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	19,582	15,534
Impairment of internally developed software	—	18,183
Loss on noncancellable contracts	1,085	2,532
(Gain) loss on disposal of property and equipment	(41)	1,920
Amortization of deferred financing costs	1,284	1,138
Loss on write down of obsolete inventory	6,656	552
Gain on sale of centers	—	(2,120)
Equity compensation	2,052	1,570
Changes in assets and liabilities:
Accounts receivable	1,721	1,096
Inventory	5,101	(5,355)
Prepaid expenses and other assets	(2,124)	(435)
Accounts payable and accrued liabilities	(10,499)	2,076
Deferred revenue	(666)	1,250
Other long-term liabilities	(1,259)	1,156
Net cash provided by operating activities	1,397	14,701
Cash flows from investing activities:
Purchases of property and equipment	(2,158)	(9,343)
Reacquisition of area representative rights	(34,685)	(33,189)
Cash received for sale of centers	—	1,838
Net cash used in investing activities	(36,843)	(40,694)
Cash flows from financing activities:
Proceeds on long-term debt	15,000	40,000
Principal payments on long-term debt	(2,397)	(2,050)
Proceeds on line of credit	27,000	—
Payments on line of credit	—	(3,500)
Deferred loan costs	(763)	(638)
Contributions from members	24,909	—
Distributions to members	(1,847)	(5,194)
Advances to related parties, net	—	(811)
Net cash provided by financing activities	61,902	27,807
Net increase in cash	26,456	1,814
Cash, beginning of period	10,264	8,450
Cash, end of period	$36,720	$10,264
Supplemental cash flow information:
Cash paid for interest	$16,469	$17,342
Non-cash investing activities:
Property purchased included in accounts payable and accrued liabilities	$33	$148
Reacquired rights purchased included in accounts payable and accrued liabilities	$—	$2,183
Non-cash financing activities:
Non-cash equity distributions	$122	$—
The accompanying notes are an integral part of these consolidated financial statements.

EWC Ventures, LLC and Subsidiaries
Consolidated Statements of Mezzanine Equity and Members’ Equity
(Amounts in thousands, except unit and per unit amounts)
	MEZZANINE EQUITY				MEMBERS’ EQUITY						Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total members’ equity
	Class A Founders’ Units		Class D Units		Class A Units		Class B Units		Class C Units
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount
Balance at December 29, 2018	8,309,193	$83,652	—	$—	26,401,089	$265,791	1	$—	1,000	$—	$—	$(6,170)	$(330)	$259,291
Equity compensation	—	—	—	—	—	—	—	—	—	—	1,570	—	—	1,570
Distributions	—	—	—	—	—	—	—	—	—	—	(1,570)	(3,624)	—	(5,194)
Unrealized loss on cash flow hedge	—	—	—	—	—	—	—	—	—	—	—	—	(405)	(405)
Cumulative impact of ASC 606 adoption	—	—	—	—	—	—	—	—	—	—	—	(200)	—	(200)
Accretion of Class A Founders’ Units to redemption value	—	20,628	—	—	—	—	—	—	—	—	—	(20,628)	—	(20,628)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(24,396)	—	(24,396)
Balance at December 28, 2019	8,309,193	$104,280	—	$—	26,401,089	$265,791	1	$—	1,000	$—	$—	$(55,018)	$(735)	$210,038
Equity compensation	—	—	—	—	—	—	—	—	—	—	2,052	—	—	2,052
Contributions from members, net of issuance costs of $91	—	—	2,500,000	24,909	—	—	—	—	—	—	—	—	—	—
Distributions	—	—	—	—	—	—	—	—	—	—	(1,969)	—	—	(1,969)
Unrealized gain on cash flow hedge	—	—	—	—	—	—	—	—	—	—	—	—	208	208
Accretion of Class A Founders’ Units to redemption value	—	(15,040)	—	—	—	—	—	—	—	—	—	15,040	—	15,040
Net loss	—	—	—	—	—	—	—	—	—	—	—	(21,495)	—	(21,495)
Balance at December 26, 2020	8,309,193	$89,240	2,500,000	$24,909	26,401,089	$265,791	1	$—	1,000	$—	$83	$(61,473)	$(527)	$203,874
The accompanying notes are an integral part of these consolidated financial statements.

EWC Ventures, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except unit and per unit amounts)
1.
Nature of business and organization

EWC Ventures, LLC (the “Company” or “EWC Ventures”) was organized on December 12, 2012 as a limited liability company in the State of Delaware. Through its wholly owned subsidiaries, the Company is engaged in selling franchises of European Wax Center, distributing facial and body waxing products to franchisees and providing waxing services directly to consumers at various locations throughout the United States.
On August 8, 2018, the Company entered into an Agreement and Plan of Merger (“Merger”) with General Atlantic (EW) Collections, L.P. (“GA Collections”), an entity controlled by affiliates of General Atlantic LLC (“General Atlantic”), and EWC Merger Sub, LLC pursuant to which, GA Collections agreed to acquire a controlling interest in the Company. The merger closed on September 25, 2018 (the “GA Acquisition”) and the Company became a subsidiary of GA Collections on that date.
The Company operates on a fiscal calendar which, in a given year, consists of a 52 or 53 week period ending on the Saturday closest to December 31st. The fiscal years ended December 26, 2020 (“fiscal year 2020”) and December 28, 2019 (“fiscal year 2019”) both consisted of 52 weeks.
These consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates that the Company will realize its assets and satisfy its liabilities in the ordinary course of business and as such, include no adjustments that might be necessary in the event that the Company is unable to operate on this basis.
2.
Summary of significant accounting policies

(a)
Basis of presentation and consolidation

The accompanying consolidated financial statements include the Consolidated Balance Sheets, Consolidated Statements of Operations and Comprehensive Loss, Consolidated Statements of Mezzanine Equity and Members’ Equity and Consolidated Statements of Cash Flows of the Company for the years ended December 26, 2020 and December 28, 2019 and have been presented in conformity with Generally Accepted Accounting Principles in the United States (“GAAP”). The accompanying consolidated financial statements include the accounts of EWC Ventures and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated upon consolidation.
(b)
Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results. Significant areas where estimates and judgments are relied upon by management in the preparation of the consolidated financial statements include revenue recognition, inventory reserves, the expected life of franchise agreements, the useful life of reacquired rights, valuation of equity-based compensation awards, and the evaluation of the recoverability of goodwill and long-lived assets, including indefinite-lived intangible assets. Actual results could differ from those estimates.
(c)
Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash in financial institutions (in excess of federally insured limits) and accounts receivable. Concentrations of credit risk with respect to accounts receivable is limited due to the Company’s large number of franchisees and their dispersion across several geographic areas.
The Company enters into franchise agreements with unrelated third parties to build and operate centers using the European Wax Center brand within defined geographical areas. The Company believes that franchising is

EWC Ventures, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except unit and per unit amounts)
an effective and efficient means to expand the European Wax Center brand. The franchisee is required to operate its centers in compliance with its franchise agreement that includes adherence to operating and quality control procedures established by the Company.
The Company has not provided material loans, leases or guarantees to any franchisee or any of the franchisee’s employees or vendors. However, the Company may, from time to time, without obligation, provide relief for franchisees under the franchise agreement or acquire the assets of franchisees at fair value as determined under the franchise agreement if the franchise agreement terminates, subject to applicable law. The Company has minimal financial exposure for the collection of the royalty payments as royalties are generally collected weekly in arrears for the prior week’s sales.
(d)
Segment information

The Company operates and manages its business as one reportable and operating segment. The Company’s chief operating decision maker (“CODM”) is the Chief Executive Officer. The CODM reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance.
(e)
COVID-19 pandemic

The Company is continuing to monitor the ongoing COVID-19 pandemic and its impact on its business. This contagious outbreak and the resultant adverse public health developments, including orders to shelter-in-place, travel restrictions and mandated business closures, have adversely affected workforces, organizations, customers, economies and financial markets globally.
In response to the COVID-19 pandemic, in March 2020, the Company recommended to all of its franchisees that they temporarily close their centers as state governors began issuing shelter-in-place orders. Most franchisees temporarily closed their centers in March 2020 and in April 2020 the entire franchise network was temporarily closed. Beginning in May 2020, certain governors announced steps to restart non-essential business operations in their respective states and certain centers began to re-open. However, as COVID-19 continued to impact areas in which the Company’s centers operate, certain centers were required to temporarily re-close, pursuant to local guidelines. As of March 2021, nearly all of the Company’s nationwide network had re-opened.
To address and mitigate the impact of the COVID-19 pandemic on the Company’s business, the Company increased its liquidity by increasing borrowing capacity under the Revolving Credit Facility (as defined below) by $10,000 and drawing down the same amount in May 2020 (refer to Note 10—Long-term debt, net). Additionally, the Company issued an aggregate of 2,500,000 Class D Preferred Units (“Class D Units”) for gross proceeds of $25,000 (refer to Note 13—Mezzanine equity and members’ equity). The Company also reduced costs by implementing a temporary furlough of substantially all employees at each corporate-owned center while the centers were closed. The Company also temporarily furloughed certain employees and permanently terminated certain positions at its headquarter location. All corporate-owned centers had re-opened as of December 26, 2020.
There is a significant amount of uncertainty about the length and severity of the consequences caused by the pandemic. While governmental and non-governmental organizations are engaging in efforts to combat the spread and severity of the COVID-19 pandemic and related public health issues, the full extent to which the outbreak of COVID-19 could impact the Company’s business, results of operations and financial condition is still unknown and will depend on future developments, including new variants of the virus and spikes in cases in the areas where we operate, which are highly uncertain and cannot be predicted, however such effects may be material.
(f)
Revenue recognition

Revenue from Contracts with Customers
The Company transitioned to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue From Contracts with Customers (“ASC 606”), from ASC Topic 605,

EWC Ventures, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except unit and per unit amounts)
Revenue Recognition and ASC Subtopic 952-605, Franchisors—Revenue Recognition (together, the “Previous Standards”) on December 30, 2018 using the modified retrospective transition method. The Company’s consolidated financial statements reflect the application of ASC 606 guidance beginning in fiscal year 2019. The $200 cumulative effect of the Company’s transition to ASC 606 is reflected as an adjustment to December 30, 2018 members’ equity. Upon adoption, the Company applied the new standard to all contracts not completed as of the adoption date.
The Company’s transition to ASC 606 represents a change in accounting principle. ASC 606 eliminates industry-specific guidance and provides a single revenue recognition model for recognizing revenue from contracts with customers. The core principle of ASC 606 is that a reporting entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the reporting entity expects to be entitled in exchange for those goods or services.
Revenue Recognition Significant Accounting Policies
The Company’s revenues are comprised of product sales, royalty fees, marketing fees, and other revenues which includes technology fees, franchise fees, and service revenues from corporate-owned European Wax Center locations.
Product sales

Product sales primarily include the sale of proprietary wax, wholesale products consumed in the application of wax services and retail merchandise to franchisees, as well as retail merchandise sold in corporate-owned centers. Revenue on product sales is recognized upon transfer of control. Generally, customers take control when the risk of loss, title and insurable risks have transferred to the customer.

Royalty fees

Royalty fees are earned based on a percentage of the franchisees’ gross sales, net of retail product sales. The royalty fee is 6.0% of the franchisees’ gross sales for such period and payment is remitted to the Company on a weekly basis. Franchise agreement royalties represent sales-based royalties that are related entirely to our performance obligation under the applicable franchise agreement and are recognized in the period the franchisees’ sales occur.

Marketing fees

Marketing fees are primarily earned based on a percentage of the franchisees’ gross sales, net of retail product sales. The marketing fee is 3.0% of the franchisees’ gross sales for such period and payment is remitted to the Company on a monthly basis and recognized in the period the franchisees’ sales occur. Additionally, the Company charges a fixed monthly fee to franchisees for search engine optimization and search engine marketing services which is remitted on a monthly basis and recognized in the period when services are provided.

Other revenue

Other revenue primarily consists of service revenue and franchise fees, as well as technology fees, annual brand conference revenues, and training.

EWC Ventures, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except unit and per unit amounts)

Service revenue from the Company’s corporate owned centers is recognized at the time services are provided. Amounts collected in advance of the period in which service is rendered are recorded as deferred service revenue on the Consolidated Balance Sheets.

Franchise fees consist of initial franchise fees due at contract inception. The Company’s primary performance obligations under the franchise license are granting the use of the European Wax Center trademarks, system, training, preopening assistance, and center operating assistance in exchange for franchise fees. The rights to use the Company’s intellectual property, and all other services the Company provides under the franchise agreement are highly interrelated, not distinct within the contract, and therefore accounted for under ASC 606 as a single performance obligation, which is satisfied by granting certain rights to use our intellectual property over the term of each franchise agreement.

Initial franchise fees are payable by the franchisee upon signing a new franchise agreement and are recognized as revenue on a straight-line basis commencing at contract inception through the end of the initial franchise license term. Franchise agreements generally have terms of 10 years beginning on the date the center is opened, which is an average of 2 years from the date the franchise agreement is signed. Therefore, the franchise fees are amortized over a 12 year period. These agreements also convey one extension term up to 10 years, depending on contract terms if certain conditions are met. Amounts collected in advance for franchise fees are recorded as deferred revenues on the Consolidated Balance Sheets.

Technology fees, annual brand conference revenues, and training are recognized as the related services are delivered and are not material to the overall business.

(g)
Cost of revenue

Cost of revenue primarily consists of the direct costs associated with wholesale product and retail merchandise sold to franchisees, retail merchandise sold in corporate-owned centers, distribution and outbound freight costs, direct labor and materials for services provided in corporate-owned centers, and inventory obsolescence charges.
(h)
Commissions

The Company pays commissions to its area representatives on a weekly basis based on gross sales as royalty revenue is recognized. The commissions are calculated as 2.25% of the gross sales earned from franchisees in their territory, net of retail product sales which are excluded from franchisees’ royalty calculations, and are recognized in the period the franchisees’ sales occur. Area representatives also receive commission associated with the sales of franchises, which are amortized to expense over the expected life of the related franchise agreement. Commissions expense is included in Selling, general and administrative expenses on the Consolidated Statements of Operations and Comprehensive Loss.
(i)
Selling, general and administrative

Selling, general and administrative expenses consist of costs associated with administrative and franchisee support functions related to our existing business as well as growth and development activities. These costs primarily consist of wages, benefits and other compensation-related costs, occupancy, information technology, legal, accounting and other professional fees. Selling, general and administrative expenses excluding equity-based compensation are expensed when incurred, refer to (k) below for discussion of equity-based compensation.
(j)
Advertising expenses

The Company expenses advertising costs as incurred. Advertising expenses include print, digital and social media advertising costs. The Company expenses the costs related to its advertising in the period the related promotional event occurs.

EWC Ventures, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except unit and per unit amounts)
(k)
Equity-based compensation

The Company recognizes compensation expense for equity awards to employees based on the estimated fair value of the equity instrument at the time of grant. For time-based Units, such expense is recognized over the requisite service period of the equity award, which is normally the vesting period. For performance-based Units, expense is recognized over the vesting period when the achievement of specified targets is considered probable. The Company accounts for forfeitures as they occur by reversing compensation cost for unvested awards when the award is forfeited. See Note 14 for further information.
(l)
Income taxes

The Company is a Delaware limited liability company for federal income tax purposes, in accordance with the applicable provisions of the Internal Revenue Code. Accordingly, the Company and its wholly-owned subsidiaries, which are also limited liability companies, are not subject to income taxes and no provision or liability for income taxes has been recognized in the Consolidated Financial Statements.
(m)
Net loss per unit

Net loss per unit is computed using the “two-class” method. The two-class method requires net loss to be allocated between common member units and participating securities based on their respective right to receive distributions as if all income for the period had been distributed. All of our member units are participating securities as each class has the right to participate in distributions of the Company. The Class A Units are considered the common member units of the Company, and the Class A Founders’ Units have the same participation rights in earnings and losses of the Company as the Class A Units. Class D Units have been excluded from the calculation of net loss per unit under the two-class method because the Class D Preferred Units are preferential to the other classes of units. The Class B Unit and the Class C Units have been excluded from the calculation of net loss per unit because the units only participate in future earnings of the Company and not in losses. Net loss applicable to the common unitholders is calculated as the net loss for the period, less the 10% preferred return accrued on the Class D Units during the period. Net loss applicable to common unitholders is allocated to the Class A Founders’ Units and the Class A Units on a pro rata basis. Basic net loss per unit is computed by dividing the net loss applicable to each respective class by the weighted average number of member units outstanding for the period. There were no potentially dilutive securities in 2019 and 2020, and therefore, the basic and diluted loss per unit have been presented together.
(n)
Cash and cash equivalents

Cash and cash equivalents are comprised of cash on hand, demand deposits with financial institutions, and short-term highly liquid investments with original maturities of 90 days or less. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.
(o)
Accounts receivable

Accounts receivable are recorded at net realizable value, consisting of the carrying amount less an allowance for doubtful accounts, as needed. The Company evaluates its accounts receivable on an ongoing basis and may establish an allowance for doubtful accounts based on a combination of historical experience, aging analysis and information related to specific accounts. Account balances are written off against the allowance after all means of collection have been exhausted and it is determined that further collection efforts will be unsuccessful. Recoveries of receivables previously written off are recorded as income when received. Historically, the Company has not had a significant amount of write-offs.
(p)
Inventory

Inventory is substantially comprised of wax, wholesale products consumed in the application of wax services and European Wax Center branded products including in-grown hair serums, exfoliates, body washes, lotions,

EWC Ventures, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except unit and per unit amounts)
and creams. Inventory is recorded at the lower of cost or net realizable value using the FIFO method. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The Company determines inventory reserves by regularly reviewing and evaluating individual inventory items and their movement history. Inventory is reserved when deemed obsolete or unsellable. The cost of inventories also includes freight-in and U.S. Customs fees for the purchase of inventory.
(q)
Leases

The Company leases various corporate-owned centers and office space to support ongoing business operations. Most lease arrangements contain tenant improvement allowances, rent holidays and/or rent escalation clauses. For purposes of recognizing incentives and minimum rent payments on a straight-line basis over the terms of the leases, the Company uses the date it takes possession of the leased space for construction purposes as the beginning of the term. For leases with renewal periods at the Company’s option, the Company determines the expected lease period based on whether the renewal of any options are reasonably assured at the inception of the lease. In addition to rent expense, certain leases require the Company to pay a portion of real estate taxes, utilities, building operating expenses, insurance and other charges in addition to rent.
For tenant improvement allowances, rent escalations, and rent holidays, the Company records a deferred rent liability in its Consolidated Balance Sheets and amortizes the deferred rent in the Consolidated Statements of Operations and Comprehensive Loss over the terms of the leases, included within Selling, general and administrative expense, for corporate-owned centers and corporate office space.
(r)
Property and equipment, net

Property and equipment is recorded at cost and depreciated using the straight-line method over the estimated remaining useful life of the related asset, which ranges from one to ten years, as shown in the table below.
Estimated useful lives for Property and equipment are as follows:
Computer and other equipment	3 – 5 years
Computer software	4 – 7 years
Furniture and fixtures	3 – 7 years
Leasehold improvements	Lesser of the estimated useful life or the remaining lease term.
Additions to property and equipment include betterments, renewals, and purchases. When long-lived assets are sold or otherwise disposed of, the asset account and related accumulated depreciation are relieved, and any gain or loss is included in operating income. Repairs and maintenance expenses are charged to operations when incurred.
The Company invests in software solutions from third party software vendors. Typically, these software solutions may require significant configuration and/or may require customization to integrate into the Company’s infrastructure. The Company includes these software purchases and direct consultant configuration fees within property and equipment, net on the Consolidated Balance Sheets. These purchases are segregated and not amortized until the software solution or significant components are ready for their intended use. Capitalized software costs are amortized on a straight-line basis over the asset’s estimated useful life. Expenses related to software solutions that do not qualify for capitalization are expensed as incurred. Recurring licensing or maintenance fees are expensed as incurred.
(s)
Impairment or disposal of long-lived assets

The Company reviews long-lived assets, including property and equipment and amortizable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset

EWC Ventures, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except unit and per unit amounts)
may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for impairment, then assets are required to be grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or asset group to the undiscounted future net cash flows expected to be generated by the asset or asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.
(t)
Goodwill and indefinite-lived intangible assets

The Company’s indefinite-lived intangible assets consist of goodwill and trade names, which are not subject to amortization. The Company reviews the recoverability of goodwill and its trade names on an annual basis (October 1st of the fiscal year) and whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Impairment indicators that may necessitate impairment testing between the Company’s annual impairment tests include, but are not limited to, underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the overall business, and significant negative industry or economic trends.
Goodwill is recognized for the excess of the fair value of an acquired entity over the amounts assigned to identifiable assets acquired and liabilities assumed in a business combination and is not subject to amortization. Goodwill is tested for impairment at a reporting unit level. For all periods presented, the Company concluded that we have one reporting unit, which is also our sole operating segment. The Company first performs a qualitative assessment of goodwill, a Step 0 analysis, to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. When necessary, a quantitative impairment test of goodwill is performed, comparing the fair value of the reporting unit to the carrying value. If the reporting unit’s carrying value exceeds its fair value, an impairment loss equal to the difference between the carrying value of the reporting unit and its fair value is recorded against goodwill. No impairment was recorded against goodwill for the fiscal years 2020 or 2019.
Indefinite-lived intangible assets, including the Company’s trade names, are tested for impairment at the unit of account. The Company first performs a qualitative assessment to determine whether it is more likely than not that the fair value of the asset is less than its carrying amount. When necessary, a quantitative impairment test is performed by making a determination of the fair value of the intangible asset. If the fair value of the intangible asset is less than its carrying value, an impairment loss is recognized in an amount equal to the difference. After recognition of the impairment, if any, the asset is amortized prospectively over its estimated remaining useful life and accounted for in the same manner as other intangible assets that are subject to amortization. No impairment was recorded against the Company’s trade names for the fiscal years 2020 or 2019.
It is possible that changes in circumstances or changes in management’s judgments, assumptions and estimates could result in an impairment charge of a portion or all of its goodwill or other intangible assets.
(u)
Fair value measurements

ASC 820, Fair Value Measurements and Disclosures, establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels are defined as follows:
Level 1
Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

EWC Ventures, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except unit and per unit amounts)
Level 2
Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3
Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.
(v)
Financial instruments

The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short-term nature of these instruments. Debt under the Term Loan of $240,552 and Revolving Credit Facility of $30,000 approximate the fair value due to the variable rate and the fact that the amendment to the Senior Secured Credit Facility was negotiated in May 2020 there have been no significant changes in our credit rating or pricing of similar debt.
(w)
Derivative instruments and hedging activities

The Company uses interest rate caps to manage its exposure to variable interest rates. The Company’s policy is to not use any financial instruments for trading or other speculative purposes.
Derivatives are recorded at fair value. If a derivative is designated as a cash flow hedge, the changes in fair value are recognized as a component of accumulated other comprehensive income/loss until the underlying hedge item is recognized in earnings. Fair values of derivative contracts are classified as current or long-term, depending on the maturity date of the derivative contract, and are presented in Other current liabilities and Other long-term liabilities, as applicable, on the Consolidated Balance Sheets. The cash flows from derivatives treated as hedges are classified on the Consolidated Statements of Cash Flows in the same category as the item being hedged.
The Company has elected to use the income approach to value the derivatives, using observable Level 2 market expectations at measurement dates and standard valuation techniques to convert future amounts to a single present discounted amount reflecting current market expectations about those future amounts. Level 2 inputs for derivative valuations are limited to inputs other than those quoted prices that are observable for the asset or liability (specifically LIBOR swap rates and credit risk at commonly quoted intervals). Mid-market pricing is used as a practical expedient. Derivatives are discounted to present value at the measurement date at overnight index swap rates.
(x)
Deferred financing costs

Deferred financing costs represent the cost of obtaining financing arrangements and are amortized over the term of the related debt agreement using the straight-line method, which approximates the effective interest method. Deferred financing costs are reflected as a direct reduction of the related debt liability on the Consolidated Balance Sheets. Amortization of deferred financing costs are included in interest expense on the Consolidated Statements of Operations and Comprehensive Loss.
(y)
Accumulated other comprehensive loss

Accumulated other comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Accumulated other comprehensive loss is entirely comprised of the cumulative change in the fair value of our cash flow hedge. There were no reclassifications of other comprehensive income or loss to earnings during fiscal year 2020 and fiscal year 2019.

EWC Ventures, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except unit and per unit amounts)
(z)
Class A Founders’ Units and Class D Units subject to possible redemption

Due to the contingently redeemable nature of the Class A Founders’ Units and Class D Units, the Company classifies the Class A Founders’ Units and Class D Units as temporary equity in the mezzanine section of the Consolidated Balance Sheets. The Company believes that the related contingent events and the redemption of the Class A Founders’ Units is probable, and therefore the Class A Founders’ Units are measured at fair value. The Company has made an accounting policy choice to record the shares at the current redemption value (i.e. fair value) versus accreting over time to the redemption value. The Company does not currently believe that the related contingent events and the redemption of the Class D Units is probable to occur. Therefore, the Company is not currently accreting the Class D Units to redemption value and will only do so if the Units become probable of redemption in the future.
(aa)
Malware incident

In December 2019, a malware incident occurred where certain wax center professionals were not able to access their workstations nor the point of sale system. The Company engaged a third-party specialist to contain the incident and to conduct an investigation and concluded that there was no breach or compromise of assets including client data and there was no impact to the internal control over financial reporting or financial data. As remediation to the franchisees, the Company provided relief to help offset the impact of the outage in the form of royalty relief for half of December 2019 and waiver of the monthly technology and marketing fees. The incident resulted in a $1,767 reduction of Royalty fee revenue, $112 reduction of Other revenues, and an expense of $1,282 related to remediation efforts included in Selling, general and administrative expense on the Consolidated Statements of Operations and Comprehensive Loss for the year ended December 28, 2019.
(bb) Implications of being an Emerging Growth Company
The Company is an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. Section 107 of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with those standards. The Company has elected to use the extended transition period for complying with new or revised accounting standards.
(cc) Recently adopted accounting pronouncements
In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers. This guidance requires that an entity recognize revenue to depict the transfer of a promised good or service to its customers in an amount that reflects consideration to which the entity expects to be entitled in exchange for such transfer. This guidance also specifies accounting for certain costs incurred by an entity to obtain or fulfill a contract with a customer and provides for enhancements to revenue specific disclosures intended to allow users of the financial statements to clearly understand the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with its customers. The Company adopted this new guidance on December 30, 2018 (the beginning of its fiscal year 2019) utilizing the modified retrospective method. See above for revenue recognition policies and Note 15.
In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment (Topic ASC 350). This guidance eliminates the requirement to calculate the implied fair value, essentially eliminating step two from the goodwill impairment test. The new standard requires goodwill impairment to be based upon the results of step one of the impairment test, which is defined as the excess of the carrying value of a reporting unit over its fair value. The impairment charge will be limited to the amount of goodwill allocated to that reporting unit. This guidance is effective for the Company for fiscal years beginning after December 15, 2019, including interim periods within that year. Early adoption of this standard is permitted. The Company adopted the amendment on December 30, 2018 (the beginning of its fiscal year 2019) and the adoption did not have a material impact on the Consolidated Financial Statements.

EWC Ventures, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except unit and per unit amounts)
In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. The new standard makes more financial and non-financial hedging strategies eligible for hedge accounting. It also amends presentation and disclosure requirements and changes how companies assess hedge effectiveness. This ASU requires adoption using a modified retrospective transition approach with a cumulative-effect adjustment recognized to the opening balance of retained earnings on the adoption date with prior periods not recast. The ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020 with early adoption permitted. The Company early adopted this ASU in fiscal year 2019. The effects of this standard did not have a material impact on the Consolidated Financial Statements.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. This new standard requires entities to disclose transfers into and out of Level 3 of the fair value hierarchy and purchases and issues of Level 3 assets and liabilities, as well as a narrative description of the uncertainty of the fair value measurements from the use of significant unobservable inputs. This standard is effective for the Company for fiscal years beginning after December 15, 2019. Early adoption of this standard is permitted. The Company adopted the amendment on December 29, 2019 (the beginning of its fiscal year 2020) and the adoption did not have a material impact on the Consolidated Financial Statements.
(dd) Recently issued accounting pronouncements not yet adopted
In February 2016, the FASB issued ASU 2016-02, Leases and established ASC Topic 842, Leases (“ASC  842”), which supersedes ASC Topic 840, Leases. ASC 842 requires a lessee to recognize a lease right-of-use (“ROU”) asset and a corresponding lease liability on its balance sheet along with additional qualitative and quantitative disclosures. ROU assets and lease liabilities are recognized at the commencement date based on the present value of future payments. ASC 842 is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the effect the adoption of this standard will have on its Consolidated Financial Statements, including the materiality of the addition of ROU assets and lease liabilities on its Consolidated Balance Sheets.
In June 2017, the FASB issued ASU 2016-13, Financial Instruments (Topic 326)—Measurement of Credit Losses on Financial Instruments, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. The standard replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13, and related amendments, are effective for fiscal years beginning after December 15, 2022. The Company has not completed its assessment of the standard but does not expect the adoption to have a material impact on its Consolidated Financial Statements.
In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. Under this standard, companies will apply the same criteria for capitalizing implementation costs as they would for an arrangement that has a software license. The adoption of this new guidance prescribes the balance sheet, statement of operations, and cash flow classification of the capitalized implementation costs and related amortization expense, and additional quantitative and qualitative disclosures. This standard will be effective for the Company for fiscal years beginning after December 15, 2021. This standard may be applied either prospectively to eligible costs incurred on or after the date of the new guidance or retrospectively. The Company is currently evaluating the effect the adoption of this standard will have on its Consolidated Financial Statements.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform: Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The amendments in this update provide temporary, optional guidance to ease the burden in accounting for reference rate reform. The amendments provide optional expedients and

EWC Ventures, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except unit and per unit amounts)
exceptions for applying GAAP to transactions affected by reference rate reform if certain criteria are met. The amendments primarily include relief related to contract modifications and hedging relationships. The relief provided by this ASU does not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022. However, hedging relationships that apply certain optional expedients prior to December 31, 2022, will be retained through the end of the hedging relationship, including for periods after December 31, 2022. We will evaluate the impact of this guidance as contracts are modified through December 2022.
In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope, which clarified the scope of ASU 2020-04 indicating that certain optional expedients and exceptions included in ASU 2020-04 are applicable to derivative instruments affected by the market-wide change in interest rates used for discounting, margining, or contract price alignment. We will evaluate the impact of this guidance, along with the guidance from ASU 2020-04, as contracts are modified through December 2022.
3.
Sales of corporate-owned centers

In May 2019, the Company sold seven corporate-owned centers for an aggregate purchase price of $1,838. The assets sold had a negative carrying value, as the carrying value of the centers’ liabilities exceeded the carrying value of the assets. The difference between the consideration received and the carrying value of the net assets sold was $2,120, which was recognized as a gain in the Consolidated Statements of Operations and Comprehensive Loss. The Company had no sales of corporate-owned centers during the year ended December 26, 2020.
4.
Fair value measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
We use valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to their present value on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement costs). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. These two types of inputs create a three-tier fair value hierarchy that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. Refer to Fair Value discussion within the Significant Accounting Policies section of Note 2 for the three levels of the valuation hierarchy.
The Company uses interest rate caps to manage its interest rate exposure. These interest rate caps are recorded at fair value. Changes in fair value of are recognized as a component of Accumulated other comprehensive loss on the Consolidated Balance Sheets. The Company has elected to use the income approach to value the interest rate cap, using observable Level 2 market expectations at measurement dates and standard valuation techniques to convert future amounts to a single present discounted amount reflecting current market expectations about those future amounts. Level 2 inputs for derivative valuations are limited to inputs other than those quoted prices that are observable for the asset or liability (specifically LIBOR swap rates and credit risk at commonly quoted intervals). Mid-market pricing is used as a practical expedient. Derivatives are

EWC Ventures, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except unit and per unit amounts)
discounted to present value at the measurement date at overnight index swap rates. Refer to Note 11—Derivative instruments and hedging activity for additional discussion.
Fair value measurements are summarized below:
	Fair Market Value	Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Change in fair value included in comprehensive income
Interest rate cap
December 26, 2020	$(527)	$—	$(527)	$—	$208
December 28, 2019	$(735)	$—	$(735)	$—	$(405)

5.
Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following:
	December 26, 2020	December 28, 2019
Prepaid inventory	$2,000	$—
Prepaid other & other current assets	2,574	2,084
Total	$4,574	$2,084
The prepaid other & other current assets amounts are primarily comprised of prepaid technology and maintenance contracts, sales taxes, insurance, and rent.
6.
Inventory

Inventory is comprised of finished goods. The allowance for obsolete inventory included in Inventory on the Consolidated Balance Sheets was $6,599 and $1,229 as of December 26, 2020 and December 28, 2019, respectively. The increase in the inventory obsolescence reserve during the year ended December 26, 2020 related to a pilot program for certain retail products with a limited shelf-life that did not have a chance to scale, due to COVID-19, as well as a planned product restaging effort approved by management during the year ended December 26, 2020.
A summary of changes in the inventory obsolescence reserve for fiscal years 2020 and 2019 is as follows:
	December 26, 2020	December 28, 2019
Balance beginning of year	$1,229	$1,042
Charged to costs and expenses	6,656	552
Write-offs of reserved inventory	(1,286)	(365)
Balance end of year	$6,599	$1,229

EWC Ventures, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except unit and per unit amounts)
7.
Property and equipment, net

Property and equipment consisted of the following:
	December 26, 2020	December 28, 2019
Computer and other equipment	$487	$184
Computer software	8,700	6,653
Furniture and fixtures	974	1,124
Leasehold improvements	2,433	2,702
	12,594	10,663
Less: accumulated depreciation and amortization	(7,645)	(6,377)
	4,949	4,286
Construction-in-process	—	125
Software implementation-in-process	90	45
Total property and equipment, net	$5,039	$4,456
Depreciation and amortization expense related to property and equipment was $1,649 and $2,198 for the years ended December 26, 2020 and December 28, 2019, respectively. In fiscal year 2019, the Company recognized an impairment charge of $18,183 related to the Company’s abandonment of an internally developed point-of-sale software system.
8.
Goodwill and intangible assets, net

A summary of goodwill and intangible assets as of December 26, 2020 and December 28, 2019 is as follows:
	December 26, 2020
	Weighted Average Remaining Useful Life (Years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Franchisee relationships	7.74	$114,594	$(25,870)	$88,724
Reacquired rights	9.19	68,973	(8,304)	60,669
Favorable lease assets	1.24	170	(110)	60
		183,737	(34,284)	149,453
Indefinite-lived intangible:
Trade name	N/A	63,814	—	63,814
Total intangible assets		$247,551	$(34,284)	$213,267
Goodwill		$328,551	$—	$328,551
	December 28, 2019
	Weighted Average Remaining Useful Life (Years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Franchisee relationships	8.74	$114,594	$(14,442)	$100,152
Reacquired rights	9.92	36,182	(1,847)	34,335
Favorable lease assets	2.24	170	(61)	109
		150,946	(16,350)	134,596

EWC Ventures, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except unit and per unit amounts)
	December 28, 2019
	Weighted Average Remaining Useful Life (Years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Indefinite-lived intangible:
Trade name	N/A	63,814	—	63,814
Total intangible assets		$214,760	$(16,350)	$198,410
Goodwill		$328,551	$—	$328,551

Area representative rights represent an agreement with area representatives to sell franchise licenses and provide support to franchisees in a geographic region. From time to time, the Company enters into agreements to reacquire certain area representative rights. These reacquisition costs totaled $32,791 and $36,182 for the years ended December 26, 2020 and December 28, 2019, respectively. The initial term of the area representative agreements is ten years with an additional ten-year renewal at the option of the area representative. The reacquired rights are amortized on a straight-line basis over the remaining expected term of the agreement prior to the reacquisition. Amortization expense for reacquired rights was $6,457 and $1,847 for the years ended December 26, 2020 and December 28, 2019, respectively.
Franchisee relationships are amortized on a straight-line basis over the estimated useful life of the asset. Amortization expense for franchisee relationships was $11,428 for each of the years ended December 26, 2020 and December 28, 2019. Amortization expense for franchisee relationships and reacquired rights is included in Depreciation and amortization expense on the Consolidated Statements of Operations and Comprehensive Loss.
Favorable lease assets are amortized on a straight-line basis over the estimated useful life of the asset. Amortization of favorable lease assets of $48 and $61 was recorded within depreciation and amortization expense in the Consolidated Statements of Operations and Comprehensive Loss for the years ended December 26, 2020 and December 28, 2019, respectively.
Future expected amortization expense of the Company’s intangible assets as of December 26, 2020 is as follows:

Fiscal Years Ending	Franchisee Relationships	Reacquired Rights	Favorable Lease Assets
2021	$11,428	$6,555	$48
2022	11,428	6,555	12
2023	11,428	6,555	—
2024	11,428	6,555	—
2025	11,428	6,555	—
Thereafter	31,584	27,894	—
Total	$88,724	$60,669	$60

EWC Ventures, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except unit and per unit amounts)
9.
Accounts payable and accrued liabilities

Accounts payable and accrued liabilities consisted of the following:
	December 26, 2020	December 28, 2019
Accounts payable	$615	$3,838
Accrued inventory	3,321	906
Accrued compensation	2,169	5,679
Accrued taxes and penalties	1,732	1,708
Accrued lease termination costs	360	272
Accrued technology and subscription fees	1,536	2,233
Accrued interest	1,440	1,305
Accrued insurance settlement liability	—	2,100
Accrued AR development rights holdback liability	—	2,183
Other accrued liabilities	2,316	4,829
Total Accounts payable and accrued liabilities	$13,489	$25,053

10.
Long-term debt, net

Long-term debt consists of the following:
	December 26, 2020	December 28, 2019
Term Loan	$240,552	$227,956
Revolving Credit Facility	30,000	3,000
Less: current portion	(2,428)	(2,285)
Total long-term debt	268,124	228,671
Less: unamortized deferred financing costs	(5,149)	(5,677)
Total long-term debt, net	$262,975	$222,994
In September 2018, EW Holdco, LLC, a wholly owned subsidiary of the Company, entered into a Term Loan and Revolving Credit Agreement (the “Senior Secured Credit Facility”), which included a secured revolving credit facility (the “Revolving Credit Facility”) with maximum borrowings of $20,000 and a secured term loan (the “Term Loan”) for $190,000, with a maturity date of September 25, 2024. EW Intermediate Holdco, LLC, a wholly owned subsidiary of the Company and EW Holdco, LLC’s direct parent, granted to the lenders a first priority security interest in generally all rights, title and interest in, to and under substantially all assets and equity interests of such parties, which include substantially all tangible assets of the Company.
The Term Loan was amended on April 29, 2019, resulting in incremental borrowings of $40,000 subject to the same terms. On January 2, 2020, the Company executed another incremental borrowing of $15,000 subject to the same terms. In response to the COVID-19 pandemic, on May 7, 2020, the Senior Secured Credit Facility was amended to increase the borrowing capacity under the Revolving Credit Facility by $10,000 to an aggregate amount of up to $30,000. The Company analyzed the amendments pursuant to the guidance in ASC 470-50, Debt—Modifications and Extinguishments and determined that the amendments did not give rise to a modification nor an extinguishment, but rather an exercise of the original terms of the Senior Secured Credit Facility.
Borrowings under the Term Loan bear interest at an index rate as defined in the credit agreement governing the Senior Secured Credit Facility plus an applicable margin of 5.5% (6.5% at December 26, 2020), payable quarterly through December 28, 2019 and monthly thereafter. The Term Loan requires principal payments

EWC Ventures, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except unit and per unit amounts)
equal to approximately $2,400 per fiscal year, payable in quarterly installments with the final scheduled principal payment on the outstanding Term Loan borrowings due on September 25, 2024. Beginning in fiscal year 2020, additional principal payments could be due in May of each year, which are based upon a calculation of Excess Cash Flow, as defined in the credit agreement. No such payments were required in May 2020. Proceeds from the Senior Secured Credit Facility were used to repay the outstanding balance of $129,350 on an original secured term loan of $130,000 that was entered into on January 18, 2018. The remaining original proceeds were used to redeem a portion of the then existing members’ membership interests in the Company as part of the GA Acquisition, and proceeds from the incremental borrowings in fiscal year 2019 and 2020 were used for general corporate purposes and to reacquire certain area representative rights during fiscal year 2020.
The Revolving Credit Facility bears interest at the index rate, as defined in the credit agreement plus an applicable margin of 3.5% (4.25% at December 26, 2020). Interest was due and payable quarterly through December 28, 2019 and is payable monthly thereafter. The Revolving Credit Facility was fully drawn in May 2020. As of December 26, 2020, there was $30,000 outstanding under the Revolving Credit Facility. Proceeds from the Revolving Credit Facility were used for general corporate purposes as well as to reacquire certain area representative rights during fiscal year 2020.
The credit agreement governing our Senior Secured Credit Facility requires the Company to comply with a number of affirmative and negative covenants, including certain restrictions on additional indebtedness, liens against the Company’s and its subsidiaries assets, sales of assets, and other restrictions on payments. The credit agreement also contains a quarterly maintenance covenant that requires us to maintain a net leverage ratio (as defined in the credit agreement) that does not exceed 8.75 to 1.00. As result of the increased borrowings during fiscal year 2020, beginning with the month ended June 27, 2020 and for the twelve months thereafter, the Company is required to maintain $6,000 of minimum liquidity, as defined by the credit agreement. During this twelve-month period, the financial covenant requiring maintenance of a maximum leverage ratio, as defined by the credit agreement, is not in in effect.
Annual future principal payments due on the term loan as of December 26, 2020 are as follows:
Fiscal Years Ending	Amount
2021	$2,428
2022	2,428
2023	2,428
2024	233,268
Total principal	240,552
Less: unamortized debt discount	(5,149)
Total debt, net	$235,403

11.
Derivative instruments and hedging activities

In December 2018, the Company entered an interest rate cap derivative instrument which was designated as a cash flow hedge. The Company’s objective is to mitigate the impact of interest expense fluctuations on the Company’s profitability resulting from interest rate changes by capping the LIBOR component of the interest rate at 4.5% on $175,000 of principal outstanding under its long-term debt arrangement, as the interest rate cap provides for payments from the counterparty when LIBOR rises above 4.5%. The interest rate cap has a $175,000 notional amount and is effective December 31, 2018, for the monthly periods from and including January 31, 2019 through September 25, 2024. The interest rate cap has a deferred premium; accordingly, the Company will pay a monthly premium for the interest rate cap over the term of the agreement. The annual premium is equal to 0.11486% on the notional amount.

EWC Ventures, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except unit and per unit amounts)
Changes in the cash flows of interest rate cap derivatives designated as hedges are expected to be highly effective in offsetting the changes in interest payments on a principal balance equal to the designated derivative’s notional amount, attributable to the hedged risk. Changes in the fair value of the interest rate cap are recognized in other comprehensive income and are reclassified out of accumulated other comprehensive income and into interest expense when the hedged interest obligations affect earnings. Cash flows related to derivatives qualifying as hedges are included in the same section of the Consolidated Statements of Cash Flows as the underlying assets and liabilities being hedged. Refer to Note 4—Fair value measurements for information on the fair value of the Company’s interest rate cap derivative instrument.
Our cash flow hedge position related to the interest rate cap derivative instrument is as follows:
	Balance Sheet Classification	December 26, 2020	December 28, 2019
Derivatives designated as hedging instruments:
Interest rate cap, non-current portion	Other non-current assets	$—	$90
Interest rate cap, current portion	Other current liabilities	(181)	(180)
Interest rate cap, non-current portion	Other long-term liabilities	(346)	(645)
Total derivative liabilities designated as hedging instruments		$(527)	$(735)

12.
Commitments and contingencies

Leases
The Company leases various retail locations and office space under non-cancellable lease agreements with terms expiring through February 2026. The Company is required, under the terms of certain of its lease agreements, to pay for common area maintenance. Common area maintenance rates are adjusted annually by the landlords and calculated based on the monthly square footage occupied by the Company. Rent expense, including common area maintenance and property taxes, was $3,064 and $2,774 for the years ended December 26, 2020 and December 28, 2019, respectively, and is included in Selling, general and administrative expense on the Consolidated Statements of Operations and Comprehensive Loss.
Aggregate future minimum annual rental payments required under the lease agreements as of December 26, 2020, are as follows and do not include taxes and common area maintenance:
Fiscal Years Ending	Amount
2021	$2,398
2022	2,166
2023	1,573
2024	1,429
2025	1,212
Thereafter	2,180
Total	$10,958
Exit or Disposal Activities
During fiscal year 2019, the Company relocated its corporate headquarters from Hallandale Beach, Florida to Plano, Texas. As a result of this relocation, the Company vacated a portion of its leased properties in Hallandale Beach and recognized an exit obligation charge and related exit obligation liability on the cease-use date, in accordance with ASC 420, Exit or Disposal Cost Obligations. In fiscal year 2020, the Company

EWC Ventures, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except unit and per unit amounts)
vacated the remaining portion of the leased property in Hallandale Beach and recognized an exit obligation charge and related liability on the cease-use date for the remaining portion of the property. A summary of the exit liability and related activity for the periods presented is as follows:
Exit Cost Obligation – Leases
Exit cost obligation at cease-use date in fiscal 2019	$778
Exit cost obligation at December 28, 2019	$778
Additional exit cost obligation at cease-use date in fiscal 2020	159
Accretion during fiscal year 2020	11
Net payments made during fiscal year 2020	(333)
Exit cost obligation at December 26, 2020	$615
The charges, recorded as Selling, general and administrative expenses on the Consolidated Statements of Operations and Comprehensive Loss, primarily included the present value of the remaining lease obligation on the cease use dates, net of estimated sublease income. The total cost expected to be incurred for these exit obligations is $957 which includes $937 in exit costs fully recorded at the cease-use dates and $20 of total accretion expense.
The current and non-current components of the exit liabilities related to the leased property were included within Accounts payable and accrued liabilities and Other long-term liabilities on the Consolidated Balance Sheets, respectively, as follows:
	December 26, 2020	December 28, 2019
Accounts payable and accrued liabilities	$360	$272
Other long-term liabilities	255	506
Total exit cost obligation	$615	$778
Purchase Commitments
As of December 26, 2020, the Company had purchase commitments of approximately $6,549, primarily related to inventory and advertising, of which the Company expects to pay $6,418 during fiscal year 2021.
Litigation
The Company is exposed to various asserted and unasserted potential claims encountered in the normal course of business. Although the outcomes of potential legal proceedings are inherently difficult to predict, the Company does not expect the resolution of these occasional legal proceedings to have a material effect on its financial position, results of operations, or cash flow.
13.
Mezzanine equity and members’ equity

As outlined in the Company’s Fourth Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”), there are four classes of membership interests:
Class A Units
On September 25, 2018, the Company converted its issued and outstanding common units and incentive units into 34,710,282 Class A Common Units (“Class A Units”). There are 8,309,193 Class A Units held by the founders of the Company through EWC Holdings, Inc. (“Class A Founders’ Units”), which are redeemable at fair value at EWC Holdings’ option if no sale transaction or initial public offering (“IPO”) has occurred prior

EWC Ventures, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except unit and per unit amounts)
to the 8th anniversary of the GA Closing Date (September 25, 2018). As the Class A Founders’ Units are contingently redeemable, the Class A Founders’ Units are presented as “Mezzanine equity” in the Company’s Consolidated Balance Sheets and Consolidated Statements of Mezzanine Equity and Members’ Equity and are measured at fair value. All other Class A Units do not have a redemption option and are presented within permanent Members’ equity. Class A Units represent common interests that hold a voting interest equal to the percentage determined by dividing the aggregate number of Class A Units and Class D Units held by such Member, by the aggregate number of issued and outstanding Class A Units and Class D Units. Class A Units hold a distribution preference over Class B and Class C Units.
Class B Unit
The Class B Unit provides for the allocation of profits from the Company to EWC Management Holdco, LLC (“Management Holdco”). Management Holdco holds Class A Units and Class C Units on behalf of certain individuals as well as the Class B Unit and facilitates the implementation of the Incentive Plan (as defined in Note 14) and the allocation of profits interests awarded thereunder. The Company and Management Holdco adopted the Incentive Plan authorizing up to 4,733,220 Class B Units of Management Holdco, subject to adjustment in accordance with the Incentive Plan and the Operating Agreement. The Class B Unit provides an interest in the future profits of the Company satisfying the requirements for a partnership profits interest transferred in connection with the performance of services. The Incentive Units issued under the Operating Agreement were also structured as profits interests. The Class B Unit has no voting rights.
Class C Units
On September 25, 2018, the Company issued 1,000 Class C Units in connection with the GA Acquisition described in Note 1. Class C Units dilute other units by participating exclusively in a deferred payment amount of $20,000, which is only payable upon a market condition event. Class C units have no voting or distribution rights.
Class D Units
On May 7, 2020, the Company entered into a Subscription Agreement with GA Collections under which the Company issued 1,742,798 “Class D Units” to GA Collections for $10.00 per unit for total proceeds of $17,428. In connection with this issuance, the Company amended its operating agreement such that the Class D Units were subject to the terms of the Third Amended and Restated Limited Liability Company Agreement dated May 7, 2020.
On June 15, 2020, the Company entered into a Subscription Agreement with EWC Holdings, Inc. under which the Company issued 598,468 additional Class D Units for $10.00 per unit for total proceeds of $5,985. On June 15, 2020, the Company also issued 158,734 Class D Units to various other investors resulting in total aggregate proceeds of $1,587.
Class D Units hold a voting interest equal to the percentage determined by dividing the aggregate number of Class A Units and Class D Units held by such Member, by the aggregate number of issued and outstanding Class A Units and Class D Units. Class D Units hold a distribution preference over Class A, B and C Units. Class D Units also have a preferred return of 10% on unreturned capital as defined in the Operating Agreement that accrues daily and is compounded quarterly.
The Class D Units are redeemable at the option of the holders upon an IPO. As the Class D Units are contingently redeemable, and GA Collections, the holder of the Class D units, has the right to cause the Class D Units to become redeemable due to their control of the Board of Directors, the Class D Units are presented as “Mezzanine equity” in the Company’s Consolidated Balance Sheets and Consolidated Statements of Mezzanine Equity and Members’ Equity. The Class D Units are not accreted to redemption value as the Company does not currently believe that the related contingent events and the redemption of the Units is probable to occur.

EWC Ventures, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except unit and per unit amounts)
Distribution
All distributions are made to the members of the Company as follows: first to the holders of Class D Units, pro rata in accordance with their respective ownership of Class D units, until the cumulative distributions to each holder are equal to the aggregate original Class D Units purchase price of all the units held by such Member then outstanding; second, to the holders of Class D Units, pro rata in accordance with their respective ownership of Class D units, until the unreturned Class D preferred return is equal to zero; third, to the holders of Class A Units, pro rata in accordance with their respective ownership of Class A Units, until the cumulative distributions to each holder are equal to the aggregate original Class A units purchase price of all the units held by such Member then outstanding; fourth, to the holders of Class A Units, Class D Units and the Class B Unit, pro rata in accordance with their percentage interests until the cumulative aggregate distributions to the General Atlantic Members in respect of their Class A Units held on the GA closing date yield a return on invested capital multiple of 2.0; fifth, to the holders of Class C Units, pro rata in accordance with their respective ownership of Class C Units, until the aggregate distributions to the Class C Units are equal to the deferred payment amounts, and sixth, to the holders of Class A Units, Class D Units and the Class B Unit, pro rata in accordance with their percentage interests.
Liquidation Preference
Upon a Dissolution Event (as defined in the Operating Agreement), the Company will be liquidated and its affairs will be wound up. All proceeds from such liquidation will be distributed first to creditors, and then to members in accordance with the distribution preferences described above.
14.
Equity-based compensation

On December 12, 2018, the Company and Management Holdco adopted the Amended and Restated EWC Management Holdco, LLC Equity Incentive Plan (the “Incentive Plan”), under which Management Holdco may grant Class B Units of Management Holdco (“Incentive Units”) to employees, directors, and consultants of the Company and its subsidiaries. The maximum number of shares that may be issued under the Plan was 4,733,220 as of December 26, 2020 and December 28, 2019.
The Company’s Board of Directors approves this issuance of Incentive Units and determines the vesting schedule for all equity awards. Time-based Incentive Units granted under the Plan generally vest over 5 years. The Company expenses time-based Incentive Units granted to employees based on the fair value of the award on a straight-line basis over the associated service period of the award.
Incentive Units with performance-based vesting criteria vest in one or more tranches contingent upon the achievement of pre-determined milestones related to the achievement of certain targets. Unit-based compensation expense is recognized for these awards over the vesting period based on the projected probability of achievement of the respective target(s). In each period, the stock-based compensation expense may be adjusted, as necessary, in response to any changes in the Company’s forecast with respect to the recipient achieving his target(s).
The Company estimates the fair value of Incentive Units as of the grant date based on a determination of the total fair value of the Company’s equity as of the valuation date which is then run through a hypothetical liquidation model. The weighted average assumptions for the grants are provided in the following table. Since the Company’s shares are not publicly traded, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The term is based on the estimated time to a liquidity event. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve at the date of grant.

EWC Ventures, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except unit and per unit amounts)
Valuation assumptions:
	December 26, 2020	December 28, 2019
Term	2.2	3.1
Risk-free Rate	0.6%	2.2%
Volatility	46%	34%
Dividend yield	—	—
The following table summarizes activity under the Incentive Plan for time-based awards:
	Units	Weighted average grant date fair value
Unvested outstanding, December 28, 2019	2,352,292	$2.57
Granted	244,371	2.63
Vested	(652,079)	2.26
Forfeited	(108,715)	2.28
Unvested outstanding, December 26, 2020	1,835,869	$2.70
Vested as of December 26, 2020	652,079	$2.26
The following table summarizes activity under the Incentive Plan for performance-based awards:
	Units	Weighted average grant date fair value
Unvested outstanding, December 28, 2019	1,568,704	$0.38
Granted	245,774	0.68
Vested	—	—
Forfeited	(96,167)	0.33
Unvested outstanding, December 28, 2019	1,718,311	$0.49
Vested as of December 26, 2020	—	—
The Company recognized approximately $2,052 and $1,570 in unit-based compensation expense in Selling, general, and administrative expense related to Class B Units during the years ended December 26, 2020 and December 28, 2019, respectively. As of December 26, 2020, there was approximately $3,959 of total unrecognized compensation cost related to time-based Incentive Units. The total unrecognized compensation cost will be adjusted for future forfeitures as they occur. As of December 26, 2020, the Company expects to recognize its remaining time-based Incentive Unit compensation expense over a weighted-average period of 2.9 years. As of December 26, 2020, there was approximately $853 of total unrecognized compensation cost related to performance-based Incentive Units.
15.
Revenue from contracts with customers

Costs to obtain a contract
Costs to obtain a contract include commissions paid to area representatives associated with the sale of franchises within the area representative’s respective region. As of December 26, 2020 and December 28, 2019, $453 and $429 of commissions paid in connection with the sale of franchise licenses are capitalized within prepaid expenses and other current assets (short-term portion) and $2,630 and $2,994 are capitalized

EWC Ventures, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except unit and per unit amounts)
within other non-current assets (long-term portion), respectively. The commissions are amortized to expense over the expected life of the related franchise agreement. $429 and $395 of commissions was amortized to selling, general and administrative expenses during the year ended December 26, 2020 and December 28, 2019, respectively.
Contract Liabilities
Contract liabilities consist of deferred revenue resulting from franchise fees, which are generally recognized on a straight-line basis over the term of the underlying franchise agreement. Also included are service revenues from corporate-owned centers, including customer prepayments in connection with the Wax Pass program. Contract liabilities are classified as Deferred revenue on the Consolidated Balance Sheets.
Deferred franchise fees are reduced as fees are recognized in revenue over the term of the franchise license for the respective center. Deferred service revenues are recognized over time as the services are performed. The following table reflects the change in contract liabilities between December 29, 2018 and December 26, 2020:
Contract liabilities
Balance at December 29, 2018	$8,179
Revenue recognized that was included in the contract liability at the beginning of the year	(3,408)
Increase, excluding amounts recognized as revenue during the period	4,486
Balance at December 28, 2019	$9,257
Revenue recognized that was included in the contract liability at the beginning of the year	(2,461)
Increase, excluding amounts recognized as revenue during the period	2,083
Balance at December 26, 2020	$8,879
The weighted average remaining amortization period for deferred revenue is 4.2 years.
The following table illustrates estimated revenues expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) as of December 26, 2020. The Company has elected to exclude short term contracts, sales-based royalties and any other variable consideration recognized on an “as invoiced” basis.
Contract liabilities to be recognized in:	Amount
2021	$2,351
2022	1,004
2023	974
2024	914
2025	844
Thereafter	2,792
Total	$8,879

EWC Ventures, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except unit and per unit amounts)
The summary set forth below represents the balances in deferred revenue as of December 26, 2020 and December 28, 2019:
	December 26, 2020	December 28, 2019
Franchise fees	$7,542	$7,657
Service revenue	1,337	1,600
Total deferred revenue	8,879	9,257
Long-term portion of deferred revenue	6,528	6,799
Current portion of deferred revenue	$2,351	$2,458

16.
Employee retirement plan

The Company offers its employees the opportunity to participate in a defined contribution retirement plan, where eligible employees may contribute a percentage of their annual compensation subject to limitations set by the Internal Revenue Code. For the years ended December 26, 2020 and December 28, 2019, the employer match expense recognized under this plan was $301 and $375, respectively, of which, $291 and $353, respectively, is included in Selling, general and administrative expenses and $10 and $22, respectively, is included in Cost of revenue on the Consolidated Statements of Operations and Comprehensive Loss. Amounts due to the plan administrator were $33 and $16 at December 26, 2020 and December 28, 2019, respectively, included in Accounts payable and accrued liabilities on the Consolidated Balance Sheets.
17.
Related party transactions

The Company recognized advances to certain related party members of $689 as of December 26, 2020 and $811 as of December 28, 2019 related to payments of fees on behalf of the members in connection with the GA Acquisition. These advances are reported in Advances to related parties within the Consolidated Balance Sheets. In 2020, the Company agreed that these advances would be settled through reduction of future distributions to members. The Company settled $122 of the advances in 2020 through a reduction of distributions to these members. Additionally, the Company pays fees to certain members for consulting services provided to the Company. Related party consulting fees of $200 and $200 are included in Selling, general, and administrative expenses in the Consolidated Statements of Operations and Comprehensive Loss for the years ended December 26, 2020 and December 28, 2019, respectively.
18.
Net loss per unit

Net loss per unit is computed using the “two-class” method by dividing the net loss applicable to each respective class by the weighted average number of units outstanding during the period. Net losses are allocated to the Class A Founders’ Units and the Class A Units. There were no dilutive securities in 2020 and 2019 and therefore, basic and diluted net loss per unit have been presented together. There were no securities outstanding during 2020 and 2019 that were excluded from diluted net loss per unit on the basis of being anti-dilutive.
Loss per unit for the periods presented is computed as follows:
	December 26, 2020	December 28, 2019
Net loss	$(21,495)	$(24,396)
Less: preferred return on Class D Units	(1,670)	—
Net loss applicable to common unitholders	$(23,165)	$(24,396)
Net loss applicable by class of common units
Class A Founders’ Units	$(5,545)	$(5,840)

EWC Ventures, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except unit and per unit amounts)
	December 26, 2020	December 28, 2019
Class A Units	(17,620)	(18,556)
Net loss applicable to common unitholders	$(23,165)	$(24,396)
Weighted average outstanding units
Class A Founders’ Units	8,309,193	8,309,193
Class A Units	26,401,089	26,401,089
Basic and diluted net loss per unit applicable to unitholders:
Class A Founders’ Units	$(0.67)	$(0.70)
Class A Units	$(0.67)	$(0.70)

19.
Subsequent events

The Company has evaluated subsequent events through May 7, 2021, which is the date the financial statements were available to be issued.
On December 31, 2020, the Company entered an agreement to reacquire certain area representative rights totaling approximately $7,250, which is to be paid through cash on-hand. This agreement provided for the Company to pay approximately $4,000 as of December 31, 2020, and the remaining $3,250 through September 2021.

EWC VENTURES, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except unit and per unit amounts)
(Unaudited)
	March 27, 2021	December 26, 2020
ASSETS
Current assets:
Cash and cash equivalents	$28,687	$36,720
Accounts receivable, net	12,274	5,070
Inventory	14,654	10,280
Prepaid expenses and other current assets	8,432	4,574
Advances to related parties	689	689
Total current assets	64,736	57,333
Property and equipment, net	4,835	5,039
Intangible assets, net	216,142	213,267
Goodwill	328,551	328,551
Other non-current assets	3,300	2,710
Total assets	$617,564	$606,900
LIABILITIES, MEZZANINE EQUITY, AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$23,832	$13,489
Long-term debt, current portion	2,428	2,428
Deferred revenue, current portion	2,488	2,351
Other current liabilities	181	181
Total current liabilities	28,929	18,449
Long-term debt, net	262,702	262,975
Deferred revenue, net of current portion	6,601	6,528
Other long-term liabilities	690	925
Total liabilities	298,922	288,877
Commitments and contingencies (Note 9)
Mezzanine equity:
Class A Founders’ Units (8,309,193 Class A Founders’ Units authorized, issued and outstanding as of March 27, 2021 and December 26, 2020)	121,231	89,240
Class D Units (2,500,000 Class D Units authorized, issued and outstanding as of March 27, 2021 and December 26, 2020; aggregate liquidation preference of $27,298 and $26,670 as of March 27, 2021 and December 26, 2020, respectively)	24,909	24,909
Members’ equity:
Class A Units (26,311,170 and 26,401,089 Class A Units authorized, issued and outstanding as of March 27, 2021 and December 26, 2020)	264,849	265,791
Class B Unit (1 Class B Unit authorized, issued and outstanding as of March 27, 2021 and December 26, 2020)	—	—
Class C Units (1,000 Class C Units authorized, issued and outstanding as of March 27, 2021 and December 26, 2020)	—	—
Additional paid-in capital	—	83
Accumulated deficit	(91,979)	(61,473)
Accumulated other comprehensive loss	(368)	(527)
Total liabilities, mezzanine equity, and members’ equity	$617,564	$606,900
The accompanying notes are an integral part of these consolidated financial statements

EWC VENTURES, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME
(Amounts in thousands, except unit and per unit amounts)
(Unaudited)
	For the 13 Weeks Ended
	March 27, 2021	March 28, 2020
REVENUE
Product sales	$20,617	$18,345
Royalty fees	8,850	8,901
Marketing fees	4,934	3,559
Other revenue	2,256	2,018
Total revenue	36,657	32,823
OPERATING EXPENSES
Cost of revenue	9,931	8,678
Selling, general and administrative(1)	11,066	10,378
Advertising	4,884	3,688
Depreciation and amortization	5,138	4,898
Total operating expenses	31,019	27,642
Income from operations	5,638	5,181
Interest expense	(4,536)	(4,222)
NET INCOME	$1,102	$959
Items included in other comprehensive income:
Unrealized gain (loss) on cash flow hedge	159	(665)
TOTAL COMPREHENSIVE INCOME	$1,261	$294
Basic and diluted net income per unit
Class A Founders’ Units	$0.01	$0.03
Class A Units	$0.01	$0.03
Basic and diluted weighted average units outstanding
Class A Founders’ Units	8,309,193	8,309,193
Class A Units	26,323,027	26,401,089

(1) Includes the following amounts paid to related parties, see Note 11	$33	$50
The accompanying notes are an integral part of these consolidated financial statements

EWC VENTURES, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)
	For the 13 Weeks Ended
	March 27, 2021	March 28, 2020
Cash flows from operating activities:
Net income	$1,102	$959
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	5,138	4,898
Amortization of deferred financing costs	334	88
Provision for bad debts	104	—
Equity compensation	298	827
Changes in assets and liabilities:
Accounts receivable	(8,206)	3,044
Inventory	(4,374)	(3,896)
Prepaid expenses and other assets	(3,479)	388
Accounts payable and accrued liabilities	6,962	(5,164)
Deferred revenue	210	212
Other long-term liabilities	(76)	94
Net cash (used in) provided by operating activities	(1,987)	1,450
Cash flows from investing activities:
Purchases of property and equipment	(224)	(1,320)
Reacquisition of area representative rights	(4,275)	(28,192)
Net cash used in investing activities	(4,499)	(29,512)
Cash flows from financing activities:
Proceeds on line of credit	—	17,000
Proceeds on long-term debt	—	15,000
Principal payments on long-term debt	(607)	(576)
Deferred loan costs	—	(35)
Distributions to members	—	(1,683)
Contributions from members	2	—
Repurchase of Class A Units	(942)	—
Net cash (used in) provided by financing activities	(1,547)	29,706
Net (decrease) increase in cash	(8,033)	1,644
Cash, beginning of period	36,720	10,264
Cash, end of period	$28,687	$11,908
Supplemental cash flow information:
Cash paid for interest	$4,187	$3,854
Non-cash investing activities:
Reacquired rights purchased included in accounts payable and accrued liabilities	$3,381	$4,239
Non-cash financing activities:
Non-cash equity distributions	$—	$122
The accompanying notes are an integral part of these consolidated financial statements

EWC VENTURES, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND MEMBERS’ EQUITY
(Amounts in thousands, except unit and per unit amounts)
(Unaudited)
	MEZZANINE EQUITY				MEMBERS’ EQUITY						Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total members’ equity
	Class A Founders’ Units		Class D Units		Class A Units		Class B Units		Class C Units
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount
Balance at December 26, 2020	8,309,193	$89,240	2,500,000	$24,909	26,401,089	$265,791	1	$—	1,000	$—	$83	$(61,473)	$(527)	$203,874
Equity compensation	—	—	—	—	—	—	—	—	—	—	298	—	—	298
Repurchase of Class A Units	—	—	—	—	(89,919)	(942)	—	—	—	—	—	—	—	(942)
Contributions	—	—	—	—	—	—	—	—	—	—	2	—	—	2
Unrealized gain on cash flow hedge	—	—	—	—	—	—	—	—	—	—	—	—	159	159
Accretion of Class A Founders’ Units to redemption value	—	31,991	—	—	—	—	—	—	—	—	(383)	(31,608)	—	(31,991)
Net income	—	—	—	—	—	—	—	—	—	—	—	1,102	—	1,102
Balance at March 27, 2021	8,309,193	$121,231	2,500,000	$24,909	26,311,170	$264,849	1	$—	1,000	$—	$—	$(91,979)	$(368)	$172,502
	MEZZANINE EQUITY				MEMBERS’ EQUITY						Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total members’ equity
	Class A Founders’ Units		Class D Units		Class A Units		Class B Units		Class C Units
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount
Balance at December 28, 2019	8,309,193	$104,280	—	$—	26,401,089	$265,791	1	$—	1,000	$—	$—	$(55,018)	$(735)	$210,038
Equity compensation	—	—	—	—	—	—	—	—	—	—	827	—	—	827
Distributions	—	—	—	—	—	—	—	—	—	—	(827)	(978)	—	(1,805)
Unrealized loss on cash flow hedge	—	—	—	—	—	—	—	—	—	—	—	—	(665)	(665)
Reduction of Class A Founders’ Units to redemption value	—	(17,781)	—	—	—	—	—	—	—	—	—	17,781	—	17,781
Net income	—	—	—	—	—	—	—	—	—	—	—	959	—	959
Balance at March 28, 2020	8,309,193	$86,499	—	$—	26,401,089	$265,791	1	$—	1,000	$—	$—	$(37,256)	$(1,400)	$227,135
The accompanying notes are an integral part of these consolidated financial statements

EWC VENTURES, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except unit and per unit amounts)
(Unaudited)
1.
Nature of business and organization

EWC Ventures, LLC (the “Company” or “EWC Ventures”) was organized on December 12, 2012 as a limited liability company in the State of Delaware. Through its wholly owned subsidiaries, the Company is engaged in selling franchises of European Wax Center, distributing facial and body waxing products to franchisees and providing waxing services directly to consumers at various locations throughout the United States.
On August 8, 2018, the Company entered into an Agreement and Plan of Merger (“Merger”) with General Atlantic (EW) Collections, L.P. (“GA Collections”), an entity controlled by affiliates of General Atlantic LLC (“General Atlantic”), and EWC Merger Sub, LLC pursuant to which, GA Collections agreed to acquire a controlling interest in the Company. The merger closed on September 25, 2018 (the “GA Acquisition”) and the Company became a subsidiary of GA Collections on that date.
The Company operates on a fiscal calendar which, in a given year, consists of a 52- or 53-week period ending on the Saturday closest to December 31st. The quarters ended March 27, 2021 and March 28, 2020 both consisted of 13 weeks.
These unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates that the Company will realize its assets and satisfy its liabilities in the ordinary course of business and as such, include no adjustments that might be necessary in the event that the Company is unable to operate on this basis.
2.
Summary of significant accounting policies

(a)
Basis of presentation and consolidation

The accompanying unaudited condensed consolidated financial statements have been presented in conformity with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The condensed consolidated balance sheet as of December 26, 2020 is derived from the audited consolidated financial statements but does not include all disclosures required by GAAP. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the related notes thereto for the year ended December 26, 2020 included elsewhere in this prospectus.
In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all normal recurring adjustments necessary for a fair statement of the Company’s financial position, results of operations, and cash flows for the periods presented. All intercompany accounts and transactions have been eliminated in consolidation.
Accounting policies used in the preparation of these unaudited condensed consolidated financial statements are consistent with the accounting policies described in the audited consolidated financial statements and the related notes thereto for the year ended December 26, 2020 included elsewhere in this prospectus.
(b)
Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results. Significant areas where estimates and judgments are relied upon by management in the preparation of the financial statements include revenue recognition, inventory reserves, the expected life of franchise agreements, the useful life of reacquired rights, valuation of equity-based compensation awards, and the evaluation of the recoverability of goodwill and long-lived assets, including indefinite-lived intangible assets. Actual results could differ from those estimates.

EWC VENTURES, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except unit and per unit amounts)
(Unaudited)
(c)
COVID-19 pandemic

The Company is continuing to monitor the ongoing COVID-19 pandemic and its impact on its business. Beginning in March 2020, in response to the COVID-19 pandemic, most franchisees temporarily closed their centers in order to promote the health and safety of its members, team members and their communities. In April 2020, the entire franchise network was temporarily closed. Beginning in May 2020, certain governors announced steps to restart non-essential business operations in their respective states and certain centers began to re-open. As of March 2021, all of the Company’s nationwide network had re-opened.
Although conditions in the United States have recently improved, there is a significant amount of uncertainty about the effects a resurgence in COVID-19 cases could have on our business, our industry and overall economic activity.
(d) Implications of being an Emerging Growth Company
The Company is an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. Section 107 of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with those standards. The Company has elected to use the extended transition period for complying with new or revised accounting standards.
(e) Recently adopted accounting pronouncements
In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. Under this standard, companies will apply the same criteria for capitalizing implementation costs as they would for an arrangement that has a software license. The adoption of this new guidance prescribes the balance sheet, statement of operations, and cash flow classification of the capitalized implementation costs and related amortization expense, and additional quantitative and qualitative disclosures. This standard is effective for fiscal years beginning after December 15, 2021. This standard may be applied either prospectively to eligible costs incurred on or after the date of the new guidance or retrospectively. The Company adopted this standard on December 27, 2020 (the beginning of its fiscal year 2021) on a prospective basis. The adoption of this standard did not have a significant impact on our financial statements.
(f) Recently issued accounting pronouncements not yet adopted
In February 2016, the FASB issued ASU 2016-02, Leases and established ASC Topic 842, Leases (“ASC 842”), which supersedes ASC Topic 840, Leases. ASC 842 requires a lessee to recognize a lease right-of-use (“ROU”) asset and a corresponding lease liability on its balance sheet along with additional qualitative and quantitative disclosures. ROU assets and lease liabilities are recognized at the commencement date based on the present value of future payments. ASC 842 is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the effect the adoption of this standard will have on its financial statements, including the materiality of the addition of ROU assets and lease liabilities on its balance sheet.
In June 2017, the FASB issued ASU 2016-13, Financial Instruments (Topic 326)—Measurement of Credit Losses on Financial Instruments, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. The standard replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13, and related amendments, are effective for fiscal years beginning after December 15, 2022. The Company has not completed its assessment of the standard but does not expect the adoption to have a material impact on its financial statements.

EWC VENTURES, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except unit and per unit amounts)
(Unaudited)
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform: Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The amendments in this update, as well as subsequently issued amendments, provide temporary, optional guidance to ease the burden in accounting for reference rate reform. The amendments provide optional expedients and exceptions for applying GAAP to transactions affected by reference rate reform if certain criteria are met. The amendments primarily include relief related to contract modifications and hedging relationships. The relief provided by this ASU does not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022. However, hedging relationships that apply certain optional expedients prior to December 31, 2022, will be retained through the end of the hedging relationship, including for periods after December 31, 2022. We will evaluate the impact of this guidance as contracts are modified through December 2022.
3.
Fair value measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
We use valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to their present value on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement costs). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. These two types of inputs create a three-tier fair value hierarchy that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.
GAAP categorizes inputs used in fair value measurements into three broad levels as follows:
•
(Level 1) Quoted prices in active markets for identical assets or liabilities.

•
(Level 2) Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, similar assets and liabilities in markets that are not active or can be corroborated by observable market data.

•
(Level 3) Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes valuation techniques that involve significant unobservable inputs.

The Company uses interest rate caps to manage its interest rate exposure. These interest rate caps are recorded at fair value. Changes in fair value of our interest rate caps are recognized as a component of Accumulated other comprehensive loss on the condensed consolidated balance sheets. The Company has elected to use the income approach to value the interest rate cap, using observable Level 2 market expectations at measurement dates and standard valuation techniques to convert future amounts to a single present discounted amount reflecting current market expectations about those future amounts. Level 2 inputs for derivative valuations are limited to inputs other than those quoted prices that are observable for the asset or liability (specifically LIBOR swap rates and credit risk at commonly quoted intervals). Mid-market pricing is used as a practical expedient. Derivatives are discounted to present value at the measurement date at overnight index swap rates. Refer to Note 8—Derivative instruments and hedging activity for additional discussion.

EWC VENTURES, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except unit and per unit amounts)
(Unaudited)
Fair value measurements are summarized below:
	Fair Market Value	Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Interest rate cap
March 27, 2021	$(368)	$—	$(368)	$—
December 26, 2020	$(527)	$—	$(527)	$—
The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short-term nature of these instruments. Debt under the secured term loan (the “Term Loan”) of $239,945 and the secured revolving credit facility (the “Revolving Credit Facility”) of $30,000 approximate the fair value due to the variable rate and the fact that since the amendment to the Term Loan and Revolving Credit Agreement (the “Senior Secured Credit Facility”) was negotiated in May 2020 there have been no significant changes in our credit rating or pricing of similar debt.
4.
Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following:
	March 27, 2021	December 26, 2020
Prepaid inventory	$1,505	$2,000
Deferred IPO fees	2,039	39
Prepaid other & other current assets	4,888	2,535
Total	$8,432	$4,574
The prepaid other & other current assets amounts are primarily composed of prepaid technology, marketing and maintenance contracts, sales taxes, insurance and rent.
5.
Intangible assets, net

A summary of intangible assets as of March 27, 2021 and December 26, 2020 is as follows:
	March 27, 2021
	Weighted Average Remaining Useful Life (Years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Franchisee relationships	7.49	$114,594	$(28,727)	$85,867
Reacquired rights	9.07	76,557	(10,144)	66,413
Favorable lease assets	0.99	170	(122)	48
		191,321	(38,993)	152,328
Indefinite-lived intangible:
Trade name	N/A	63,814	—	63,814
Total intangible assets		$255,135	$(38,993)	$216,142
	December 26, 2020
	Weighted Average Remaining Useful Life (Years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Franchisee relationships	7.74	$114,594	$(25,870)	$88,724

EWC VENTURES, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except unit and per unit amounts)
(Unaudited)
	December 26, 2020
	Weighted Average Remaining Useful Life (Years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Reacquired rights	9.19	68,973	(8,304)	60,669
Favorable lease assets	1.24	170	(110)	60
		183,737	(34,284)	149,453
Indefinite-lived intangible:
Trade name	N/A	63,814	—	63,814
Total intangible assets		$247,551	$(34,284)	$213,267

Area representative rights represent an agreement with area representatives to sell franchise licenses and provide support to franchisees in a geographic region. From time to time, the Company enters into agreements to reacquire certain area representative rights. During the 13 weeks ended March 27, 2021, reacquisition costs totaled $7,656. Of the total consideration, $4,275 was paid during the 13 weeks ended March 27, 2021 and $3,381 is related to certain purchase price holdbacks which are recorded in accounts payable and accrued liabilities on the condensed consolidated balance sheet as of March 27, 2021. These purchase price holdbacks were paid in May 2021.
During the 13 weeks ended March 28, 2020, reacquisition costs totaled $32,431 which consisted of $28,192 of cash consideration paid during the period and $4,239 of certain purchase price holdbacks, which were paid during the remainder of fiscal year 2020.
The initial term of the area representative agreements is ten years with an additional ten-year renewal at the option of the area representative. The reacquired rights are amortized on a straight-line basis over the remaining expected term of the agreement prior to the reacquisition. Amortization expense for reacquired rights was $1,840 and $1,658 for the 13 weeks ended March 27, 2021 and March 28, 2020, respectively.
Franchisee relationships are amortized on a straight-line basis over the estimated useful life of the asset. Amortization expense for franchisee relationships was $2,857 for both the 13 weeks ended March 27, 2021 and March 28, 2020. Amortization expense for franchisee relationships and reacquired rights is included in depreciation and amortization expense on the condensed consolidated statements of operations and comprehensive income.
Favorable lease assets are amortized on a straight-line basis over the estimated useful life of the asset. Amortization of favorable lease assets of $12 was recorded within depreciation and amortization expense in the condensed consolidated statements of operations and comprehensive income for both the 13 weeks ended March 27, 2021 and March 28, 2020, respectively.
Future expected amortization expense of the Company’s intangible assets as of March 27, 2021 is as follows:
Fiscal Years Ending	Franchisee Relationships	Reacquired Rights	Favorable Lease Assets
2021 (from March 28, 2021)	$8,571	$5,523	$36
2022	11,428	7,364	12
2023	11,428	7,364	—
2024	11,428	7,364	—
2025	11,428	7,364	—
Thereafter	31,584	31,434	—
Total	$85,867	$66,413	$48

EWC VENTURES, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except unit and per unit amounts)
(Unaudited)
6.
Accounts payable and accrued liabilities

Accounts payable and accrued liabilities consisted of the following:
	March 27, 2021	December 26, 2020
Accounts payable	$9,283	$615
Accrued inventory	4,351	3,321
Accrued compensation	1,953	2,169
Accrued taxes and penalties	1,713	1,732
Accrued lease termination costs	366	360
Accrued technology and subscription fees	265	1,536
Accrued interest	1,436	1,440
Accrued professional fees	2,528	967
Other accrued liabilities	1,937	1,349
Total Accounts payable and accrued liabilities	$23,832	$13,489

7.
Long-term debt, net

Long-term debt consists of the following:
	March 27, 2021	December 26, 2020
Term Loan	$239,945	$240,552
Revolving Credit Facility	30,000	30,000
Less: current portion	(2,428)	(2,428)
Total long-term debt	267,517	268,124
Less: unamortized deferred financing costs	(4,815)	(5,149)
Total long-term debt, net	$262,702	$262,975
In September 2018, EW Holdco, LLC, a wholly owned subsidiary of the Company, entered into the Senior Secured Credit Facility, which included the Revolving Credit Facility and the Term Loan, with a maturity date of September 25, 2024. EW Intermediate Holdco, LLC, a wholly owned subsidiary of the Company and EW Holdco, LLC’s direct parent, granted to the lenders a first priority security interest in generally all rights, title and interest in, to and under substantially all assets and equity interests of such parties, which include substantially all tangible assets of the Company.
Borrowings under the Term Loan bear interest at an index rate as defined in the credit agreement governing the Senior Secured Credit Facility plus an applicable margin of 5.5% (6.5% at March 27, 2021) and is payable monthly. The Term Loan requires principal payments equal to approximately $2,400 per fiscal year, payable in quarterly installments with the final scheduled principal payment on the outstanding Term Loan borrowings due on September 25, 2024. Beginning in fiscal year 2020, additional principal payments could be due in May of each year, which are based upon a calculation of Excess Cash Flow, as defined in the credit agreement.
The Revolving Credit Facility has a maximum borrowing capacity of $30,000 and bears interest at the index rate, as defined in the credit agreement plus an applicable margin of 3.5% (4.25% at March 27, 2021). Interest on the Revolving Credit Facility is payable monthly.
The credit agreement governing our Senior Secured Credit Facility requires the Company to comply with a number of affirmative and negative covenants, including certain restrictions on additional indebtedness, liens against the Company’s and its subsidiaries assets, sales of assets, and other restrictions on payments. The

EWC VENTURES, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except unit and per unit amounts)
(Unaudited)
credit agreement also contains a quarterly maintenance covenant that requires us to maintain a net leverage ratio (as defined in the credit agreement) that does not exceed 8.75 to 1.00. As result of the increased borrowings during fiscal year 2020, beginning with the month ended June 27, 2020 and for the twelve months thereafter, the Company is required to maintain $6,000 of minimum liquidity, as defined by the credit agreement. During this twelve-month period, the financial covenant requiring maintenance of a maximum leverage ratio, as defined by the credit agreement, is not in in effect.
8.
Derivative instruments and hedging activities

In December 2018, the Company entered into an interest rate cap derivative instrument which was designated as a cash flow hedge. The Company’s objective is to mitigate the impact of interest expense fluctuations on the Company’s profitability resulting from interest rate changes by capping the LIBOR component of the interest rate at 4.5% on $175,000 of principal outstanding under its long-term debt arrangement, as the interest rate cap provides for payments from the counterparty when LIBOR rises above 4.5%. The interest rate cap has a $175,000 notional amount and is effective December 31, 2018, for the monthly periods from and including January 31, 2019 through September 25, 2024. The interest rate cap has a deferred premium; accordingly, the Company will pay a monthly premium for the interest rate cap over the term of the agreement. The annual premium is equal to 0.11486% on the notional amount.
Changes in the cash flows of interest rate cap derivatives designated as hedges are expected to be highly effective in offsetting the changes in interest payments on a principal balance equal to the designated derivative’s notional amount, attributable to the hedged risk. Changes in the fair value of the interest rate cap are recognized in other comprehensive income and are reclassified out of accumulated other comprehensive income and into interest expense when the hedged interest obligations affect earnings. Cash flows related to derivatives qualifying as hedges are included in the same section of the condensed consolidated statements of cash flows as the underlying assets and liabilities being hedged. Refer to Note 3—Fair value measurements for information on the fair value of the Company’s interest rate cap derivative instrument.
Our cash flow hedge position related to the interest rate cap derivative instrument is as follows:
	Balance Sheet Classification	March 27, 2021	December 26, 2020
Derivatives designated as hedging instruments:
Interest rate cap, current portion	Other current liabilities	(181)	(181)
Interest rate cap, non-current portion	Other long-term liabilities	(187)	(346)
Total derivative liabilities designated as hedging instruments		$(368)	$(527)
The table below presents the net unrealized gain (loss) recognized in other comprehensive income (“OCI”) resulting from fair value adjustments of hedging instruments:
	Net Unrealized Gain (Loss) Recognized in OCI
	13 Weeks Ended March 27, 2021	13 Weeks Ended March 28, 2020
Derivatives designated as hedging instruments:
Interest rate cap	$159	$(665)
Total	$159	$(665)

EWC VENTURES, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except unit and per unit amounts)
(Unaudited)
9.
Commitments and contingencies

Exit or Disposal Activities
During fiscal year 2019, the Company relocated its corporate headquarters from Hallandale Beach, Florida to Plano, Texas. As a result of this relocation, the Company vacated a portion of its leased properties in Hallandale Beach and recognized an exit obligation charge and related exit obligation liability on the cease-use date, in accordance with ASC 420, Exit or Disposal Cost Obligations. In fiscal year 2020, the Company vacated the remaining portion of the leased property in Hallandale Beach and recognized an exit obligation charge and related liability on the cease-use date for the remaining portion of the property. A summary of the exit liability and related activity for the periods presented is as follows:
Exit Cost Obligation − Leases
Exit cost obligation at December 26, 2020	$615
Accretion	2
Payments	(88)
Exit cost obligation at March 27, 2021	$529
The charges, recorded as selling, general and administrative expenses on the condensed consolidated statements of operations and comprehensive loss, primarily included the present value of the remaining lease obligation on the cease use dates, net of estimated sublease income.
The current and non-current components of the exit liabilities related to the leased property were included within accounts payable and accrued liabilities and other long-term liabilities on the condensed consolidated balance sheets, respectively, as follows:
	March 27, 2021	December 26, 220
Accounts payable and accrued liabilities	$366	$360
Other long-term liabilities	163	255
Total exit cost obligation	$529	$615
Litigation
The Company is exposed to various asserted and unasserted potential claims encountered in the normal course of business. Although the outcomes of potential legal proceedings are inherently difficult to predict, the Company does not expect the resolution of these occasional legal proceedings to have a material effect on its financial position, results of operations, or cash flow.
10.
Revenue from contracts with customers

Contract liabilities consist of deferred revenue resulting from franchise fees, which are generally recognized on a straight-line basis over the term of the underlying franchise agreement. Also included are service revenues from corporate-owned centers, including customer prepayments in connection with the Wax Pass program. Contract liabilities are classified as deferred revenue on the condensed consolidated balance sheets.
Deferred franchise fees are reduced as fees are recognized in revenue over the term of the franchise license for the respective center. Deferred service revenues are recognized over time as the services are performed. The following table reflects the change in contract liabilities for the periods indicated:

EWC VENTURES, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except unit and per unit amounts)
(Unaudited)
Contract liabilities
Balance at December 26, 2020	$8,879
Revenue recognized that was included in the contract liability at the beginning of the year	(691)
Increase, excluding amounts recognized as revenue during the period	901
Balance at March 27, 2021	$9,089
The weighted average remaining amortization period for deferred revenue is 4.3 years.
The following table illustrates estimated revenues expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) as of March 27, 2021. The Company has elected to exclude short term contracts, sales-based royalties and any other variable consideration recognized on an “as invoiced” basis.
Contract liabilities to be recognized in:	Amount
2021 (from March 28, 2021)	$2,227
2022	1,035
2023	1,004
2024	945
2025	875
Thereafter	3,003
Total	$9,089
The summary set forth below represents the balances in deferred revenue as of March 27, 2021 and December 26, 2020:
	March 27, 2021	December 26, 2020
Franchise fees	$7,882	$7,542
Service revenue	1,207	1,337
Total deferred revenue	9,089	8,879
Long-term portion of deferred revenue	6,601	6,528
Current portion of deferred revenue	$2,488	$2,351

11.
Related party transactions

The Company recognized advances to certain related party members of $689 as of March 27, 2021 and December 26, 2020 related to payments of fees on behalf of the members in connection with the GA Acquisition. These advances are reported in advances to related parties within the condensed consolidated balance sheets. In 2020, the Company agreed that these advances would be settled through reduction of future distributions to members. Additionally, the Company pays fees to certain members for consulting services provided to the Company. Related party consulting fees of $33 and $50 are included in selling, general, and administrative expenses in the condensed consolidated statements of operations and comprehensive income for the 13 weeks ended March 27, 2021 and March 28, 2020, respectively.
12.
Net income per unit

Net income per unit is computed using the “two-class” method by dividing the net income applicable to each respective class by the weighted average number of units outstanding during the period. The Company’s

EWC VENTURES, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except unit and per unit amounts)
(Unaudited)
participating securities consist of incentive units underlying the Class B Unit and the Class D Units. There were no potential common units outstanding during the 13 weeks ended March 27, 2021 and March 28, 2020, respectively. As such, weighted average outstanding units are the same for both basic and diluted net income per unit.
Income per unit for the periods presented is computed as follows:
	13 Weeks Ended March 27, 2021	13 Weeks Ended March 28, 2020
Net income	$1,102	$959
Less: preferred return on Class D Units	(628)	—
Less: net income allocated to participating securities	(9)	(1)
Net income applicable to common unitholders	$465	$958
Net income applicable by class of common units
Class A Founders’ Units	$112	$229
Class A Units	353	729
Net income applicable to common unitholders	$465	$958
Basic and diluted weighted average outstanding units
Class A Founders’ Units	8,309,193	8,309,193
Class A Units	26,323,027	26,401,089
Basic and diluted net loss per unit applicable to unitholders:
Class A Founders’ Units	$0.01	$0.03
Class A Units	$0.01	$0.03

13.
Subsequent events

The Company has evaluated subsequent events through June 21, 2021, which is the date the financial statements were available to be issued.
In May 2021, the Company paid the remaining $3,300 in purchase price holdbacks for area representative rights reacquired during the 13 weeks ended March 27, 2021.

EUROPEAN
WAX
CENTER®

Experts in wax. Champions of confidence.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The following sets forth the expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the Class A common stock registered hereby. Other than the SEC registration fee, the Nasdaq Global Select Market listing fee and the FINRA filing fee, the amounts set forth below are estimates:
SEC registration fee	$22,939
Nasdaq Global Select Market listing fee	195,000
FINRA filing fee	33,413
Printing expenses	350,000
Accounting fees and expenses	1,800,000
Legal fees and expenses	3,400,000
Transfer agent fees and expenses	4,000
Miscellaneous	2,300,000
Total	$8,105,352
Item 14.   Indemnification of Directors and Officers.
Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by applicable law, a director will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. In addition, our amended and restated certificate of incorporation will also provide that we will indemnify each director and officer and may indemnify employees and agents, as determined by our board, to the fullest extent provided by the laws of the State of Delaware.
The foregoing statements are subject to the detailed provisions of section 145 of the Delaware General Corporation Law and our amended and restated certificate of incorporation and amended and restated by-laws.
Section 102 of the Delaware General Corporation Law permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.
Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.
We maintain directors’ and officers’ liability insurance for our officers and directors.
The underwriting agreement for this offering will provide that each underwriter severally agrees to indemnify and hold harmless our Company, each of our directors, each of our officers who signs the registration statement, and each person who controls our Company within the meaning of the Securities Act but only with respect to written information relating to such underwriter furnished to our Company by or on behalf of such underwriter specifically for inclusion in the documents referred to in the foregoing indemnity.
We expect to enter into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.
Under the stockholders agreement, a form of which stockholders agreement was filed as Exhibit 10.6 to the S-1 Registration Statement, we will agree to indemnify the stockholders party thereto and their affiliates from any losses to the extent arising out of, resulting from, or relating to their purchase and/or ownership of our common stock or; common units in EWC Ventures or any litigation to which they are made a party in their capacity as a stockholder or owner of securities (or as a director, officer, partner, member, manager, affiliate or controlling person of a stockholder) of us.
Item 15.   Recent Sales of Unregistered Securities.
Set forth below is information regarding securities sold or granted by us within the past three years that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed for such sales and grants.
In April 2021, in connection with its formation, the Registrant sold 100 shares of common stock to EWC Ventures, LLC for aggregate consideration of $100. The shares of common stock described above were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction did not involve a public offering. No underwriters were involved in the transaction.
In connection with the Reorganization Transactions described under “Prospectus Summary—The Reorganization Transactions”, based on an assumed initial public offering price of $16.50 per share of Class A common stock (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), the Registrant will issue an aggregate of 21,507,264 shares of its Class A common stock to the General Atlantic Post-IPO Stockholders and 36,774,674 shares of its Class B common stock to the EWC Ventures Post-IPO Members, in an amount equal to the number of EWC Ventures Units held by each such EWC Ventures Post-IPO Member. The shares of Class A common stock and Class B common stock described above will be issued in reliance on the exemption contained in Section 4(a)(2) on the basis that the transactions will not involve a public offering. No underwriters will be involved in the transactions.
Item 16.   Exhibits and Financial Statement Schedules.
(a)
Exhibits

See Exhibit Index immediately preceding the signature page hereto, which is incorporated as if fully set forth herein.
(b)
Financial Statement Schedules.

See the Index to the consolidated financial statements on page F-1 for a list of the financial statements included in this registration statement. All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 17.   Undertakings.
(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c) The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
Exhibit Number	Description
1.1	Form of Underwriting Agreement.
2.1	Form of Reorganization Agreement.
2.2#	Form of Merger Agreement.
2.3#	Form of Merger Agreement
3.1#	Form of Amended and Restated Certificate of Incorporation of the Registrant.
3.2#	Form of Amended and Restated By-laws of the Registrant.
5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to legality of the Class A common stock.
10.1#	Credit Agreement, dated as of September 25, 2018, among EW Intermediate Holdco, LLC, EW Holdco, LLC, the Lenders party thereto and SunTrust Bank, as Administrative Agent and Collateral Agent.
10.2#
Incremental Assumption and Amendment No. 1 to Credit Agreement, dated as of April 29, 2019, among EW Intermediate Holdco, LLC, EW Holdco, LLC, the subsidiary loan parties thereto, the Lenders party thereto and SunTrust Bank, as Administrative Agent.

10.3#
Incremental Assumption and Amendment No.2 to Credit Agreement, dated as of January 2, 2020, among EW Intermediate Holdco, LLC, EW Holdco, LLC, the subsidiary loan parties thereto, the Lenders party thereto and Truist Bank, as Administrative Agent.

10.4#
Amendment No. 3 to Credit Agreement, dated as of May 7, 2020, among EW Intermediate Holdco, LLC, EW Holdco, LLC, the subsidiary loan parties thereto, the Lenders party thereto and Truist Bank, as Administrative Agent.

10.5+	Form of Indemnification Agreement.
10.6	Form of Stockholders Agreement.
10.7#	Form of Exchange Agreement.
10.8#	Form of Registration Rights Agreement.
10.9#	Form of Tax Receivable Agreement.
10.10#	Form of Amended and Restated Limited Liability Company Agreement of EWC Ventures, LLC.
10.11+	Form of Purchase Agreement.
10.12+#	Form of Purchase Agreement.
10.13+#	Form of Class B Common Stock Subscription Agreement.
10.14+#	Employment Agreement by and between EWC Ventures, LLC and David Berg, effective as of September 25, 2018.
10.15+#	Employment Agreement by and between EWC Ventures, LLC and Gavin O’Connor, effective as of December 10, 2019.
10.16+#	Employment Agreement by and between EWC Ventures, LLC and Jennifer Vanderveldt, effective as of November 4, 2020.
10.17+#	European Wax Center, Inc. 2021 Omnibus Incentive Plan.
10.18+#	Form of Employee Option Award Agreement for use with the 2021 Omnibus Incentive Plan.
10.19+#	Form of Employee Restricted Stock Unit Award Agreement for use with the 2021 Omnibus Incentive Plan.
21.1#	Subsidiaries of the Registrant.
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm, as to European Wax Center, Inc.
23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm, as to EWC Ventures, LLC.

Exhibit Number	Description
23.3	Consents of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).
24.1#	Powers of Attorney (included on signature page hereto).

#
Previously filed.

+
Indicates management contract or compensatory plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on the 28th day of July, 2021.
EUROPEAN WAX CENTER, INC.
By:
/s/ David P. Berg

Name: David P. Berg
Title:  Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on July 28, 2021 by the following persons in the capacities indicated.
Signature	Title
/s/ David P. Berg David P. Berg	Chief Executive Officer (Principal Executive Officer) and Director
/s/ Jennifer Vanderveldt Jennifer Vanderveldt	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Cindy Thomassee Cindy Thomassee	Controller (Principal Accounting Officer)
* Alexa Bartlett	Director
* Andrew Crawford	Director
* Laurie Ann Goldman	Director
* Shaw Joseph	Director
* Dorvin D. Lively	Director
*By: /s/ Jennifer Vanderveldt Jennifer Vanderveldt Attorney-in-Fact